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As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-188297

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIN MEDIA LLC
(Exact name of registrant as specified in its governing document)

Delaware (State of Incorporation)	4833 (Primary Standard Industrial Classification Code Number)	90-0935925 (I.R.S. Employer Identification No.)

One West Exchange Street, Suite 5A
Providence, Rhode Island 02903
(401) 454-2880
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Denise M. Parent, Esq.
Senior Vice President Chief Legal Officer
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903
(401) 454-2880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Glenn D. West, Esq.
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
(214) 746-7700

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and upon completion of the transactions described in the enclosed proxy statement/prospectus.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (referred to as the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered†(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Class A common shares representing limited liability company interests in LIN Media LLC	64,494,346	$12.05	$777,156,869.30	$106,004.20

†
Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional securities of LIN Media LLC as may be issuable as a result of stock splits, stock dividends or similar transactions.

(1)
Represents the maximum number of class A common shares representing limited liability company interests in LIN Media LLC, a Delaware limited liability company, that may be issuable pursuant to the merger of LIN TV Corp., a Delaware corporation, with and into LIN Media LLC, a Delaware limited liability company, pursuant to the Agreement and Plan of Merger, as described in the proxy statement/prospectus that forms a part of this Registration Statement, or that may be converted into class A common shares or issuable pursuant to outstanding options or other rights prior to the date the merger is expected to be completed, based upon the number of shares of each class of common stock, par value $0.01 per share, of LIN TV Corp. issued at the close of business on April 29, 2013. Pursuant to the merger, each issued share of LIN TV Corp. class A common stock (other than those that elect to exercise their appraisal rights) will be converted into one class A common share representing a limited liability company interest in LIN Media LLC.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the registrant's class A common shares representing limited liability company interests was calculated based upon the market value of shares of LIN TV Corp.'s class A common stock (the securities to be converted in the transaction) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (A) the product of (i) $12.05, the average of the high and low prices per share of LIN TV Corp.'s class A common stock as reported on the New York Stock Exchange on April 29, 2013 and (ii) 64,494,346, the estimated maximum number of shares of LIN TV Corp.'s class A common stock that may be converted.

(3)
Calculated by multiplying the proposed maximum aggregate offering price by 0.00013640. The registration fee has been previously paid.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        The proxy statement/prospectus that forms a part of this Registration Statement consists of (i) a proxy statement relating to the special meeting of stockholders of LIN TV Corp. (referred to as "LIN Corp.") and (ii) a prospectus relating to class A common shares representing limited liability company interests in LIN Media LLC (referred to as "LIN LLC").

        Reference is made to the No-Action Letter issued to LIN Corp. by the Staff of the Office of Chief Counsel of the Division of Corporation Finance (the "Staff") of the Securities and Exchange Commission (available April 30, 2013) and the Staff's concurrence with LIN Corp.'s conclusion that, among other things (i) the merger (as defined herein) constitutes a "succession" for purposes of Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) actions taken by LIN LLC with respect to its assumption of obligations of LIN Corp. under certain stock-based benefit plans do not constitute actions that require disclosure of information under Item 10 of Schedule 14A of Regulation A promulgated under the Exchange Act and (iii) the Form S-8 Registration Statements of LIN Corp. may be deemed to be the Form S-8 Registration Statements of LIN LLC following the merger.

The information in this document is not complete and may be changed. LIN Media LLC may not sell or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 19, 2013

PROXY STATEMENT/PROSPECTUS

[                    ], 2013

MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

Dear LIN TV Corp. Stockholders:

        I am pleased to report that the LIN TV Corp. (referred to as "LIN Corp.") board of directors has approved a restructuring plan to cause LIN Corp., currently a publicly traded Delaware corporation, to merge with and into a recently formed, wholly-owned Delaware limited liability company that will become publicly traded as a result of the transactions described in this proxy statement/prospectus. We refer to this restructuring plan as the merger, and together with certain other transactions described in this proxy statement/prospectus, as the reorganization transactions. The recently formed Delaware limited liability company that will survive the merger and become publicly traded is intended to be a pass-through entity for U.S. federal income tax purposes.

        The merger will be implemented by merging LIN Corp. with and into LIN Media LLC (referred to as "LIN LLC"), a recently formed Delaware limited liability company and direct wholly-owned subsidiary of ours, pursuant to an agreement and plan of merger between LIN Corp. and LIN LLC (referred to as the "merger agreement"). In the merger, holders of shares of each class of common stock of LIN Corp. will receive on a one-for-one basis common shares representing a corresponding series of limited liability company interests in LIN LLC. The number of LIN LLC shares you will own following the merger will be the same as the number of LIN Corp. shares you own immediately prior to the merger, and your relative economic ownership in the company will remain unchanged.

        Following the merger, LIN LLC will hold, through its subsidiaries, the operating assets currently held by LIN Corp., through its subsidiaries, and the governing documents of LIN LLC, including all of the rights and obligations of the directors, officers and holders of equity of LIN LLC, will be substantially similar to those of LIN Corp. prior to the merger. Further, LIN LLC will be managed by a board of directors with the same directors, and have the same officers and management personnel, as that of LIN Corp. prior to the merger.

        We expect that LIN LLC will issue in the merger approximately [        ] class A common shares, [          ] class B common shares and two class C common shares, in each case, representing limited liability company interests in LIN LLC based on the number of outstanding shares of each class of LIN Corp. common stock as of [                    ], 2013. We will apply to have the class A common shares representing limited liability company interests in LIN LLC listed on the New York Stock Exchange (referred to as the "NYSE") under the symbol "LIN" in the same manner that shares of class A common stock of LIN Corp. are currently listed under the symbol "TVL."

        LIN Corp. is holding a special meeting at [        ], at [        ] a.m., local time, on [                    ], 2013 at which you will be asked to vote on, among other things, the adoption of the merger agreement between LIN Corp. and LIN LLC and the approval of the merger.

        The LIN Corp. board of directors has determined that merging into a direct, wholly-owned limited liability company subsidiary and completing the other transactions described in this proxy statement/prospectus are advisable and in the best interests of LIN Corp. and its stockholders. The LIN Corp. board of directors believes that the merger is beneficial because, among other things, conversion to a limited liability company structure will enable it to be classified as a partnership for federal income tax purposes. Such change in classification will be treated as a liquidation of LIN Corp. for federal income tax purposes with the result that LIN Corp. will recognize a gain or loss, as applicable, with respect to the assets it holds at the time of the merger (i.e., its 100% ownership interest in its operating subsidiary LIN Television Corporation ("LIN Television")). The LIN Corp. board of directors believes that converting to a limited liability company structure as described above will, in whole or in part, allow LIN Corp. to significantly reduce its potential tax liability in 2013 by allowing it to offset the tax loss that may be recognized as a result of the merger against tax gains recognized in 2013, including the tax gain that was recognized upon completion of the transactions related to the sale by LIN Corp. of its indirect interest in Station Venture Holdings, LLC, a joint venture co-owned by an affiliate of NBCUniversal, prior to the merger. The transactions related to such sale comprise part of the reorganization transactions described in the section titled "The Merger—Reasons for the Merger" starting on page 47 of this proxy statement/prospectus. LIN Corp. stockholder approval is not required for the reorganization transactions other than the merger and you are only being asked to vote on the adoption of the merger agreement and the merger.

        Under the General Corporation Law of the State of Delaware and LIN Corp.'s certificate of incorporation, the affirmative vote of (i) a majority of the votes entitled to be cast by holders of LIN Corp. class A common stock and LIN Corp. class C common stock entitled to vote at the special meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN Corp. class B common stock voting as a separate class, in each case outstanding as of the record date, must be obtained before the merger can be completed. LIN Corp.'s board of directors recommends that you vote "FOR" the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

        This proxy statement/prospectus is an important document containing answers to frequently asked questions and detailed information about the merger and the special meeting. We urge you to read this document carefully and in its entirety. In particular, see the sections titled "Risk Factors" and "Material U.S. Federal Income Tax Considerations" of this proxy statement/prospectus.

        We look forward to the successful merger of LIN Corp. and LIN LLC.

Sincerely,
Vincent L. Sadusky President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This document is dated [                    ], 2013 and is first being mailed to stockholders of LIN Corp. on or about [                    ], 2013.

One West Exchange Street, Suite 5A
Providence, Rhode Island 02903

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2013

        This is a notice that a special meeting of stockholders of LIN TV Corp. (referred to as "LIN Corp.") will be held on [            ], 2013, beginning at [            ], at [            ], local time, unless postponed or adjourned to a later date. This special meeting will be held for the following purposes:

  (1)
  to consider and vote upon a proposal to adopt the agreement and plan of merger, dated February 12, 2013 (referred to as the "merger agreement"), between LIN Corp. and LIN Media LLC, a recently formed Delaware limited liability company and direct wholly-owned subsidiary of LIN Corp. (referred to as "LIN LLC"), and approve the transactions contemplated by the merger agreement, including the merger; and

  (2)
  to transact any other business that is properly brought before the special meeting or at any adjournments or postponements thereof.

        Only holders of record of LIN Corp. common stock at the close of business on [            ], 2013, the record date for the special meeting, are entitled to receive this notice and to vote at the special meeting or, unless a later record date is fixed thereafter, at any adjournment or postponement of such special meeting.

        The accompanying proxy statement/prospectus describes the merger in more detail. Please refer to the attached document, including the merger agreement and all other annexes, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire attached document carefully before voting. In particular, see the sections titled "Risk Factors" and "Material U.S. Federal Income Tax Considerations" of this proxy statement/prospectus.

        LIN Corp.'s board of directors has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. LIN Corp.'s board of directors recommends that you vote "FOR" the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    The merger cannot be completed without the affirmative vote of (i) a majority of the votes entitled to be cast by holders of LIN Corp. class A common stock and LIN Corp. class C common stock entitled to vote at the special meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN Corp. class B common stock voting as a separate class, in each case, outstanding as of the record date. If you do not vote, the effect will be the same as a vote against the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. You may submit a proxy to vote your shares by sending in an appropriately completed paper proxy card, or you may vote in person by ballot at the special meeting.

        All LIN Corp. stockholders are cordially invited to attend the special meeting.

By Order of our Board of Directors,
Denise M. Parent Secretary
[ ], 2013

        TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD, FOR WHICH A RETURN STAMPED ENVELOPE IS PROVIDED.

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates by reference important business and financial information about LIN Corp. from documents that it has filed with the Securities and Exchange Commission (referred to as the "SEC") but that are not being included in or delivered with this document. This information is available to you without charge upon your written or oral request. You may read and copy documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, and other information about LIN Corp. that is filed with the SEC under the Exchange Act at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can also obtain such documents free of charge through the SEC's web site (www.sec.gov) or by requesting them in writing or by telephone at the following address and telephone number:

          For more information about LIN Corp.:

By Mail:	LIN TV Corp. One West Exchange Street, Suite 5A Providence, Rhode Island 02903 Attention: Investor Relations
By Telephone:	(401) 454-2880
By Internet:	www.linmedia.com

        IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY [            ], 2013 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

        For additional information on documents incorporated by reference in this document, please see "Incorporation By Reference."

ABOUT THIS DOCUMENT

        LIN Corp. has supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to LIN Corp. LIN LLC has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to LIN LLC. LIN Corp. and LIN LLC have both contributed information relating to the reorganization transactions, including the merger.

        This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-188297) filed by LIN LLC with the SEC. It constitutes a prospectus of LIN LLC under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder (referred to as the "Securities Act"), with respect to the LIN LLC class A common shares representing limited liability company interests in LIN LLC to be issued to holders of LIN Corp. class A common stock in the merger. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of special meeting and action to be taken with respect to the LIN Corp. special meeting of stockholders at which LIN Corp. stockholders will consider and vote on the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, including the merger.

        You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this document. This document is dated [            ], 2013. You should not assume that the information contained in this document is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document. Neither the mailing of this document to the stockholders of LIN Corp., nor the taking of any actions contemplated hereby by LIN Corp. or LIN LLC at any time will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

 MARKET AND INDUSTRY DATA

        Market data used in this proxy statement/prospectus was obtained from internal company estimates, government sources and various trade associations which monitor the industries in which we compete. We have not independently verified this market data. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources, and neither we nor any other person makes any representation as to the accuracy of the information. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under "Risk Factors" in this proxy statement/prospectus.

i

ii

iii

QUESTIONS AND ANSWERS

        The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. LIN Corp.'s board of directors is soliciting proxies from its stockholders to vote at the special meeting of LIN Corp.'s stockholders, to be held on [                  ], 2013 at [                  ], local time, at [                  ]. You should read carefully the entire proxy statement/prospectus, including the Annexes, and the additional documents incorporated by reference into this proxy statement/prospectus, to fully understand the matters to be acted upon and the voting procedures for LIN Corp.'s special meeting. For a list of documents incorporated by reference into this document and information on how to obtain them, see the sections titled "Where You Can Find More Information" and "Incorporation By Reference."

Frequently Used Terms

        This document generally avoids the use of technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. This document refers to:

  •
  the Internal Revenue Code of 1986, as amended, as the "Code";

  •
  unless otherwise specifically stated or the context requires otherwise, LIN Corp. and its subsidiaries with respect to the period prior to the merger, and LIN LLC, as LIN Corp.'s successor following the merger, and its subsidiaries with respect to the period after the merger, as "Company," "we," "our" or "us";

  •
  the General Corporation Law of the State of Delaware, as the "DGCL";

  •
  the Delaware Limited Liability Company Act, as the "LLC Act"

  •
  the amended and restated limited liability company agreement of LIN LLC, the form of which is attached to this proxy statement/prospectus as Annex B, as the "LLC agreement";

  •
  LIN TV Corp., a Delaware corporation, as "LIN Corp.";

  •
  class A common stock of LIN Corp., par value $0.01 per share, as "LIN Corp. class A common stock";

  •
  class B common stock of LIN Corp., par value $0.01 per share, as "LIN Corp. class B common stock";

  •
  class C common stock of LIN Corp., par value $0.01 per share, as "LIN Corp. class C common stock";

  •
  LIN Corp. class A common stock, LIN Corp. class B common stock and LIN Corp. class C common stock, collectively as "LIN Corp. common stock";

  •
  LIN Media LLC, a Delaware limited liability company and wholly-owned subsidiary of LIN Corp., as "LIN LLC";

  •
  class A common shares representing limited liability company interests in LIN LLC, as "LIN LLC class A common shares";

  •
  class B common shares representing limited liability company interests in LIN LLC, as "LIN LLC class B common shares";

  •
  class C common shares representing limited liability company interests in LIN LLC, as "LIN LLC class C common shares";

  •
  LIN LLC class A common shares, LIN LLC class B common shares and LIN LLC class C common shares, collectively as "LIN LLC common shares";

  •
  the merger of LIN Corp. with and into LIN LLC with LIN LLC as the surviving entity, as the "merger";

  •
  the Agreement and Plan of Merger, dated as of February 12, 2013, by and between LIN Corp. and LIN LLC, as the "merger agreement";

  •
  LIN Television Corporation, a wholly-owned operating subsidiary of LIN Corp., as "LIN Television";

  •
  LIN Television of Texas, L.P., an indirect wholly-owned subsidiary of LIN Corp., as "LIN Texas";

  •
  the merger and the sale of the Station Venture interests, each as described in this document, collectively as the "reorganization transactions";

  •
  the series of transactions related to LIN Texas's interest in Station Venture that were effected pursuant to that certain Transaction Agreement, dated February 12, 2013, by and among, among others, LIN Corp., LIN Television and LIN Texas, NBC Telemundo License LLC, General Electric Company, General Electric Capital Corporation and Station Venture, as the "Sale Transaction";

  •
  the special meeting of LIN Corp. stockholders called for the purpose of voting on the proposal described in this proxy statement/prospectus, as the "special meeting"; and

  •
  Station Venture Holdings, LLC, a joint venture in which we indirectly owned a 20.38% interest, as "Station Venture."

Q:    Why have I received these materials?

          A:    You are receiving this proxy statement/prospectus as a stockholder of LIN Corp. LIN Corp.'s board of directors has approved and declared advisable the merger agreement (which is attached as Annex A and described in more detail elsewhere in this proxy statement/prospectus) and the transactions contemplated by the merger agreement, including the merger, in which LIN Corp. will be merged with and into LIN LLC with LIN LLC as the surviving entity. See "The Merger Agreement."

          In connection with the completion of the merger, holders of shares of each class of common stock of LIN Corp. will receive on a one-for-one basis common shares representing a corresponding series of LIN LLC common shares. In order to complete the merger, among other things, LIN Corp.'s stockholders must vote on, and approve, the proposal to adopt the merger agreement as described in this proxy statement/prospectus. LIN Corp. will hold a special meeting of its stockholders to seek such approval. If you are a stockholder of LIN Corp., you are being asked to cast a vote on the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

          This proxy statement/prospectus serves as the proxy statement through which LIN Corp. will solicit proxies to obtain the necessary approvals for the merger. It also serves as the prospectus by which LIN LLC will issue LIN LLC common shares as part of the merger consideration. This proxy statement/prospectus contains important information and you should read it carefully and in its entirety.

Q:    What matters are to be voted on at the LIN Corp. special meeting?

          A:    The special meeting is being held for the following purposes:

    •
    Proposal 1:    to consider and vote upon a proposal to adopt the merger agreement (which is attached as Annex A) and to approve the transactions contemplated by the merger agreement, including the merger, on the terms set forth in the merger agreement; and

    •
    Other Matters:    to transact any other business as may properly come before the special meeting or any adjournment or postponement of such special meeting.

Q:    What is the recommendation of LIN Corp.'s board of directors with respect to each proposal?

          A:    The board of directors of LIN Corp. recommends that the stockholders of LIN Corp. vote:

    •
    Proposal 1:    "FOR" adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger; and

    •
    Other Matters:    At this time, LIN Corp. is not aware of any other matters that will be presented for a vote at the special meeting. If any other matters properly come before the special meeting, the proxy holders will have the discretion to vote upon such matters in accordance with their best judgment.

          LIN Corp.'s board of directors has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms set forth in the merger agreement. See the sections title "The Merger—Reasons for the Merger" and "The Merger—Recommendation of LIN Corp.'s Board of Directors Regarding the Merger."

          In considering the recommendation of the LIN Corp. board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, you should be aware that some of LIN Corp.'s directors and executive officers may have interests that are different from, or in addition to, the interests of LIN Corp. stockholders more generally. See "Interests of Certain Persons in the Merger—LIN Corp. Executive Officers and Directors."

Q:    What is the purpose of the merger?

          A:    The merger is solely intended to change LIN Corp.'s form of organization from a corporation into a limited liability company to enable it to be classified as a partnership for federal income tax purposes. Such change in classification will be treated as a liquidation of LIN Corp. for federal income tax purposes with the result that LIN Corp. will recognize a gain or loss, as applicable, with respect to the assets it holds at the time of the merger (i.e., its 100% ownership interest in LIN Television).

          Converting to a limited liability company structure as described above is expected, in whole or in part, to allow LIN Corp. to significantly reduce its tax liability in 2013 by allowing it to offset the tax loss that may be recognized as a result of the merger against tax gains recognized in 2013, including the tax gain that was recognized upon completion of the transactions related to the sale by one of LIN Corp's indirect subsidiaries of its interest in Station Venture prior to the merger. The transactions related to such sale comprise part of the reorganization transactions described in "The Merger—Reasons for the Merger."

          Even if the merger is completed, we may not realize all of its anticipated benefits. For example, changes in tax laws affecting entities classified as a partnership for federal income tax purposes (e.g., LIN Media), possibly on a retroactive basis, could make it more difficult or impossible for us to realize all or any of the anticipated benefits of the merger. In addition, an increase in the trading price of LIN Corp. class A common stock prior to the effective time of the merger may affect its anticipated benefits (e.g., for each added $1.00 per share that the trading price of LIN Corp. class A common stock exceeds approximately $12.35 upon the effective time of the merger, LIN Corp. expects to incur cash income taxes of approximately $20 million).

Q:    Will the merger affect my U.S. federal income taxes?

          A:    As a result of the merger, you would generally recognize taxable gain equal to the excess, if any, of the aggregate fair market value of the common stock of LIN Television that you are deemed to receive in the merger over the aggregate tax basis of your shares of LIN Corp. common stock. Because LIN Corp.'s sole asset is its 100% equity interest in LIN Television, LIN Corp. intends to report the fair market value of the LIN Television stock to you utilizing the trading price of the LIN Corp. class A common stock on the closing date of the merger. A LIN Corp. stockholder whose tax basis in the LIN Corp. common stock that was converted in the merger that exceeds the value of the LIN Television common stock deemed received should consult its tax advisor regarding the ability to recognize a tax loss as a result of the merger.

Q:    What will the tax treatment be for LIN LLC in the limited liability company structure and how will I be affected as a holder of LIN LLC common shares.

          A:    LIN LLC will be subject to different requirements with respect to its tax status in a limited liability company structure than LIN Corp. is currently subject to with respect to its corporate tax status, and you will be treated as owning an interest in a pass-through entity, rather than stock in a corporation, for U.S. federal income tax purposes. As a result, you will generally be required to take into account your share of LIN LLC's items of income, gain, loss, deduction and credit on a current basis, without regard to whether you receive a corresponding cash distribution.

          LIN Corp. has not historically paid any annual dividends to its stockholders and, although LIN LLC does not anticipate that it will start making annual distributions after the merger, all future distributions, if any, will depend on a number of factors, including our financial performance, and must be approved by, and remain subject to the sole discretion of, our board of directors.

          YOU ARE URGED TO READ THE SECTION TITLED "MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS" AND "DIVIDEND AND DISTRIBUTION POLICY" AND TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER AND A CONTINUING INVESTMENT IN LIN LLC COMMON SHARES.

Q:    How will the merger be treated for accounting purposes?

          A:    For accounting purposes, we expect that the merger will be treated as a transaction between entities under common control. The accounting basis used to record the consolidated assets and liabilities of LIN LLC will be the historical carrying value of LIN Corp. as reflected on LIN Corp.'s consolidated financial statements.

Q:    What will I receive in connection with the merger?

          A:    If the merger is completed, holders of shares of each class of LIN Corp. common stock will receive on a one-for-one basis a corresponding series of LIN LLC common shares. You will receive either (i) one LIN LLC class A common share, (ii) one LIN LLC class B common share or (iii) one LIN LLC class C common share, in each case, in exchange for each of your currently outstanding shares of the same class of LIN Corp. common stock. The number of LIN LLC common shares you will own following the merger will be the same as the number of shares of LIN Corp. common stock that you own immediately prior to the consummation of the merger, and your relative economic ownership in the Company will be unchanged.

Q:    When do you expect to complete the merger?

          A:    We expect to complete the merger in the third quarter of 2013. However, LIN Corp. and LIN LLC reserve the right to cancel or defer the merger even if LIN Corp.'s stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived. See "The Merger Agreement."

          Although LIN Corp.'s board of directors has approved the merger, the completion of the merger is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the merger will be completed. In addition, LIN Corp.'s board of directors reserves the right to cancel or defer the merger even if stockholders of LIN Corp. vote to adopt the merger agreement and approve the merger and the other conditions to the completion of the merger are satisfied or waived.

Q:    How will being a LIN LLC shareholder be different from being a LIN Corp. stockholder?

          A:    After the merger, you will own the same number and series of shares of LIN LLC common shares that you owned of LIN Corp. common stock immediately prior to the merger. You will own shares representing limited liability company interests in LIN LLC, which will own our direct and indirect operating subsidiaries in the same manner as LIN Corp. prior the merger. In addition, as a shareholder of LIN LLC, your rights will be governed by the LLC Act and the LLC agreement.

          Upon the merger, the governing documents of LIN LLC, and all of the rights and obligations of the directors and officers of LIN LLC, will be substantially similar to those of LIN Corp. prior to the merger and your rights as a shareholder of LIN LLC will be substantially similar to your rights as a stockholder of LIN Corp., including rights as to voting and dividends, except as described in "Description of LIN LLC Common Shares" and "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares."

          Further, as a result of LIN LLC's limited liability company structure after the merger, you will be treated as owning an interest in a pass-through entity, rather than stock in a corporation, for U.S. federal income tax purposes. As a holder of LIN LLC common shares, you will generally be required to take into account your share of LIN LLC's items of income, gain, loss, deduction and credit on a current basis, without regard to whether you receive a corresponding cash distribution. You are urged to read the sections titled "Material U.S. Federal Income Tax Considerations" and "Dividend and Distribution Policy" and to consult your tax advisor regarding the federal, state and local and foreign tax consequences to you of the merger and a continuing investment in LIN LLC common shares.

Q:    Will the operations, businesses, management or capital of LIN Corp. change as a result of the merger?

          A:    No. After the merger, LIN LLC will be managed by a board of directors with the same directors, and have the same officers and management personnel, as that of LIN Corp. prior to the merger. The merger will result in no change in the operations, business, management, total assets of LIN Corp. LIN LLC will have the same classes and series of authorized capital and the same amount of outstanding equity interests as LIN Corp. and there will be no change in the proportionate ownership interests in LIN LLC after the merger as in LIN Corp. prior to the merger (in each case, other than as a result of any LIN Corp. common stock subject to validly perfected appraisal rights (see "The Merger—Appraisal Rights in connection with the Merger")).

Q:    Are there any other transactions that LIN Corp. is contemplating in connection with the merger?

          A:    Yes. Prior to the merger, certain of LIN Corp.'s direct and indirect wholly-owned subsidiaries sold certain assets related to, including the 20.38% interest in, Station Venture, a joint venture co-owned by an affiliate of NBCUniversal, for $1.00 (which was intended to represent the fair market value of such assets). In addition, LIN Television caused to be transferred to Station Venture $100 million, which amount was used by Station Venture to partially prepay its outstanding credit facility, in exchange for which LIN Corp. was released from its guarantee of the full amount of Station Venture's $815.5 million senior secured note related to its secured credit facility.

          In this document, we refer to the merger and the transactions related to the sale of LIN Texas's interest in Station Venture as the "reorganization transactions"; however, completion of the Sale Transaction did not require the vote of LIN Corp.'s stockholders and, as a result, approval of such transaction will not be voted on at the special meeting. For more information on these transactions see "The Merger—Reasons for the Merger."

Q:    When and where is the special meeting?

          A:    The LIN Corp. special meeting will be held on [                  ], 2013, beginning at [                  ], local time, at [                  ], unless postponed or adjourned to a later date.

Q:    Who can attend the special meeting?

          A:    You are entitled to attend the special meeting only if you are a LIN Corp. stockholder of record or a beneficial owner as of the record date, if you hold a valid proxy for the special meeting or if you are an invited guest of LIN Corp.

          If your shares of LIN Corp. common stock are registered directly in your name with LIN Corp.'s transfer agent, you are a stockholder of record, and stockholders of record who wish to attend the special meeting in person must bring government-issued photo identification to the special meeting.

          If your shares are held in "street name" through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership and government-issued photo identification in order to be admitted to the special meeting.

          If you are a proxy holder for a LIN Corp. stockholder, you will need to bring a validly executed proxy naming you as the proxy holder, proof of record ownership of the LIN Corp. stockholder naming you as proxy holder and government-issued photo identification.

          No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Please read carefully the requirements for attendance set forth in the section of this proxy statement/prospectus titled "The Special Meeting and the Vote Required," since failure to comply may prevent you from attending the special meeting.

Q:    Who can vote at the special meeting?

          A:    All LIN Corp. stockholders who held shares of record at the close of business on [                  ], 2013, the record date set by LIN Corp.'s board of directors for the special meeting, or any adjournment thereof, are entitled to receive notice of and to vote at the special meeting and, unless a later record date is fixed, any adjournment or postponement of the special meeting, provided that such shares remain outstanding on the date of the special meeting.

          Holders of shares of LIN Corp. class A common stock outstanding on the record date are entitled to one vote per share at the special meeting.

          The LIN Corp. class B common stock is generally not entitled to vote per LIN Corp.'s governing documents except with respect to the approval of a range of specified corporate transactions as to which the LIN Corp. class B common stock votes as a separate class, with each share of LIN Corp. class B common stock entitled to one vote. The adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, constitute one of the specified corporate transactions as to which the approval of a majority of the voting power of the LIN Corp. class B common stock voting as a separate class is required. Holders of shares of LIN Corp. class B common stock outstanding on the record date are entitled to one vote per share at the special meeting with respect to Proposal 1 regarding the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger.

          The LIN Corp. class C common stock is entitled to 70% of the voting power on all matters submitted to a vote of holders of LIN Corp. class A common stock and LIN Corp. class C common stock. Each outstanding share of LIN Corp. class C common stock is entitled to a proportionate number of votes determined at the record date relative to the total number of shares of LIN Corp. class A common stock outstanding. As of [                  ], 2013, the record date of the meeting, there were two shares of LIN Corp. class C common stock outstanding. As a result, each share of LIN Corp. class C common stock will be entitled to cast [                  ] votes at the special meeting. The LIN Corp. class A common stock and the LIN Corp. class C common stock generally vote together as a single class on all matters submitted to a vote of LIN Corp.'s stockholders.

          For more information about voting at the special meeting and the vote required to approve the merger, see "The Special Meeting and the Vote Required."

Q:    What vote is required to approve the proposal at the special meeting?

          A:    Proposal 1 (which is a vote for adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger) requires the affirmative vote of (i) a majority of the votes entitled to be cast by holders of LIN Corp. class A common stock and LIN Corp. class C common stock entitled to vote at the special meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN Corp. class B common stock voting as a separate class, in each case, outstanding as of the record date.

          With respect to Proposal 1, votes may be cast for or against or may abstain. For more information about voting at the special meeting and the vote required to approve the merger, see "The Special Meeting and the Vote Required."

Q:    How many shares of LIN Corp. common stock were outstanding on the record date?

          A:    As of [                  ], 2013, the record date for the special meeting, [                ] shares of LIN Corp. class A common stock, [                ] shares of LIN Corp. class B common stock and [                ]shares of LIN Corp. class C common stock were outstanding.

Q:    What constitutes a quorum for the LIN Corp. special meeting?

          A:    A quorum of stockholders is necessary to hold a valid special meeting. The holders of a majority in voting power of the outstanding shares of LIN Corp. class A common stock and LIN Corp. class C common stock, voting together, and the holders of a majority in voting power of the outstanding shares of LIN Corp. class B common stock, voting separately, in each case, entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum for the special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions and broker non-votes, will count towards the quorum.

Q:    How do I vote my LIN Corp. common stock?

          A:    If you are a stockholder of record, you may vote your LIN Corp. common stock by proxy by sending in an appropriately completed paper proxy card, or you may vote your shares in person by ballot at the special meeting. If you plan to attend the special meeting and vote in person, we will provide a ballot as you arrive.

          You can specify how you want your LIN Corp. common stock voted on each proposal by marking the appropriate boxes on the proxy card. LIN Corp. common stock represented by a properly executed proxy in the accompanying form will be voted at the special meeting and, when instructions have been given by you, will be voted in accordance with those instructions. If no instructions are given by you in your proxy, your shares will be voted according to the recommendations of our board of directors. Please review the voting instructions on the proxy card and carefully read this proxy statement/prospectus prior to voting. See the section titled "The Special Meeting and the Vote Required."

Q:    If I am planning on attending the LIN Corp. special meeting in person, should I still submit a proxy?

          A:    Yes. Whether or not you plan to attend the special meeting, you should submit a proxy. You may change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by giving written notice to the Secretary of LIN Corp., by submitting another properly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the special meeting will not, in and of itself, serve to revoke your proxy. If you are a stockholder in "street name," you should consult with the bank, broker or other nominee regarding that entity's procedures for revoking your voting instructions.

Q:    How do I vote if my shares are held in "street name"?

          A:    If you are a beneficial owner holding your shares in "street name," you should direct your broker, bank, trustee or other nominee on how to vote the shares. You should complete a voting instruction card provided to you by your broker, bank, trustee or other nominee or provide your voting instructions via the Internet or by telephone, if Internet or telephone voting is made available by your broker, bank, trustee or other nominee. If you wish to vote in person at the meeting, you must first obtain from the broker, bank, trustee or other nominee that is the holder of record of your shares a proxy issued in your name.

          Your broker, bank, trustee or other nominee does not have discretionary voting authority on Proposal 1, which means that such broker, bank, trustee or other nominee will not be able to vote your LIN Corp. common stock on Proposal 1 without instructions from you. See the section titled "The Special Meeting and the Vote Required."

Q:    Can I revoke my proxy after submitting it?

          A:    Yes. A LIN Corp. stockholder may revoke his or her proxy at any time before its exercise by sending written notice of revocation to the Secretary of LIN Corp., by signing and delivering a proxy with a later date or, if the stockholder attends the special meeting in person, either giving notice of revocation to the inspector of election at the special meeting or by voting at the special meeting.

Q:    Are there risks associated with the merger that I should consider in deciding how to vote?

          A:    Yes. There are a number of risks associated with all business combinations, including the merger. These risks and other risks particular to the proposed transactions are discussed in more detail in the section titled "Risk Factors." You are encouraged to read this entire section and the section titled "Material U.S. Federal Income Tax Considerations" with particular care and also to refer to the SEC filings of LIN Corp. incorporated by reference into this document. See the section titled "Incorporation By Reference."

Q:    Should I send in my LIN Corp. stock certificates now?

          A:    No. After the merger is completed, each outstanding certificate (or evidence of shares in book-entry form) representing shares of LIN Corp. common stock will be deemed for all purposes to represent the same number of such series of LIN LLC common shares into which such shares will be converted and exchanged in the merger pursuant to the merger agreement. Holders of such outstanding certificates will not be asked to surrender them for cancellation in connection with the merger. New LIN LLC share certificates will be issued if (and only if) certificates representing LIN Corp. common stock are presented for exchange or transfer after the merger. PLEASE DO NOT SEND ANY SHARE CERTIFICATES. See "The Merger Agreement—Treatment of LIN Corp. Common Stock in the Merger."

Q:    Do I have appraisal rights in connection with the merger?

          A:    Yes. As a holder of LIN Corp. common stock, if you do not vote in favor of the adoption of the merger agreement, you are entitled to exercise appraisal rights under Delaware law in connection with the merger by taking certain actions and meeting certain conditions.

          See "The Merger—Appraisal Rights in connection with the Merger." In addition, a copy of Section 262 of the DGCL is attached to this document as Annex A.

Q:    Whom should I call with questions?

          A:    If you have any questions about the special meeting or the merger, would like additional copies of the proxy statement/prospectus, or need assistance with voting your shares, please contact us at One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, Attention: Denise M. Parent, Secretary; Telephone: (401) 454-2880.

SUMMARY

        This summary highlights selected information described in more detail elsewhere in this document and the documents incorporated herein by reference, and may not contain all of the information that is important to you. To understand the transactions and the matters being voted on by LIN Corp. stockholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire document, including the Annexes, and the documents to which LIN Corp. and LIN LLC refer you. Please see "Where You Can Find More Information" and "Incorporation By Reference."

        The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the merger, all the other transactions contemplated to be completed in connection with the merger and the other reorganization transactions, will occur.

The Parties

LIN TV Corp.
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903

        LIN Corp. is a publicly traded Delaware corporation, whose class A common stock trades on the NYSE under the ticker "TVL." LIN Corp. is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, along with a diverse portfolio of web sites, apps and mobile products. Our television stations deliver local news and community stories, along with sports and entertainment programming, to 10.5% of U.S. television homes. All of our television stations are affiliated with a national broadcast network and are primarily located in the top 75 Designated Market Areas as measured by Nielsen Media Research.

        We provide free, over-the-air broadcasts of our programming 24 hours per day to the communities we are licensed to serve. We also provide free daily local news coverage, making public service announcements and broadcasting children's programming. Additionally, we invest in companies that focus on emerging media and interactive technologies to expand our local multi-platform and digital product offerings.

        More information about LIN Corp. is also available on its web site, www.linmedia.com. See also "References to Additional Information" and "Where You Can Find More Information." You should read carefully the business and financial information contained in this document.

LIN Media LLC
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903

        LIN LLC, a Delaware limited liability company, is a direct wholly-owned subsidiary of LIN Corp. that was formed on February 11, 2013 solely in contemplation of the merger, has not commenced any operations, has only nominal assets solely related to its entry into the merger agreement and has no liabilities or contingent liabilities, nor any outstanding commitments, other than as set forth in the merger agreement. LIN LLC has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the merger agreement or incident to its formation.

The Merger

        Our board of directors has approved and recommends that you vote to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, which will cause LIN Corp. to be merged with and into LIN LLC, which will be the surviving entity in the merger. The terms of the merger are set forth in the merger agreement attached as Annex A to this proxy statement/prospectus. LIN LLC is intended to be a pass-through entity for U.S. federal income tax purposes and the LIN LLC class A common shares are intended to become publicly traded on the NYSE under the symbol "LIN" as a result of the transactions described in this proxy statement/prospectus.

        Although LIN Corp.'s board of directors has approved the merger, the completion of the merger is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the merger will be completed. In addition, LIN Corp.'s board of directors reserves the right to cancel or defer the merger even if stockholders of LIN Corp. vote to adopt the merger agreement and approve the merger and the other conditions to the completion of the merger are satisfied or waived.

        In this proxy statement/prospectus, we collectively refer to the merger and the sale of our interest in Station Venture (and related transactions) as the reorganization transactions.

        In order to help you better understand the merger and the other reorganization transactions and how it will affect LIN Corp. and its subsidiaries, the charts below illustrate, in simplified form, the effect of the transactions described in this proxy statement/prospectus:

Reasons for the merger (Page 47)

        On February 12, 2013, we announced that LIN Corp., LIN Television and LIN Texas entered into, and simultaneously completed, a series of transactions related to LIN Texas's interest in Station Venture that, among other transactions, effected (i) the sale by LIN Texas of its 20.38% interest in Station Venture, (ii) the transfer by LIN Television of its right to prior unsecured shortfall fundings made by LIN Television to Station Venture and (iii) the release of LIN Corp. from its guarantee of the full amount of the $815.5 million Station Venture credit facility. As a result of such transactions, neither LIN Corp. nor any of its direct or indirect subsidiaries have any further investment in, or obligations (funding or otherwise) related to, Station Venture; however, the completion of such transactions resulted in the recognition by LIN Corp. of a deferred tax gain of approximately $715.5 million, of which approximately $142 million was recognized as ordinary income (which we will offset through the utilization of existing net operating losses) and the balance of approximately $573 million was recognized as capital gain, and the acceleration of the corresponding deferred tax liability.

        The LIN Corp. board of directors believes that the merger is beneficial because, among other things, conversion to a limited liability company structure will allow LIN Corp. to realize a tax loss in its equity in LIN Television, in order to, in whole or in part, offset the tax capital gain that was recognized as a result of LIN Corp.'s sale of its interest in Station Venture prior to the merger, thereby resulting in a potential tax savings to LIN Corp. of up to $212 million in 2013 (assuming an effective capital gain tax rate of 37%). Additionally, effecting the reorganization transactions improved our credit worthiness and financial flexibility by allowing us to terminate certain funding obligations related to Station Venture and terminate our guarantee of Station Venture's credit facility. The sale by LIN Corp. of its interest in Station Venture, as well as certain other restructuring transactions, are part of the reorganization transactions described in "The Merger—Reasons for the Merger."

        Even if the merger is completed, we may not realize all of its anticipated benefits. For example, changes in tax laws affecting entities classified as a partnership for federal income tax purposes (e.g., LIN Media), possibly on a retroactive basis, could make it more difficult or impossible for us to realize all or any of the anticipated benefits of the merger. In addition, an increase in the trading price of LIN Corp. class A common stock prior to the effective time of the merger may affect its anticipated benefits (e.g., for each added $1.00 per share that the trading price of LIN Corp. class A common stock exceeds approximately $12.35 upon the effective time of the merger, LIN Corp. expects to incur cash income taxes related to the merger of approximately $20 million).

Recommendation of LIN Corp.'s Board of Directors Regarding the Merger (See page 58)

        In reaching its determination to proceed with the merger and recommend the adoption of the merger agreement by our stockholders, our board of directors consulted with management, as well as financial advisors and legal counsel, and considered various material factors, including, among others, a variety of negative or potentially negative factors. In analyzing the substantive effects of the merger, our board of directors took into account the anticipated tax advantages offered by the merger described above as well as the legal, financial and other issues involved in a conversion of LIN Corp. from a corporation into a limited liability company.

        After completing its process of review of the expected benefits and potential risks, our board of directors determined, with each of the members of the board of directors voting in favor (other than Mr. John Muse who abstained from voting), (i) that the passage of the proposal contained in this proxy statement/prospectus to adopt the merger agreement and approve the merger, is in the best interests of LIN Corp. and its stockholders and (ii) to recommend that LIN Corp. stockholders vote in favor of the adoption of the merger agreement and the proposal contained in this proxy statement/prospectus.

Appraisal Rights in Connection with the Merger (See page 63)

        Under the DGCL, LIN Corp. stockholders who do not vote in favor of the adoption of the merger agreement have the right to seek appraisal in connection with the merger. Failure to strictly comply with the procedures and requirements of Section 262 of the DGCL may result in termination or waiver of such stockholder's appraisal rights. Due to the complexity of Delaware law relating to appraisal rights, if any LIN Corp. stockholder is considering exercising his or her appraisal rights, such stockholder is encouraged to seek the advice of his or her own legal counsel. A summary of the procedures and requirements under Delaware law to exercise appraisal rights is included in the section titled "The Merger—Appraisal Rights in Connection With the Merger" and the text of Section 262 of the DGCL is included as Annex C.

 Treatment of LIN Corp. Common Stock in the Merger (See page 62)

        As a result of the merger, all outstanding shares of LIN Corp. common stock will be converted on a one-for-one basis into LIN LLC common shares of a corresponding series having substantially similar rights and privileges (other than those incidental to owning shares representing limited liability company interests compared to corporate stock). For a description of the terms of the LIN LLC common shares, please see "Description of LIN LLC Common Shares" and "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares."

Treatment of LIN Corp. Incentive Compensation Plans in the Merger (See page 63)

        At the time of the merger, LIN LLC will assume each of the following LIN Corp. equity incentive compensation plans (collectively, the "LIN Incentive Plans"): (i) the Amended and Restated 2002 Stock Plan, (ii) the Third Amended and Restated 2002 Non-Employee Director Stock Plan and (iii) the 1998 Stock Option Plan. LIN Corp.'s Amended and Restated 2010 Employee Stock Purchase Plan will be terminated immediately prior to the merger solely because U.S. tax rules for employee stock purchase plans under the Code indicate that an entity taxed as a partnership such as LIN LLC cannot sponsor such a plan. LIN LLC will also assume all options to purchase LIN Corp. common stock and all restricted stock covering shares of LIN Corp. common stock that are outstanding under the LIN Incentive Plans at the time of the merger. Upon the merger, the LIN Corp. common stock that may be issuable under each LIN Incentive Plan will automatically be converted on a one-for-one basis into a corresponding series of LIN LLC common shares, and the terms and conditions that are in effect immediately prior to the merger under each outstanding equity award assumed by LIN LLC will continue in full force and effect after the merger, except that the shares issuable under each such award will be LIN LLC common shares. Your adoption of the merger agreement and approval of the merger will be deemed to be the approval of LIN LLC's adoption of the LIN Incentive Plans and assumption of all rights and liabilities thereunder.

Interests of Certain Persons in the Merger—LIN Corp. Executive Officers and Directors (See page 60)

        When considering the recommendation of the board of directors of LIN Corp. with respect to the merger, you should be aware that certain LIN Corp. executive officers and directors may have interests in the merger that are different from, or in addition to, those of LIN Corp.'s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The board of directors of LIN Corp. was aware of these interests during its deliberations on the merits of the merger and the other reorganization transactions and in deciding to recommend that you vote for the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement at the special meeting. Specifically, you should be aware that:

  •
  Incentive Plans.  LIN LLC will assume all obligations under each of LIN Corp.'s current equity incentive compensation plans, other than its Amended and Restated 2010 Employee Stock Purchase Plan (which will be terminated immediately prior to the merger solely because U.S. tax rules for employee stock purchase plans under the Code indicate that an entity taxed as a partnership such as LIN LLC cannot sponsor such a plan). All rights of participants in such equity incentive compensation plans (which include all executive officers and directors of LIN Corp.) to acquire shares of LIN Corp. common stock under such plans will be converted into rights to acquire LIN LLC common shares in accordance with the terms of the respective equity incentive compensation plan.

  •
  Indemnification of Executive Officers and Directors.  The merger agreement provides for indemnification in favor of the current and former directors and officers of LIN Corp. and its subsidiaries with respect to matters existing or occurring at or prior to the effective time of the merger.

  •
  Ownership by Certain Directors and Officers.  Certain of our directors and executive officers have significant voting power and economic interests represented by their ownership of LIN Corp. common stock that may result in interests in the merger that are different from, or in addition to, those of other LIN Corp.'s stockholders.

        For a more detailed discussion of these interests, see "The Merger—Interests of Certain Persons in the Transactions—LIN Corp. Officers and Directors."

Material U.S. Federal Income Tax Consequences of the Merger (See page 85)

        The merger will be treated for U.S. federal income tax purposes as (1) a complete liquidation of LIN Corp., whereby LIN Corp. stockholders receive their pro rata share of LIN Corp.'s sole asset, its 100% equity interest in LIN Television, followed by (2) a contribution by the stockholders of such equity interests in LIN Television to LIN LLC in exchange for LIN LLC common shares.

        As a result of the merger, LIN Corp. would be treated for federal income tax purposes as having liquidated and distributed all of its property to its stockholders. LIN Corp. would generally recognize gain or loss equal to the difference between the fair market value of the LIN Television stock and the tax basis of that stock. Because LIN Corp.'s sole asset at the time of effectiveness of the merger will be its 100% equity interest in LIN Television, LIN Corp. intends to compute its gain or loss based on the trading price of the LIN Corp. class A common stock on the date of the merger. As LIN Corp.'s market capitalization is currently significantly less than LIN Corp.'s projected tax basis in the stock of LIN Television of approximately $1.1 billion, which equates to a LIN Corp. share price of greater than approximately $20.00, LIN Corp. expects that its tax basis in its shares of LIN Television will exceed the fair market value of such shares at the time of the merger and, accordingly, LIN Corp. expects to recognize a tax loss.

        A LIN Corp. stockholder would generally recognize taxable gain equal to the excess, if any, of the aggregate fair market value of the LIN Television stock that such stockholder is deemed to receive in the merger over the aggregate tax basis of such stockholder's shares of LIN Corp. common stock. LIN Corp. intends to utilize the trading price of the LIN Corp. class A common stock on the closing date of the merger as the fair market value of the LIN Television stock. A LIN Corp. stockholder whose tax basis in the LIN Corp. common stock exceeds the fair market value of the LIN Television stock deemed received should consult his or her tax advisor regarding the ability to recognize currently a tax loss in the merger. The deemed contribution of the stock of LIN Television to LIN LLC in exchange for LIN LLC common shares would not be a taxable event to LIN Corp. stockholders.

        The merger would not be a taxable event for LIN LLC. Provided that LIN LLC is treated as a partnership for federal income tax purposes, it will not pay federal income tax on its income going forward as described below. Instead, LIN LLC's items of income, gain, loss, deduction or credit will be allocated among the holders of LIN LLC common shares for inclusion in their separate income tax returns as described below. We urge you to read this document carefully and in its entirety in order to understand how the merger will affect your tax treatment. In particular, see the section titled "Material U.S. Federal Income Tax Considerations."

Accounting Treatment of the Merger (See page 60)

        For accounting purposes, we expect that the merger will be treated as a transaction between entities under common control. The accounting basis used to record the consolidated assets and liabilities of LIN LLC will be the historical carrying value of LIN Corp. as reflected on LIN Corp.'s consolidated financial statements.

 The Special Meeting and the Required Vote (See page 42)

        The LIN Corp. special meeting will be held on [                    ], 2013, beginning at [            ], local time, at the [                ] unless postponed or adjourned to a later date. All LIN Corp. stockholders who held shares of record at the close of business on [                    ], 2013, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting and, unless a later record date is fixed therefor, any adjournment or postponement of the special meeting, provided that such shares remain outstanding on the date of the special meeting.

        As of the record date, there were [                ] shares of LIN Corp. class A common stock, [                ] shares of LIN Corp. class B common stock and two shares of LIN Corp. class C common stock outstanding. The affirmative vote of at least (i) a majority of the votes entitled to be cast by holders of LIN Corp. class A common stock and LIN Corp. class C common stock entitled to vote at the meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN Corp. class B common stock voting as a separate class, in each case, outstanding as of the record date is required to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, including the merger.

        As of the record date, LIN Corp. directors and executive officers and their affiliates, as a group, owned and were entitled to vote (i) [                ] shares of LIN Corp. class A common stock, (ii) [            ] shares of LIN Corp. class B common stock and (iii) [                ]shares of LIN Corp. class C common stock or approximately [          ]% of the outstanding LIN Corp. class A common stock, [          ]% of LIN Corp. class B common stock and [          ]% of LIN Corp. class C common stock. These directors and executive officers have informed LIN Corp. that they intend to vote their shares in favor of Proposal 1, but none of LIN Corp.'s directors and executive officers has entered into any agreement obligating such director or executive officer to do so.

        For important information on the LIN Corp. special meeting, see "The Special Meeting and the Vote Required."

The Merger Agreement (See page 68)

        LIN Corp. stockholders who vote in favor of Proposal 1 are voting in favor of, among other things, adoption of the merger agreement and approval of the merger. LIN Corp. and LIN LLC encourage you to read the entire merger agreement carefully because it is the principal document governing the transaction. For additional details on the merger and the merger agreement, see "The Merger Agreement" and refer to the full text of the merger agreement, a copy of which is attached as Annex A.

        Pursuant to the terms of the merger agreement and in accordance with Delaware law, LIN Corp. will be merged with and into LIN LLC, whereupon the separate corporate existence of LIN Corp. will cease and LIN LLC will be the surviving entity of the merger. Upon the effectiveness of the merger, holders of shares of each class of common stock of LIN Corp. will receive on a one-for-one basis a corresponding series of LIN LLC common shares. Each holder of LIN Corp. common stock will be automatically admitted to LIN LLC as a member of LIN LLC upon their receipt of LIN LLC common shares. Further, at the effective time of the merger, LIN LLC will assume each of the LIN Incentive Plans and all options to purchase LIN Corp. class A common stock and all restricted stock covering shares of LIN Corp. class A common stock that are outstanding under the LIN Incentive Plans.

Other Effects of the Merger (See page 69)

        Following completion of the merger, your rights as a holder of LIN LLC common shares will be governed by the LLC agreement (which will be effective immediately prior to the effectiveness of the merger). The certificate of formation of LIN LLC, as in effect immediately prior to the effectiveness of the merger, will be the certificate of formation after the effectiveness of the merger.

        After the merger, LIN LLC will be managed by a board of directors with the same directors, and have the same officers and management personnel, as that of LIN Corp. prior to the merger. Further, the board of directors will form the same board committees with identical members and substantially similar governing charters as those of LIN Corp. prior to the merger.

        Pursuant to the merger agreement, each certificate (or evidence of shares in book-entry form) representing shares of LIN Corp. common stock will be deemed for all purposes to represent the same number of LIN LLC common shares of a corresponding series into which such shares will be converted and exchanged in the merger, without any action on the part of shareholders.

Conditions to Completion of the Merger (See page 70)

        The completion of the merger depends on the satisfaction or waiver of the following conditions:

  •
  adoption of the merger agreement by the requisite vote of the stockholders of LIN Corp. at the special meeting;

  •
  approval for listing on the NYSE of LIN LLC class A common shares, subject to official notice of issuance;

  •
  the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal; and

  •
  receipt of all required governmental approvals and third party consents to the merger and other transactions (including approval from the Federal Communications Commission (referred to as the "FCC") see "—Regulatory Filings in connection with the Merger").

Termination of Merger Agreement (See page 70)

        We may terminate the merger agreement at any time prior to consummation of the merger, even after approval of the merger proposal by our stockholders and the other conditions to the completion of the merger are satisfied or waived, if our board of directors determines that, for any reason, the completion of the merger would be inadvisable or not in the best interests of LIN Corp. or its stockholders.

Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares (See page 77)

        Although, as a result of the merger, the holders of LIN Corp. common stock will (i) own LIN LLC common shares and be subject to the governing documents of LIN LLC and (ii) be governed by the LLC Act, LIN LLC's organizational documents and the rights of holders of LIN LLC common shares will be substantially similar in all material respects to LIN Corp.'s organizational documents and LIN Corp. stockholders' rights prior to the merger, other than the differences noted in "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares," including, among others, the differences incident to holding limited liability company interests instead of corporate stock.

 Regulatory Filings in connection with the Merger (See page 67)

        Under the Communications Act of 1934, as amended (referred to as the "Communications Act"), the merger may not be completed before the FCC has approved the transfer of control of LIN Television and its direct and indirect subsidiaries that hold FCC licenses from LIN Corp. to LIN LLC. Because the merger is not deemed to constitute a material change of control of LIN Television and its subsidiaries under the Communications Act and FCC rules, FCC approval is sought through the filing of pro-forma, or "short form," applications with the FCC. Although the applications are not subject to formal public comment under the Communications Act, they are subject to informal objections from third parties. We cannot predict the timing or outcome of the FCC approval process.

Recent Developments

        On April 3, 2013, LIN Television commenced, pursuant to an effective registration statement on Form S-4 filed with the SEC, an offer to exchange all of its outstanding unregistered 6 3/8% Senior Notes due 2021 for similar 6 3/8% Senior Notes due 2021 registered under the Securities Act on the terms and subject to the conditions described therein.

Markets and Historical Market Prices for LIN Corp. Class A Common Stock

        The LIN LLC common shares, LIN Corp. class B common stock and LIN Corp. class C common stock are not currently traded or listed on any stock exchange or market. LIN Corp. Class A common stock is traded under the symbol "TVL" on the NYSE, and we expect LIN LLC Class A common shares to trade on the NYSE under the symbol "LIN" following the merger. On February 11, 2013, the last trading day before the announcement of the merger, the closing price per LIN Corp. class A common stock was $12.17. On [                    ], 2013, the most recent trading day for which prices were available, the closing price per LIN Corp. class A common stock was $[                ].

        The following table presents the reported high and low sale prices of LIN Corp. class A common stock on the NYSE for the periods presented and as reported in the New York Stock Exchange Composite Transaction report. You should obtain a current stock price quotation for LIN Corp. class A common stock.

  Period from January 1, 2013 to [                    ]

	Sales Price
	High		Low
From April 1, 2013 to [ ]	$		$
Quarter Ended March 31, 2013		$13.40		$7.69

  Year Ended December 31, 2012

	Sales Price
Quarter Ended	High	Low
December 31, 2012	$7.80	$4.35
September 30, 2012	$4.54	$2.94
June 30, 2012	$4.15	$2.64
March 31, 2012	$5.00	$3.88

  Year Ended December 31, 2011

	Sales Price
Quarter Ended	High	Low
December 31, 2011	$4.23	$1.90
September 30, 2011	$4.92	$2.18
June 30, 2011	$6.50	$4.22
March 31, 2011	$6.19	$4.37

        It is expected that, upon completion of the merger, the LIN LLC class A common shares will be listed and traded on the NYSE under the symbol "LIN." The historical trading prices of LIN Corp. class A common stock are not necessarily indicative of the future trading prices of LIN LLC class A common shares because, among other things, the current stock price of LIN Corp. class A common stock does not necessarily take into account the changes in LIN Corp.'s form of organization to a limited liability company structure as a result of the merger or the other reorganization transactions described in this proxy statement/prospectus.

RISK FACTORS

        In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the merger and our company in determining whether or not to vote for approval of the merger. You should carefully consider the additional risks described in LIN Corp.'s annual, quarterly and current reports, including those identified in LIN Corp.'s annual report on Form 10-K for the year ended December 31, 2012. See the section titled "Where You Can Find Additional Information" and "Incorporation by Reference." This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on these forward-looking statements under the section titled "Cautionary Statement Regarding Forward-Looking Statements."

        If any of the risks described below were to occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to occur, the price of our shares could decline, and you could lose all or part of your investment.

 Risks Related to the Merger

The merger may not be completed, which would significantly increase LIN Corp.'s federal and state income tax liabilities in 2013 and may harm the market price of the LIN Corp. class A common stock.

        Although LIN Corp.'s board of directors has approved the merger and the merger agreement, which effects the merger, the completion of the merger is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the merger will be completed. In addition, we reserve the right to cancel or defer the merger even if stockholders of LIN Corp. vote to adopt the merger agreement and approve the merger and the other conditions to the completion of the merger are satisfied or waived. You will not have any right to vote or have any input on our board of directors' decision to delay or cancel the merger.

        While we currently expect the merger to take place as soon as practicable after adoption of the merger agreement at the special meeting, LIN Corp.'s board of directors may defer the merger for a significant time after the meeting or may abandon the merger because of, among other reasons, an increase in the estimated cost of the merger, including U.S. tax costs or other costs, changes in existing or proposed tax legislation, an increase in the trading price of LIN Corp. class A common stock above approximately $20.00 per share (at which point LIN Corp. will no longer recognize a capital loss as a result of the merger) (see "We may not realize the anticipated benefits of the merger because. . ." below in this section) or a determination by LIN Corp.'s board of directors that the merger would not be in the best interests of LIN Corp.'s stockholders.

        While LIN Corp. will continue its operations if the merger is not completed for any reason, our operations may be harmed in a number of ways, including the following:

  •
  At the time of LIN Texas's acquisition of its 20.38% interest in Station Venture in 1998, LIN Corp. recorded a deferred tax liability on capital gains related to its equity interests in Station Venture that became a current tax payable upon the sale of such interests. Because the merger is expected to have the effect of allowing LIN Corp. to use the capital loss in its equity in LIN Television to, in whole or in part, offset such capital gains (and the related deferred tax liability), if the merger is not completed promptly, it would cause a short-term deferred tax liability of approximately $163 million to become payable beginning in 2013. If necessary, LIN Corp. would seek to fund any such current federal and state tax liabilities and any interest and penalties for late payment of taxes, through cash generated from operations, amounts available under LIN Television's revolving credit facility, and additional borrowings. However, there can be no assurance that additional borrowings will be available on acceptable terms or at all. Should additional borrowings be unavailable, LIN Corp. would defer payment of this tax liability into 2014 and incur late payment interest and penalties, and LIN Corp. believes that there are cost and capital expenditure reduction initiatives it could take in 2013 and 2014 that, based on LIN Corp.'s current forecast of operating results, would allow it to generate sufficient cash flows to fund its operations, the tax liabilities associated with the Sale Transaction, and related interest and penalties, and to maintain compliance with the financial covenants under its debt obligations into 2014. Such cost reduction initiatives may include, among others things, the suspension of hiring new employees, the suspension of wage increases, reductions or eliminations of bonus payments to management, reductions in overtime, reductions in, or the suspension of, employer contributions to employee retirement plans or reductions in promotional and advertising spending. Capital expenditure reduction initiatives may include, among others things, delaying the replacement of, or upgrades to, broadcast or other equipment or vehicles or delaying the construction, or completion, of new studio facilities or office space. However, there can be no assurance that LIN Corp. will be successful in reducing its expenditures and generating sufficient cash from operations to fund the obligation in 2014.

  •
  If the market price of the LIN Corp. class A common stock as of the date of this proxy statement/prospectus reflects an assumption that the merger will be completed, the market price of the LIN Corp. class A common stock may decline to the pre-merger announcement market price (i.e., $12.17 as of the close of the NYSE the day before the merger was announced) or more if the merger is not completed for any reason.

  •
  An adverse reaction from investors and potential investors to, among other things, the merger may reduce future debt or equity financing opportunities for LIN Corp. and its subsidiaries.

  •
  LIN Corp.'s costs related to the merger, including legal and accounting fees, must be paid even if the merger is not completed.

We may not realize the anticipated benefits of the merger because of, among other reasons, changes in tax laws or an increase in the trading price of LIN Corp. class A common stock prior to the effective time of the merger.

        We have presented in this proxy statement/prospectus the anticipated benefits of the merger. See "The Merger—Reasons for the Merger." Many factors could affect the outcome of the merger, and some or all of the anticipated benefits of the merger may not occur. The consequence of LIN Corp.'s conversion of its form of organization from a corporation into a limited liability company structure in connection with the merger will have the effect of classifying it as a partnership for federal income tax purposes. Such partnership classification will be treated as a liquidation of LIN Corp. for federal income tax purposes with the result that LIN Corp. will recognize gain or loss, as applicable, in its 100% equity interest in LIN Television (its sole asset at the time of the merger).

        Each LIN Corp. stockholder should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present U.S. federal income tax treatment of an investment in LIN LLC common shares may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis and changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible for us to realize all or any of the anticipated benefits of the merger.

        Further, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holders' beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, it is possible that our assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS may assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, loss, deductions or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects stockholders.

        In addition, the amount of tax loss that LIN Corp. will be able to recognize as a result of the merger is dependent on the value of its assets at the time of the merger (i.e., its 100% equity interest in LIN Television), which value directly correlates to the trading price of shares of LIN Corp. class A common stock. As the trading price of LIN Corp. class A common stock increases, the amount of tax loss that LIN Corp. will be able to recognize in its ownership of the equity in LIN Television upon consummation of the merger decreases and, if such trading price increases above a certain amount, LIN Corp. would not have sufficient losses available from the merger to offset the entire capital gain recognized in the Sale Transaction. In that event, LIN Corp. would be required to use cash on hand, additional borrowings and/or some (or all) of the $273 million net operating losses existing as of December 31, 2012 to offset all or a substantial portion of any such remaining capital gain.

        For example, if the trading price of LIN Corp. class A common stock is at or below approximately $10.80 per share at the time of the merger, then, upon completion of the merger, LIN Corp. expects to recognize a sufficient amount of capital loss to offset all of the capital gain recognized in the Sale Transaction. LIN Corp. estimates that, at a trading price for LIN Corp. class A common stock equal to approximately $12.35 per share, the capital loss recognized in the merger plus all of LIN Corp.'s existing net operating losses would offset all of the capital gain recognized in the Sale Transaction. At trading prices for LIN Corp. class A common stock above approximately $12.35 per share, LIN Corp. estimates that the capital gain recognized in the Sale Transaction would exceed the capital loss resulting from the merger plus all of LIN Corp.'s existing net operating losses. Therefore, at trading prices for LIN Corp. class A stock above approximately $12.35, LIN Corp. estimates that cash on hand and perhaps additional borrowings would be needed to pay a portion of the tax liability recognized in the Sale Transaction. The approximate per share prices described above and elsewhere in this proxy statement/prospectus are based on the number of outstanding shares of LIN Corp. class A common stock as of June 4, 2013 and have been updated since the Company's Current Report on Form 8-K filed with the SEC on February 13, 2013 (which is not incorporated by reference in this proxy statement/prospectus).

        In addition, it is possible that, if the trading price of LIN Corp. class A common stock significantly increases to a price greater than approximately $20.00 per share, LIN Corp. would not be able to recognize a capital loss as a result of the merger to use to offset against the capital gain recognized in the Sale Transaction. Furthermore, at the time of the merger, if LIN Corp. class A common stock was trading at a price greater than approximately $20.00 per share, it is probable that LIN Corp.'s board of directors would not consummate the merger because LIN Corp. would not be able to recognize a capital loss and, as a result, LIN Corp. would be required to pay any resulting tax liabilities from the Sale Transaction with cash on hand and available borrowings (which may be insufficient). See Risk Factor entitled "We may not realize the anticipated benefits of the merger because of, among other reasons, changes in tax laws or an increase in the trading price of LIN Corp. class A common stock prior to the effective time of the merger."

The current market price of LIN Corp. class A common stock may not be indicative of the market price of LIN LLC class A common shares following the merger.

        The current price for the LIN Corp. class A common stock may not be indicative of how the market will value the LIN LLC class A common shares following the merger because of the change in our legal structure. The LIN Corp. class A common stock current stock price does not necessarily take into account the effects or changes that will result from the completion of the merger, and the share price of the LIN LLC class A common shares after the merger could be lower than the current stock price of the LIN Corp. class A common stock.

Our board of directors may choose to defer or abandon the merger at any time.

        Completion of the merger may be deferred or abandoned by action of our board of directors at any time, including after LIN Corp. stockholder approval at the special meeting. While we currently expect the merger to take place promptly after the proposal to adopt the merger agreement is approved at the special meeting, our board of directors may defer completion before or after the special meeting or may abandon the merger at any time, including after stockholder approval, because of, among other reasons, our determination that the LIN LLC class A common shares will not be eligible for inclusion for trading on the NYSE, our determination that the IRS does not agree with our views on certain tax matters, our determination that the merger and the other reorganization transactions would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the merger would otherwise be reduced, changes in U.S. tax laws, rates, treaties or regulations that would adversely affect our ability to achieve the expected benefits of the merger, an unexpected increase in the cost to complete the merger or any other determination by our board of directors that the merger would not be in the best interests of LIN Corp. or its stockholders or that the merger would have material adverse consequences to LIN Corp. or its stockholders.

Your rights as a holder of equity in LIN LLC will change if the merger is completed. The rights of holders of LIN LLC common shares to be issued in the merger will be substantially similar, but not identical, to the rights of holders of LIN Corp. common stock.

        LIN Corp. is a corporation organized under the laws of the State of Delaware and LIN LLC is a limited liability company organized under the laws of the State of Delaware. The rights of holders of LIN Corp. common stock are governed by the DGCL, and the certificate of incorporation and by-laws of LIN Corp. The rights of holders of LIN LLC common shares are governed by the LLC Act and the certificate of formation and LLC agreement of LIN LLC. Upon completion of the merger, the holders of LIN Corp. common stock will receive LIN LLC common shares.

        The governing documents of LIN LLC are structured so as to include rights, privileges and obligations that are substantially similar to those currently provided by the governing documents of LIN Corp. and the DGCL, including those that affect your rights as a holder of equity. However, because of the differences between Delaware corporate law and Delaware limited liability company law and certain necessary differences between the governing documents of LIN Corp. and LIN LLC, your rights as a holder of equity will change when the merger is completed, and the rights of holders of LIN LLC common shares will not be identical to and, in some respects, may be less favorable than, the rights you currently have as a holder of LIN Corp. common stock.

        For more information regarding the characteristics of, and differences between, LIN Corp. common stock and LIN LLC common shares, please refer to "Description of LIN LLC Common Shares" and "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares."

Substantial sales of the LIN Corp. class A common stock prior to, or substantial sales of LIN LLC class A common shares following, the merger could occur, which, in each case, could cause our share price to decline.

        The LIN LLC class A common shares received in the merger generally may be sold in the public markets immediately following the merger. Some LIN Corp. stockholders may sell their LIN Corp. class A common stock shortly before, or some LIN LLC shareholders may sell their LIN LLC class A common shares after, the merger for any number of reasons. In particular, certain of LIN Corp.'s stockholders may be subject to investment guidelines that require that a specified percentage of their portfolio be investments that are not taxed as a partnership for U.S. federal income tax purposes or may simply not wish to hold LIN LLC class A common shares. In addition, as described under "—Tax

Risks to Holders of LIN LLC Common Shares," holders of LIN Corp. class A common stock may sell their shares because of the amount of taxable income they may otherwise recognize as a result of the merger. The sale of a significant amount of LIN Corp. class A common stock before, or LIN LLC class A common shares after, the merger, or the perception in the market that this will occur, may lower the market price of shares of LIN LLC class A common shares.

If too many LIN Corp. stockholders exercise and perfect their appraisal rights in connection with the merger, we may not be able to complete the merger.

        Under applicable Delaware law, our stockholders will have the right to be paid in cash for the fair value of their shares of LIN Corp. common stock by perfecting "appraisal rights." See "The Merger—Appraisal Rights in Connection with the Merger."

        If dissenting stockholders properly exercise and perfect their appraisal rights, we would ultimately have to provide cash to stockholders who do so in lieu of LIN LLC common shares. If too many of our stockholders perfect appraisal rights, we may be forced to abandon the merger. The number of shares of LIN Corp. common stock with respect to which appraisal rights may be exercised without affecting the completion of the merger will depend on the cash available to LIN Corp. at the time of the merger and our board of directors' assessment at that time of our future needs. If our board of directors believes that our cash reserves (or reasonable access to cash) would be inadequate to meet future needs, it may, in its discretion, decide to abandon the merger.

We expect to incur transaction costs in connection with the completion of the merger, some of which will be incurred whether or not the merger is completed.

        We have incurred in 2012 and we expect to continue to incur in 2013 a total of approximately $5 to $7 million in transaction costs in connection with the merger and the other reorganization transactions, including, among others, financial and tax advisory fees and expenses, legal fees, printing and mailing costs associated with the preparation of this proxy statement/prospectus. The majority of these costs will be incurred regardless of whether the merger is completed and prior to your vote on the proposal. Further, the merger and the other transactions described in this proxy statement/prospectus may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses.

Although as a result of the Sale Transaction none of LIN Corp. or any of its direct or indirect subsidiaries has any further obligations (funding or otherwise) under the GECC Note, the GECC Guarantee or related to Station Venture, the transaction agreement evidencing the terms of the Sale Transaction (the "Transaction Agreement") contains certain ongoing indemnification obligations of each party that could result in future liabilities to us.

        Each of LIN Corp., LIN Television and LIN Texas made customary representations, warranties and covenants in the Transaction Agreement for the benefit of the other parties to the agreement, including, among others, representations and warranties with respect to the ownership of the interest in Station Venture, the power and authority to enter into the Transaction Agreement and any consents that may have been necessary to complete the transactions contemplated thereby.

        The Transaction Agreement also contains certain ongoing indemnification obligations of each party (including LIN Corp., LIN Television and LIN Texas) to the other parties relating to the representations, warranties and covenants of each party and if LIN Corp. (or LIN Television or LIN Texas) are found to be in breach of any applicable representations, warranties and covenants it could result in future liabilities to LIN Corp. in favor of the other parties (although we do not anticipate that such indemnification obligations will result in any liability to the Company, LIN Television or LIN Texas).

 Tax Risks to Holders of LIN LLC Common Shares

Completion of the merger will have U.S. federal Income Tax Consequences to LIN Corp.'s stockholders

        If the merger agreement is approved and the merger is completed, it will be a taxable transaction to LIN Corp.'s stockholders and no cash will be distributed by us to enable you to pay any resulting tax liability. A stockholder would generally recognize taxable gain equal to the excess, if any, of the fair market value of LIN Corp.'s assets (less any related liabilities) that you are deemed to receive in the merger for federal income tax purposes over the tax basis of your shares of LIN Corp. common stock. Because LIN Corp.'s sole asset is its 100% equity interest in LIN Television, LIN Corp. intends to report the fair market value of the common stock of LIN Television to you utilizing the trading price of the LIN Corp. class A common stock on the date of the merger. However, the IRS will not be bound by our valuation.

        For example (and for illustrative purpose only), if the value of the common stock of LIN Television you receive in the merger is valued, for tax purposes, at $10.00/share, a LIN Corp. stockholder would pay capital gains taxes on the excess, if any, of the $10.00/share value of LIN Television common stock deemed received in the merger over the stockholder's tax basis in the LIN Corp. common stock that was converted.

        It is unclear whether a holder of LIN Corp. common stock that suffers a taxable loss in the merger may claim that loss currently. Such holders should consult their tax advisors regarding the ability to recognize currently a tax loss in the merger.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

        The U.S. federal income tax treatment of holders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in LIN LLC common shares may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation (referred to as the "Qualifying Income Exception"), affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common shares.

        Our LLC agreement will permit our board of directors to amend our LLC agreement from time to time, without the consent of the holders, to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all holders. In addition, although our board of directors has no plan or intention to do so, it could elect at some point to treat us as an association taxable as a corporation for U.S. federal (and applicable state) income tax purposes, in which event the U.S. federal income tax consequences of owning our common shares would differ. If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the applicable tax rates. In addition, we would likely be liable for state and local income and/or franchise tax on all our income. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would otherwise flow through to you.

        Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holders' beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. As a result, a holder transferring common shares may be allocated income, gain, loss and deductions realized after the date of transfer. However, those assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, loss, deductions or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects holders.

You will be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash distributions from us.

        As long as 90% of our gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Code and we are not required to register as an investment company under the 1940 Act, and assuming there is no change in law, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, you will be required to take into account your allocable share of our items of income, gain, loss, deduction and credit. Distributions to you generally will be taxable for U.S. federal income tax purposes only to the extent the amount distributed exceeds your tax basis in LIN LLC common shares. This treatment contrasts with the treatment of a shareholder in a corporation. For example, a shareholder in a corporation who receives a distribution of earnings from the corporation generally will report the distribution as dividend income for U.S. federal income tax purposes. In contrast, a holder of our common shares who receives a distribution of earnings from us will not report the distribution as dividend income (and will treat the distribution as taxable only to the extent the amount distributed exceeds the holder's tax basis in the common shares), but will instead report the holder's allocable share of items of our income for U.S. federal income tax purposes. As a result, you may be subject to U.S. federal, state and local income taxation on your allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within your taxable years, regardless of whether or not you receive cash distributions from us. See "Material U.S. Federal Tax Considerations" and "Dividend and Distribution Policy."

Tax gain or loss on disposition of LIN LLC common shares could be more or less than expected.

        If you sell your common shares, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common shares. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your common shares, will in effect become taxable income to you if the common shares are sold at a price greater than your tax basis in those common shares, even if the price is less than the original cost.

Non-U.S. persons face unique U.S. tax issues from owning LIN LLC common shares that may result in adverse tax consequences to them.

        In light of our activities as a holding company owning only the common stock of LIN Television, we generally do not expect to generate significant amounts of income treated as effectively connected income with respect to non-U.S. holders of our common shares ("ECI"). However, there can be no assurance that we will not generate ECI currently or in the future and, subject to the qualifying income rules described under "Material U.S. Federal Tax Considerations—Taxation of LIN LLC," we are under no obligation to minimize ECI. To the extent our income is treated as ECI, non-U.S. holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). In addition, certain income of non-U.S. holders from U.S. sources not connected to any such U.S. trade or business conducted by us could be treated as ECI. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders will be reduced by withholding taxes imposed at the highest effective applicable tax rate. A portion of any gain recognized by a non-U.S. holder on the sale or exchange of common shares could also be treated as ECI.

Tax-exempt entities face unique tax issues from owning LIN LLC common shares that may result in adverse tax consequences to them.

        In light of our activities as a holding company owning only the common stock of LIN Television, we generally do not expect to directly hold operating businesses that generate unrelated business taxable income for tax-exempt holders of our common shares ("UBTI") other than through corporations. However, certain of our activities may be treated as debt-financed, which may give rise to debt-financed UBTI. Accordingly, no assurance can be given that we will not generate UBTI currently or in the future and, subject to the qualifying income rules described under "Material U.S. Federal Tax Considerations—Taxation of LIN LLC," we are under no obligation to minimize UBTI. Consequently, a holder of common shares that is a tax-exempt organization may be subject to "unrelated business income tax" to the extent that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership could be treated as earning UBTI if the partnership regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner, if the partnership derives income from debt-financed property or if the partnership interest itself is debt-financed.

We cannot match transferors and transferees of the LIN LLC class A common shares, and we will therefore adopt certain income tax accounting positions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of our common shares.

        Because we cannot match transferors and transferees of common shares, we will adopt tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our holders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common shares and could have a negative impact on the value of our common shares or result in audits of and adjustments to our holders' tax returns.

        In addition, our taxable income and losses will be determined and apportioned among holders using conventions we regard as consistent with applicable law. As a result, if you transfer your common shares, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee's acquisition of our common shares. A transferee may also bear the cost of withholding tax imposed with respect to income allocated to a transferor through a reduction in the cash distributed to the transferee.

        The sale or exchange of 50% or more of our capital and profit interests within a twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all holders. See "Material U.S. Federal Tax Considerations" for a description of the consequences of our termination for U.S. federal income tax purposes.

Holders may be subject to state and local taxes and return filing requirements as a result of holding LIN LLC common shares.

        In addition to U.S. federal income taxes, our holders may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our holders do not reside in any of those jurisdictions. Our holders may also be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, holders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each holder to file all U.S. federal, state and local tax returns that may be required of such holder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common shares.

It is possible that holders may be required to file amended income tax returns.

        It is possible that a holder will be required to file amended income tax returns as a result of adjustments to items on the corresponding income tax returns of the partnership. Any obligation for a holder to file amended income tax returns for that or any other reason, including any costs incurred in the preparation or filing of such returns, is the responsibility of each holder.

Due to uncertainty in the proper application of applicable law, we may over-withhold or under-withhold on distributions to holders.

        For each calendar year, we will report to holders and the IRS the amount of distributions we made to holders and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Internal Revenue Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of holders at any particular time (in light of possible sales of common shares), we may over-withhold or under-withhold with respect to a particular holder of common shares. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. holder. It may turn out, however, that the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out that the corresponding income was properly allocable to a non-U.S. holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of common shares on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

        YOU ARE URGED TO READ THE SECTION TITLED "MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS" AND TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER AND A CONTINUING INVESTMENT IN LIN LLC COMMON SHARES.

 Risks Related to Our Governance and Capital Structure

After the merger, LIN LLC's capital structure will be substantially similar to that of LIN Corp. before the merger (see the section titled "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares"). As a result, HM Capital Partners I LP ("HMC") and its affiliates, whose interests may differ from your interests, will continue to have approval rights with respect to significant transactions and could convert their equity interests in the Company into a block of substantial voting power, thereby reducing the voting power of other holders of LIN LLC common shares.

        After the merger, and as described in this proxy statement/prospectus, LIN LLC will have three series of common shares representing limited liability company interests. The LIN LLC class A common shares and the LIN LLC class C common shares will both be voting common shares, with the LIN LLC class C common shares having 70% of the aggregate voting power. The LIN LLC class B common shares will be held by current and former affiliates of HMC and have no voting rights, except with respect to a wide range of corporate transactions provided for in the LLC agreement.

        HMC and its affiliates will own one LIN LLC class C common share, which represents 35% of LIN LLC's outstanding voting power, and also have the ability to convert shares of LIN LLC's non-voting class B common shares into LIN LLC class A common shares, which may be subject to FCC approval. Upon the conversion of a majority of the non-voting LIN LLC class B common shares into LIN LLC class A common shares, LIN LLC class C common shares will automatically convert into an equal number of shares of LIN LLC class A common shares. If this occurs, affiliates of HMC would own approximately 43.1% of LIN LLC's voting equity interests and will effectively have the ability to elect the entire LIN LLC board of directors and to approve or disapprove any corporate transaction or other matter submitted to LIN LLC's shareholders for approval, including the approval of business combinations, mergers and other significant corporate transactions. The interests of HMC and its affiliates may differ from your interests and HMC and its affiliates could take actions or make decisions that are not in the best interests of other holders of LIN LLC common shares.

        For example, HMC may from time-to-time acquire and hold controlling or non-controlling interests in television broadcast assets that may directly or indirectly compete with us for advertising revenues. In addition, HMC and its affiliates may from time-to-time identify, pursue and consummate acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisition opportunities may not be available to us.

        Moreover, Royal W. Carson, III, a director of LIN Corp. who will be a director of LIN LLC, and HMC, will combine to beneficially own all of the LIN LLC class C common shares and therefore possess 70% of LIN LLC's combined voting power. Accordingly, Mr. Carson and HMC together will have the power to elect LIN LLC's entire board of directors and, through this control, to approve or disapprove any corporate transaction or other matter submitted to holders of LIN LLC common shares for approval, including the approval of business combinations, mergers and other significant corporate transactions. Mr. Carson has prior business relations with HMC. Mr. Carson is currently the President of Carson Private Capital Incorporated, an investment firm that sponsors funds-of-funds and dedicated funds that have invested substantially all of the net capital of these funds in private equity investment funds sponsored by firms like HMC or its affiliates. Mr. Carson also serves on an advisory board representing the interests of limited partners of Hicks, Muse, Tate & Furst Equity Fund V, L.P.; Sector Performance Fund, L.P.; and Hicks, Muse, Tate & Furst Europe Fund L.P., which are sponsored by HMC. The three listed funds do not have an investment in LIN Corp. or any of its subsidiaries.

It would be difficult to take us over, which could adversely affect the trading price of LIN LLC class A common shares.

        Similar to LIN Corp.'s existing governance documents, the LLC agreement of LIN LLC will contain a number of provisions that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of LIN LLC (which such provisions are currently applicable to LIN Corp. as described under "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares").

        Affiliates of HMC effectively have the ability to determine whether a change of control will occur through their ownership of one of the two outstanding LIN LLC class C common shares and all of the LIN LLC class B common shares. Provisions of Delaware law and LIN LLC's governing documents, including the 70% voting power of LIN LLC class C common shares held by affiliates of Mr. Carson and HMC and the voting power that affiliates of HMC would hold upon conversion of their LIN LLC class B shares into LIN LLC class A common shares or LIN LLC class C common shares, make it difficult for a third party to acquire control of LIN LLC. These provisions and controlling ownership by affiliates of HMC could also adversely affect the public trading price of LIN LLC class A common shares. See the section titled "Description of LIN LLC Common Shares" for more information about voting and consent rights and the anti-takeover provisions.

We may issue additional debt and equity securities which are senior to LIN LLC common shares as to distributions and in liquidation, which could materially adversely affect the market price of LIN LLC class A common shares.

        In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financings that are secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of secured liquidity notes, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation and similar to our current situation with respect to LIN Corp. class A common stock, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to holders of LIN LLC common shares. Any preferred securities may have a preference with respect to distributions and upon liquidation. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Accordingly, you will bear the risk of our future offerings reducing the value of LIN LLC common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of LIN LLC common shares, which could adversely affect the market price of LIN LLC class A common shares.

The board of directors of LIN LLC will have the authority to adopt amendments to the LLC agreement that change many of the terms of the LIN LLC common shares in ways with which you may disagree without approval of holders of LIN LLC common shares.

        As an owner of LIN LLC common shares, you may disagree with amendments to the LLC agreement adopted by the board of directors of LIN LLC that change the terms of such shares, and you may disagree with the decision made by the LIN LLC board of directors that the changes made to the terms of LIN LLC common shares are not adverse to you as a holder of LIN LLC common shares or that such changes do not alter the characterization of LIN LLC. Your recourse, if you disagree, will be limited because the LLC agreement gives broad authority and discretion to the board of directors of LIN LLC to adopt certain amendments to the LLC agreement without the consent of shareholders of LIN LLC.

While LIN LLC does not currently anticipate making regular cash distributions to holders of LIN LLC common shares, the board of directors of LIN LLC has full authority and discretion over any distributions and it may decide to change or eliminate distributions at any time, which may adversely affect the market price for our shares.

        Similar to the past practices of LIN Corp. regarding the payment of dividends to holders of LIN Corp. common stock, LIN LLC does not currently anticipate making regular cash distributions to holders of LIN LLC common shares. However, the board of directors of LIN LLC will have full authority and discretion to determine whether or not a distribution by LIN LLC should be declared and paid to holders of LIN LLC common shares, as well as the amount and timing of any distribution. The board of directors of LIN LLC may, based on its review of LIN LLC's financial condition, liquidity and results of operations, determine to change or eliminate distributions, which, if distributions are then being paid to holders of LIN LLC common shares, may have a material adverse effect on the market price of LIN LLC common shares. In addition, in computing U.S. federal income tax liability for a taxable year, each holder of LIN LLC common shares will be required to take into account its allocable share of items of LIN LLC's income, gain, loss, deduction and credit for the taxable year of LIN LLC ending within or with such holder's taxable year, regardless of whether such holder has received any distributions. As a result, it is possible that a holder's U.S. federal income tax liability with respect to its allocable share of the earnings of LIN LLC in a particular taxable year could exceed the cash distributions to it, thus requiring an out-of-pocket tax payment by such holder. See "Material U.S. Federal Income Tax Considerations" and "Dividend and Distribution Policy."

Risks Associated with Our Business Activities

Our operating results are primarily dependent on advertising revenues, which can vary substantially from period-to-period based on many factors beyond our control, including economic downturns and viewer preferences.

        Our operations and performance are dependent on advertising revenues, which can be materially affected by a number of factors beyond our control, including economic conditions and viewer preferences. Volatility in advertising revenue impacts our financial condition, cash flows and results of operations. Decreases in advertising revenues caused by economic conditions could have a material adverse effect on our financial condition, cash flows and results of operations, which could impair our ability to comply with the covenants in our debt instruments, as more fully described below.

        In addition to economic conditions, our ability to generate advertising revenues depends on factors such as:

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  the relative popularity of the programming on our stations;

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  the demographic characteristics of our markets; and

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  the activities of our competitors.

        Our programming may not attract sufficient targeted viewership or we may not achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenues to decline. We, and those on whom we rely for programming, may not be able to anticipate and react effectively to shifts in viewer tastes and interests of our local markets. In addition, political advertising revenue from elections and advertising revenues from Olympic Games, which generally occur in even-numbered years, create large fluctuations in our operating results on a year-to-year basis. For example, during 2012, we had political advertising revenues of $76.5 million, compared to $8.1 million in the prior year.

We depend on automotive advertising to a significant degree.

        Approximately 26%, 24% and 23% of our local and national advertising revenues for the years ended December 31, 2012, 2011 and 2010, respectively, consisted of automotive advertising. A significant decrease in these revenues in the future could have a material adverse effect on our results of operations and cash flows, which could affect our ability to fund operations and service our debt obligations and affect the value of LIN LLC common shares.

We have a substantial amount of debt which could adversely affect our financial condition, liquidity and results of operations, reduce our operating flexibility and put us at greater risk for default and acceleration of our debt.

        As of March 31, 2013, we had approximately $929 million of consolidated net debt, which is equal to total debt less unrestricted and restricted cash, and we also had $89.7 million of total LIN TV stockholders' deficit. In connection with the Sale Transaction, LIN Television borrowed $25 million under its revolving credit facility and entered into a new $60 million incremental term facility under its existing senior secured credit facility in January and February 2013, respectively. The outstanding revolving credit loans and term loans under LIN Television's senior secured credit facility were $5 million and $125 million, respectively, as of March 31, 2013, and are due October 26 2017 and the outstanding incremental term loans under LIN Television's senior secured credit facility were $316.6 million as of March 31, 2013 and are due on December 21, 2018. Our outstanding 8 3/8% Senior Notes due 2018 and 6 3/8% Senior Notes due 2021 (collectively, the "Senior Notes"), which were $200 million and $290 million as of March 31, 2013, are due on April 15, 2018 and January 15, 2021, respectively. Subject to the limitations in LIN Television's senior secured credit facility and the indentures governing our Senior Notes, we may incur additional material indebtedness in the future, and we may become more leveraged. Accordingly, we now have and will continue to have significant debt service obligations. Our large amount of indebtedness could, for example:

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  require us to use a substantial portion of our cash flow from operations to pay interest and principal on indebtedness and reduce the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate activities;

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  require us to dispose of television stations or other assets at times or on terms that may be less advantageous than those we might otherwise be able to obtain;

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  limit our ability to obtain additional financing in the future;

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  expose us to greater interest rate risk, because the interest rates on LIN Television's senior secured credit facility vary; and

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  impair our ability to successfully withstand a sustained downturn in our business or the economy in general and place us at a disadvantage relative to our less leveraged competitors.

        The indentures governing our Senior Notes also contain change of control provisions which may require us to purchase all or a portion of our Senior Notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest.

        Any of these consequences relating to such debt could have a material adverse effect on our business, liquidity and results of operations.

We could fail to comply with our financial covenants, which would adversely affect our financial condition.

        Our debt instruments require us to comply with financial covenants, including, among others, leverage ratios. These covenants restrict the manner in which we conduct our business and may impact our operating results. Weak results of operations due to reduced advertising revenues may make it harder for us to comply with such covenants. Our failure to comply with these covenants could result in events of default, which, if not cured or waived, would permit acceleration of our indebtedness under our debt agreements or under other instruments that contain cross-acceleration or cross-default provisions.

We may not be able to refinance all or a portion of our indebtedness or obtain additional financing on satisfactory terms.

        The outstanding revolving credit loans and term loans under LIN Television's secured credit facility are due October 26, 2017 and the outstanding incremental term loans under LIN Television's senior secured credit facility are due December 21, 2018. The outstanding Senior Notes are due on April 15, 2018 and January 15, 2021, respectively. If we do not refinance, redeem or discharge the Senior Notes on or prior to January 15, 2018, then, in such event, the maturity of the incremental term loan facility will be accelerated from December 21, 2018 to January 15, 2018. While we expect to refinance, redeem, or discharge all of the outstanding Senior Notes prior to January 15, 2018, we can provide no assurances that this will occur. Our inability to refinance the Senior Notes prior to January 15, 2018, and the resulting acceleration of the incremental term loans would have a material adverse effect on our business, liquidity and results of operations.

Economic conditions may have an adverse impact on our industry, business, results of operations or financial condition.

        Economic conditions have been challenging and the continuation or worsening of such conditions could further reduce consumer confidence and have an adverse effect on the fundamentals of our business, financial condition, cash flows and results of operations. Poor economic conditions could have a negative impact on our industry or the industry of those customers who advertise on our stations, including, among others, the automotive industry, which is a significant source of our advertising revenue. Additionally, financial institutions, capital providers, or other consumers may be adversely affected. Potential consequences of any economic decline, among others, include:

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  the financial condition of those companies that advertise on our stations may be adversely affected and could result in a significant decline in our advertising revenue;

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  our ability to pursue the acquisition of attractive television and non-television assets may be limited if we are unable to obtain any necessary additional capital on favorable terms, if at all;

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  our ability to pursue the divestiture of certain television and non-television assets at attractive values may be limited;

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  our ability to refinance our existing debt on terms and at interest rates we find attractive, if at all, may be impaired;

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  impairment charges to our intangible assets and/or goodwill; and

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  our ability to make certain capital expenditures may be significantly impaired.

We have a material amount of intangible assets and we have recorded substantial impairments of these assets. Future write-downs of intangible assets would reduce net income or increase net loss, which could have a material adverse effect on our results of operations and the value of LIN LLC common shares.

        Future impairment charges could have a significant adverse effect on our reported results of operations. Approximately $725.7 million, or 60.4%, of our total assets as of March 31, 2013 consisted of indefinite-lived intangible assets. Intangible assets principally include broadcast licenses and goodwill, which are required to be tested for impairment at least annually, with impairment being measured as the excess of the carrying value of the goodwill or the intangible asset over its fair value. In addition, goodwill and other intangible assets will be tested more often for impairment as circumstances warrant.

        During the year ended December 31, 2011, we recorded a $1.6 million impairment charge to a broadcast license recorded within discontinued operations.

        If we determine in a future period, as part of our testing for impairment of intangible assets and goodwill, that the carrying amount of our intangible assets exceeds the fair value of these assets, we may incur an impairment charge that could have a material adverse effect on our results of operations and the value of LIN LLC common shares.

Our strategy has historically included growth through acquisitions, which could pose various risks and increase our leverage.

        We have pursued and intend to selectively continue to pursue strategic acquisitions, subject to market conditions, our liquidity, and the availability of attractive acquisition candidates, with the goal of improving our business. We may not be successful in identifying attractive acquisition targets nor have the financial capacity to complete future acquisitions. Acquisitions involve inherent risks, such as increasing leverage, debt service requirements, future performance-based purchase obligations and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following any acquisition. We may not be able to successfully implement effective cost controls or increase revenues as a result of any acquisition. In addition, future acquisitions may result in our assumption of unexpected liabilities and may result in the diversion of management's attention from the operation of our core business.

        Certain acquisitions, such as television stations, are subject to the approval of the FCC and, potentially, other regulatory authorities. The need for FCC and other regulatory approvals could restrict our ability to consummate future transactions and potentially require us to divest some television stations if the FCC believes that a proposed acquisition would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with FCC ownership limitations.

If we are unable to compete effectively, our revenue could decline.

        The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation and significant change. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. Technological innovation and the resulting proliferation of television entertainment alternatives, such as cable, satellite television and telecommunications video services, Internet, wireless, pay-per-view and video-on-demand, digital video recorders, DVDs and mobile video devices have fragmented television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. As a result, we are experiencing increased competition for viewing audience and advertisers. Significant declines in viewership and advertising revenues could materially and adversely affect our business, financial condition and results of operations.

New technologies may affect our broadcasting operations.

        The television broadcasting business is subject to rapid technological change, evolving industry standards, and the emergence of new technologies. We cannot predict the effect such technologies will have on our broadcast operations. In addition, the capital expenditures necessary to implement these new technologies could be substantial and other companies employing such technologies before we are able to could aggressively compete with our business.

The loss of network affiliation agreements or changes in network affiliations could have a material adverse effect on our results of operations.

        The non-renewal or termination of a network affiliation agreement or a change in network affiliations could have a material adverse effect on us. Each of the networks generally provides our affiliated stations with up to 22 hours of prime time programming per week. In return, our stations broadcast network-inserted commercials during that programming. In some cases, we make cash payments to certain networks.

        Some of our network affiliation agreements are subject to earlier termination by the networks under specified circumstances, including as a result of a change of control of our company, which would generally result upon the acquisition of shares having 50% or more of our voting power. In the event that affiliates of HMC elect to convert the LIN LLC class B common shares held by them into shares of either LIN LLC class A common shares or LIN LLC class C common shares, such conversion may result in a change of control of LIN LLC causing an early termination of some or all of our network affiliation agreements. The majority of the networks with which our stations are affiliated have required us, upon renewal of affiliation agreements, to make cash payments to the network and to accept other material modifications of existing affiliation agreements. Consequently, our affiliation agreements may not all remain in place and each network may not continue to provide programming to us on the same basis as it currently provides programming. If any of our stations ceases to maintain affiliation agreements with networks for any reason, we would need to find alternative sources of programming, which may be less attractive and more expensive.

        A change in network affiliation in a given television market may have many short-term and long-term consequences, depending upon the circumstances surrounding the change. Potential short-term consequences include: (i) increased marketing costs and increased internal operating costs, which can vary widely depending on the amount of marketing required to educate the audience regarding the change and to maintain the station's viewing audience; (ii) short term loss of market share or slower market growth due to advertiser uncertainty about the switch; (iii) costs of building a new or larger news operation; (iv) other increases in station programming costs, if necessary; and (v) the cost of equipment needed to conform the station's programming, equipment and logos to the new network affiliation. Long-term consequences are more difficult to assess, due to the cyclical nature of each of the major network's share of the audience that changes from year-to-year with programs coming to the end of their production cycle, and the audience acceptance of new programs in the future and the fact that national network audience ratings are not necessarily indicative of how a network's programming is accepted in an individual market. How well a particular network fares in an affiliation switch depends largely on the value of the broadcast license, which is influenced by the length of time the television station has been broadcasting, the quality and location of the license, the audience acceptance of the local news programming and community involvement of the local television station and the quality of the station non-network programming. In addition, the majority of the revenue earned by television stations is attributable to locally produced news and syndicated programming, rather than advertising sales related to network programming. The circumstances that may surround a network affiliation switch cause uncertainty as to the actual costs that will be incurred by us and, if these costs are significant, the switch could have a material adverse impact on the income we derive from the affected station.

Changes by the national broadcast television networks in their respective business models and practices could adversely affect our business, financial condition and results of operations.

        In recent years, the national broadcast networks have streamed their programming on the Internet and other distribution platforms in close proximity to network programming broadcast on local television stations, including those we own. These and other practices by the networks dilute the exclusivity and value of network programming originally broadcast by the local stations and could adversely affect the business, financial conditions and results of operations of our stations.

We depend on key personnel, and we may not be able to operate and grow our businesses effectively if we lose the services of our management or are unable to attract and retain qualified personnel in the future.

        We depend on the efforts of our management and other key employees. The success of our business depends heavily on our ability to develop and retain management and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and we may not be able to retain our key personnel. If we are unable to do so, our business, financial condition or results of operations may be adversely affected.

We may not realize all of the anticipated operating synergies and cost savings from the New Vision Acquisition (defined below), which may adversely affect our financial performance.

        On October 12, 2012, LIN Television completed its acquisition of television stations (referred to as the "Acquired Stations") in eight markets from affiliates and subsidiaries of New Vision Television (referred to as "New Vision") for $334.9 million, subject to certain post-closing adjustments, and including the assumption of $14.3 million of finance lease obligations (referred to as the "New Vision Acquisition").

        We may not realize all of the anticipated operating synergies and cost savings from the New Vision Acquisition. These are forward-looking estimates and involve known and unknown risks, uncertainties and other factors that may cause the actual cost savings or cash generated to be materially different from our estimates or result in these savings not being realized in the time frame expected, or at all. Such estimates are based upon a variety of other factors and were derived utilizing numerous important assumptions, including: (i) the assumption that we will be able to take advantage of certain provisions in our retransmission consent agreements that would allow for increased rates from pay-television operators for the Acquired Stations; (ii) that we will be able to successfully migrate and develop new media platforms for the Acquired Stations; and (iii) that we will be able to leverage our existing technical service centers and shared administrative service centers in order to reduce costs at the Acquired Stations.

We may have difficulty integrating the Acquired Stations into our operating structure and if we are unable to manage effectively such integration, our operating results will suffer.

        To manage effectively our integration and address the increased administrative demands that will result from the New Vision Acquisition, we will need, among other things, to continue to develop our financial and management controls and management information systems. We will also need to continue to identify, attract and retain highly skilled finance and management personnel. Failure to do any of these tasks in an efficient and timely manner could have an adverse impact on our financial position or results of operations. There are other risks associated with the growth of our business. For example, there is the possibility that:

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  we may not be able to successfully reduce costs, increase gross advertising revenues or audience share or realize anticipated synergies and economies of scale with respect to any Acquired Station;

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  our management may be reassigned from overseeing existing operations due to the need to integrate the Acquired Stations;

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  we may experience difficulties integrating operations and systems, as well as company policies and cultures;

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  we may fail to retain and assimilate employees of the Acquired Stations; and

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  problems may arise in entering new markets in which we have little or no experience.

        The occurrence of any of these events could have a material adverse effect on our results of operations, particularly during the period immediately following the New Vision Acquisition.

Our defined benefit pension plan obligations are currently underfunded, and we may have to make significant cash payments to this plan, which would reduce the cash available for our business.

        We have unfunded obligations under our defined benefit pension plan. The funded status of the defined benefit pension plan depends on such factors as asset returns, market interest rates, legislative changes and funding regulations. Our future required cash contributions and pension costs to the plan could increase if: (i) the returns on the assets of our plan were to decline in future periods; (ii) market interest rates were to decline; (iii) the Pension Benefit Guaranty Corporation (referred to as the "PBGC") were to require additional contributions to the plan as a result of acquisitions; or (iv) other actuarial assumptions were to be modified. Any such increases could have a material and adverse effect on our business, financial condition, results of operations or cash flows. The need to make contributions, which may be substantial, to such plan may reduce the cash available to meet our other obligations, including our debt obligations with respect to our senior secured credit facility, the 8 3/8% Senior Notes and the 6 3/8% Senior Notes or to meet the needs of our business. In addition, the PBGC may terminate our defined benefit pension plan under limited circumstances, including in the event the PBGC concludes that the risk may increase unreasonably if such plan continues. In the event a defined benefit pension plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan's underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger obligation than that based on the assumptions we have used to fund such plan).

Risks related to our industry

The FCC's Spectrum Incentive Auctions proceeding could result in the reallocation of broadcast spectrum for wireless broadband use, which could materially impair our ability to provide competitive services.

        Pursuant to The American Recovery and Reinvestment Act of 2009, on March 16, 2010, the FCC delivered to Congress a staff report titled, "Connecting America: The National Broadband Plan" (the "NBP"). Among the many far-reaching recommendations contained in the 375-page NBP is that the FCC reallocate 120 MHz of spectrum currently occupied by television broadcast stations to mobile wireless broadband services by means of, among other things, amending the FCC's technical rules to reduce television station service areas and distance separations, permitting channel sharing, conducting voluntary "incentive" auctions for the return of television broadcast spectrum, and certain other voluntary and involuntary mechanisms. The NBP also recommended spectrum "repacking," pursuant to which certain stations would be required to move to new channels, and suggested the imposition of spectrum usage fees, which may require Congressional authorization. None of the NBP's recommendations related to television spectrum are self-effectuating; consequently, implementation of the recommendations would appear to require further action by the FCC or Congress, or both.

        On November 30, 2010, the FCC initiated a rulemaking proceeding to consider proposals to, among other things, implement rule changes that could facilitate channel sharing by television stations and shared use of current television broadcast spectrum by wireless broadband providers. In that proceeding, the FCC also sought comment on ways to improve very high frequency ("VHF") spectrum band television operations (VHF stations have experienced reception difficulties following the DTV transition), to encourage stations on ultra-high frequency ("UHF") channels to move to VHF channels. On April 27, 2012, the FCC adopted rules establishing a framework for multiple full-service and Class A television stations operating within the same market to share a single 6 MHz television channel while retaining distinct station licenses and multichannel video program distributor ("MVPD") carriage rights. Under the FCC's new rules, only those stations participating in the future incentive auction will be eligible to enter into channel sharing arrangements of this type. Because the FCC has not yet implemented rules for the incentive auction, stations are not yet able to enter into channel sharing arrangements of this type. Accordingly, we cannot predict the impact that channel sharing among television stations will have on either the industry or our operations. This proceeding remains pending with respect to proposals to improve VHF band television operations and to enable shared use of television band spectrum with wireless broadband providers; we cannot predict its outcome or its impact on the industry or our operations.

        On February 17, 2012, Congress adopted legislation authorizing the FCC to direct a portion of auction proceeds to commercial users, including broadcasters, that voluntarily surrender some or all of their allotted spectrum for auction. The legislation, which the President subsequently signed into law, includes safeguards for broadcasters. In particular, the legislation requires the FCC to make all reasonable efforts to ensure that stations retain their existing coverage areas, prevents the FCC from forcing a broadcaster to move from a UHF to a VHF channel, and establishes a fund to reimburse broadcasters for reasonable relocation expenses arising from repacking the television bands. On October 2, 2012, the FCC released a Notice of Proposed Rule Making to implement the incentive auction statute. That proceeding remains pending. If the FCC requires some or all of our television stations to make involuntary changes to their operations, such as through frequency changes, reductions of service areas, and/or reduction of interference protection, our stations could suffer material adverse effects, including, but not limited to, substantial conversion costs, and reduction or loss of over-the-air signal coverage. We cannot predict the outcome of any FCC proceedings, including but not limited to the procedures for, or timing of, voluntary auctions and/or involuntary spectrum repacking.

We may be unable to successfully negotiate future retransmission consent agreements and these negotiations may be further hindered by the interests of networks with whom we are affiliated or by statutory or regulatory developments.

        We may be unable to successfully renegotiate retransmission consent agreements with MVPDs when the current terms of these agreements expire. In addition, our affiliation agreements with some broadcast networks include certain terms that may affect our ability to permit MVPDs to retransmit our stations' signals containing network programming, and in some cases, we may lose the right to grant retransmission consent to such providers. If the broadcast networks withhold their consent to the retransmission of those portions of our stations' signals containing network programming we may be unable to successfully complete negotiations for new retransmission consent agreements. A majority of the networks require us to pay them compensation in exchange for permitting redistribution of network programming by MVPDs. Escalating payments to networks in connection with signal retransmission may adversely affect our operating results. If we lose the right to grant retransmission consent, we may be unable to satisfy certain obligations under our existing retransmission consent agreements with MVPDs and there could be a material adverse effect on our results of operations.

        Several cable system and direct broadcast satellite operators jointly petitioned the FCC to initiate a rulemaking proceeding to consider amending its retransmission consent rules. The FCC solicited public comment on the petition and subsequently released a notice of proposed rule making seeking public comment on whether it should amend its rules to: (i) modify its standards for "good faith" negotiations of retransmission consent agreements; (ii) enhance consumer notice obligations; and (iii) eliminate the FCC's network non-duplication and syndicated exclusivity rules. The proceeding is currently pending, and we cannot predict its outcome.

Our industry is subject to significant syndicated and other programming costs, and increased programming costs could adversely affect our operating results.

        Our industry is subject to significant syndicated and other programming costs. We often acquire program rights two or three years in advance, making it difficult for us to accurately predict how a program will perform. In some instances, we may have to replace programs before their costs have been fully amortized, resulting in impairments and write-offs that increase station operating costs. We may be exposed to future programming cost increases, which may adversely affect our operating results.

Federal regulation of the broadcasting industry limits our operating flexibility, which may affect our ability to generate revenue or reduce our costs.

        The FCC regulates our business, just as it does all other companies in the broadcasting industry. We must ask the FCC's approval whenever we need a new license, seek to renew, assign or modify a license, purchase a new station, sell an existing station or transfer the control of one of our subsidiaries that holds a license. Our FCC licenses, those of the stations that we service via sharing arrangements (such as shared services agreements ("SSAs"), joint sales agreements ("JSAs"), local marketing agreements ("LMAs") or other similar agreements), are critical to our operations; we cannot operate without them. We cannot be certain that the FCC will renew these licenses in the future or approve new acquisitions in a timely manner, if at all. If licenses are not renewed or acquisitions approved, we may lose revenue that we otherwise could have earned.

        In addition, Congress and the FCC may, in the future, adopt new laws, regulations and policies regarding a wide variety of matters (including retransmission consent, spectrum allocation, media ownership and technological changes) that could, directly or indirectly, materially and adversely affect the operation and ownership of our broadcast properties.

Changes in FCC ownership rules through FCC action, judicial review or federal legislation may limit our ability to continue providing services to stations under sharing arrangements (such as LMAs, JSAs, SSAs and other similar agreements, may prevent us from obtaining ownership of the stations we currently provide services to under sharing arrangements, may require us to amend or terminate certain agreements and/or may preclude us from obtaining the full economic value of one or more of our duopoly, or two-station operations upon a sale, merger or other similar transaction transferring ownership of such station or stations.

        FCC ownership rules currently impose significant limitations on the ability of broadcast licensees to have attributable interests in multiple media properties. Federal law prohibits one company from owning broadcast television stations that collectively have service areas encompassing more than an aggregate 39% share of national television households. Ownership restrictions under FCC rules also include a variety of local limits on media ownership. The restrictions include an ownership limit of one television station in most medium and smaller television markets and two stations in most larger markets, known as the television duopoly rule. The regulations also include limits on the common ownership of a newspaper and television station in the same market (newspaper-television cross-ownership), limits on common ownership of radio and television stations in the same market (radio-television station ownership) and limits on radio ownership of four to eight radio stations in a local market.

        Should the FCC liberalize media ownership rules, attractive opportunities may arise for additional television station and other media acquisitions. But, these changes also create additional competition for us from other entities, such as national broadcast networks, large station groups, newspaper chains and cable operators, which may be better positioned to take advantage of such changes and benefit from the resulting operating synergies both nationally and in specific markets.

        Should the television duopoly rule be relaxed, we may be able to acquire the ownership of one or more of the stations in Austin, TX, Dayton, OH, Providence, RI, Albuquerque, NM, Savannah, GA,

Topeka, KS and Youngstown, OH for which we currently provide programming, sales and/or other related services under sharing arrangements, as the case may be, and for which we have purchase option agreements to purchase these stations.

        Should we be unable to acquire the ownership of the stations currently serviced by LMAs, there is no assurance that the grandfathering of our LMAs will be permitted beyond conclusion of the FCC's current review of the ownership rules. Should the FCC conclude, as part of its current review of its ownership rules, that SSAs, JSAs and similar arrangements should be attributable for purposes of the media ownership rules, there is no assurance that the FCC would grandfather the non-attributable status of our existing agreements, and, as a result, we may be required to terminate these agreements.

Any potential hostilities, natural disasters, cybersecurity threats, breaches of information technology security, terrorist attacks or other disruptions may affect our revenues and results of operations.

        If the U.S. becomes engaged in new, large scale foreign hostilities, is impacted by any significant natural disasters or if there is a terrorist attack against the U.S., we may lose advertising revenue and incur increased broadcasting expenses due to pre-emption, delay or cancellation of advertising campaigns and increased costs of providing news coverage of such events. In light of the increased dependence on digital technologies by public companies and the increasing frequency and severity of cyber incidents, we may be subject to cybersecurity risks or other breaches of information technology security. A breach of our cyber/data security measures could disrupt our normal business operations and affect our ability to control our assets, access information and limit communication with third parties. We cannot predict the extent and duration of any future disruption to our programming schedule, the amount of advertising revenue that would be lost or delayed or the amount by which our expenses would increase as a result. Consequently, any related future loss of revenue and increased expenses could negatively affect our results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain "forward-looking statements." These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the reorganization transactions or to pay distributions are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth in this proxy statement/prospectus.

        Although we believe that these estimates and forward-looking statements are based on reasonable assumptions, they are subject to risks and uncertainties and are made in light of information currently available to us. Many factors, in addition to the factors described in this proxy statement/prospectus, may adversely affect results as indicated in forward-looking statements. We urge you to read carefully this entire proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the documents that are filed as exhibits and annexes to the registration statement of which this proxy statement/prospectus is a part with the understanding that actual future results may be materially different from what we expect. Many of the factors that will determine these results are beyond the ability of us to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

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  the ability to consummate the merger;

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  the satisfaction of other conditions to consummation of the merger;

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  the ability to realize anticipated benefits of the merger and the other reorganization transactions;

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  the potential impact of the announcement of the merger or consummation of the merger and the other reorganization transactions, including a potential impact to the value of LIN Corp.'s common stock and results of operations and the potential adverse effect on our cash tax liabilities and liquidity if the merger is not completed;

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  changes in laws or regulations (including, without limitation, tax laws), third-party relations and approvals and decisions of courts, regulators and governmental bodies that may adversely affect the business or our ability to compete;

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  volatility and periodic changes in our advertising revenues;

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  economic conditions, including adverse changes in the national and local economies in which our stations operate and volatility and disruption of the capital and credit markets;

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  effects of complying with accounting standards, including with respect to the treatment of our intangible assets;

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  inability or unavailability of additional debt or equity capital;

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  restrictions on our operations due to, and the effect of, our significant indebtedness;

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  our ability to continue to comply with financial debt covenants dependent on cash flows;

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  increased competition, including from newer forms of entertainment and entertainment media, changes in distribution methods or changes in the popularity or availability of programming;

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  increased costs, including increased news and syndicated programming costs and increased capital expenditures as a result of acquisitions or necessary technological enhancements;

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  effects of our control relationships, including the control that HMC and its affiliates have with respect to transactions and activities we undertake;

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  adverse state or federal legislation or regulation or adverse determinations by regulators, including adverse changes in, or interpretations of, the exceptions to the FCC duopoly rule and the allocation of broadcast spectrum;

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  declines in the domestic advertising market;

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  further consolidation of national and local advertisers;

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  global or local events that could disrupt television broadcasting;

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  risks associated with acquisitions including integration of acquired businesses;

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  changes in television viewing patterns, ratings and commercial viewing measurement;

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  changes in our television network affiliation agreements;

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  changes in our retransmission consent agreements;

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  seasonality of the broadcast business due primarily to political advertising revenues in even years;

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  acts of nature, sabotage, terrorism or other similar acts causing damage greater than insurance coverage limits; and

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  those other factors discussed in the section titled "Risk Factors."

        Forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any forward-looking statement because of new information, future events or other factors. Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. There is no assurance that any of the risks described under the caption "Risk Factors" or that any of the uncertainties associated with the forward-looking statements discussed in this proxy statement/prospectus will occur, or if any of them do, when they will occur or what impact they will have on our or financial condition. Future results and performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

        Holders of LIN Corp. common stock should understand that the foregoing important factors, in addition to those discussed elsewhere in this proxy statement/prospectus or in the documents which are incorporated by reference into this proxy statement/prospectus, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements.

 THE SPECIAL MEETING AND THE VOTE REQUIRED

        This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of LIN Corp. for use at the special meeting for the purposes described in this proxy statement/prospectus and in the accompanying notice of special meeting of stockholders of LIN Corp.

Date, Time and Place of Special Meeting

        The LIN Corp. special meeting will be held on [                    ], 2013, beginning at [            ], local time, at [                ], unless postponed or adjourned to a later date. You are entitled to attend the special meeting only if you are a LIN Corp. stockholder of record or a beneficial owner as of the record date, if you hold a valid proxy for the special meeting or if you are an invited guest of LIN Corp.

        If your shares of LIN Corp. common stock are registered directly in your name with LIN Corp.'s transfer agent, you are a stockholder of record, and stockholders of record who wish to attend the special meeting in person must bring government-issued photo identification to the special meeting.

        If your shares are held in "street name" through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership and government-issued photo identification in order to be admitted to the special meeting.

        If you are a proxy holder for a LIN Corp. stockholder, you will need to bring a validly executed proxy naming you as the proxy holder, proof of record ownership of the LIN Corp. stockholder naming you as proxy holder and government-issued photo identification.

Matters to be Considered

        This proxy statement/prospectus is furnished in connection with the solicitation by our board of directors of proxies from the stockholders to be exercised at the special meeting and at any adjournment(s) or postponement(s) of such meeting, to consider and vote on the following proposal:

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  Proposal 1:  to consider and vote upon a proposal to adopt the merger agreement (which is attached as Annex A) and to approve the transactions contemplated by the merger agreement, including the merger; and

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  Other Matters:  to transact any other business as may properly come before the special meeting or any adjournment or postponement of such special meeting.

        A vote for adoption of the merger agreement is a vote for approval of the transactions contemplated therein, including, without limitation, the conversion of LIN Corp. into a limited liability company through the merger of LIN Corp. with and into LIN LLC and for the conversion of all outstanding shares of LIN Corp. common stock on a one-for-one basis into a corresponding series of LIN LLC common shares.

Recommendation of the Board

        The board of directors of LIN Corp. recommends that the stockholders of LIN Corp. vote "FOR" adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger.

        LIN Corp.'s board of directors has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms set forth in the merger agreement. See "The Merger—Reasons for the Merger" and "The Merger—Recommendation of LIN Corp.'s Board of Directors Regarding the Merger."

        In considering the recommendation of the LIN Corp. board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, you should be aware that some of LIN Corp.'s directors and executive officers may have interests that are different from, or in addition to, the interests of LIN Corp. stockholders more generally. See "The Merger—Interests of Certain Persons in the Merger—LIN Corp. Executive Officers and Directors."

        At this time, the board of directors of LIN Corp. is unaware of any matters, other than set forth above, that may be presented for action at the special meeting or any adjournment or postponement thereof. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

Who May Vote; Record Date

        All LIN Corp. stockholders who held shares of record at the close of business on [                    ], 2013, the record date set by LIN Corp.'s board of directors for the special meeting are entitled to receive notice of and to vote at the special meeting and, unless a later record date is fixed therefor, any adjournment or postponement of the special meeting, provided that such shares remain outstanding on the date of the special meeting.

        Holders of shares of LIN Corp. class A common stock outstanding on the record date are entitled to one vote per share at the special meeting. At the close of business on the record date, [                    ] shares of LIN Corp. class A common stock were outstanding and entitled to vote.

        The LIN Corp. class B common stock is generally not entitled to vote per LIN Corp.'s governing documents except with respect to approval of a range of specified corporate transactions as to which the LIN Corp. class B common stock votes as a separate class, with each share of LIN Corp. class B common stock entitled to one vote. The adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, constitute one of the specified corporate transactions as to which the approval of a majority of the voting power of the LIN Corp. class B common stock voting as a separate class is required. Holders of shares of LIN Corp. class B common stock outstanding on the record date are entitled to one vote per share at the special meeting with respect to Proposal 1 regarding the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger. At the close of business on the record date, [                    ] shares of LIN Corp. class B common stock were outstanding and entitled to vote.

        The LIN Corp. class C common stock is entitled to 70% of the voting power on all matters submitted to a vote of LIN Corp.'s stockholders in which holders of LIN Corp. class A common stock and LIN Corp. class C common stock vote. Each outstanding share of LIN Corp. class C common stock is entitled to a proportionate number of votes determined at the record date relative to the total number of shares of LIN Corp. class A common stock outstanding. As of [                        ], 2013, the record date of the special meeting, there were two shares of LIN Corp. class C common stock outstanding. As a result, each share of LIN Corp. class C common stock will be entitled to cast [              ] votes at the special meeting. The LIN Corp. class A common stock and the LIN Corp. class C common stock generally vote together as a single class on all matters submitted to a vote of LIN Corp.'s stockholders.

Quorum

        A quorum of stockholders is necessary to hold a valid special meeting. The holders of a majority in voting power of the outstanding shares of LIN Corp. class A common stock and LIN Corp. class C common stock, voting together, and the holders of a majority in voting power of the outstanding shares of LIN Corp. class B common stock, voting separately, in each case, entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum for the special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, broker non-votes and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares on a particular matter, will count towards the quorum.

Vote Required

        Proposal 1 (which is a vote for adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger) requires the affirmative vote of (i) a majority of the votes entitled to be cast by holders of LIN Corp. class A common stock and LIN Corp. class C common stock entitled to vote at the special meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN Corp. class B common stock voting as a separate class, in each case, outstanding as of the record date. Votes may be cast for, against or may abstain. The failure to vote by proxy or in person with respect to Proposal 1 will have the same effect as a vote against Proposal 1. Abstentions and broker non-votes also will have the same effect as a vote against Proposal 1.

        LIN Corp.'s board of directors urges LIN Corp. stockholders to promptly submit their proxies by completing, dating and signing the accompanying proxy card and to promptly return it in the enclosed postage-paid envelope, or, if you hold your stock in "street name" through a bank or a broker, by following the voting instructions of your bank or broker.

Shares and Voting of LIN Corp.'s Directors and Executive Officers

        As of the record date, LIN Corp. directors and executive officers and their affiliates, as a group, owned and were entitled to vote (i) [                    ] shares of LIN Corp. class A common stock, (ii)  [                    ] shares of LIN Corp. class B common stock and (iii) two shares of LIN Corp. class C common stock or approximately [            ]% of the outstanding LIN Corp. class A common stock, [            ]% of LIN Corp. class B common stock and 100% of LIN Corp. class C common stock. These directors and executive officers have informed LIN Corp. that they intend to vote their shares in favor of Proposal 1, but none of LIN Corp.'s directors and executive officers has entered into any agreement obligating such director or executive officer to do so.

How to Vote Your Shares

        If you are a stockholder of record, you may submit your proxy by mail or you may vote in person at the special meeting:

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  Mail:  LIN Corp. stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. LIN Corp. stockholders who submit their proxy this way should mail the proxy card early enough so that it is received before the date of the special meeting.

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  In Person:  LIN Corp. stockholders may vote in person at the special meeting or by sending a representative with an acceptable proxy that has been signed and dated. LIN Corp. will provide a ballot for voting at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy, however.

        Even if you plan to attend the special meeting, to ensure that your shares of LIN Corp. common stock are represented at the special meeting, you should submit a proxy. You may change your vote at any time before your proxy is voted at the special meeting by properly revoking your proxy.

        LIN Corp. common stock represented by a properly executed proxy in the accompanying form will be voted at the special meeting and, when instructions have been given by you, will be voted in accordance with those instructions. If no instructions are given by you in your proxy, your shares will be voted according to the recommendations of our board of directors. Please review the voting instructions on the proxy card and carefully read this proxy statement/prospectus prior to voting.

        If you are a beneficial owner holding your shares in "street name," you should direct your broker, bank, trustee or other nominee on how to vote the shares. You should complete a voting instruction card provided to you by your broker, bank, trustee or other nominee or provide your voting instructions via the Internet or by telephone, if Internet or telephone voting is made available to your broker, bank, trustee or other nominee. If you wish to vote or take any other action in person at the meeting, you must first obtain from the broker, bank, trustee or other nominee that is the holder of record of your shares a proxy issued in your name. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares or take any other actions, but you may still attend the special meeting as our guest if you bring a recent bank or brokerage statement showing that you beneficially owned LIN Corp. common stock at the close of business on the record date. Even if you plan to attend the special meeting, to ensure that your shares are represented at the special meeting, you should direct your broker, bank, trustee or other nominee on how to vote your shares. You may change your vote at any time before your proxy is voted at the special meeting by properly revoking your proxy.

        Your broker, bank, trustee or other nominee does not have discretionary voting authority on Proposal 1, which means that such broker, bank, trustee or other nominee will not be able to vote your LIN Corp. common stock on Proposal 1 without instructions from you.

Revocation of Proxies

        If you are a stockholder of record, you can revoke your proxy by giving written notice to our corporate secretary, by submitting another properly executed proxy with a later date, or by attending the meeting and either giving notice of revocation to the inspector of election at the special meeting or voting in person at the special meeting. If you are a stockholder in "street" or "nominee" name, you should consult with the bank, broker or other nominee regarding that entity's procedures for revoking your voting instructions. Attendance at the special meeting will not, in and of itself, serve to revoke your proxy.

Proxy Solicitation

        The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Proxy Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders in a stockholder's household. We will promptly deliver a separate copy to any stockholder upon written or oral request to LIN TV Corp., One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, Attention: Denise M. Parent, Secretary; Telephone: (401) 454-2880. If any stockholder wants to receive separate copies of proxy statements in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and phone number.

 Inspector of Election

        We have retained Computershare Investor Services to act as the independent inspector of election at the special meeting.

Results of the LIN Corp. Special Meeting

        The preliminary voting results will be announced at the LIN Corp. special meeting. In addition, within four business days following certification of the final voting results, LIN Corp. intends to file the final voting results with the SEC on Form 8-K.

Other Matters of Business

        At this time, LIN Corp. is not aware of any other matters that will be presented for a vote at the LIN Corp. special meeting other than those described in this proxy statement/prospectus. If any other matters properly come before the special meeting, the proxies will have the discretion to vote upon such matters in accordance with their best judgment.

Adjournment; Other Matters

        A quorum of LIN Corp. stockholders is necessary to hold a valid special meeting. If there are insufficient shares of LIN Corp. common stock to constitute a quorum, under the bylaws of LIN Corp., the special meeting may be adjourned from time to time by the chairman of the special meeting to a date not more than thirty (30) days after the original record date without notice other than announcement at the special meeting.

        Do not send in your stock certificates with your proxy card. After the merger is completed, each outstanding certificate (or evidence of shares in book-entry form) representing shares of LIN Corp. common stock will be deemed for all purposes to represent the same number of such series of LIN LLC common shares into which such shares will be converted and exchanged in the merger pursuant to the merger agreement. Holders of such outstanding certificates will not be asked to surrender them for cancellation in connection with the merger. New LIN LLC share certificates will be issued if (and only if) certificates representing LIN Corp. common stock are thereafter presented for exchange or transfer.

THE MERGER

        This section of the proxy statement/prospectus describes the material aspects of the merger and the other reorganization transactions. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement (which is attached as Annex A), for a more complete understanding of the merger. In addition, important business and financial information about each of LIN Corp. and LIN LLC is included in or incorporated into this proxy statement/prospectus by reference and is included in the Annexes hereto. See "Where You Can Find More Information" and "Incorporation By Reference."

        Your approval of the merger agreement will constitute your approval of all of the transactions contemplated thereby, including the merger and LLC agreement.

 Reasons for the Merger

General

        While we have continually reviewed opportunities for us to reduce or eliminate our liabilities related to our interest in Station Venture since its formation, in the fourth quarter of 2010, we commenced a strategic review, with the support of our accounting, tax and legal advisors, to assess opportunities to improve our financial position and corporate structure, focusing on certain of our liabilities primarily related to the ownership of our indirect 20.38% interest in Station Venture. Such strategic review by us resulted in the sale of such interest in Station Venture (together with other related assets) and the pending merger, in each case, as described below and elsewhere in this proxy statement/prospectus.

        On February 12, 2013, we announced that LIN Corp., LIN Television and LIN Texas entered, and completed, the Sale Transaction, with, among others, NBC Telemundo License LLC, an affiliate of NBCUniversal, LLC (referred to as "NBC"), General Electric Company ("GE"), General Electric Capital Corporation ("GECC") and Station Venture. See "—Sale Transaction" and the Current Report on Form 8-K filed by us with the SEC on February 15, 2013 (which is incorporated by reference into this proxy statement/prospectus) for a description of the material terms of the Transaction Agreement and the Sale Transaction. Generally, the Sale Transaction completed (i) the sale by LIN Texas of its 20.38% interest in Station Venture and (ii) the transfer by LIN Television of its right to prior unsecured shortfall fundings made by LIN Television to Station Venture to enable Station Venture to pay a portion of the interest under the GECC Note (as defined below) for $1.00 (which we believe to represent the fair market value of such assets). In addition, in the Sale Transaction, LIN Television caused to be transferred to Station Venture a $100 million capital contribution, which amount was used by Station Venture to prepay a portion of its senior secured credit facility and related non-amortizing senior secured note due 2023 in the principal amount of $815.5 million (referred to as the "GECC Note"), in exchange for LIN Corp. being released from its guarantee of the full amount of the GECC Note (referred to as the "GECC Guarantee"). This component was the product of arm's length bargaining and thus we view such $100 million contribution as representing the approximate fair value of the GECC Guarantee at the time of the Sale Transaction. NBC, our joint venture partner in Station Venture, also paid $602 million to GECC, an indirect subsidiary of GE, and the administrative agent under the GECC Note, to acquire the balance of the payables under the GECC Note. As a result of the Sale Transaction as further described in this section below, NBC owns 100% of Station Venture and the GECC Note and neither LIN Corp. nor any of its direct or indirect subsidiaries have any further obligations (funding or otherwise) under the GECC Note, the GECC Guarantee or related to Station Venture.

        The LIN Corp. board of directors believes that the Sale Transaction followed by the merger in the same tax year and the other reorganization transactions are advisable and in the best interests of

LIN Corp. and its stockholders because, among other reasons and as described in this section below, any tax loss recognized by LIN Corp. in the merger would be available to offset, in whole or in part, the capital gain LIN Corp. recognized for federal income tax purposes upon completion of the Sale Transaction, thereby resulting in a potential tax savings to LIN Corp. of up to $212 million in 2013 (assuming an effective capital gain tax rate of 37%). To the extent that there is any capital gain recognized as a result of the Sale Transaction that is not otherwise offset by the tax losses recognized as a result of the merger, LIN Corp. expects to utilize a portion of its existing net operating losses to offset all or a substantial portion of any such remaining capital gains. Without the benefit of the tax losses expected to be recognized as a result of the merger, LIN Corp. would incur a significant tax liability from the Sale Transaction that it may not otherwise have access to sufficient funds to pay, offset or reduce.

        In this proxy statement/prospectus, we collectively refer to the merger and the Sale Transaction as the reorganization transactions. The Sale Transaction has already been completed and LIN Corp. stockholder approval was not required for such transaction. LIN Corp. stockholder approval is only required for the merger and you are only being asked to vote on the adoption of the merger agreement and approval of the merger. For a description of the terms of the merger agreement, including the conditions precedent to its completion, see "The Merger Agreement."

Sale Transaction

  Recognition of a Deferred Tax Gain in Station Venture

        In 1998, LIN Corp., through its indirect wholly-owned subsidiary LIN Texas, acquired a 20.38% interest in Station Venture, a joint venture in which NBC owned the remaining 79.62% interest. Station Venture is a limited partner in a business that owns television stations KXAS-TV, an NBC affiliate in Dallas, and KNSD-TV, an NBC affiliate in San Diego. Prior to the completion of the Sale Transaction, LIN Texas and NBC had a 50% voting interest in Station Venture and NBC operated the two stations pursuant to a management agreement. In January 2011, Comcast Corporation acquired a 51% ownership stake in, and control of the business of, NBC, while a wholly-owned subsidiary of GE at the time owned the remaining 49% of NBC.

        The formation of Station Venture was structured in a manner that resulted in the deferral of a substantial amount of gain and corresponding creation of a deferred tax liability for LIN Corp. in the amount of approximately $265 million. Such gain would be recognized and the corresponding tax liability would become due and payable upon the occurrence of certain events, but in no event later than 2023 upon the maturing of the GECC Note. The completion of the Sale Transaction resulted in the recognition of a deferred tax gain of approximately $715.5 million and the acceleration of the corresponding deferred tax liability. Approximately $142 million of the deferred tax gain was recognized as ordinary income which we will offset through the utilization of existing net operating losses. The balance of approximately $573 million was recognized as capital gain, a portion of which, if necessary, may be offset with existing net operating losses as well. Absent the merger, (i) the balance of the capital gain recognized in the Sale Transaction would result in a 2013 tax liability to LIN Corp. (assuming a capital gain tax rate of 37%) of approximately $163 million and (ii) LIN Corp's entire net operating losses would be utilized.

        Because (i) the occurrence of any event that would require us to recognize the deferred gain and the corresponding deferred tax liability could have a material adverse effect on us and our operations if we do not have access to sufficient funds to pay, offset or otherwise reduce such tax liability and (ii) since it was not a matter of "if" we would have been required to recognize such deferred tax liability, but rather "when" such tax recognition would be required by LIN Corp., our management and board of directors have continually reviewed our business strategy, key business and financial metrics and legal, tax and regulatory matters related to our structure, including items of particular importance to federal income tax requirements, for opportunities in which we may be able to significantly offset or reduce the inevitably of such deferred tax liability. See "—Background of the Merger."

        As described below, completing the reorganization transactions at this time, including effecting the Sale Transaction followed by the merger in the same tax year, presents a unique and advantageous opportunity for LIN Corp. to, in a series of related transactions:

  (i)
  in the Sale Transaction, (A) terminate the $815.5 million GECC Guarantee, (B) remove LIN Corp. from any further funding obligations related to the GECC Note and Station Venture and (C) sell its 20.38% interest in Station Venture and its right to unsecured shortfall fundings made to Station Venture for $1.00, which actions, as described above, had the effect upon completion of the Sale Transaction of recognizing the deferred gain and corresponding tax liability that we deferred upon the formation of, and our initial investment in, Station Venture, and

  (ii)
  in the merger, convert LIN Corp.'s form of organization from a corporation into a partnership for tax purposes by merging with and into a limited liability company (which merger will be treated as a liquidation for federal income tax purposes), with the result of the merger being that LIN Corp. expects to recognize a significant tax loss in its equity interest in LIN Television that will be available to offset, in whole or in part, the portion of the deferred gain recognized as capital gain in the Sale Transaction. See "—Recognition of Tax Loss in Equity in LIN Television Upon Completion of the Merger."

        As described above, if there is any portion of the capital gain recognized as a result of the Sale Transaction that is not otherwise offset by tax losses recognized as a result of the merger, LIN Corp. expects to utilize a portion (or all) of its existing net operating losses to offset all or a substantial portion of any such remaining capital gain.

        In summary, if the merger is not completed in 2013, then LIN Corp. would (i) incur a tax liability in 2013 of approximately $163 million attributable to the Sale Transaction and (ii) utilize all its existing net operating losses. However, if the merger agreement is approved and the merger is effected in 2013, then, subject to the price of LIN Corp. class A common stock at the effective time of the merger (see "Recognition of a Tax Loss in the Equity in LIN Television Upon Completion of the Merger"), LIN Corp. expects to recognize a tax loss on the merger that would (i) offset all or a substantial portion of the capital gain recognized in the Sale Transaction and (ii) preserve for future use by LIN Television a significant amount of its net operating losses.

  Sale of Our Interest in Station Venture

        As part of the Sale Transaction, LIN Texas transferred to affiliates of NBC its entire 20.38% interest in Station Venture for $1.00 (which we believe to represent the fair market value of such asset).

        During the fourth quarter of 2008, due to the continued decline in the operating profits of Station Venture, we determined that there was an other-than-temporary impairment in our investment in Station Venture. As a result, and in the absence of the ability to recover the carrying amount of our equity investment in Station Venture, we recorded a loss sufficient to write-off the full amount of such equity investment, which was included in the share of loss (income) in equity investment in our consolidated statement of operations for 2008. Subsequent to the reduction of the carrying value of Station Venture to $0.00, and as a result of the GECC Guarantee that remained in effect until we completed the Sale Transaction, we also suspended the recognition of equity method losses in our financial statements at that time.

  Release of $815.5 Million Guarantee of Station Venture's Credit Facility

        At the time of LIN Texas's acquisition of its interest in Station Venture, GECC provided secured debt financing to Station Venture in the form of the $815.5 million GECC Note (which bore interest at a rate of 8% per annum). In connection with Station Venture's initial borrowing under the GECC Note, LIN Corp. entered into, and until the completion of the Sale Transaction was still liable for, the GECC Guarantee.

        Upon an event of default under the GECC Note, GECC's recourse was, first, to Station Venture, second, against LIN Texas's equity interest in Station Venture and, after exhausting all remedies against the assets of Station Venture and the other equity interests in Station Venture, to LIN Corp. pursuant to the GECC Guarantee for the remaining amount of the GECC Note. Upon the occurrence of an event of default under the GECC Note in which GECC seeks relief from LIN Corp. under the GECC Guarantee, the amount that would have been owed by LIN Corp. was equal to the difference between (i) the total amount at which Station Venture's assets were sold and (ii) the principal amount and any unpaid interest due under the GECC Note. As of December 31, 2011 and December 31, 2010, we estimated the fair value of Station Venture's assets to be approximately $118 million and $254.1 million, respectively, less than the outstanding balance of the GECC Note. The Company's management also believed that going forward until the stated maturity of the GECC Note that there would have continued to be significant uncertainty regarding the fair value of Station Venture's assets and the Company's corresponding liability under the GECC Note.

        At the time of the Sale Transaction, the outstanding amount due under the GECC Note was $823.1 million, consisting of the full principal amount of $815.5 million (interest only payments were historically made) and $7.6 million in interest. Based on the terms of the Sale Transaction in which NBC paid (i) $602 million to acquire the balance of the GECC Note and (ii) $1.00 to LIN Texas for its 20.38% interest in Station Venture, NBC effectively acquired Station Venture (and all of its assets) for approximately $602 million. Based on the foregoing, the GECC Guarantee at the time of the Sale Transaction represented a potential liability to LIN Corp. of approximately 221.1 million (i.e., $823.1 million (which included the principal amount of $815.5 million and $7.6 million of accrued interest) less $602 million paid by NBC) for which it paid $100 million in the Sale Transaction to terminate. As described above under "—Reasons for the Merger—General," such $100 million was caused to be contributed by LIN Television to Station Venture in order for Station Venture to partially prepay the GECC Note. LIN Television funded the $100 million contribution through a combination of cash on hand, cash from revolving borrowings under its existing credit agreement and an additional five-year $60 million incremental term loan facility with Deutsche Bank Trust Company Americas (referred to as "Deutsche Bank Trust") pursuant to an Incremental Term Loan Activation Notice Tranche B-2 Term Facility, dated February 12, 2013, under its existing credit agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by LIN Corp. and LIN Television with the SEC on February 15, 2012.

        As part of the negotiated consideration that LIN Corp. received upon completion of the Sale Transaction, LIN Corp. was completely released from any further obligations related to the payment of the principal and interest under the GECC Note, and the GECC Guarantee was terminated in full, in exchange for LIN Television causing $100 million to be transferred to Station Venture to be used as a partial prepayment of the secured debt financing of Station Venture with GECC, of which the GECC Note and GECC Guarantee relate. Being able to effect the termination of the GECC Guarantee (and trigger the resulting capital gain) at a time when LIN Corp. may be able to recognize an offsetting tax loss by effecting the merger created a planning opportunity for LIN Corp. that may result in a potential tax savings of up to $212 million in 2013 (assuming an effective capital gain tax rate of 37%).

  Transfer of Shortfall Funding Receivables and Termination of Future Shortfall Funding Obligations

        As described above, Station Venture is the obligor on the GECC Note, which bore interest at a rate of 8% per annum. There were no scheduled payments of principal under the GECC Note due prior to 2023 and, as described below, interest-only payments have been made by Station Venture since entering into the GECC Note. Other than with the consent of LIN Corp. and GECC or upon the acceleration of the principal amount of the GECC Note upon an event of default, prepayment of the principal of the GECC Note is prohibited prior to its stated maturity in 2023.

        In light of the adverse effect of the economic downturn on Station Venture's operating results and because of anticipated future cash shortfalls at Station Venture, on March 5, 2012, LIN Television and GE, one of the other indirect owners of an interest in Station Venture, entered into the 2012 Shortfall Funding Agreement covering the period from April 2, 2012 through April 1, 2013. Under the terms of the 2012 Shortfall Funding Agreement, we agreed that if Station Venture did not have sufficient cash to fund interest payments on the GECC Note through April 1, 2013, we and GE would each provide Station Venture with unsecured fundings in a pro-rata amount based on our respective percentage of economic interest in Station Venture. GE's obligation to fund the unsecured fundings under the 2012 Shortfall Funding Agreement was conditioned upon the receipt of the consent of Comcast Corporation to the terms and conditions on which GE provides its proportionate share of any shortfall; provided, that Comcast's consent may not be unreasonably withheld. NBC acknowledged and agreed to the terms of the 2012 Shortfall Funding Agreement. During the continued negotiation of the terms of the Sale Transaction, it became increasingly uncertain to LIN Corp.'s management whether future shortfall funding payments would be available after the expiration of the 2012 Shortfall Funding Agreement, which, without the effect of the Sale Transaction that terminated LIN Corp.'s and its subsidiaries' obligations (funding or otherwise) to Station Venture, may have required LIN Corp. or its subsidiaries to pay the full amount of any shortfall fundings going forward or cause a default under Station Venture's credit facility.

        One of the transactions effected in the Sale Transaction was the assignment in full of the 2012 Shortfall Funding Agreement to NBC and the release of any further obligation by LIN Television or any of our other subsidiaries to make any additional fundings to Station Venture thereunder. By the end of the term of the 2012 Shortfall Funding Agreement on April 1, 2013, we anticipated that LIN Television's obligation to cause additional unsecured fundings to be made to Station Venture would have totaled approximately $1 million representing our 20.38% portion of the interest due under the GECC Note—a portion of such funding obligations were avoided by us as a result of the Sale Transaction.

        The cumulative effect of the termination of the 2012 Shortfall Funding Agreement in the Sale Transaction, together with the sale by LIN Texas of its interest in Station Venture and the termination of our GECC Guarantee described above, is that neither LIN Corp. nor any of its direct or indirect subsidiaries have any further investment in, or obligations (funding or otherwise) related to, Station Venture, including, without limitation, to make any unsecured fundings or payments under the GECC Note or GECC Guarantee.

        LIN Television previously entered into similar one-year shortfall funding agreements with NBC and GE and, during the years ended December 31, 2011 and 2010 pursuant to shortfall funding agreements covering such periods, we caused a subsidiary of ours to make other unsecured fundings to Station Venture in the aggregate principal amount of $2.5 million and $4.1 million, respectively, representing our 20.38% share in debt service shortfalls under the GECC Note. All of the unsecured fundings made by our subsidiary to Station Venture remained outstanding as of the completion of the Sale Transaction and the total of such unsecured fundings, including accrued interest, equaled $10.2 million (such total amount is referred to as the "Shortfall Funding Receivables"). Concurrent with our funding of such unsecured shortfalls in prior years, NBC or GE made additional unsecured fundings in amounts in respect of their 79.62% share.

        Because of uncertainty surrounding Station Venture's ability to repay the Shortfall Funding Receivables, LIN Corp. concluded that it was more likely than not that the Shortfall Funding Receivables would not be recovered within a reasonable period of time, and concurrently recognized charges of $4.2 and $4.7 million in 2012 and 2011, respectively, to reflect the impairment of such Shortfall Funding Receivables. As part of the Sale Transaction and in connection with the sale by LIN Texas of its interest in Station Venture to NBC, LIN Television transferred all of its rights to the Shortfall Funding Receivables to NBC for $1.00 (which we believe to represent the fair market value of such assets).

Recognition of a Tax Loss in the Equity in LIN Television Upon Completion of the Merger

        At the time of the effectiveness of the merger, LIN Corp.'s 100% ownership interest in LIN Television will represent its sole asset. LIN Corp.'s conversion of its form of organization from a corporation into a limited liability company in the merger will classify it as a partnership for federal income tax purposes. The merger will be treated as a liquidation of LIN Corp. for federal income tax purposes with the result that LIN Corp. will recognize gain or loss, as applicable, in respect of its 100% equity interest in LIN Television determined as if it had sold such equity interest to its stockholders for its fair market value. Thus, LIN Corp. would recognize gain or loss equal to the difference between the fair market value of its 100% equity interest in LIN Television (less any related liabilities) and its tax basis in such equity interest. Because the equity interest in LIN Television represents its only asset, LIN Corp. intends to compute its gain or loss based on the trading price of the LIN Corp. class A common stock on the date of the merger.

        Based on the trading price of the LIN Corp. class A common stock on the date of this proxy statement/prospectus, the fair market value of our assets would be less than our tax basis, thereby producing a loss for tax purposes. As the trading price of LIN Corp. class A common stock fluctuates between the date of this proxy statement/prospectus and the merger, the amount of tax loss that LIN Corp. will be able to recognize in its ownership of the equity in LIN Television upon consummation of the merger will increase or decrease accordingly. If such trading price increases above approximately $10.80 per share, LIN Corp. would not have sufficient tax loss available from the merger to offset against the entire capital gain recognized in the Sale Transaction. If an increase in the trading price of LIN Corp. class A common stock occurs such that the tax loss recognized in the merger does not completely offset the entire amount of capital gain arising from the Sale Transaction, then LIN Corp. would be required to use first some (or all) of its existing net operating losses to offset all or a substantial portion of any such remaining gains and thereafter it would incur a cash tax liability for any remaining balance.

        For example, if the trading price of LIN Corp. class A common stock is at or below approximately $10.80 per share at the time of the merger, then, upon completion of the merger, LIN Corp. expects to recognize a sufficient amount of tax loss to offset all of the capital gain recognized in the Sale Transaction. However, LIN Corp. has estimated that if the trading price of LIN Corp. class A common stock increases to approximately $12.35 per share at the time of the merger, then LIN Corp. would only be able to recognize a taxable loss from the merger equal to approximately $445 million, which would not be sufficient to offset all of the capital gain recognized in the Sale Transaction. As a result, at such trading price at the time of the merger, LIN Corp. would be required to utilize approximately $271 million of the net operating losses that existed as of December 31, 2012 (which represents all of the existing net operating losses reflected on LIN Corp.'s consolidated financial statements) in order to sufficiently offset (and avoid having to use cash on hand or borrowings to pay) the balance of any resulting tax liabilities recognized in the Sale Transaction. For each added $1.00 per share that the trading price of LIN Corp. class A common stock exceeds approximately $12.35 upon the effective time of the merger, we expect to incur cash income taxes of approximately $20 million. For example, if the trading price of LIN Corp. class A common stock at the effective time of the merger was approximately $14.35 per share, we would expect to incur cash taxes of approximately $40 million to satisfy the federal and state income tax liability related to the portion of the capital gains recognized from the Sale Transaction that are not offset as a result of the merger.

        In addition, it is possible that, if the trading price of LIN Corp. class A common stock significantly increases to a price equal to (or greater than) approximately $20.00 per share, LIN Corp. would not be able to recognize any tax loss as a result of the merger to offset against the capital gain recognized in the Sale Transaction. If such situation were to occur and LIN Corp. class A common stock was trading at a price greater than approximately $20.00 per share at the time of the merger, it is probable that LIN Corp.'s board of directors would not consummate the merger.

        Below is a graphic representation of the structure of LIN Corp. and LIN LLC immediately before and after the reorganization transactions:

Background of the Merger

        LIN Corp.'s management and board of directors continually review its business strategy, results of operations, the current economic and business environment, key financial metrics and legal, tax and regulatory matters for opportunities to create value for LIN Corp.'s stockholders and improve LIN Corp.'s financial results. Among other matters, these discussions have included from time to time a review of potential transactions and alternative legal structures that would allow LIN Corp.to terminate, or significantly reduce, the liabilities related to our indirect 20.38% interest in Station Venture that LIN Texas recently sold in the Sale Transaction. In particular, LIN Corp. has considered various potential transactions that would have the effect of terminating the GECC Guarantee and eliminating our funding obligations with respect to the operations of Station Venture. During the fourth quarter of 2010 and primarily in response to LIN Corp.'s increased uncertainty regarding Station Venture's ability to service its debt obligations and LIN Corp.'s corresponding potential liability under the GECC Guarantee in the event Station Venture was unable to do so, LIN Corp. commenced a strategic review with certain of its professional advisors to explore various alternatives to unwind Station Venture as a joint venture in a tax efficient manner and terminate, or significantly reduce, LIN Corp.'s related liabilities, including with respect to the GECC Guarantee.

        Weil, Gotshal & Manges LLP (referred to as "Weil") was retained to act as legal advisor to LIN Corp., including with respect to certain U.S. federal income tax consequences relating to any such possible transaction involving Station Venture, and PricewaterhouseCoopers LLC (referred to as "PwC") was engaged to assist management in reviewing and analyzing the tax consequences of the proposed transaction alternatives. In December 2010, as part of LIN Corp.'s review of potential opportunities to improve its financial position with respect to its indirect 20.38% interest in Station Venture, LIN Television engaged Deutsche Bank Securities Inc. (referred to as "Deutsche Bank") to provide advisory and investment banking services with respect to its exploration of various transaction alternatives with respect to LIN Corp.'s investment in Station Venture. LIN Television has agreed to pay Deutsche Bank customary fees in connection with its engagement. In addition, LIN Television paid Deutsche Bank Trust customary fees in connection with the closing of the incremental term loan facility described above under "Reasons for the Merger—Sale Transaction—Release of $815.5 Million Guarantee of Station Venture's Credit Facility." Throughout 2011, LIN Corp.'s and LIN Television's management and LIN Corp.'s board of directors, together with certain of their professional advisors, discussed on an on-going basis potential alternatives for a transaction involving LIN Texas's interest in Station Venture and the advantages and disadvantages to each transaction alternative.

        On April 6, 2011, LIN Corp.'s management, along with representatives of PwC, met with senior tax executives from NBC and Comcast and discussed in detail the background regarding the formation and structure of Station Venture (including the deferred recognition of a $815.5 million gain) and the advantages and disadvantages to LIN Corp. and to Comcast and GE, the then joint owners of NBC, of effecting a transaction involving its interest in Station Venture. At the meeting, LIN Corp.'s management outlined in detail that such a transaction would have significant benefits for LIN Corp. and for GE and Comcast. LIN Corp.'s management also discussed the tax impact that would result from the sale of its interest in Station Venture and the termination of the GECC Guarantee and that such a transaction would require LIN Corp. to immediately recognize the gain in its interest in Station Venture that was deferred at the time of its formation. LIN Corp.'s management also reviewed certain potential benefits of completing such a transaction involving its interest in Station Venture, including the ability to provide NBC with a step-up in its tax basis in its interest in Station Venture and the potential for LIN Corp. to execute a transaction to liquidate itself for income tax purposes in order to realize a capital loss in its equity in LIN Television to be used to offset the capital gain recognized from such a transaction involving Station Venture.

        On September 8, 2011, LIN Corp.'s management and representatives from Weil met with representatives from GE to discuss various alternatives for a transaction involving Station Venture that may terminate, or significantly reduce, LIN Corp.'s liabilities under the GECC Guarantee. Various transaction alternatives were discussed, including selling LIN Texas's interest in Station Venture to GE and the potential benefits to all of the parties if such a transaction were to occur.

        On January 18, 2012, LIN Corp. sent a letter to senior GE management proposing a transaction in which GE would terminate the GECC Guarantee in exchange for the transfer to GE of LIN Texas's 20.38% interest in Station Venture and certain cash consideration. This letter summarized Station Venture's historical and projected financial performance, the benefits to LIN Corp. and GE that would result from such transaction and detailed the timing and structure of the proposed transaction.

        During the second and third quarters of 2012, management of LIN Corp. and LIN Television continued to work with their advisors, including Deutsche Bank, Weil and PwC, in reviewing various legal, financial and regulatory considerations associated with a proposed transaction involving Station Venture, including addressing federal income tax matters and various transaction structure alternatives with GE/Comcast or a third party. Certain transaction alternatives considered by LIN Corp. included the possible sale of its Station Venture interest to NBC, GE and/or Comcast in order to unwind the joint venture in a tax efficient manner even if the GECC Guarantee were to remain a liability of LIN Corp. after such a transaction. LIN Corp.'s management discussed with representatives from Weil during this time various options for effecting the liquidation of LIN Corp. for income tax purposes that would be necessary to realize a capital loss in its equity in LIN Television, including a conversion of LIN Corp. into a limited liability company or a complete liquidation of LIN Corp. and subsequent proportionate distribution of its assets to LIN Corp.'s stockholders. LIN Corp.'s management also considered, and discussed in detail with its advisors, the effects of becoming a publicly-traded limited liability company instead of a corporation and the effects of any such transaction on LIN Corp.'s stockholders.

        On November 7, 2012, LIN Corp.'s management met with senior representatives from NBC to discuss the status of Station Venture and to discuss the possibility of a transaction to unwind the joint venture in a tax efficient manner. NBC expressed interest in such a transaction and proposed further discussions.

        At regularly scheduled meetings of the audit committee of LIN Corp.'s board of directors held on December 3, 2012, and of LIN Corp.'s board of directors held on December 6, 2012, LIN Corp.'s management and all of its directors and committee members continued their discussions with representatives from Weil regarding various possibilities to sell LIN Texas's interest in Station Venture in a tax efficient manner and terminate LIN Corp.'s related liabilities. At each meeting, presentations were made by Richard Schmaeling, LIN Corp.'s chief financial officer, and Denise Parent, LIN Corp.'s chief legal officer. During each meeting, LIN Corp.'s management and members of its board of directors discussed in detail the advantages and risks of various transaction alternatives for Station Venture and the underlying business rationale and concerns for each alternative. After detailed discussions among the attendees at each meeting and with representatives from Weil regarding several aspects of different transaction alternatives, each of the audit committee of the board of directors and the board of directors determined, and authorized LIN Corp.'s management, to continue to explore various strategic alternatives related to LIN Texas's interest in Station Venture and LIN Corp.'s related liabilities, including a transaction with NBC.

        On December 7, 2012, LIN Corp's management met with senior executives from Comcast and GE to discuss a term sheet prepared by Comcast and GE that outlined a transaction to unwind Station Venture and effect the Sale Transaction. Comcast and GE's initial proposal was unacceptable to LIN Corp. because they proposed a $200 million payment to GECC in exchange for the termination of the GECC Guarantee (instead of the agreed upon $100 million capital contribution to Station Venture), and the financial result of such proposal would have been prohibitive for LIN Corp.; however, a series of discussions continued over the course of the next five weeks in which LIN Corp., NBC, Comcast and GE finalized the terms of a mutually acceptable transaction involving Station Venture (i.e., the Sale Transaction).

        On January 13, 2013, at a special meeting of the board of directors of LIN Corp., Mr. Vincent Sadusky, LIN Corp.'s president and chief executive officer and a member of its board of directors, provided an overview of the ongoing progress towards an agreement with NBC, GE and Comcast regarding Station Venture and LIN Corp.'s related liabilities, including with respect to the GECC Guarantee. LIN Corp.'s management and members of its board of directors reviewed in detail a presentation from Mr. Schmaeling, Ms. Parent and representatives from Weil regarding the current terms of the proposed Sale Transaction and the merger, as well as the related advantages, risks and the business rationale for effecting such transactions. It was discussed in detail that the conversion of LIN Corp. into a limited liability company would be a taxable event for LIN Corp.'s stockholders in which each stockholder would generally recognize taxable gain or loss equal to the difference, if any, between the aggregate fair market value of the common stock of LIN Television that such stockholder was deemed to receive in the merger over the aggregate tax basis of such stockholder's shares of LIN Corp. common stock. Because LIN Corp.'s sole asset is its 100% equity interest in LIN Television, it was noted that LIN Corp. intends to report the fair market value of the LIN Television stock to its stockholders utilizing the trading price of the LIN Corp. class A common stock on the closing date of the merger.

        During the January 13, 2013 meeting, a procedure was established whereby representatives from Weil conducted separate interviews with each member of LIN Corp.'s board of directors to determine if any conflicts of interest existed that would preclude the independence of each such member for the consideration of the Sale Transaction with NBC, GE and Comcast regarding Station Venture and the merger, including with respect to the potential differential tax consequences of the merger to each director in his capacity as a LIN Corp. stockholder. After a detailed discussion among LIN Corp.'s management, its board of directors and representatives from Weil, the board of directors determined, unanimously, to authorize management to proceed with negotiations regarding the Sale Transaction related to its interest in Station Venture.

        On January 23, 2013, LIN Corp.'s board of directors convened another special meeting to further discuss the progress of discussions with NBC, GE and Comcast regarding the sale of LIN Texas's interest in Station Venture and the Shortfall Funding Receivables to NBC in exchange for the termination of the GECC Guarantee after a $100 million capital contribution to Station Venture funded by LIN Television (which would be used to partially prepay a portion of Station Venture's credit facility). Mr. Sadusky provided an overview of the status of the ongoing negotiations for the Sale Transaction. Also at such meeting, after a discussion with representatives of Weil, the board of directors determined, pursuant to the procedure established in the immediately preceding paragraph, that there did not appear to be a conflict of interest for any member of the board of directors that would preclude such member from considering the Sale Transaction or the merger, and the board of directors concluded that no member of the board of directors needed to recuse himself from considering approval of the Sale Transaction or the merger or that a special committee should be formed.

        At this point in the special meeting and at the invitation of the board of directors, representatives from Deutsche Bank joined the meeting by telephone conference. The representatives from Deutsche Bank reviewed market data comparing the historical value of LIN Corp. class A common stock to the equity values of certain competitors and industry peers, as well as analysts' commentary identifying LIN Corp.'s potential liability associated with its interest in Station Venture as a risk to investors that has historically impacted the value of LIN Corp. class A common stock. Representatives from Deutsche Bank and Mr. Schmaeling then reviewed with the board of directors of LIN Corp. an illustrative future share price analysis of LIN Corp. both with and without the potential effects of the Sale Transaction and the merger. LIN Corp.'s board of directors and the advisors also discussed the potential pro forma cash flow profile and the potential effect of the transactions on the share price of LIN Corp. class A common stock. LIN Corp.'s management, its board of directors and representatives from Weil and Deutsche Bank then discussed the anticipated costs to LIN Corp. to complete the transactions and the projected effects on LIN Corp. if the transactions were not completed.

        On January 25, 2013, at a special meeting of the board of directors of LIN Corp., LIN Corp.'s management and members of its board of directors further discussed the status of the proposed Sale Transaction and the merger. At the request of LIN Corp.'s board of directors, representatives from Deutsche Bank reviewed certain information relating to the estimated tax basis of certain holders of LIN Corp. common stock based upon publicly available information, historical disclosures and information provided by LIN Corp., which had been requested by the board as part of its review of tax considerations to LIN Corp.'s stockholders in connection with the proposed transactions. In addition, representatives from Deutsche Bank reviewed with LIN Corp.'s board of directors certain transactions in which U.S. public companies completed reorganization transactions that were taxable to such companies' stockholders as the merger will be a taxable event to LIN Corp.'s stockholders, including Rowan Companies' corporate structure change in April 2012 to be domiciled in the UK, DE Master Blenders' spin-off from Sara Lee in June 2012, Ensco's corporate structure change in December 2009 to be domiciled in the UK, Tim Horton's corporate structure change in September 2009 to be domiciled in Canada and AON's corporate structure change in April 2012 to be domiciled in the UK. A representative from Weil then explained to the board of directors that under the law of the State of Delaware (LIN Corp.'s state of incorporation), LIN Corp. stockholders would have appraisal (or dissenters') rights in connection with the merger. It was noted that if LIN Corp. stockholders properly perfect their dissenters' rights, LIN Corp. would be required to pay cash to such stockholders in an amount equal to the fair market value of their shares (as determined by Delaware courts).

        At a regularly scheduled meeting of LIN Corp.'s board of directors on February 6, 2013, and at the invitation of the board of directors, a representative from Weil and Mr. Schmaeling discussed the terms of the definitive agreement that, upon execution, would complete the Sale Transaction, including the remaining open points to be finalized with NBC, GE and Comcast and the status of any open tax matters related to the closing of the Sale Transaction. A representative from Weil then reviewed with the board of directors the terms of the merger agreement governing the merger in which LIN Corp. would merge with and into LIN LLC and convert into a limited liability company. LIN Corp.'s management, its board of directors and representatives from Weil discussed the effects of the merger on LIN Corp.'s stock, its stockholders and operations, including again noting that LIN Corp.'s stockholders would have appraisal (or dissenters') rights in connection with the merger under Delaware law.

        Ms. Parent and a representative from Weil then led the board of directors in reviewing and discussing the proposed resolutions pursuant to which the board of directors would approve the Sale Transaction, the merger agreement and its related transactions, including the filing of a registration statement and listing application with the NYSE for LIN LLC class A common shares. The board of directors was not asked to adopt, and it did not vote on or adopt, such resolutions at this meeting.

        Mr. Schmaeling then reviewed with the board of directors a presentation prepared by LIN Corp. management regarding the anticipated pro forma accounting effect of the Sale Transaction and the merger. Mr. Schmaeling discussed the anticipated effects to LIN Corp.'s balance sheet and statement of operations as a result of each of the transactions being considered, as well as the effect on LIN Corp.'s debt and EBITDA levels if such transactions were not completed. Mr. Schmaeling explained the additional debt that would be required to close the Sale Transaction and the positive pro forma effect on LIN Corp.'s income tax payables that would result from closing the merger.

        Mr. Schmaeling again reviewed with the board of directors the anticipated effect of the announcement of the Sale Transaction and merger on the trading price of LIN Corp. class A common stock. Mr. Schmaeling explained that increases in the trading price above certain levels prior to completing the merger may affect the ability of LIN Corp. to realize all of the anticipated benefits of the Sale Transaction and the merger because it may result in LIN Corp. consuming more net operating losses and possibly having to settle a portion of the resulting tax liability in cash.

        On February 11, 2013, LIN Corp.'s board of directors convened a special meeting to consider the approval of the Sale Transaction, the merger agreement and all of the transactions contemplated thereby. At the request of the board of directors, Mr. Schmaeling reviewed the financial impact of the final terms of the Sale Transaction, various scenarios related to the impact of LIN Corp.'s stock price at the closing of the merger, the income tax effects of the merger and the total estimated cost of the reorganization transactions.

        A representative from Weil then reviewed with the board of directors the final terms of the agreement pursuant to which LIN Corp. and certain of its subsidiaries would complete the Sale Transaction. A general discussion among the board of directors ensued regarding the terms of such agreement and the effects of the Sale Transaction and LIN Corp.'s management and representatives from Weil answered all of the board of directors' questions. Following such discussion regarding the Sale Transaction and the merger, and upon a motion duly made and seconded, the board of directors, with Mr. John Muse abstaining, unanimously approved the Sale Transaction, the merger agreement and all of the transactions contemplated thereby (including the formation of LIN LLC), and determined that the Sale Transaction and the merger are advisable and in the best interests of LIN Corp. and its stockholders, and recommended presenting the merger agreement to LIN Corp.'s stockholders for approval.

        On February 11, 2013, following the special meeting of the board of directors, LIN LLC was formed as a limited liability company under the laws of the State of Delaware.

        On February 12, 2013, the merger agreement was entered into by and between LIN Corp. and LIN LLC, and LIN Corp., LIN Television and LIN Texas entered into, and simultaneously completed, the Sale Transaction.

Recommendation of LIN Corp.'s Board of Directors Regarding the Merger

        In reaching its determination to proceed with the merger and recommend the adoption of the merger agreement, our board of directors consulted with management, as well as financial advisors and legal counsel, and considered various material factors, some of which are discussed below. The LIN Corp. board of directors did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual directors may have given different weight to different considerations. LIN Corp.'s board of directors considered these factors as a whole, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations.

        In analyzing the substantive effects of the merger, our board of directors took into account the anticipated tax advantages offered by the merger described above as well as the legal, financial and other issues involved in a conversion of LIN Corp. from a corporation into a limited liability company. In reaching its decision, among the material factors considered by our board of directors were the following:

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  Elimination of all obligations related to Station Venture.  As described above, we completed the sale of our indirect 20.38% interest in Station Venture in the Sale Transaction and, as a result, NBC now owns 100% of Station Venture and the GECC Note and neither LIN Corp. nor any of its direct or indirect subsidiaries have any further obligations (funding or otherwise) under the GECC Note, the GECC Guarantee, the shortfall funding agreements or otherwise related to Station Venture. The effect of the Sale Transaction allowed us to eliminate all of our prior liabilities related to Station Venture (including our obligations under the GECC Guarantee) and the merger is expected to allow us to offset, in whole or in part, the capital gain portion of the tax gain recognized in the Sale Transaction.

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  Planning opportunities.  Since, as described above under the section titled "The Merger—Reasons for the Merger—Sale Transaction," it was not a matter of "if" we would have been required to settle or extinguish the deferred tax liability related to our interest in Station Venture, but rather "when" such tax settlement would be required by LIN Corp., completing the Sale Transaction and causing such tax liability to become current at a time when we expect to be able to recognize tax losses, by effecting a liquidation for tax purposes of LIN Corp. as a result of the merger created a planning opportunity for LIN Corp. that may result in a potential tax savings of up to $212 million in 2013 (assuming an effective capital gain tax rate of 37%).

        Further, our management and board of directors also considered a number of alternatives to the merger and other reorganization transactions such as:

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  Conversion of LIN Corp. into a limited liability company.  Under Delaware law, corporations are generally permitted to convert from a corporation into a limited liability company structure without effecting a merger by filing a certificate of conversion with the Secretary of State of the State of Delaware and taking other required actions. Such a conversion would have the same tax effect as the merger in that it would classify LIN Corp. as a partnership for federal income tax purposes and be treated as a liquidation for federal income tax purposes. However, under Delaware law, a conversion to a limited liability company requires unanimous stockholder approval (as opposed to majority stockholder approval in the merger) and, as a result, would be logistically prohibitive.

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  Complete liquidation of LIN Corp.  A complete liquidation of LIN Corp. and proportionate distribution of its assets (i.e., its 100% equity interest in LIN Television) to its stockholders would have offered no significant tax benefits over the merger. Such a liquidation would have the same tax effect as the merger in that LIN Corp. would be treated as having liquidated for federal income tax purposes; however, such a liquidation incorporates additional complexities in that LIN Corp. may be required to utilize a liquidating trust under a plan of liquidation that generally requires showing that the liquidating trust is not carrying on any active businesses and that its assets are expected to be promptly distributed to its equity holders.

        Further, in analyzing the procedural fairness of the merger to our stockholders, our board of directors considered that:

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  the merger must be approved by at least (i) a majority of the votes entitled to be cast by holders of LIN Corp. class A common stock and LIN Corp. class C common stock entitled to vote at the meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN Corp. class B common stock voting as a separate class, in each case, outstanding as of the record date (see "The Special Meeting and the Vote Required"); and

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  our stockholders are entitled to exercise appraisal rights in the event the merger is approved and a stockholder does not wish to hold LIN LLC common shares. See "—Appraisal Rights in Connection with the Merger."

        While we expect that the merger and the other reorganization transactions should significantly reduce our federal income tax obligations and improve our credit worthiness and financial flexibility, for the reasons described in this section and elsewhere in this proxy statement/prospectus we cannot give any assurance as to what the scope or magnitude of the improvement in our financial position will be after the merger. Nor can we give any assurances that U.S. tax laws will not be modified or interpreted in a manner that adversely impacts our ability to avail ourselves of these benefits.

Negative or Potentially Negative Factors Considered by the Board of Directors and Management.

        In approving the merger, our board of directors and management were also cognizant of and considered a variety of negative or potentially negative factors, including, among others:

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  the tax effect that the merger will have on our stockholders, including the capital gains tax that many of our stockholders will incur as a result of the merger;

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  the fact that we expect to incur costs to complete the merger and other reorganization transactions, including that a substantial amount of such costs will be incurred by us whether or not the merger is completed;

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  the diversion of our management's time and attention away from the day-to-day operations of our businesses; and

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  the fact that the expected benefits of the reorganization may not be realized for a variety of reasons, including as a result of authorities disagreeing with our conclusions on tax treatment or changing applicable tax laws and regulations with potentially retroactive effect.

        In the course of its review of the merger and its attendant risks, our board of directors engaged in discussions with management and external advisors to evaluate and determine methods to mitigate potentially negative consequences of the merger. Please see "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" for further discussion of the negative and potentially negative factors discussed above and for a discussion of factors that could prevent us from achieving the benefits described above that we anticipate from completion of the merger. Based on these discussions and its review of information provided to it, our board of directors determined that the long-term operational, tax and other benefits available to us from completing the merger and the other reorganization transactions outweighed the attendant risks associated with such transactions.

        After completing its process of review of the expected benefits and potential risks, our board of directors determined, with each of the members of the board of directors voting in favor (other than Mr. John Muse who abstained from voting), (i) that the passage of the proposal contained in this proxy statement/prospectus to adopt the merger agreement and approve of the merger, is in the best interests of LIN Corp. and its stockholders and (ii) to recommend that LIN Corp. stockholders vote in favor of the adoption of the merger agreement and the proposal contained in this proxy statement/prospectus.

        LIN LLC is currently wholly-owned and managed by LIN Corp., as its sole equity holder and member. Accordingly, there was no separate evaluation for the merger by the sole member of LIN LLC and the sole member of LIN LLC expressly adopts the conclusions and recommendations of the board of directors of LIN Corp. described in this proxy statement/prospectus.

Tax Consequences and Accounting Treatment of the Merger

        Following the merger, LIN LLC will be subject to different requirements with respect to its tax status in a limited liability company structure than LIN Corp. is currently subject to with respect to its corporate tax status, and you will be treated as owning an interest in a pass-through entity, rather than stock in a corporation, for U.S. federal income tax purposes. As a result, you will generally be required to take into account your share of LIN LLC's items of income, gain, loss, deduction and credit on a current basis, without regard to whether you receive a corresponding cash distribution. We urge you to read this document carefully and in its entirety in order to understand how the merger will affect your tax treatment. In particular, see the section titled "Material U.S. Federal Income Tax Considerations."

        For accounting purposes, we expect that the merger will be treated as a transaction between entities under common control. The accounting basis used to record the consolidated assets and liabilities of LIN LLC will be the historical carrying value of LIN Corp. as reflected on LIN Corp.'s consolidated financial statements

Interests of Certain Persons in the Merger—LIN Corp. Executive Officers and Directors

        When considering the recommendation of the board of directors of LIN Corp. with respect to the merger, you should be aware that certain LIN Corp.'s executive officers and directors may have interests in the merger and other reorganization transactions that are different from, or in addition to, those of LIN Corp.'s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The board of directors of LIN Corp. was aware of these interests during its deliberations on the merits of the merger and the other reorganization transactions and in deciding to recommend that you vote for the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement at the special meeting. Specifically, you should be aware that:

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  Incentive Plans.  LIN LLC will assume all obligations under each of the LIN Incentive Plans (other than as described in this section). Such LIN Incentive Plans include the following: (i) the Amended and Restated 2002 Stock Plan, (ii) the Third Amended and Restated 2002 Non-Employee Director Stock Plan and (iii) the 1998 Stock Option Plan. LIN Corp.'s Amended and Restated 2010 Employee Stock Purchase Plan will be terminated immediately prior to the merger solely because U.S. tax rules for employee stock purchase plans under the Code indicate that an entity taxed as a partnership such as LIN LLC cannot sponsor such a plan. See "The Merger Agreement—Treatment of LIN Corp. Incentive Compensation Plans in the Merger." All rights of participants in such equity incentive compensation plans (which include all executive officers and directors of LIN Corp.) to acquire shares of LIN Corp. common stock under such plans will be converted into rights to acquire LIN LLC common shares in accordance with the terms of the respective equity incentive compensation plan.

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  Ownership by Certain Directors and Officers.

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  Vincent L. Sadusky, LIN Corp.'s president and chief executive officer and member of its board of directors, and Scott M. Blumenthal, a LIN Corp. executive vice president, are expected to beneficially own [                ] and [                ] LIN LLC class A common shares respectively after the merger (representing approximately [        ]% and [        ]% of the outstanding LIN LLC class A common shares) assuming the exercise of all stock options and restricted stock beneficially owned by such person under a LIN Incentive Plan that are exercisable within 60 days of [                    ], 2013. Such ownership by Messrs. Sadusky and Blumenthal will represent [        ]% and [        ]% of the total economic interest in LIN LLC and [        ]% and [        ]% of the total voting power of LIN LLC class A common shares, respectively.

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  John R. Muse, a member of LIN Corp.'s board of directors, is the president and chairman of HMC. Mr. Muse may be deemed to beneficially own after the merger (i) stock options and restricted stock representing [                ] LIN LLC class A common shares assuming the exercise of all stock options and restricted stock beneficially owned by him under a LIN Incentive Plan that are exercisable within 60 days of [                ], 2013, (ii) [                ] LIN LLC class B common shares, either directly or through certain of his family limited partnerships, representing approximately [        ]% of the outstanding LIN LLC class B common shares and (iii) through HMC affiliates [                ] LIN LLC class B common shares, representing approximately [        ]% of the outstanding LIN LLC class B common shares, and [                ] LIN LLC class C common share, which will represent [        ]% of LIN LLC's outstanding voting power, and will also have the ability to convert all of the LIN LLC class B common shares and LIN LLC class C common shares into LIN LLC class A common shares (which may be subject to FCC approval). If a conversion of LIN LLC class B common shares and LIN LLC class C common shares occurs, affiliates of HMC would own approximately [        ]% of LIN LLC's total voting equity. The interests of HMC and its affiliates may differ from the interests of our other stockholders and HMC and its affiliates could take actions or make decisions that are not in the best interests of our other stockholders. The rights and privileges of the holders of LIN LLC common shares, including HMC's rights with respect to its LIN LLC common shares, will be substantially similar to those of holders of LIN Corp. common stock prior to the merger. See "Risk Factors—After the merger, LIN LLC's capital structure will be substantially similar to that of LIN Corp. before the merger (other than those differences incident to being a limited liability company instead of a corporation). . ." and "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares."

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  Royal W. Carson, III, a member of LIN Corp.'s board of directors, will beneficially own (i) stock options and restricted stock representing [                ] LIN LLC class A common shares assuming the exercise of all stock options and restricted stock beneficially owned by him under a LIN Incentive Plan that are exercisable within 60 days of [                ], 2013 and (ii) one LIN LLC class C common share, which will represent 35% of LIN LLC's outstanding voting power as long as such LIN LLC class C common share is not converted into a LIN LLC class A common share pursuant to LIN LLC's governing documents. Mr. Carson has prior business relations with HMC. See "Risk Factor—After the merger,

      LIN LLC's capital structure will be substantially similar to that of LIN Corp. before the merger (other than those differences incident to being a limited liability company instead of a corporation). . ."

    For purposes of computing the percentage of shares of LIN LLC to be beneficially owned by any person or persons following the consummation of the merger, we have based that calculation on the shares of LIN Corp. outstanding as of [                ], 2013 and have assumed the exercise of all stock options beneficially owned by such person or persons, as the case may be, that are exercisable within 60 days of [                ], 2013. See the section titled "Security Ownership of Directors and Executive Officers" for complete information regarding the beneficial ownership of each class of LIN Corp. common stock by our directors and named executive officers (defined as our Chief Executive Officer, our Chief Financial Officer and our three most highly-compensated executive officers).

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  Indemnification of Executive Officers and Directors.  The merger agreement provides for indemnification and advancement of expenses in favor of the current and former directors and officers of LIN Corp. and its subsidiaries with respect to matters existing or occurring at or prior to the effective time of the merger.

        As a result of the interests described above, certain of our directors and officers may be more likely to adopt the merger agreement than stockholders generally.

Board of Directors, Management and Operations of LIN LLC after the Merger

        LIN LLC will be managed by a board of directors with the same directors, and have the same officers and management personnel, as that of LIN Corp. prior to the merger. All of the rights and obligations of the directors, officers and holders of equity of LIN LLC in LIN LLC's governing documents will be substantially similar to those of LIN Corp. prior to the merger (other than those incident to holding equity in a limited liability company instead of a corporation). Further, LIN LLC intends to form the same board committees with identical members and governing charters as those of LIN Corp. prior to the merger. The merger will result in no change in the operations, business, management, total assets, amount of equity holders' ownership or results of operations of LIN Corp. other than as a result of the merger effecting a change to a limited liability company structure.

Treatment of LIN Corp. Common Stock in the Merger

        Upon completion of the merger, holders of shares of each class of common stock of LIN Corp. will receive on a one-for-one basis LIN LLC common shares of a corresponding series. LIN Corp. stockholders will receive either (i) one LIN LLC class A common share, (ii) one LIN LLC class B common share or (iii) one LIN LLC class C common share, in each case, in exchange for each currently outstanding share of the same class of LIN Corp. common stock. The number of LIN LLC common shares owned by each LIN LLC shareholder following the merger will be the same as the number of shares of LIN Corp. common stock owned immediately prior to the consummation of the merger, and the relative economic ownership in the Company will be unchanged (other than any changes in ownership percentages that may result from LIN Corp. stockholders validly perfecting their appraisal rights (see—"Appraisal Rights in connection with Merger" and the text of Section 262 of the DGCL is included as Annex C or a description of the appraisal rights available to LIN Corp. stockholders in the merger)).

        Upon completion of the merger, each outstanding certificate representing shares of LIN Corp. common stock will be deemed for all purposes to represent the same number of such series of LIN LLC common shares into which such shares will be converted and exchanged in the merger pursuant to the merger agreement. Holders of such outstanding certificates will not be asked to surrender them for cancellation in connection with the merger. New LIN LLC share certificates will be issued if (and only if) certificates representing LIN Corp. common stock are thereafter presented for exchange or transfer.

Treatment of LIN Corp. Incentive Compensation Plans in the Merger

        At the time of the merger, LIN LLC will assume each of the LIN Incentive Plans (which does not include LIN Corp.'s Amended and Restated 2010 Employee Stock Purchase Plan that will be terminated immediately prior to the merger solely because U.S. tax rules for employee stock purchase plans under the Code indicate that an entity taxed as a partnership such as LIN LLC cannot sponsor such a plan). LIN LLC will also assume all options to purchase LIN Corp. common stock and all restricted stock covering shares of LIN Corp. common stock that are outstanding under the LIN Incentive Plans at the time of the merger. Upon the merger, the LIN Corp. common stock that may be issuable under each LIN Incentive Plan will automatically be converted on a one-share-for-one-share basis into LIN LLC common shares, and the terms and conditions that are in effect immediately prior to the merger under each outstanding equity award assumed by LIN LLC will continue in full force and effect after the merger, except that the shares issuable under each such award will be LIN LLC common shares. Your approval of the adoption of the merger agreement and approval of the merger will be deemed to be the approval of LIN LLC's adoption of the LIN Incentive Plans and assumption of all rights and liabilities thereunder.

Listing of LIN LLC Class A Common Shares; Delisting and Deregistration of LIN Corp. Class A Common Stock after the Merger

        It is a condition to the completion of the merger that the LIN LLC class A common shares delivered to the holders of LIN Corp. class A common stock as contemplated by the merger agreement will have been approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE. Upon completion of the merger, the LIN Corp. class A common stock, which will continue to be listed on the NYSE until the effective time of the merger, will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Appraisal Rights in connection with the Merger

        Holders of shares of LIN Corp. common stock who do not vote in favor of the merger proposal and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

        Under Section 262 of the DGCL, holders of shares of LIN Corp. common stock who do not vote in favor of the merger proposal and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, which is referred to herein as the Delaware Court of Chancery, and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus shall constitute such notice, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. Any holder of LIN Corp. common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of LIN Corp. common stock, LIN Corp. believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

        Filing Written Demand.    Holders of LIN Corp. common stock wishing to exercise appraisal rights must deliver to LIN Corp., before the vote on the merger proposal at the special meeting at which the merger proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder's shares. A holder of shares of LIN Corp. common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the merger proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. Neither voting against the merger proposal, nor abstaining from voting or failing to vote on the merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. The demand must reasonably inform LIN Corp. of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will constitute a waiver of appraisal rights.

        Only a holder of record of shares of LIN Corp. common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of shares of LIN Corp. common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of LIN Corp. common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to LIN TV Corp. at One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, Attention: Denise M. Parent, Secretary.

        At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to LIN LLC, as the surviving entity in the merger, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of LIN LLC. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If LIN LLC does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        Notice by LIN LLC.    Within ten days after the effective date of the merger, LIN LLC must notify each holder of LIN Corp. common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the merger proposal, that the merger has become effective.

        Filing a Petition for Appraisal.    Within 120 days after the effective date of the merger, but not thereafter, LIN LLC or any former holder of LIN Corp. common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. LIN LLC is under no obligation to, and has no present intention to, file such a petition, and holders should not assume that LIN LLC will file a petition. Accordingly, it is the obligation of the holders of LIN Corp. common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of LIN Corp. common stock within the time prescribed in Section 262 of the DGCL. Within 120 days after the effective date of the merger, any holder of LIN Corp. common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from LIN LLC a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request for the statement has been received by LIN LLC or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of LIN Corp. common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal or request from LIN LLC the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a holder of shares of LIN Corp. common stock and a copy thereof is served upon LIN LLC, LIN LLC will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

        Determination of Fair Value.    After the Delaware Court of Chancery determines the holders of LIN Corp. common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Although LIN Corp. believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither LIN LLC nor LIN Corp. anticipate offering more than the applicable merger consideration to any of LIN Corp.'s stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the "fair value" of a share of LIN Corp. common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of LIN Corp. common stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder's right to appraisal, the stockholder's shares of LIN Corp. common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, at any time within 60 days after the effective date of the merger, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

        Failure to comply strictly with the requirements of Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Regulatory Filings

        Under the Communications Act of 1934, as amended (referred to as the "Communications Act"), the merger may not be completed before the FCC has approved the transfer of control of LIN Television and its direct and indirect subsidiaries that hold FCC licenses from LIN Corp. to LIN LLC. Because the merger is not deemed to constitute a material change of control of LIN Television and its subsidiaries under the Communications Act and FCC rules, FCC approval is sought through the filing of pro-forma, or "short form," applications with the FCC. Although the applications are not subject to formal public comment under the Communications Act, they are subject to informal objections from third parties. We cannot predict the timing or outcome of the FCC approval process.

 THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger agreement, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. This summary is not complete and is qualified in its entirety by reference to the merger agreement. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

        This summary of the terms of the merger agreement has been included to provide you with information regarding the terms of the merger. Factual disclosures about LIN Corp. and LIN LLC contained in this proxy statement/prospectus or LIN Corp.'s public reports filed with the SEC may supplement, update or modify the factual disclosures about LIN Corp. and LIN LLC contained in the merger agreement and described in this summary.

Structure and Completion of the Merger

        LIN LLC is presently a direct wholly-owned subsidiary of LIN Corp. Pursuant to the terms of the merger agreement and in accordance with Delaware law, LIN Corp. will be merged with and into LIN LLC, whereupon the separate corporate existence of LIN Corp. will cease and LIN LLC will be the surviving entity of the merger.

        The closing of the merger will take place at such time, date and place as LIN Corp. and LIN LLC may agree but in no event will the closing occur prior to (i) the satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) (see "—Conditions to Completion of the Merger") and (ii) a date that is at least twenty days after the mailing of their proxy statement/prospectus (which constitutes the notice of appraisal rights) (see "The Merger—Appraisal Rights in the Merger"). The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger.

Capital Stock

        Upon the effectiveness of the merger, holders of shares of each class of common stock of LIN Corp. will receive on a one-for-one basis a corresponding series of LIN LLC common shares. LIN Corp. stockholders will receive either (i) one LIN LLC class A common share, (ii) one LIN LLC class B common share or (iii) one LIN LLC class C common share, in each case, in exchange for each currently outstanding share of the same class of LIN Corp. common stock. Each holder of LIN Corp. common stock will be automatically admitted to LIN LLC as a member of LIN LLC upon their receipt of LIN LLC common shares.

        The merger agreement provides that each share of LIN Corp. common stock owned by LIN Corp. as treasury stock will be automatically converted without any other consideration into a LIN LLC common share of a corresponding series. Shares of LIN Corp. common stock owned by stockholders with respect to which appraisal has been properly demanded under Delaware law, unless the holder will have failed to perfect or will have effectively withdrawn or lost rights to appraisal, will be cancelled. Such stockholders will instead be entitled to the appraisal rights provided under Delaware law as described in this proxy statement/prospectus under the section titled "The Merger—Appraisal Rights in Connection with the Merger." If, after completion of the merger, any stockholder fails to perfect, or effectively withdraw or loses, his, her or its demand for appraisal, such stockholder's shares will be deemed to have been converted into and become exchangeable for, as of the effective time, a corresponding series of LIN LLC common shares.

        The merger agreement provides that each equity interest in LIN LLC issued and outstanding immediately prior to the effective time will cease to be outstanding, will be automatically canceled and retired, and each person or entity that was a member of LIN LLC immediately prior to the merger will automatically cease to be a member of LIN LLC. Any consideration paid by a member of LIN LLC prior to the merger for any LIN LLC common shares shall be returned to such member in connection with such cancelation and retirement.

LIN Incentive Plans

        At the effective time of the merger, LIN LLC will assume each of the LIN Incentive Plans and all options to purchase LIN Corp. class A common stock and all restricted stock covering shares of LIN Corp. class A common stock that are outstanding under the LIN Incentive Plans. As a result of the merger, all outstanding options to purchase LIN Corp. class A common stock will cease to represent a right to acquire LIN Corp. class A common stock and will be deemed to constitute an option to purchase, on the same terms and conditions as were applicable to such equity award immediately prior to the merger, LIN LLC class A common shares. At the time of the merger, all restricted stock covering shares of LIN Corp. class A common stock that may be issuable under each LIN Incentive Plan will automatically be converted on a one-share-for-one-share basis into LIN LLC class A common shares.

        LIN Corp.'s Amended and Restated 2010 Employee Stock Purchase Plan (the "ESPP") will be terminated as of the effective time of the merger solely because U.S. tax rules for employee stock purchase plans under the Code indicate that an entity taxed as a partnership such as LIN LLC cannot sponsor such a plan. The merger agreement provides that the ESPP will cease to be effective and will be suspended, effective upon the earlier of the first purchase date following the date of the merger agreement and the last business day before the effective time of the merger, but subsequent to the exercise of such purchase rights (in accordance with the terms of the ESPP) on such purchase date or on such last business day before the effective time of the merger, as applicable.

Exchange of Stock Certificates

        Upon the effectiveness of the merger, each certificate (or evidence of shares in book-entry form) representing shares of LIN Corp. common stock will be deemed for all purposes to represent the same number of shares of such series of LIN LLC common shares into which such shares will be converted and exchanged in the merger, without any action on the part of shareholders.

        At the completion of the merger, LIN Corp. will close its stock transfer books, and no subsequent transfers of LIN Corp. common stock will be recorded on its books.

LIN Corp. Stockholder Approval

        LIN Corp. has agreed to hold a special meeting of its stockholders as soon as is reasonably practicable after this proxy statement/prospectus is declared effective by the SEC for the purpose of such stockholders voting on the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Other Effects of the Merger

        We expect the following to occur in connection with the merger:

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  Certificate of Formation of LIN LLC.    The certificate of formation of LIN LLC, as in effect immediately prior to the effectiveness of the merger, will be the certificate of formation after the effectiveness of the merger.

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  LLC Agreement of LIN LLC.    Following completion of the merger, your rights as a holder of LIN LLC common shares will be governed by the LLC agreement (which will be effective immediately prior to the effectiveness of the merger). A copy of the form of the LLC agreement of LIN LLC is set forth in Annex B.

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  Directors and Officers.    The directors and officers of LIN Corp. immediately before the merger will be the directors and officers, respectively, of LIN LLC immediately after the merger.

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  Listing of LIN LLC Class A Common Shares.    We expect that, upon completion of the merger, the LIN LLC class A common shares will be listed on the NYSE under "LIN" in the same manner that shares of LIN Corp. class A common stock are currently listed under "TVL."

Conditions to Completion of the Merger

        The respective obligations of LIN Corp. and LIN LLC to complete the merger require the satisfaction or waiver of the following conditions:

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  approval of the merger by the requisite vote of the stockholders of LIN Corp. at the special meeting;

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  approval for listing on the NYSE of LIN LLC class A common shares, subject to official notice of issuance;

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  the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal; and

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  receipt of all governmental approvals and third party consents to the merger and other transactions deemed necessary by LIN Corp. and LIN LLC in order to effect the merger (including approval from the FCC (see "The Merger—Regulatory Filings")), except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LIN Corp., LIN LLC and their subsidiaries taken as a whole.

        In addition, even if all of the foregoing conditions are satisfied, the board of directors of LIN Corp. has the right to cancel or defer the merger even if stockholders of LIN Corp. vote to approve the merger and the other conditions to the consummation of the merger are satisfied or waived.

Termination of the Merger Agreement

        The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger by the stockholders of LIN Corp. or the sole member of LIN LLC, by the mutual consent of the board of directors of LIN Corp. and the sole member of LIN LLC.

        We have no current intention of abandoning the merger subsequent to the special meeting if stockholder approval is obtained and the other conditions to the merger are satisfied or waived. However, the board of directors of LIN Corp. reserves the right to cancel or defer the merger even if stockholders of LIN Corp. vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived. See "Risk Factors—Risks Related to the Merger—Our board of directors may choose to defer or abandon the merger at any time."

 Representations and Warranties

        The merger agreement contains representations and warranties by LIN Corp. and LIN LLC. These representations and warranties have been made solely for the benefit of the other party to the merger agreement and (i) have been qualified by disclosures that were made to the other party in connection with the entry into the merger agreement, which disclosures may not be reflected in the merger agreement; (ii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (iii) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments which may not be publicly disclosed. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

        The representations and warranties made by both LIN Corp. and LIN LLC relate to, among other things, (i) corporate organization, standing and similar corporate matters; (ii) capital structure; and (iii) approval and authorization of the merger agreement and the transactions contemplated by the merger agreement.

Indemnification

        The merger agreement provides that, upon the effective time of the merger, LIN LLC will, to the fullest extent permitted by law and as provided in the governance documents of LIN Corp. and any of its subsidiaries immediately prior to the effective time, indemnify and hold harmless, and provide the advancement and reimbursement of reasonable expenses to, all past and present directors and officers of LIN Corp. or any of its subsidiaries.

DESCRIPTION OF LIN LLC COMMON SHARES

General

        The following is a summary of the material terms of the LIN LLC common shares and the preferred shares representing limited liability company interests in LIN LLC (referred to as the "preferred shares"). We will adopt the LLC agreement prior to the effective time of the merger. The LLC agreement will allow for the issuance of LIN LLC common shares and the preferred shares, as well as the distributions on and voting rights of the holders of such shares. The following description is subject to the provisions of the LLC Act. Certain provisions of the LLC agreement are intended to provide rights to shareholders of LIN LLC that are substantially similar to the rights of stockholders of LIN Corp., and the powers of LIN LLC, the governance processes and the rights of holders of the LIN LLC common shares and the preferred shares are generally intended to be substantially similar to those in effect prior to the merger for LIN Corp. as a Delaware corporation subject to the DGCL, with certain exceptions described in the LLC agreement and this proxy statement/prospectus. See the section titled "Comparison of Rights of Holders of LIN Corp. Common Stock and Holders of LIN LLC Common Shares." The statements that follow are subject to and are qualified in their entirety by the provisions of the LLC agreement, which agreement is attached as Annex B and will govern your rights as a shareholder of LIN LLC.

Authorized Shares

        Upon completion of the merger, LIN LLC will be authorized to issue up to 5,000,000 preferred shares and 200,000,000 LIN LLC common shares among three series as follows: (i) 100,000,000 LIN LLC class A common shares, (ii) 50,000,000 LIN LLC class B common shares, and (iii) 50,000,000 LIN LLC class C common shares. Upon completion of the merger, the number and series of LIN LLC common shares that will be outstanding will be equal to the corresponding number and class of LIN Corp. common stock outstanding immediately prior to the merger (other than shares of LIN Corp. common stock subject to perfected appraisal rights). As of the date of this proxy statement/prospectus, there are no shares of preferred stock of LIN Corp. outstanding and we do not anticipate issuing any such shares prior to the effective time of the merger. As a result, we do not anticipate that there will be any preferred shares of LIN LLC outstanding immediately after the merger.

Common Shares

Voting

        Upon completion of the merger, each outstanding LIN LLC class A common share will be entitled to one vote on all matters submitted to a vote of our shareholders. There will be no cumulative voting.

        Upon completion of the merger, the LIN LLC class B common shares will generally not be entitled to vote. However, so long as at least a majority of the LIN LLC class B common shares that were outstanding immediately after the Second Amended and Restated Certificate of Incorporation of LIN Corp. was filed with the Secretary of State of the State of Delaware on May 1, 2002 and became effective (treating for this purpose LIN Corp. class B common stock as LIN LLC class B shares) remain outstanding, subject to certain exceptions specified in the LLC agreement, LIN LLC will not be able to, without the consent of the holders of at least a majority of the LIN LLC class B common shares then outstanding:

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  purchase, sell or transfer assets with a total fair market value equal to 10% or more of the value of our outstanding common shares;

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  merge or consolidate with another entity;

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  reclassify any of our securities;

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  recapitalize, dissolve, liquidate or wind-up our affairs;

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  issue our equity securities or those of any of our subsidiaries, other than securities issued by a wholly-owned subsidiary to us or by us to another wholly-owned subsidiary or securities issued under any of our option plans or other employee compensation plans, including the LIN Incentive Plans;

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  redeem or repurchase any of our or our subsidiaries' equity interests, other than purchases made pursuant to our option plans or other employee compensation plans, including the LIN Incentive Plans;

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  amend or modify the Charter Provisions or Bylaw Provisions (as such terms are defined in the LLC agreement) so as to affect adversely the rights of the class B common shares;

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  declare or pay any distribution;

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  enter into any transaction with an affiliate of ours, other than in our ordinary course of business;

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  enter into any transaction outside our ordinary course of business;

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  engage in any business or transaction that would require any direct or indirect owner of an equity interest in us to divest itself of any such interest;

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  incur or assume or permit any subsidiary to incur or assume any indebtedness in an amount equal to or greater than 10% of our fair market value;

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  engage in any business other than any business a majority of whose revenue is derived from the ownership and operation of television stations or any business that we were engaged in as of May 1, 2002 (the date of filing of LIN Corp.'s Second Amended and Restated Certificate of Incorporation); and

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  settle or allow any subsidiary to settle any claim outside the ordinary course of our business that involves any material restriction on our continued business or assets or that of any of our subsidiaries or affiliates.

        Upon completion of the merger, so long as any LIN LLC class C common shares are outstanding, the LIN LLC class C common shares are entitled to 70% of our voting power on all matters submitted to a vote of our shareholders. Each outstanding LIN LLC class C common share is entitled to a proportionate number of votes determined at the time of each vote, relative to the total number of LIN LLC class C votes.

Distributions

        Upon completion of the merger, the holders of outstanding LIN LLC common shares will be entitled to participate ratably, on a common share-for-common share basis, in such distributions as the LIN LLC board of directors may from time to time determine, subject to the rights of the holders of any preferred shares.

Conversion

        Upon completion of the merger, the LIN LLC common shares will have the following conversion features:

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  each outstanding LIN LLC class B common share may be converted at the option of the holder into either (i) one LIN LLC class A common share or (ii) one LIN LLC class C common share, provided, that all requisite approval for ownership of such voting shares is received from the FCC and, in the case of LIN LLC class C common shares, that the consent of holders of a majority of the outstanding LIN LLC class B common shares is obtained; and

  •
  if a majority of the LIN LLC class B common shares outstanding on May 1, 2002 (treating for this purpose the LIN Corp. class B common stock as LIN LLC. class B common shares) shall have been converted into LIN LLC class A common shares, then each LIN LLC class C common share will be automatically converted into a LIN LLC class A common share for no additional consideration.

General

        Upon completion of the merger, holders of LIN LLC common shares will have no preemptive rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of LIN LLC common shares will be entitled to receive, pro rata, in accordance with their respective percentage interests, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred shares. There will be no redemption or sinking fund provisions applicable to the LIN LLC common shares. All outstanding LIN LLC common shares issued in connection with the merger will be deemed to be fully-paid and non-assessable.

Preferred Shares

        Upon completion of the merger, our board of directors will be authorized without shareholder approval to issue preferred shares in one or more classes or series and to designate for each class or series the following: the terms and conditions of any voting, distribution and conversion or exchange rights; the amount payable on the series upon redemption and upon our dissolution or distribution of our assets; and the rights, qualifications, limitations or restrictions pertaining to the class or series.

        These rights and privileges could adversely affect your voting power, and our board of directors' authority to issue preferred shares without your approval could delay or prevent a change in control of our company.

Special Provisions In the LLC Agreement

        Upon completion of the merger, the LLC agreement will include provisions that could have an anti-takeover effect. We intend these provisions to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. We also intend these provisions to help ensure that our board of directors, if confronted by a surprise proposal from a third party which has acquired a block of our common shares, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act accordingly.

Blank Check Preferred Shares

        The LLC agreement provides that our board of directors may authorize the issuance of preferred shares in one or more series and may designate the distribution rate, voting rights and other rights, preferences and restrictions of each series. We have not yet issued, nor do we have any present intention to issue, any preferred shares. We could, however, issue a series of preferred shares that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue shares based on its judgment and in accordance with applicable law, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then market price of their shares. Our board of directors does not intend to seek shareholder approval prior to any issuance of any preferred shares, unless otherwise required by law or stock exchange rules.

 Classified Board of Directors

        The LLC agreement provides for a board of directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors in a relatively short period of time. As a result, at least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the board of directors.

Number of Directors; Vacancies; Removal

        The LLC agreement provides that the board of directors will consist of nine persons. The board of directors, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the board of directors. Moreover, the shareholders may remove a director only for cause. This provision, when coupled with the provision authorizing the board of directors to fill vacant directorships, will preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by the directors' removal with its own nominees.

Shareholder Action by Written Consent; Special Meetings

        The LLC agreement prohibits action by shareholders by written consent in lieu of a meeting other than action permitted or required to be approved by holders of LIN LLC class B common shares. The LLC agreement provides that special meetings of shareholders may be called by a majority of the board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominees

        The LLC agreement provides for an advance notice procedure with regard to business proposed to be submitted by a shareholder at any annual meeting of our shareholders, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed shareholder business must be timely given in writing to us prior to the meeting. To be timely, notice relating to an annual meeting generally must be received by the Company not less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting.

        Notice to us from a shareholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. The notice must also include the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

        The chairman of a meeting of shareholders may determine that a person was not nominated in accordance with the nomination procedure, in which case the person's nomination will be disregarded. If the chairman of a meeting of shareholders determines that other business was not properly brought before the meeting in accordance with the procedures in the LLC agreement, the business will not be conducted at the meeting.

FCC Compliance

        In order to comply with our obligations under the Communications Act of 1934, the LLC agreement contains a provision that prohibits us from:

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  issuing in excess of 25% of LIN LLC common shares and preferred shares to any non-U.S. entity or government or any representative of or individual controlled by any such entity or government; or

  •
  permitting any transfer of our securities that would result in any such government, entity or person holding greater than 25% of LIN LLC common shares and preferred shares.

        In addition, no such alien governments, entities, or persons shall be entitled to vote or direct or control the vote in excess of 25% of our outstanding LIN LLC common shares and preferred shares.

Limitations on Director Liability

        Similar to the current LIN Corp. governing documents, the LLC agreement will provide that, to the fullest extent permitted under Section 102(b)(7) of the DGCL for a corporation, as may be amended to further eliminate or limit the personal liability of directors, a director of LIN LLC shall not be liable to LIN LLC or its shareholders for monetary damages for breach of a fiduciary duty as a director in the same manner as if LIN LLC was a Delaware corporation and LIN LLC directors and shareholders were directors and stockholders of a Delaware corporation.

        This provision does not eliminate a director's duty of care (although it eliminates monetary liability for a breach thereof) and does not affect the availability of equitable remedies, including action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, this provision does not apply to claims against a director for breach of the duty or loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of laws, including the federal securities laws. The LLC agreement further provides that we must indemnify and advance expenses to our directors and officers, and may indemnify any of our employees or agents, to the fullest extent permitted by the DGCL, as may be amended or judicially interpreted, as if LIN LLC were a Delaware corporation governed by the DGCL and such directors, officers, employees or agents were directors, officers, employees or agents of a Delaware corporation. We believe these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

Listing

        We will apply to have LIN LLC class A common shares listed on the NYSE under the symbol "LIN" in the same manner that the LIN Corp. class A common stock is currently listed under the symbol "TVL."

Transfer Agent

        The Transfer Agent for the LIN LLC class A common shares will be ComputerShare Shareowner Services LLC. The Transfer Agent for the LIN LLC class B common shares and LIN LLC class C common shares will be LIN LLC.

COMPARISON OF RIGHTS OF HOLDERS OF LIN CORP. COMMON STOCK AND HOLDERS OF LIN LLC COMMON SHARES

        This section of the proxy statement/prospectus describes certain material similarities and differences between the current rights of holders of LIN Corp. common stock and the rights of holders of LIN LLC common shares after the merger. Upon completion of the merger, holders of shares of LIN Corp. common stock, whose rights are currently governed by the DGCL, the Second Amended and Restated Certificate of Incorporation of LIN Corp. (the "Charter") and the Third Amended and Restated Bylaws of LIN Corp. (the "Bylaws") and who have not exercised their appraisal rights under the DGCL, will become holders of shares representing limited liability company interests in LIN LLC and their rights will be governed by the LLC Act and the LLC agreement, as the same may thereafter be amended.

General

        In general, the LLC agreement was drafted to include substantially similar terms, conditions and procedures as are contained in the Charter and the Bylaws and to provide holders of shares of LIN LLC with rights substantially similar to the rights provided to them by the DGCL, the Charter and the Bylaws. However, due to certain differences between the LLC Act and the DGCL, certain corporate stockholder rights cannot be replicated in their entirety in the LLC agreement. The summary below includes a comparison of certain of the material terms, conditions and procedures governing LIN Corp. stock and LIN LLC shares and, where applicable, identifies certain differences between the rights of the holders of LIN LLC shares and the rights of the holders of LIN Corp. stock.

        This summary does not purport to be a complete statement of the rights of the holders of LIN LLC shares or the rights of the stockholders of LIN Corp. stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. We qualify this discussion in its entirety by the LLC Act, the DGCL, the LLC agreement, the Charter and the Bylaws, and we encourage you to carefully read the Charter, the Bylaws and the LLC agreement (see the section titled "Where You Can Find More Information"). A copy of the form of the LLC agreement is attached as Annex B to this proxy statement/prospectus.

Capital Stock/Shares

  Authorized Capital Stock/Shares

        LIN Corp.    The Charter authorizes the issuance of 205,000,000 shares of stock of LIN Corp., consisting of 5,000,000 shares of preferred stock of LIN Corp., par value $0.01 per share, and 200,000,000 shares of LIN Corp. common stock, which are divided into three series as follows: (i) 100,000,000 shares of LIN Corp. class A common stock, par value $0.01 per share, (ii) 50,000,000 shares of LIN Corp. class B common stock, par value $0.01 per share, and (iii) 50,000,000 shares of LIN Corp. class C common stock, par value $0.01 per share. As of [                 ], 2013, [            ] shares of LIN Corp. class A common stock were outstanding, [            ] shares of LIN Corp. class B common stock were outstanding, [            ] shares of LIN Corp. class C common stock were outstanding and no shares of preferred stock were outstanding. The Charter provides that the LIN Corp. board of directors may authorize the issuance of preferred shares in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series.

        LIN LLC.    Each share of LIN LLC represents a limited liability company interest in LIN LLC. The provisions of the LLC agreement with respect to the authorized classes and series of LIN LLC shares will be substantially similar to the authorized classes and series of LIN Corp. stock prior to the merger. Because each holder of LIN Corp. common stock will receive in the merger on a one-for-one basis LIN LLC common shares of a corresponding class and series, the same number of each class and series of LIN LLC shares will be outstanding immediately following the consummation of the merger as are outstanding immediately prior to the merger (other than as a result of any LIN Corp. stockholders exercising appraisal rights).

        Because the LLC Act does not contemplate that limited liability company interests will have a par value, the concept of par value does not apply to the shares of LIN LLC. As a result, related concepts under the DGCL including statutory capital, which must be at least the aggregate par value of issued shares of stock of a corporation, do not apply to LIN LLC.

  Voting

        LIN Corp.    Each outstanding share of LIN Corp. class A common stock and LIN Corp. class C common stock are entitled to one vote on all matters submitted to a vote of LIN Corp.'s stockholders. So long as any shares of LIN Corp. class C common stock are outstanding, the LIN Corp. class A common stock and LIN Corp. class C common stock vote together as a class and the holders of LIN Corp. class C common stock are entitled to 70% of the aggregate voting power among holders of LIN Corp. class A common stock and LIN Corp. class C common stock.

        The shares of LIN Corp. class B common stock are generally not entitled to vote other than with respect to certain transactions as provided in the Charter (which, if applicable, requires the consent of the holders of at least a majority of the outstanding LIN Corp. class B common stock).

        LIN LLC.    The provisions of the LLC agreement with respect to the voting rights of LIN LLC shareholders are substantially similar to the voting rights of LIN Corp. stockholders. See the section titled "Description of LIN LLC Common Shares—Common Shares—Voting."

  Conversion of Stock / Shares

        LIN Corp.    Subject to certain limitations, including FCC approval if applicable, each outstanding share of LIN Corp. class B common stock may be converted at the option of the holder into either (i) one share of LIN Corp. class A common stock or (ii) one share of LIN Corp. class C common stock.

        If a majority of the shares of LIN Corp. class B common stock that were outstanding on May 1, 2002 have been converted into LIN Corp. class A common stock, then each share of LIN Corp. class C common stock will be automatically converted into a share of LIN Corp. class A common stock for no additional consideration.

        LIN LLC.    The provisions of the LLC agreement with respect to the conversion of the LIN LLC common shares are substantially similar to such provisions regarding LIN Corp. in the Charter.

Fiduciary Duties

        LIN Corp.    The directors and officers of LIN Corp. owe fiduciary duties to LIN Corp. and to all of its stockholders. Under Delaware law, the legal obligations of corporate fiduciaries fall into two broad categories: a duty of care and a duty of loyalty. Further, as permitted by Delaware law, the Charter limits directors' and officers' liability for breaches of fiduciary duties in certain respects.

        LIN LLC.    The provisions of the LLC agreement with respect to the fiduciary duties of the directors and officers of LIN LLC, and their liability for breaches of such duties, are substantially similar to the fiduciary duties of directors and officers of LIN Corp.

 Board of Directors

        LIN Corp.    Pursuant to the DGCL and the Bylaws, the business and affairs of LIN Corp. are managed by its board of directors. The Charter provides that LIN Corp.'s board of directors will consist of nine directors divided into three classes of directors serving staggered three-year terms.

        LIN LLC.    The LLC agreement provides that the business and affairs of LIN LLC shall be managed by its board of directors in a substantially similar manner as the business and affairs of LIN Corp. are currently managed by its board of directors. The authority and function of the board of directors of LIN LLC will be substantially similar to the authority and function of the board of directors of LIN Corp. Further, the LLC agreement provides that the number, and terms of service, of LIN LLC directors are to be substantially similar to LIN Corp.

Amendment of Organizational Documents and the LLC Agreement

  LIN Corp.

        Charter.    Subject to Section 242(b)(2) of the DGCL, which provides holders of a class or series of stock with a separate vote on proposed amendments to the Charter under certain circumstances, and subject to certain consent rights of the holders of LIN Corp. class B common stock set forth in the Charter, the Charter may be amended only if (i) the board of directors, by resolution, declares the advisability of the proposed amendment and (ii) the holders of a majority of outstanding stock entitled to vote on the proposed amendment approve such amendment.

        Bylaws.    Subject to certain consent rights of the holders of LIN Corp. class B common stock set forth in the Charter, the Bylaws may be amended either (i) by the board of directors or (ii) by the vote of the holders of not less than a majority of the outstanding stock entitled to vote on the proposed amendment.

        LIN LLC.    The provisions of the LLC agreement, which were drafted to include substantially similar provisions as the Charter and to incorporate certain provisions of the DGCL commonly included in a certificate of incorporation of a Delaware corporation (the "Charter Provisions"), may only be amended in a substantially similar manner as the Charter could be amended.

        The provisions of the LLC agreement, which were also drafted to include substantially similar provisions as the Bylaws and to incorporate certain provisions of the DGCL which are commonly included in the bylaws of a Delaware corporation (the "Bylaw Provisions"), may only be amended in a substantially similar manner as the Bylaws could be amended.

        The holders of LIN Corp. common stock also have additional rights under the DGCL by virtue of the fact that LIN Corp. is organized as a Delaware corporation under the DGCL. Currently, these additional rights may not be amended or altered by the Charter, the Bylaws or any other action by LIN Corp, its board of directors or its stockholders. In order to provide holders of shares of LIN LLC with rights substantially similar to the rights provided to them by the DGCL, certain provisions of the LLC agreement were drafted to incorporate the additional rights that stockholders of LIN Corp. have pursuant to the DGCL (the "DGCL-Implementing Provisions"). The DGCL-Implementing Provisions in the LLC agreement may be amended, but only if (i) the board of directors, by resolution, declares the advisability of the proposed amendment and (ii) a majority of the shareholders entitled to vote on the proposed amendment approve such amendment; provided, however, that notwithstanding the foregoing, if the board of directors of LIN LLC determines that Delaware corporations have implemented a DGCL provision in a manner not permitted by the corresponding DGCL-Implementing Provision in the LLC Agreement (whether as a result of the development in jurisprudence or otherwise) (a "New Implementation"), such corresponding DGCL-Implementing Provision may be amended to adopt such New Implementation in the same manner as a Bylaw Provision may be amended.

        Subject to certain consent rights of the holders of the LIN LLC class B common shares set forth in the LLC agreement, the remaining provisions of the LLC agreement that are not expressly designated as Charter Provisions, Bylaw Provisions or DGCL-Implementing Provisions and that include provisions that are commonly included in LLC agreements, may be amended if (i) the board of directors, by resolution, declares the advisability of the proposed amendment and (ii) the holders of a majority of outstanding shares entitled to vote on the proposed amendment approve such amendment.

        Neither the board of directors of LIN Corp. nor any committee thereof, pursuant to the DGCL, could amend the provisions of the Charter except to change the registered office or registered agent of LIN Corp. and, through a short-form merger, to change the name of the corporation. The LLC agreement provides that the LIN LLC board of directors and any committee thereof (to the extent such committee shall be empowered to exercise all of the authority of the board of directors in accordance with the LLC agreement) may amend the LLC agreement without the approval of the LIN LLC shareholders or any other person, under the following limited circumstances:

  •
  to change the name of LIN LLC or its registered agent or registered office;

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  to impose restrictions on the transfer of shares, under certain circumstances, to avoid a significant risk of LIN LLC becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes;

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  to reflect the proposal or promulgation of United States Treasury Regulations under Section 704(b) or Section 704(c) of the Code or otherwise to preserve or achieve uniformity of the shares (or any portion or class or series thereof);

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  to reflect any amendment to Section 145 of the DGCL or the amendment or addition of any other provisions of the DGCL relating to indemnification and advancement of expenses, under certain circumstances;

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  to reflect any change determined by the LIN LLC board of directors to be necessary and appropriate in the event that a provision of the DGCL or the LLC Act is enacted, amended or revoked;

  •
  pursuant to any writing approved by the LIN LLC board of directors setting forth the powers, designations, preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of a series of preferred shares;

  •
  if any term or provision of the LLC agreement is determined, in a final and nonappealable order, to be illegal or invalid for any reason, to adopt any amendment to the LLC agreement that the LIN LLC board of directors determines is necessary or appropriate so as to, as closely as possible in a manner acceptable to the LIN LLC board of directors, effect the intent that the LLC agreement govern LIN LLC in a manner that is substantially similar to the governance of LIN Corp. in effect immediately prior to the effective time of the merger;

  •
  to qualify or continue the qualification of LIN LLC as a limited liability company under the laws of any state or to ensure that LIN LLC and any of its subsidiaries will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

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  to address changes in U.S. federal income tax regulations, legislation or interpretation;

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  to the extent it does not adversely affect the LIN LLC shareholders considered as a whole or the LIN LLC shareholders holding any particular class or series of shares as compared to LIN LLC shareholders holding any other classes or series of shares in any material respect, to

    (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the LLC Act), (ii) facilitate the trading of shares (including the division of any class or series of outstanding shares into different classes or series to facilitate uniformity of tax consequences within such classes or series of shares) or comply with any rule, regulation, guideline or requirement of any exchange registered with the SEC under Section 6(a) of the Exchange Act on which the shares are or will be listed, or (iii) effect the intent expressed in this proxy/prospectus or the intent of the provisions of the LLC agreement;

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  to effect a change in the fiscal year or taxable year of LIN LLC and any other changes that the LIN LLC board of directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of LIN LLC; and

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  to correct any provision of the LLC agreement that, as a result of a typographical error or other inaccuracy, does not implement the parties' intent that the LLC agreement govern the Company in a manner substantially similar to the way LIN Corp. was governed immediately prior to the merger.

Dividends/Distributions

        LIN Corp.    Subject to the requirements of applicable law, the LIN Corp. board of directors may declare and pay dividends upon shares of its stock and the corporation may purchase or redeem its own shares of stock. To the extent a dividend is paid or stock is purchased or redeemed in a manner that violates applicable law, the directors are liable to the corporation for the funds wrongfully distributed by them, and, if a director is so liable, such director is subrogated to the rights of the corporation against stockholders who received such dividend or payment with knowledge that it was unlawful.

        LIN LLC.    The requirements for LIN LLC to declare and pay a distribution or to purchase or redeem any of its shares under the LLC Act and the LLC agreement are substantially similar to the requirements for LIN Corp. To the extent a distribution to a LIN LLC shareholder is made that violates applicable law, the shareholder may be obligated to repay any funds wrongfully distributed to it if the shareholder had actual knowledge that the distribution was unlawful.

Merger/Conversion

        LIN Corp.    Under the DGCL and the Charter, in order for LIN Corp. to merge with another entity or convert into another form of organization, the board of directors of LIN Corp. must adopt a resolution declaring the action advisable and the requisite vote of LIN Corp.'s stockholders must be obtained, which (i) pursuant to the Charter for a merger, requires the vote of the holders of a majority of (a) the LIN Corp. class A common stock and the LIN Corp. class C common stock voting together and (b) the LIN Corp. class B common stock voting as a separate class, and (ii) pursuant to the DGCL for a conversion into another form of organization, requires the vote of the holders of all of the LIN Corp. common stock.

        LIN LLC.    The LLC agreement provides that LIN LLC may merge with another entity or convert into another form of organization in a substantially similar manner as LIN Corp., except that, if the LIN LLC board of directors determines that it is no longer in the interests of LIN LLC to continue as a partnership for U.S. federal income tax purposes, the LIN LLC board of directors may elect to treat LIN LLC as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes and may, at its option, effect such change in tax treatment by authorizing a merger or conversion or other transaction under applicable law without LIN LLC shareholder approval.

 Dissolution

        LIN Corp.    Under Section 275 of the DGCL, a Delaware corporation may be dissolved if (i) a majority of the entire board of directors adopts a resolution declaring the dissolution advisable, (ii) the dissolution is approved by the holders of a majority of the outstanding stock entitled to vote on the dissolution and (iii) a certificate of dissolution is filed with the Secretary of State of the State of Delaware. Alternatively, a Delaware corporation may be dissolved without action of the board of directors if all of the stockholders entitled to vote on the dissolution consent in writing and a certificate of dissolution is filed with the Secretary of State of the State of Delaware.

        Following the dissolution, the corporation shall be continued for limited purposes during a three year winding up period. Upon dissolution, following the payment of the corporation's creditors and obligations and the provision for future claims, the remaining assets are distributed to the stockholders of the corporation.

        A corporation may revoke a voluntary dissolution prior to the expiration of the three year winding up period if (i) a majority of the board of directors adopts a resolution recommending that the dissolution be revoked, (ii) the revocation is approved by the holders of a majority of the stock which was outstanding at the time of the dissolution and was entitled to vote on the dissolution, and (iii) a certificate of revocation of dissolution is filed with the Secretary of State of the State of Delaware.

        LIN LLC.    The LLC agreement provides that LIN LLC may be dissolved in a substantially similar manner that LIN Corp. may be dissolved under Section 275 of the DGCL (other than filing a certificate of dissolution, which is not required to be filed by the LLC Act). In addition, the LLC agreement provides that LIN LLC may also be dissolved if (i) at any time there are no shareholders unless LIN LLC is continued without dissolution as permitted by the LLC Act or (ii) upon the entry of a decree of judicial dissolution of LIN LLC under Section 18-802 of the LLC Act.

        Following its dissolution, LIN LLC will continue to exist for purposes of winding up the affairs of LIN LLC and, upon completion of the winding up, a certificate of cancellation is filed with the Secretary of State of the State of Delaware. Upon dissolution, the LIN LLC board of directors will select a liquidating trustee to exercise the powers of the board of directors necessary or appropriate to complete the winding up of LIN LLC and the liquidating trustee shall use its best efforts to complete the winding up within three years from the date of dissolution, but it is possible that winding up the affairs of LIN LLC may take longer than three years. Following payment of LIN LLC's creditors and obligations and satisfaction of liabilities, the remaining assets of LIN LLC will be distributed to its shareholders in accordance with the terms of the LLC agreement.

        Pursuant to Section 18-806 of the LLC Act, a limited liability company shall not be dissolved and its affairs not wound up if, prior to the filing of the certificate of cancellation with the Secretary of State of the State of Delaware, the dissolution of the limited liability company is revoked and the limited liability company is continued pursuant to the affirmative vote of all remaining shareholders of the limited liability company, provided, however, that if the dissolution was caused by a vote of the shareholders, the dissolution shall not be revoked unless each shareholder who voted in favor of the dissolution has voted to continue the limited liability company.

Restrictions on Transfer

        LIN Corp.    Due to limitations on the ownership of LIN Corp. imposed by the Communications Act of 1934, as amended, the Charter provides for several transfer restrictions for the purpose of ensuring that control of LIN Corp. remains with loyal citizens of the United States and/or entities formed under the laws of the United States or any of the states of the United States.

        LIN LLC.    The LLC agreement imposes substantially similar transfer restrictions on the LIN LLC shares that apply to the LIN Corp. stock pursuant to the Charter. In addition, pursuant to the LLC agreement, the LIN LLC board of directors may impose restrictions on the transfer of LIN LLC shares if such restrictions are determined to be necessary to avoid LIN LLC becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes; provided, that, if any amendments to the LLC agreement are made to reflect such restrictions and such amendments would result in the delisting or suspension of trading of LIN LLC class A common shares on the NYSE, then such amendments must be approved by the holders of at least a majority of the outstanding LIN LLC class A common shares.

Distributions upon Dissolution

        LIN Corp.    Pursuant to the Charter, in the event of a dissolution of LIN Corp., after payments to creditors and preferred stockholders, if any, the holders of LIN Corp. common stock shall share ratably on a share-for-share basis in all distributions of assets of LIN Corp.

        LIN LLC.    The provisions of the LLC agreement with respect to distributions upon dissolution of LIN LLC are substantially similar to such provisions in the Charter.

Derivative Actions

        LIN Corp.    Under Delaware law, a creditor of a corporation does not have standing to bring a derivative action against the corporation unless the corporation is insolvent.

        LIN LLC.    Under Delaware law, a creditor of a limited liability company does not have standing to bring a derivative action against a limited liability company even if it is insolvent.

Deadlocks

        LIN Corp.    Under Section 226 of the DGCL, the Court of Chancery of the State of Delaware, upon application of any stockholder of the corporation, may appoint a custodian or receiver of the corporation in certain circumstances, including certain deadlocks among the stockholders or directors or if the corporation has abandoned its business and failed within a reasonable amount of time to take steps to dissolve, liquidate or distribute its assets.

        LIN LLC.    Neither the LLC Act nor the LLC agreement includes a provision similar to Section 226 of the DGCL addressing deadlocks or the abandonment of the company's business. Section 18-802 of the LLC Act, however, provides that the Court of Chancery of the State of Delaware, upon application of any member or manager of the limited liability company, may decree dissolution of the limited liability company whenever it is not reasonably practicable to carry on the business in conformity with the LLC agreement.

Attachment of Shares

        LIN Corp.    Under Section 342 of the DGCL, a stockholder's creditors may attach its shares of the corporation, and such attached shares, upon order of the court from which the attachment process was issued, may be sold at public sale to the extent sufficient to satisfy the creditor's debt.

        LIN LLC.    Under Section 18-703 of the LLC Act, on application by a creditor of a shareholder, a court may charge the shares of the limited liability company held by the shareholder to satisfy the judgment. To the extent so charged, the judgment creditor only has the right to receive any distribution on the shares to which the shareholder would have otherwise been entitled and the judgment creditor may not attach, sell or otherwise exercise any management rights related to the charged shares.

 Limited Power of Attorney

        LIN LLC.    In order to provide LIN LLC's board of directors and management with the power to take certain actions that they are currently able to do in the corporate context with respect to LIN Corp., the LLC agreement provides that each LIN LLC shareholder, in its capacity as a shareholder of LIN LLC, irrevocably appoints each director, officer and liquidating agent, if one has been appointed, of LIN LLC as its attorney-in-fact with full power of attorney only under the circumstances listed below.

  •
  To execute and record in the appropriate public offices:

  •
  all certificates, documents and other instruments necessary or appropriate to form, qualify or continue the existence or qualification of LIN LLC as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

  •
  all certificates, documents and other instruments necessary or appropriate to reflect any amendment, change, modification or restatement of the LLC agreement adopted in accordance with its terms;

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  all certificates, documents and other instruments necessary or appropriate to reflect the dissolution, winding up and termination of LIN LLC pursuant to the terms of the LLC agreement;

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  all certificates, documents and other instruments relating to the admission, resignation, removal or substitution of any LIN LLC shareholder pursuant to the LLC agreement;

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  all certificates, documents and other instruments relating to the determination of the powers, designations, preferences and relative and participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, of any class or series of shares representing limited liability company interest in LIN LLC issued pursuant to the LLC agreement; and

  •
  all certificates, documents and other instruments relating to a merger, consolidation or conversion of LIN LLC adopted in accordance with the LLC agreement.

  •
  execute and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the LIN LLC shareholders under the LLC agreement or that is consistent with the terms of the LLC agreement or (B) effectuate the terms or intent of the LLC agreement.

Taxation

        For a discussion of the differences in taxation between LIN Corp. and LIN LLC, see the section titled "Material U.S. Federal Income Tax Consequences of the Merger."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

        The following discussion is a summary of material U.S. federal income tax consequences of the merger and the ownership and disposition of LIN LLC common shares, and in connection therewith Weil, Gotshal & Manges LLP, as counsel to LIN LLC, has rendered its opinion that LIN LLC will be treated as a partnership and not as a corporation for U.S. federal income tax purposes (see "—U.S. Federal Income Tax Consequences of the Ownership and Disposition of LIN LLC Common Shares—Taxation of LIN LLC"). This discussion is based on provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions, all in effect as of the date of this proxy statement/prospectus and which are subject to differing interpretations or change, possibly with retroactive effect. This discussion assumes that shares of LIN Corp. common stock are held as capital assets for U.S. federal income tax purposes and that LIN LLC common shares will be held as capital assets for U.S. federal income tax purposes following the merger. This discussion is not intended to be a complete description of all of the U.S. federal income tax consequences of the merger and the ownership and disposition of the LIN LLC common shares and does not address any aspect of state, local or non-U.S. tax law. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances, or taxpayers that are subject to special treatment under U.S. federal income tax laws (including brokers or dealers in securities or currencies, taxpayers who have elected the mark-to-market method of accounting, banks, thrifts or other financial institutions or financial service companies, cooperatives, regulated investment companies, real estate investment trusts, tax-exempt organizations, pension funds, insurance companies, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction, persons subject to the alternative minimum tax, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, individual retirement accounts and other tax deferred accounts, a person who actually or constructively owns more than 10% of our voting stock, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, trusts, S corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes) and holders of options granted by LIN Corp. or persons who acquired LIN Corp. common stock as compensation).

        For purposes of this discussion, a "U.S. holder" is a beneficial holder of shares of LIN Corp. common stock or LIN LLC common shares, as applicable, that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or such trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. A "non-U.S. holder" is a holder (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The term "holders" includes both a U.S. holder and a non-U.S. holder.

        The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that holds shares of LIN Corp. common stock (or will hold LIN LLC common shares) generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold shares of LIN Corp. common stock (or will hold LIN LLC common shares) should consult their tax advisors.

        Each holder should consult with his, her or its own tax advisor concerning the U.S. federal, state, local and non-U.S. income and other tax consequences of the merger and the ownership and disposition of LIN LLC common shares.

 U.S. Federal Income Tax Consequences of the Merger

General

        The following is a summary of the material anticipated U.S. federal income tax consequences of the merger. Although the merger is, for state law purposes, a merger of LIN Corp. with and into LIN LLC, the merger will be treated for U.S. federal income tax purposes as (1) a complete liquidation of LIN Corp., whereby you will receive your pro rata share of its sole asset, its 100% equity interest in LIN Television, followed by (2) a contribution by you of such equity interest in LIN Television to LIN LLC in exchange for LIN LLC common shares.

        No advance rulings have been requested from the IRS with respect to the tax consequences of the merger or any other matter discussed in this proxy statement/prospectus. Accordingly, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Tax Consequences of the Merger to LIN Corp.

        As a result of the merger, LIN Corp. would be treated for federal income tax purposes as having liquidated and distributed all of its property to its stockholders. Generally, federal tax law requires a liquidating corporation to recognize gain or loss on the distribution of property in a complete liquidation as if the property were sold to the recipient at its fair market value. Thus, LIN Corp. would recognize gain or loss equal to the difference between the fair market value of its assets (less any related liabilities) and the tax basis of those assets. Because LIN Corp.'s sole asset at the time of effectiveness of the merger will be its 100% equity interest in LIN Television, LIN Corp. intends to compute its gain or loss based on the trading price of the LIN Corp. class A common stock on the date of the merger. LIN Corp.'s expects that its tax basis in its shares of LIN Television will exceed the fair market value of such shares at the time of the merger and, accordingly, LIN Corp. expects to recognize a tax loss. However, the actual fair market value on the effective date of the merger could vary from our expectations. If the final valuation differs from our expectations, the tax loss of LIN Corp. expected as part of the merger would be affected, perhaps materially, and LIN Corp. may recognize a tax gain. You should also be aware that the IRS will not be bound by our valuation of the fair market value of the shares of LIN Television. As a result, the amount of any actual tax loss could vary, perhaps significantly, from the expected amount and LIN Corp. might recognize a tax gain.

Tax Consequences of the Merger to Holders of LIN Corp. Common Stock

        Amounts received by a holder in a deemed distribution, which is treated for federal tax purposes as a complete liquidation of a corporation, are treated as full payment for the stockholder's stock. As a result, you would generally recognize taxable gain equal to the excess, if any, of the aggregate fair market value of the common stock of LIN Television that you are deemed to receive in the merger over the aggregate tax basis of your shares of LIN Corp. common stock. As noted above, LIN Corp. intends to report the fair market value of the LIN Television stock to you no later than [      ] utilizing the trading price of the LIN Corp. class A common stock on the date of the merger. However, the IRS will not be bound by our valuation. Any gain recognized by you on the merger will generally be capital gain, and should be treated as long term gain if you have held LIN Corp. common stock for more than one year at the time of the merger. The deemed contribution of the common stock of LIN Television to LIN LLC in exchange for LIN LLC common shares would not be a taxable event to holders.

        It is uncertain whether a holder of LIN Corp. common stock that suffers a taxable loss equal to the excess, if any, of the aggregate tax basis of such holder's shares of LIN Corp. common stock over the aggregate fair market value of the common stock of LIN Television received in the merger may claim that loss currently. Such holders should consult their tax advisors regarding the ability to recognize currently a tax loss in the merger.

        A holder of shares of LIN Corp. common stock that has perfected appraisal rights with respect to such shares would generally recognize taxable gain or loss equal to the difference between the tax basis in such holder's shares of LIN Corp. common stock and the cash such holder receives for such shares upon the resolution of the appraisal proceedings. Any gain or loss recognized will generally be capital gain or loss, and should be treated as long term gain or loss if such holder has held shares of LIN Corp. common stock for more than one year at the time of the merger.

Tax Consequences of the Merger to LIN LLC

        The merger would not be a taxable event for LIN LLC. Provided that LIN LLC is treated as a partnership for federal income tax purposes, it will not pay federal income tax on its operations going forward as described below. Instead, LIN LLC's items of income, gain, loss, deduction or credit will be allocated among the holders of LIN LLC common shares for inclusion in their separate income tax returns as described below.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of LIN LLC Common Shares

        The following discussion addresses the U.S. federal income tax consequences to you if the merger is consummated and you hold shares of LIN LLC.

Taxation of LIN LLC

        Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions are made. Each holder of LIN LLC common shares will be a member of LIN LLC. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership," unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (1) interests in the partnership are traded on an established securities market or (2) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. LIN LLC class A common shares will be publicly traded. However, an exception to taxation as a corporation, referred to as the "Qualifying Income Exception," exists if at least 90% of such partnership's gross income for every taxable year consists of "qualifying income" and the partnership is not required to register under the 1940 Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income. LIN LLC expects that all of its income will constitute qualifying income. It is the opinion of Weil, Gotshal & Manges LLP that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes based on certain assumptions and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs and the composition of our income. However, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the holders of common shares in liquidation of their interests in us. This deemed contribution and liquidation should generally be tax-free to holders so long as we do not have liabilities in excess of the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss, deduction or credit would be reflected only on our tax return rather than being passed through to holders of our common shares, and we would be subject to U.S. corporate income tax on our taxable income at regular corporate rates. Distributions made to holders of our common shares would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in the common shares, or as taxable capital gain, after the holder's basis is reduced to zero.

        If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent, and (3) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of our common shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

        The remainder of this section assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Certain State and Local Tax Matters

        We and our subsidiaries may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may be required to file tax returns in some or all of those jurisdictions. The state or local tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein.

Consequences to U.S. Holders of LIN LLC Common Shares

        The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of common shares.

        For U.S. federal income tax purposes, your allocable share of our recognized items of income, gain, loss, deduction or credit, and our allocable share of those items of LIN LLC, will be determined by the LLC agreement, if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in LIN LLC. We believe that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with your interest in LIN LLC and we intend to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the LLC agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the LLC agreement.

        We may derive taxable income that is not matched by a corresponding distribution of cash. Accordingly, it is possible that your U.S. federal income tax liability with respect to your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

Basis

        Holders that recognize a gain in the merger will have an initial tax basis for their common shares equal to the fair market value of the common stock of LIN Television that they are deemed to receive and are then deemed to contribute to LIN LLC in exchange for such LIN LLC common shares under the merger for federal income tax purposes plus their share under the partnership tax rules of our liabilities, if any. That basis will be increased by their share of our income and by increases in their share of our liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by their share of our losses and by any decrease in their share of our liabilities.

        Holders that recognize a loss in the merger should consult their tax advisors regarding their initial tax basis for their common shares.

        Holders who purchase common shares in separate transactions must combine the basis of those shares and maintain a single adjusted tax basis for all those shares. Upon a sale or other disposition of less than all of the common shares, a portion of that tax basis must be allocated to the common shares sold.

Limits on Deductions for Losses and Expenses

        Your deduction of your share of our losses will be limited to your tax basis in your common shares and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your common shares, reduced by (i) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (ii) any amount of money you borrow to acquire or hold your common shares, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the common shares for repayment. Your at risk amount generally will increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

        We do not expect to generate income or losses from "passive activities" for purposes of Section 469 of the Code. Accordingly, income allocated to you by us may not be offset by your Section 469 passive losses and losses allocated to you generally may not be used to offset your Section 469 passive income. In addition, other provisions of the Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of the partnership in certain cases. You should consult with your tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Organizational Expenses

        In general, neither we nor any U.S. holder may deduct organizational expenses. An election may be made by LIN LLC to amortize organizational expenses over a 15-year period.

 Limitations on Interest Deductions

        While we do not expect to incur interest expense in light of our activities as a holding company owning only the common stock of LIN Television, if we do incur interest expense, your share of any interest expense of LIN LLC is likely to be treated as "investment interest" expense. If you are a non-corporate U.S. holder, the deductibility of "investment interest" expense is generally limited to the amount of your "net investment income." Your share of our dividend income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

        The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common share. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitations on Deduction of Certain Other Expenses

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. The operating expenses of LIN LLC, if any, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by us will not be taxable to you to the extent of your tax basis (described above) in your common shares. Any cash distributions in excess of your tax basis will be considered to be gain from the sale or exchange of common shares (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your common shares exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Common Shares

        You will recognize gain or loss on a sale of common shares equal to the difference, if any, between the amount realized and your tax basis in the common shares sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share under the partnership tax rules of our liabilities, if any. Your tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition.

        Gain or loss recognized by you on the sale or exchange of common shares generally will be taxable as capital gain or loss and will be long-term capital gain or loss if the common shares you hold were held for more than one year on the date of such sale or exchange. The deductibility of capital losses is subject to limitations.

        Holders who purchase common shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain "split holding period" rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Limitation on Deductibility of Capital Losses

        If you are an individual, any capital losses generated by LIN LLC (or upon a disposition of LIN LLC common shares) generally will be deductible only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by LIN LLC (or upon a disposition of LIN LLC common shares) generally will be deductible to the extent of your capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. You should consult your tax advisors regarding the deductibility of capital losses.

Section 754 Election

        Pursuant to the terms of the LLC agreement, our tax matters partner (as described below), in his sole discretion, is authorized to, and currently intends to make the election permitted by Section 754 of the Code. The election is irrevocable without the consent of the IRS. The election requires us to adjust the tax basis in our assets, or "inside basis," attributable to a transferee of common shares under Section 743(b) of the Code to reflect the purchase price of the common shares paid by the transferee. However, this election does not apply to a person who purchases common shares directly from us. For purposes of this discussion, a transferee's inside basis in our assets will be considered to have two components: (1) the transferee's share of our tax basis in our assets, or "common basis," and (2) the Section 743(b) adjustment to that basis.

        The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. It is possible that the IRS will successfully assert that the conventions we use do not satisfy the technical requirements of the Code or the Treasury regulations and thus will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of common shares may have adverse tax consequences. You should consult your tax adviser as to the effects of the Section 754 election.

Uniformity of Class A Common Shares

        Because we cannot match transferors and transferees of class A common shares, we will adopt tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our holders. It also could affect the timing of these tax benefits or the amount of gain on the sale of class A common shares and could have a negative impact on the value of our class A common shares or result in audits of and adjustments to our holders' tax returns.

Certain State and Local Tax Matters

        In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state or local jurisdictions in which we have activities, or in which subsidiaries in which we own interests conduct activities or derive income. You should consult your own tax advisors regarding the U.S. state and local tax consequences of an investment in us.

Transferor/Transferee Allocations

        In general, our taxable income and losses will be determined and apportioned among holders using conventions we regard as consistent with applicable law. As a result, if you transfer your common shares, you may be allocated items of income, gain, loss, or deduction realized by us after the date of transfer.

        Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Taxes

        If common shares are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. holders should consult their own tax advisors concerning the U.S. federal estate tax consequences with respect to ownership of our common shares.

U.S. Taxation of Tax-Exempt U.S. Holders of Common Shares

        A holder of common shares that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, may nevertheless be subject to unrelated business income tax, or UBTI, to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership's gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (that is, indebtedness incurred in acquiring or holding property). While we do not expect to generate significant amounts of UBTI for tax-exempt U.S. holders of our common shares in light of our activities as a holding company owning only the common stock of LIN Television, we are under no obligation to minimize UBTI. Tax-exempt U.S. holders of common shares should consult with their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

        U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in common shares for purposes of these tests will depend on whether we are treated as a "qualifying publicly traded partnership." If our partnership is so treated, then the common shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from common shares is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25% of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC's allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC's allocable share of the underlying gross income earned by us. In light of our activities as a holding company owning only the common stock of LIN Television, we expect that we will not be treated as a "qualifying publicly traded partnership." In addition, as discussed above under "—Consequences to U.S. Holders of LIN LLC common shares," we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our common shares may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Section 852 and 4982 of the Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in common shares.

Consequences to Non-U.S. Holders of LIN LLC Common Shares

U.S. Income Tax Consequences

        In light of our activities as a holding company owning only the stock of LIN Television, we do not expect to become engaged in a U.S. trade or business. If a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our common shares in such year, such non-U.S. holder generally would be (1) subject to withholding by us on any actual distributions of effectively connected income, or ECI, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to LIN LLC and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate non-U.S. holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such non-U.S. holder's U.S. federal income tax liability, and such non-U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. holder's U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. holder on the sale or exchange of its common shares could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. holder could be subject to U.S. federal income tax on the sale or exchange.

        To the extent we receive dividends from a U.S. subsidiary, a non-U.S. holder's allocable share of distributions of such dividend income will be subject to U.S. withholding tax at a rate of 30%, unless relevant tax status information is provided to us on an IRS Form W-8. Distributions to a non-U.S. holder may also be subject to withholding to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable annual or periodic income under the Code, provided that an exemption from or a reduced rate of such withholding may apply if certain tax status information is provided. If such information is not provided and a non-U.S. holder would not be subject to U.S. tax based on such non-U.S. holder's tax status or are eligible for a reduced rate of U.S. withholding, such non-U.S. holder may need to take additional steps to receive a credit or refund of any excess withholding tax paid on such non-U.S. holder's account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if a non-U.S. holder resides in a treaty jurisdiction which does not treat our partnership as a pass-through entity, such non-U.S. holder may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on such non-U.S. holder's account. All non-U.S. holders should consult their tax advisors regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a non-U.S. holder that (1) has an office or fixed place of business in the U.S., (2) is present in the U.S. for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding a partnership interest in us in connection with their U.S. business, a passive foreign investment company or a corporation that accumulates earnings to avoid U.S. federal income tax. All non-U.S. holders should consult their tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

        The U.S. federal estate tax treatment of our common shares with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our common shares are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual non-U.S. holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to ownership of our common shares.

Administrative Matters

Taxable Year

        We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

        An officer of the Company, who is a holder of common shares and designated by the Board of Directors, will act as our "tax matters partner." The tax matters partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

        We have agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our income, gain, loss and deduction for our preceding taxable year.

        In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year's tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a "reportable transaction" if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

        Holders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

        Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

        Our termination would result in the close of our taxable year for all holders of common shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedule K-1s that are issued to the holders, and such Schedule K-1s would have to be provided to holders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a "technical termination" (which would close our taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of our total interests. It is possible we might make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to holders of common shares for the year in which the adjustments take effect, rather than the holders of common shares in the year to which the adjustment relates. In addition, we, rather than the holders of common shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld

        If we are required to withhold any U.S. tax on distributions made to any holder of common shares, we may pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

 Withholding and Backup Withholding

        For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of holders at any particular time (in light of possible sales of common shares), we may over-withhold or under-withhold with respect to a particular holder of common shares. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

        Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate of 28%) with respect to distributions paid unless: (1) you are a corporation or come within another exempt category and demonstrate this fact when required or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

        If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

        A 30% U.S. federal withholding tax may apply to interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States paid after December 31, 2013 and the gross proceeds from a disposition of property of a type which can produce interest or dividends from sources within the United States occurring after December 31, 2016 paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report, and disclose its U.S. account holders and meets certain other specified requirements (or is subject to an applicable intergovernmental agreement implementing this legislation) or (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your acquisition, ownership, and disposition of the LIN LLC common shares.

Nominee Reporting

        Persons who hold our shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the shares with the information furnished to us.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO LIN LLC AND ITS HOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER. ACCORDINGLY, EACH HOLDER SHOULD CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR CONCERNING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF LIN LLC COMMON SHARES.

SELECTED HISTORICAL FINANCIAL DATA

        Set forth below is selected consolidated financial data of LIN Corp. for (i) each of the five years ended December 31, 2012 and (ii) the three months ended March 31, 2013 and 2012, which we are providing to assist you in your analysis of the financial aspects of the Merger. LIN Corp. has no independent assets or operations. The selected consolidated financial data of LIN Television are identical to LIN Corp.'s with the exception of share and per share data, which are not presented for LIN Television.

        The selected financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 is derived from audited consolidated financial statements included in LIN Corp.'s Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC on March 15, 2013, which is incorporated by reference in this proxy statement/prospectus, as well as other information that has been filed with the SEC. The selected financial data as of December 31, 2010, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 is derived from financial information not incorporated by reference in this proxy statement/prospectus. The selected financial data as of and for the three months ended March 31, 2013 and 2012 is derived from our unaudited consolidated financial statements in LIN Corp.'s Form 10-Q for the quarter ended March 31, 2013 as filed with the SEC on May 10, 2013, which is incorporated by reference in this proxy statement/prospectus. The selected historical financial data should be read in conjunction with our historical consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of LIN Corp. or LIN LLC. We have not presented historical financial information for LIN LLC because it was formed on February 11, 2013 and has no operations, assets or liabilities other than those incident to its formation and completion of the merger.

        Certain changes in classifications have been made to prior period financial information to conform to the current financial statement presentation. All financial information shown reflect the operations of WUPW-TV in Toledo, OH, WWHO-TV in Columbus, OH, the Banks Broadcasting joint venture and the Puerto Rico stations as discontinued for all periods presented. The sale of the assets of WUPW-TV was completed on April 21, 2012 and the sale of the assets of WWHO-TV was completed on February 16, 2012. The Banks Broadcasting joint venture station and Puerto Rico stations were sold in 2009 and 2007, respectively. Prior year amounts have been reclassified to conform to current year presentation.

        See "Where You Can Find Additional Information" for information on where you can obtain copies of this information.

	Year ended December 31,					Three Months Ended March 31,
($ in thousands, except per share data)	2008	2009	2010	2011	2012	2013	2012
Consolidated Statement of Operations Data:
Net revenues	$384,787	$327,842	$408,190	$400,003	$553,462	$140,992	$103,200
Impairment of goodwill, broadcast licenses and broadcast equipment	1,013,163	39,487	—	—	—	—	—
Operating (loss) income	(936,959)	22,294	111,839	89,104	171,061	11,776	20,460
(Gain) loss on extinguishment of debt	(8,822)	(50,149)	2,749	1,694	3,341	—	2,099
(Loss) income from continuing operations	(822,122)	9,704	36,181	49,701	(17,972)	(1,020)	5,115
(Loss) income from discontinued operations, net of tax	(12,649)	(591)	317	(920)	(1,018)	—	(859)
Gain (loss) from the sale of discontinued operations, net of tax	—	—	—	—	11,389	—	(372)
Net (loss) income	(834,771)	9,113	36,498	48,781	(7,601)	(1,020)	3,884
Net income (loss) from continuing operations attributable to non-controlling interests	—	—	—	204	(556)	(164)	(382)
Net (loss) income attributable to LIN Corp.	$(834,771)	$9,113	$36,498	$48,577	$(7,045)	$(856)	$4,266
Basic (loss) income per common share attributable to LIN Corp.:
(Loss) income from continuing operations attributable to LIN Corp.	$(16.16)	$0.19	$0.67	$0.89	$(0.32)	$(0.02)	$0.10
(Loss) income from discontinued operations, net of tax	(0.25)	(0.01)	0.01	(0.02)	(0.02)	—	(0.01)
Gain (loss) from sale of discontinued operations, net of tax	—	—	—	—	0.21		(0.01)

Net (loss) income attributable to LIN Corp.	$(16.41)	$0.18	$0.68	$0.87	$(0.13)	$(0.02)	$0.08

Weighted-average common shares, basic	50,865	51,464	53,978	55,768	54,130	51,910	56,184
Diluted (loss) income per common share attributable to LIN Corp.:
(Loss) income from continuing operations attributable to LIN Corp.	$(16.16)	$0.19	$0.65	$0.87	$(0.32)	$(0.02)	$0.10
(Loss) income from discontinued operations, net of tax	(0.25)	(0.01)	0.01	(0.02)	(0.02)	—	(0.01)
Gain (loss) from the sale of discontinued operations, net of tax	—	—	—	—	0.21	—	(0.01)

Net (loss) income attributable to LIN Corp.	$(16.41)	$0.18	$0.66	$0.85	$(0.13)	$(0.02)	$0.08

Weighted-average common shares, diluted	50,865	51,499	55,489	57,079	54,130	51,910	57,512
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$20,106	$11,105	$11,648	$18,057	$46,307	$23,500	12,652
Restricted cash	—	2,000	—	255,159	—	—	—
Goodwill and other intangible assets, net	536,803	506,061	504,512	522,150	785,339	780,136	521,506
Total assets	852,594	790,503	790,469	1,081,944	1,241,414	1,201,379	804,735
Total debt	743,353	682,954	623,260	868,717	890,227	952,493	592,129
Consolidated net debt(1)	723,247	671,849	611,612	595,501	843,920	928,993	579,477
Total LIN TV Corp. stockholders' deficit	(193,688)	(173,561)	(131,432)	(84,632)	(91,564)	(89,740)	(79,013)
Other Data:
Distributions from equity investments	$2,649	$—	$—	$—	$—	$—	$—
Cash payments for programming	$24,913	$23,081	$25,066	$24,622	$24,258	$7,707	$5,572
Ratio of earnings to fixed charges(2)	— (3)	1.22x	2.08x	1.43x	— (3)	— (3)	1.74x

(1)
Consolidated net debt is a non-GAAP financial measure, and is equal to total debt less unrestricted cash and cash equivalents. Our senior secured credit facility permits cash and cash equivalents up to $45 million to be offset against total debt. In addition, solely for the purpose of determining consolidated net debt as of December 31, 2011, our senior secured credit facility also permitted restricted cash to be offset against total debt.

(2)
The ratio of earnings to fixed charges has been computed on a consolidated basis. "Earnings" consists of pretax income (loss) from continuing operations before adjustment for non-controlling interests and equity in net income (loss) from affiliates, plus fixed charges. Fixed charges consist of interest expense, including amortization of discount, premium and capitalized expenses related to indebtedness, and a portion of rental expense representing a reasonable approximation of the interest factor. For the years ended December 31, 2009, December 31, 2011 and December 31, 2012, fixed charges included $6.0 million, $4.7 million and $98.2 million, respectively pursuant to shortfall funding agreements with NBCUniversal, as described further in Note 14 to the consolidated financial statements included in the 2009 Annual Report on Form 10-K, and Note 15 to the consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2012. Additionally, because of the probable obligations under these shortfall funding agreements, our share of losses in Station Venture Holdings, LLC has been included in the earnings calculation.

(3)
The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2012 and December 31, 2008 and for the three months ended March 31, 2013. The Company would have needed to generate additional earnings of $174 million, $1,159 million, and $2.1 million, respectively, to achieve a coverage of 1:1 for the years ended December 31, 2012 and December 31, 2008 and for the three months ended March 31, 2013. The amount of additional earnings that would have been required is in part the result of a $100 million charge related to the Sale Transaction during 2012, a $1,013 million non-cash impairment charge recognized during 2008 and an increase in operating expenses incurred during the three months ended March 31, 2013 as a result of television stations acquired during 2012.

UNAUDITED PRO FORMA FINANCIAL DATA

        Under accounting principles generally accepted in the United States of America, we expect that the merger will be accounted for on a historical cost basis whereby the consolidated assets and liabilities of LIN LLC will be the historical carrying value of LIN Corp. as reflected on LIN Corp.'s consolidated financial statements. Accordingly, the consolidated financial statements of LIN LLC immediately following the merger will be substantially similar to the consolidated financial statements of LIN Corp. immediately prior to the merger. However, after taking into account on a pro forma basis the effect of the merger, the consolidated financial statements of LIN LLC after the merger will not be identical those of LIN Corp. prior to the merger. Since the consolidated financial statements of LIN LLC are substantially similar to those of LIN Corp., the unaudited pro forma condensed combined financial data have been prepared assuming LIN LLC is deemed to be the successor issuer to LIN Corp. after completion of the merger, and, full pro forma and comparative financial information regarding LIN LLC and its consolidated subsidiaries giving effect to the merger have not been included herein.

Comparative Historical and Pro Forma Per Share Data

        The following tables set forth selected historical per share data for LIN Corp. and selected unaudited pro forma per share data after giving effect to the merger. You should read this information in conjunction with the "Selected Historical Financial Data" and the information appearing under "—Unaudited Pro Forma Balance Sheet and Statement of Operations Information" included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes that are incorporated in this proxy statement/prospectus by reference. The unaudited pro forma condensed combined financial data are presented for informational purposes only and are subject to a number of estimates, assumptions and uncertainties and do not purport to represent what our results of operations, balance sheet data or financial information would have been if the transactions had occurred as of the dates indicated, or what such results will be for any future periods. The unaudited pro forma condensed combined financial data are based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable.

  Historical Data Per Share

        The historical book value per share data of LIN Corp. presented below is computed by dividing total stockholders' deficit of $89.8 million, $91.6 million, $84.6 million, and $131.4 million on March 31, 2013, December 31, 2012, December 31, 2011, and December 31, 2010, respectively, by the number of shares outstanding on those dates.

	Three Months Ended March 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Net (loss) income per common share:
Basic	$(0.02)	$(0.13)	$0.87	$0.68
Diluted	(0.02)	(0.13)	0.85	0.66
Distributions declared per common share:	—	—	—	—
Book value per share:	$(1.65)	$(1.69)	$(1.50)	$(2.38)

  Unaudited Pro Forma Per Share Data

        The unaudited pro forma net (loss) income per share data is computed using pro forma (loss) income after giving effect to the merger, and dividing by the weighted average shares outstanding during each period presented. The pro forma book value per share is computed by dividing pro forma stockholders' deficit after giving effect to the merger of $89.8 million, $91.6 million, $84.6 million, and $131.4 million on March 31, 2013, December 31, 2012, December 31, 2011, and December 31, 2010,

respectively, by the number of shares outstanding on those dates. The pro forma (loss) income and pro forma stockholders' deficit give effect to the merger, but exclude non-recurring charges and credits directly attributable to the merger.

	Three Months Ended March 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Net (loss) income per common share:
Basic	$(0.00)	$(0.13)	$0.87	$0.68
Diluted	(0.00)	(0.13)	0.85	0.66
Distributions declared per common share:	—	—	—	—
Book value per share:	$(1.65)	$(1.69)	$(1.50)	$(2.38)

Unaudited Pro Forma Balance Sheet and Statement of Operations Information

        The following unaudited pro forma condensed combined financial data should be read in conjunction with "Selected Historical Financial Data" included elsewhere in this registration statement, and the historical financial statements of each of LIN Corp. and New Vision Television, LLC ("NVT") and the notes thereto incorporated by reference into this proxy statement/prospectus.

        On October 12, 2012 in a transaction unrelated to the merger or Sale Transaction, LIN Corp. completed the acquisition of television stations in eight markets that were previously owned by affiliates of NVT, and concurrently, Vaughan Acquisition, LLC ("Vaughan"), a third-party licensee, completed its acquisition of separately owned television stations in three markets from PBC Broadcasting, LLC. We provide certain services to the television stations acquired by Vaughan pursuant to shared services and joint sales arrangements with Vaughan, and we consolidate the television stations owned by Vaughan. These transactions, and the related acquisition financing arrangements, are together referred to as the "NVT Acquisition Transactions," and are more fully described in the notes hereto.

        The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had occurred on March 31, 2013. The unaudited pro forma condensed combined balance sheet does not give effect to the Sale Transaction and related financing, as this transaction is fully reflected in the historical balance sheet of LIN Corp. as of March 31, 2013.

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the three months ended March 31, 2013 are presented as if the NVT Acquisition Transactions, the Sale Transaction, and the merger had each occurred on January 1, 2012. The unaudited pro forma condensed combined financial data were derived from the historical LIN Corp. unaudited balance sheet as of March 31, 2013, the historical LIN Corp. audited statement of operations for the year ended December 31, 2012, the historical LIN Corp. unaudited statement of operations for the three months ended March 31, 2013, the historical unaudited statement of operations of NVT for the nine months ending September 30, 2012, the historical statement of operations data of NVT for the period from October 1, 2012 through October 11, 2012, and by applying certain pro forma adjustments.

        The total transaction costs for 2012 and 2013 are estimated to be in the range of $5 to $7 million, of which $2 million was incurred during the three months ended March 31, 2013.

        The unaudited pro forma condensed combined financial data are presented for informational purposes only and are subject to a number of estimates, assumptions and uncertainties and do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Sale Transaction, the merger, and NVT Acquisition Transactions had occurred as of the dates indicated, or what such results will be for any future periods. The unaudited pro forma condensed combined financial data are based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable.

Unaudited Pro Forma Balance Sheet
As of March 31, 2013

($ in thousands, except share data)	Historical LIN TV Corp.	Effect of merger		Reclassification		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$23,500	$(4,000	)(a)	$—		$19,500
Accounts receivable, less allowance for doubtful accounts	115,130	—		—		115,130
Deferred income tax assets	4,468	—		2,768	(d)	7,236
Other current assets	6,846	—		—		6,846

Total current assets	149,944	(4,000)		2,768		148,712
Property and equipment, net	239,039	—		—		239,039
Deferred financing costs	18,896	—		—		18,896
Goodwill	189,138	—		—		189,138
Broadcast licenses, net	536,515	—		—		536,515
Other intangible assets, net	54,483					54,483
Other assets	13,364	—		—		13,364
Deferred income tax assets	—	50,825	(a),(b)	(50,825	)(d)	—

Total assets	$1,201,379	$46,825		$(48,057)		$1,200,147

Liabilities, redeemable noncontrolling interest and stockholders' deficit
Current liabilities:
Current portion of long-term debt	$11,279	$—		$—		11,279
Accounts payable	9,431	—		—		9,431
Income taxes payable	163,142	(162,795	)(b)			347
Accrued expenses	58,121	—		—		58,121
Program obligations	9,679	—		—		9,679

Total current liabilities	251,652	(162,795)		—		88,857
Long-term debt, excluding current portion	941,214	—		—		941,214
Deferred income tax liabiliies	49,380	—		(48,057	)(d)	1,323
Program obligations	4,021	—		—		4,021
Other liabilities	41,753	—		—		41,753

Total liabilities	1,288,020	(162,795)		(48,057)		1,077,168

Commitments and Contingencies
Redeemable noncontrolling interest	3,099	—		—		3,099
Stockholders' deficit
LIN TV Corp. Class A common stock, $0.01 par value, 100,000,000 shares authorized, Issued: 35,815,556 shares as of March 31, 2013		—		—		—
Outstanding: 30,867,897 shares as of March 31, 2013	315	(315	)(c)			—
LIN TV Corp. Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,401,726 shares as of March 31, 2013, issued and outstanding; convertible into an equal number of shares of class A or class C common stock	235	(235	)(c)			—

LIN TV Corp. Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares as of March 31, 2013 issued and outstanding; convertible into an equal number of shares of class A common stock

LIN TV Corp. Treasury stock, 4,947,659 shares of class A common stock as of March 31, 2013, at cost	(21,984)	21,984	(c)			—
LIN Media LLC Class A common shares, $0.01 par value, 100,000,000 shares authorized, Issued: 35,815,556 shares as of March 31, 2013 Outstanding: 30,867,897 shares as of March 31, 2013	—	315	(c)			315
LIN Media LLC Class B common shares, $0.01 par value, 50,000,000 shares authorized, 23,401,726 shares as of March 31, 2013, issued and outstanding; convertible into an equal number of shares of class A or class C common shares	—	235	(c)			235

LIN Media LLC Class C common shares, $0.01 par value, 50,000,000 shares authorized, 2 shares as of March 31, 2013 issued and outstanding; convertible into an equal number of shares of class A common stock

LIN Media LLC Treasury shares, 4,947,659 shares of class A common shares as of March 31, 2013, at cost	—	(21,984	)(c)			(21,984)
Additional paid-in capital	1,132,110	—		—		1,132,110
Accumulated deficit	(1,165,291)	209,620	(a),(b)	—		(955,671)
Accumulated other comprehensive loss	(35,125)	—		—		(35,125)

Total stockholders' deficit	(89,740)	209,620		—		119,880

Total liabilities, redeemable noncontrolling interest and deficit	$1,201,379	$46,825		$(48,057)		$1,200,147

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2012

	Historical						Pro Forma Adjustments
($ in thousands, except per share data)	LIN TV Corp. for the year ended December 31, 2012		New Vision Television, LLC and Subsidiaries for the nine months ended September 30, 2012	New Vision Television, LLC and Subsidiaries October 1, 2012 - October 11, 2012	Reclassification Adjustments		Effect of NVT Acquisition Transactions		Effect of NVT Acquisition Transactions Financing		Effect of Sale Transaction		Effect of merger(l)	Pro Forma Combined NVT Acquisition Transactions and Financing, Sale Transaction and merger

Net revenues	$553,462		$99,112	$5,741	$—		$(152)	(f)	$—		$—		$—	$658,163
Operating expenses:
Direct operating	160,222		39,754	1,741	(1,640)	(e)	—		—		—		—	200,077
Selling, general and administrative	125,267		30,716	2,423	(9,466)	(e)	—		—		—		—	148,940
Amortization of program rights	23,048		—	—	5,005	(e)	—		—		—		—	28,053
Corporate	34,246		—	—	9,374	(e)	(7,294)	(g)	—		—		—	36,326
Depreciation	32,149		10,843	372	(1,227)	(e)	3,514	(f)	—		—		—	45,651
Amortization of intangible assets	6,364		—	—	1,227	(e)	10,152	(f)	—		—		—	17,743
Restructuring	1,009		—	—	92	(e)	—		—		—		—	1,101
Syndicated programming barter expense	—		2,412	95	(2,507)	(e)	—				—		—	—
Trade expense	—		1,587	63	(1,650)	(e)	—				—		—	—
Loss from asset dispositions	96		—	—	792	(e)	—		—		—		—	888

Operating income	171,061		13,800	1,047	—		(6,524)		—		—		—	179,384
Other expense (income):
Interest expense, net	46,683		4,828	158	—		(4,383)	(h)	15,170	(j)	3,900	(k)	—	66,356
Share of loss in equity investments	98,309		—	—	—		—		—		—		—	98,309
Loss on extinguishment of debt	3,341		—	—	—		—		—		—		—	3,341
Other expense, net	237		(311)	—	—		—		—		—		—	(74)

Total other expense (income), net	148,570		4,517	158	—		(4,383)		15,170		3,900		—	167,932
Income before provision for income taxes	22,491		9,283	889	—		(2,141)		(15,170)		(3,900)		—	11,452
Provision for income taxes	40,463		—	—	—		3,397	(i)	(6,417)	(i)	(1,650)	(i)	—	35,793

Net (loss) income from continuing operations	$(17,972)		$9,283	$889	$—		$(5,538)		$(8,753)		$(2,250)		$—	$(24,341)

Basic loss from continuing operations per common share	$(0.33)	(m)												$(0.45)
Diluted loss from continuing operations per common share	$(0.33)	(m)												$(0.45)
Weighted-average number of common shares outstanding, basic and diluted	54,130													54,130

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2013

	Historical	Pro Forma Adjustments
($ in thousands, except per share data)	LIN TV Corp. for the three months ended March 31, 2013	Effect of Sale Transaction		Effect of merger		Pro Forma Combined Sale Transaction and merger
Net revenues	$140,992	$—		$—		$140,992
Operating expenses:
Direct operating	54,568	—		—		54,568
Selling, general and administrative	37,298	—		—		37,298
Amortization of program rights	7,785	—		—		7,785
Corporate	10,271	—		(2,000	)(n)	8,271
Depreciation	11,638	—		—		11,638
Amortization of intangible assets	5,429	—		—		5,429
Restructuring	2,132	—		—		2,132
Loss from asset dispositions	95	—		—		95

Operating income	11,776	—		2,000		13,776
Other expense:
Interest expense, net	13,871	380	(k)	—		14,251
Other income, net	(24)	—		—		(24)

Total other expense, net	13,847	380		—		14,227
(Loss) income before (benefit from) provision for income taxes	(2,071)	(380)		2,000		(451)
(Benefit from) provision for income taxes	(1,051)	(152	)(i)	800	(n)	403

Net (loss) income from continuing operations	$(1,020)	$(228)		$1,200		$(48)

Basic loss from continuing operations per common share	$(0.02)					$(0.00)
Diluted loss from continuing operations per common share	$(0.02)					$(0.00)
Weighted-average number of common shares outstanding, basic and diluted	51,910					51,910

Note 1—Basis of pro forma presentation

        The unaudited pro forma condensed balance sheet gives effect to the merger as if it had occurred on March 31, 2013. The merger pro forma adjustments give effect to the extinguishment of a $162.8 million income tax payable, the recognition of $50.8 million of deferred tax assets, and the payment of additional estimated transaction costs of $4 million and the related tax impact. The unaudited pro forma condensed balance sheet does not give effect to the Sale Transaction, because this transaction is fully reflected in the historical financial statements of LIN Corp. as of March 31, 2013, as included in the Form 10-Q for the three months ended March 31, 2013 incorporated by reference into this proxy statement/prospectus.

        The unaudited pro forma condensed combined statements of operations are presented as if the NVT Acquisition Transactions had occurred on January 1, 2012, by giving effect to the acquisition of the assets of 13 network affiliates of NVT by us, the acquisition of the assets of five network affiliates by Vaughan, the agreements for us to provide certain services to those five separately owned network affiliates currently serviced by NVT pursuant to shared services and joint sales arrangements with Vaughan, and the related acquisition financing of such acquisitions. Vaughan is a variable interest entity of which we are the primary beneficiary, and the pro forma condensed combined statement of operations reflects the consolidation of Vaughan's results of operations into LIN Corp. from January 1, 2012.

        The unaudited pro forma condensed combined statements of operations do not include any costs that may result from acquisition and integration activities related to the NVT Acquisition Transactions. The unaudited pro forma condensed combined statements of operations do not include any adjustments to eliminate operating expenses associated with NVT's corporate offices and related overhead, nor do they adjust for expected future incremental operating income as a result of synergies we expect to realize.

        The unaudited pro forma condensed combined statements of operations are presented as if the Sale Transaction, the related incremental term loan and revolving credit facility financing, and the merger had occurred on January 1, 2012. The unaudited pro forma condensed combined statements of operations do not give effect to any income tax benefit or expense that may be realized upon completion of the merger, or to the estimated 2013 transaction costs related to the merger, because that tax benefit or expense and the estimated transaction costs are considered one-time in nature and will not recur after completion of the merger.

        In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for as a transaction between entities under common control, whereby the consolidated assets and liabilities of LIN Corp. will be carried over and reflected in LIN LLC's consolidated financial statements at their historical cost basis. Accordingly, the consolidated financial statements of LIN LLC immediately following the merger will be substantially similar to the consolidated financial statements of LIN Corp. immediately prior to the merger, and we expect that LIN LLC will be deemed a successor issuer to LIN Corp.

        The unaudited pro forma condensed combined statements of operations are based on the historical financial statements of LIN Corp. and NVT after giving effect to the NVT Acquisition Transactions, the Sale Transaction, and the merger, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the NVT Acquisition Transactions, the Sale Transaction, and/or the merger were consummated as of January 1, 2012. This information should be read in conjunction with the historical consolidated financial statements and accompanying notes of LIN Corp. and NVT incorporated by reference herein.

 Note 2—Pro forma adjustments

Adjustments to unaudited pro forma condensed combined balance sheet

        The unaudited pro forma condensed balance sheet reflecting the Sale Transaction and merger includes adjustments attributed to:

          (a)   The payment of $4 million of additional estimated professional fees and expenses associated with completion of the merger, and related tax benefit;

          (b)   The estimated tax benefit of the merger, assuming the trading price of LIN Corp.'s class A common stock is at or below approximately $10.80 per share and assuming total outstanding shares of 54,327,006, consisting of class A common stock of 30,925,278, class B common stock of 23,401,726 and class C common stock of 2, at the effective time of the merger. The pro forma result of the merger, based on an assumed effective tax rate of 36.2% (the effective tax rate on the gain associated with the Sale Transaction), is to generate a capital loss of $573 million for federal and state income tax purposes, and resulting tax savings of approximately $212 million, which fully offsets the $162.8 million income tax payable that arose as a result of the Sale Transaction, and re-establishes unutilized NOL carryforwards, giving rise to deferred tax assets of $49.2 million. $50.5 million of federal deferred tax assets will not be reestablished due to their utilization to offset ordinary income generated by the Sale Transaction. For each added $1.00 per share that the trading price of LIN Corp. class A common stock exceeds approximately $12.35 at the effective time of the merger, we expect to incur cash income taxes of approximately $20 million. If the trading price of LIN Corp. class A common stock at the effective time of the merger is at or below $12.35 per share, we do not expect to incur any cash income taxes;

          (c)   The conversion of each of the three classes of LIN Corp common stock issued and outstanding—class A, class B, and class C, and class A shares held in treasury, into like shares of LIN LLC on a one-for-one basis; and

          (d)   The reclassification of remaining long-term deferred income tax assets to be offset against long-term deferred income tax liabilities, netted on a tax jurisdictional basis.

Adjustments to unaudited pro forma condensed combined statements of operations

        The pro forma adjustments in the unaudited pro forma condensed combined statement of operations related to the NVT Acquisition Transactions, the related acquisition financing, and the Sale Transaction as of January 1, 2012 are as follows:

          (e)   Reclassifications have been made to the historical presentation of the NVT statements of operations to conform to the presentation used in our condensed combined statement of operations and the unaudited pro forma condensed combined financial information. The adjustments 1) reclassify corporate office expenses and acquisition related expenses from Selling, general, and administrative to the Corporate expense caption; 2) reclassify Amortization of program rights from Direct operating expenses to the Amortization of program rights caption; 3) reclassify Syndicated programming barter expense and Trade expense to Direct operating; 4) reclassify restructuring charges from Selling, general and administrative to the Restructuring caption, and 5) reclassify loss from asset dispositions from Direct operating to Loss from asset dispositions.

          (f)    Reflects additional depreciation expense associated with the step up to fair value of property, plant and equipment, and an adjustment to amortization expense based on the estimated fair values of the identifiable intangible assets. Also reflects a reduction in revenue associated with the step up to fair value of certain lease agreements in which NVT is the lessor.

          (g)   Includes the reversal of certain acquisition related costs reflected in the historical financial statements of LIN Corp. and NVT for the year ended December 31, 2012 that are directly attributable to the NVT Acquisition Transactions. The total of these costs for the year ended December 31, 2012 was $7.3 million.

          (h)   Reflects the reversal of interest expense associated with the NVT term loan facility.

          (i)    We applied a blended federal and state tax rate of 42.3% for the full year ended December 31, 2012 to the historical results of NVT, and to the pro forma adjustments and a blended federal and state tax rate of 40% to the pro forma adjustments for the three months ended March 31, 2013. We believe the effective tax rates best reflect the Company's pro forma expected tax rate after giving effect to the Sale Transaction and the merger.

          (j)    Reflects the additional interest expense, including the amortization of additional deferred financing costs, related to $290 million of gross proceeds of the 6 3/8% Senior Notes due 2021, $18.4 million of cash on hand, and a $4.6 million term loan borrowing by Vaughan. Additional cash interest on the revolving credit facility and term loan is based on an assumed one-month LIBOR rate of 0.25% plus an applicable margin of 3.0%. The effect of a one-eighth percent variance in the interest rates on the annual incremental interest expense is $0.4 million.

          (k)   Reflects the additional interest expense, including the amortization of additional deferred financing costs, related to $60 million of gross proceeds of the tranche B-2 incremental term loan and additional interest expense on the $25 million draw on the Company's revolving credit facility. Additional cash interest on the term loan is based on an assumed LIBOR floor of 1% plus an applicable margin of 3.0%. Additional cash interest on the revolving credit facility is based on an assumed one-month LIBOR rate of 0.25% plus an applicable margin of 3.0%. Solely with respect to the incremental term loan and revolving credit borrowings referred to above, the effect of a one-eighth percent variance in the interest rates on the annual incremental interest expense is $0.1 million.

          (l)    The unaudited pro forma condensed combined statement of operations does not give effect to any income tax benefit or expense that may be realized upon completion of the merger, or to the estimated 2013 transaction costs related to the merger, because that tax benefit or expense, and the estimated transaction costs will not recur after completion of the merger. For each added $1.00 per share that the trading price of LIN Corp. class A common stock exceeds approximately $12.35 at the effective time of the merger, we expect to incur cash income taxes and corresponding income tax expense related to the merger of approximately $20 million.

          (m)  The difference of $(0.01) between basic and diluted loss from continuing operations per common share of $(0.33) as shown and basic and diluted loss from continuing operations per common share of $(0.32) as reported in the Form 10-K for the fiscal year ended December 31, 2012 is related to the net loss attributable to noncontrolling interests. The net loss attributable to noncontrolling interests has been included for purposes of calculating the basic and diluted loss from continuing operations per common share of $(0.33) as shown in the unaudited pro forma condensed combined statements of operations.

          (n)   Costs incurred in connection with the merger and other reorganization transactions are estimated to be approximately $5 million to $7 million, of which $2 million was incurred during the three months ended March 31, 2013 and is currently reflected in Corporate expense in our historical consolidated statement of operations for that period. This adjustment represents the reversal of $2 million of transaction costs incurred during the three months ended March 31, 2013 in connection with the merger, as these costs will not recur upon completion of the merger. Additional costs incurred in connection with the merger and the other reorganization transactions will be reflected in Corporate expense in our consolidated statement of operations in the period incurred, with the significant majority having been incurred prior to your vote on the proposal to approve the merger agreement.

 DIVIDEND AND DISTRIBUTION POLICY

        As long as 90% of LIN LLC's gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Code and LIN LLC is not required to register as an investment company under the 1940 Act, and assuming there is no change in law, after the merger LIN LLC will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

        While LIN Corp. has not historically paid any annual cash dividends to its stockholders and LIN LLC does not anticipate that it will start making annual cash distributions to its shareholders after the merger (any future cash distributions, if any, must be approved by, and remain subject to the sole discretion of, LIN LLC's board of directors), you will be required to take into account your allocable share of the income or gains received by LIN LLC. As a result, you will be subject to U.S. federal, state and local income taxation on your allocable share of any income or gains for each of LIN LLC's taxable years regardless of whether or not you receive cash distributions from LIN LLC to cover such tax obligations.

        Because LIN LLC will be a holding company after the merger in the same manner as LIN Corp. prior to the merger, LIN LLC expects to recognize a non-material amount of passive income each year in the form of interest income and possibly dividends from LIN Television.

        YOU ARE URGED TO READ THE SECTION TITLED "MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS" AND TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER AND A CONTINUING INVESTMENT IN LIN LLC COMMON SHARES.

 DIRECTORS AND EXECUTIVE OFFICERS

        LIN LLC will be managed by a board of directors with the same directors, and have the same officers and management personnel, as that of LIN Corp. prior to the merger. Further, LIN LLC intends to form the same board committees with identical members and governing charters as those of LIN Corp. prior to the merger.

        Information regarding members of our board of directors and executive officers is contained in our Annual Report on Form 10-K for the year ended December 31, 2012 under the caption "Item 10. Directors and Executive Officers and Corporate Governance" and is incorporated herein by reference. Information regarding executive compensation is contained in our Annual Report on Form 10-K for the year ended December 31, 2012 under the caption "Item 11. Executive Compensation" and is incorporated herein by reference. Information regarding certain relationships and related transactions is contained in our Annual Report on Form 10-K for the year ended December 31, 2012 under the caption "Item 13. Certain Relationships and Related Transactions and Director Independence" and is incorporated herein by reference.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information regarding the beneficial ownership of each class of LIN Corp. common stock by each person who beneficially owned more than 5% of any class of LIN Corp. common stock and by our directors and named executive officers (defined as our Chief Executive Officer, our Chief Financial Officer and our three most highly-compensated executive officers), individually, and by our directors and executive officers as a group, as of March 1, 2013 (unless otherwise noted).

        The amounts and percentages of LIN Corp. common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

        Holders of shares of LIN Corp. class B common stock may elect at any time to convert their shares into an equal number of shares of LIN Corp. class A common stock, provided that any necessary consent by the FCC has been obtained. With the approval of the holders of a majority of LIN Corp. class B common stock and the FCC, if necessary, shares of LIN Corp. class B common stock of a holder may be converted into an equal number of shares of LIN Corp. class C common stock. If a majority of the shares of LIN Corp. class B common stock convert into shares of LIN Corp. class A common stock, each outstanding share of LIN Corp. class C common stock will automatically convert into an equal number of shares of class A common stock.

        Percentage of beneficial ownership is based on 30,779,805 shares of LIN Corp. class A common stock, 23,401,726 shares of LIN Corp. class B common stock and two shares of LIN Corp. class C common stock outstanding as of March 1, 2013. The number of beneficially owned shares of LIN Corp. class A common stock excludes shares of LIN Corp. class A common stock issuable upon conversion of shares of LIN Corp. class B common stock and LIN Corp. class C common stock as described above. The number of beneficially owned shares of LIN Corp. class C common stock excludes shares of

LIN Corp. class C common stock issuable upon conversion of shares of LIN Corp. class B common stock as described above.

	Class A Common Stock		Class B Common Stock		Class C Common Stock			Percentage of Total Class A and Class C Voting Power
							Percent of Total Economic Interest
	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class
HM Entities(1)	—	—	23,300,739	99.6%	1	50.0%	43.0%	35.0%
c/o HM Capital Partners I LP
200 Crescent Court,
Suite 1600
Dallas, Texas 75201
Gabelli Asset Management Entities(2)	2,571,645	8.4%	—	—	—	—	4.7%	2.5%
767 Fifth Avenue
New York, NY 10153
BlackRock, Inc.(3)	1,870,417	6.1%	—	—	—	—	3.5%	1.8%
40 East 52nd Street
New York, NY 10022
Vincent L. Sadusky(4)	1,672,679	5.3%	—	—	—	—	3.0%	1.6%
Scott M. Blumenthal(5)	672,089	2.2%	—	—	—	—	1.2%	*
Richard J. Schmaeling(6)	368,561	1.2%	—	—	—	—	*	*
Denise M. Parent(7)	338,700	1.1%	—	—	—	—	*	*
Robert S. Richter(8)	334,203	1.1%	—	—	—	—	*	*
Douglas W. McCormick(9)	309,447	1.0%	—	—	—	—	*	*
William S. Banowsky(10)	252,328	*	—	—	—	—	*	*
Peter S. Brodsky(11)	211,397	*	—	—	—	—	*	*
Michael A. Pausic(12)	173,002	*	—	—	—	—	*	*
Dr. William H. Cunningham(13)	172,658	*	—	—	—	—	*	*
Royal W. Carson, III(14)	132,646	*	—	—	1	50.0%	*	35.1%
500 Victory Plaza East
3030 Olive Street
Dallas, Texas 75219
John R. Muse(15)	—	*	23,376,325	99.9%	1	50.0%	43.1%	35.0%
All named executive officers and directors as a group (12 persons)(16)	4,637,710	14.9%	23,376,325	99.9%	2	100.0%	51.6%	74.5%

*
Represents less than 1%

(1)
Includes shares held by the following persons or entities that are or may be deemed to be affiliated with HM Capital Partners I LP ("HMC"): (i) 18,122,110 shares of class B common stock and one share of class C common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership of which the ultimate general partner is Hicks Muse Fund III Incorporated, (ii) 236,980 shares of class B common stock held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks Muse Fund III Incorporated, (iii) 4,692,329 shares of class B common stock held of record by Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, (iv) 31,562

  shares of class B common stock held of record by Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, (v) 72,820 shares of class B common stock held of record by HM4-EQ Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund IV, LLC, and (vi) 144,938 shares of class B common stock held of record by Hicks, Muse & Co. Partners, L.P., a limited partnership of which the ultimate general partner is HM Partners Inc.

  John R. Muse is (a) the sole shareholder and an executive officer of Hicks, Muse Fund III Incorporated and Hicks, Muse Latin America Fund I Incorporated, (b) the sole member and an executive officer of Hicks, Muse Fund IV, LLC and (c) the majority stockholder, a director and an executive officer of HM Partners Inc. Accordingly, Mr. Muse may be deemed to be the beneficial owner of the shares held of record by the entities listed in clauses (i) through (vi) of this footnote (1). Mr. Muse disclaims beneficial ownership of shares not owned of record by him, except to the extent of his pecuniary interest therein. In addition, Mr. Muse and Andrew S. Rosen are the voting members of a committee that exercises voting and dispositive powers over the LIN TV securities held by the entities affiliated with HMC. No single member of the committee has dispositive and/or voting power over the shares held by the HMC affiliates. Messrs. Muse and Rosen are current partners of HMC. As a result of the foregoing, each of Messrs. Muse and Rosen may be deemed to beneficially own all or a portion of the shares of common stock beneficially owned by the HMC affiliates described above. Each of Messrs. Muse and Rosen disclaims the existence of a group and disclaims beneficial ownership of shares of common stock not owned of record by him, except to the extent of any pecuniary interest therein.

(2)
According to the Schedule 13DA amendment filed on January 8, 2013, Gabelli Funds, LLC ("Gabelli Funds"), GAMCO Asset Management Inc. ("GBL"), MJG Associates, Inc. ("MJG") and Teton Advisors, such persons are the beneficial owners of, and have the sole power to dispose of or direct the disposition of 636,000 shares, 1,770,812 shares, 4,000 shares and 160,833 shares, respectively, of class A common stock. Gabelli Funds, GBL, MJG and Teton Advisors have the sole power to vote or direct the vote of zero shares, 1,742,270 shares, 4,000 shares and 160,833 shares, respectively of class A common stock. Gabelli Funds and GBL are wholly owned subsidiaries of GAMCO Investors, Inc. Mario J. Gabelli is the sole shareholder of MJG.

(3)
According to the Schedule 13GA filed on February 5, 2013, BlackRock, Inc. is the beneficial owner of 1,870,417 shares of class A common stock with the sole power to vote or direct the vote and to dispose of or direct the disposition of 1,870,417 of class A common stock.

(4)
Consists of 780,634 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 892,045 shares of class A common stock held of record.

(5)
Consists of 358,400 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 313,689 shares of class A common stock held of record.

(6)
Consists of 136,450 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 232,111 shares of class A common stock held of record.

(7)
Consists of 127,560 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 211,140 shares of class A common stock held of record.

(8)
Consists of 132,307 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 201,896 shares of class A common stock held of record.

(9)
Consists of 154,975 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 154,472 shares of class A common stock held of record.

(10)
Consists of 135,567 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 116,761 shares of class A common stock held of record.

(11)
Consists of 132,425 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 78,972 shares of class A common stock held of record.

(12)
Consists of 107,108 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 65,894 shares of class A common stock held of record.

(13)
Consists of 79,950 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 92,708 shares of class A common stock held of record.

(14)
Consists of 1 share of class C common stock held by Carson LIN SBS L.P., a limited partnership whose ultimate general partner is Carson Private Capital Incorporated, and 73,204 shares of class A common issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 59,442 shares of class A common stock held of record.

(15)
Mr. Muse is deemed to share beneficial ownership with HMC of the 23,200,739 shares of class B common stock and 1 share of class C common stock owned by affiliates of HMC. Also includes (i) 64,097 shares of class B common stock held of record by Mr. Muse, (ii) 1,404 shares of class B common stock held of record by Muse Family Enterprises, Ltd., and (iii) 10,085 shares of class B common stock held of record by JRM Interim Investors, L.P. Muse Family Enterprises, Ltd. and JRM Interim Investors L.P. are both indirectly beneficially owned by Mr. Muse and Mr. Muse disclaims beneficial ownership of each except to the extent of any pecuniary interest therein.

(16)
Consists of 2,218,580 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013 and 2,419,130 shares of class A common stock held of record.

LEGAL MATTERS

        The legality of the LIN LLC common shares issuable pursuant to the merger and certain U.S. federal income tax consequences relating to the reorganization transactions will be passed upon by Weil, Gotshal & Manges LLP.

 EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting of LIN TV Corp.) of LIN TV Corp. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of New Vision Television, LLC and ACME Television, LLC which were acquired by LIN TV on October 12, 2012 and December 10, 2012, respectively, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The audited historical financial statements of New Vision Television, LLC included in Exhibit 99.1 of LIN TV Corp.'s Current Report on Form 8-K dated October 17, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Station Venture Holdings, LLC and Station Venture Operations, LP as of and for the years ended December 31, 2012 and 2011, incorporated by reference in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in its reports incorporated by reference herein, and are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

        We expect to complete the merger in the third quarter of 2013. LIN Corp., if the merger is completed after its 2013 annual meeting, or LIN LLC, if the merger is completed before LIN Corp.'s 2013 annual meeting, will hold a regular annual meeting of stockholders for 2013 pursuant to the current LIN Corp. governing documents (which will be substantially similar to those of LIN LLC after the merger) regardless of whether the merger is completed.

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to LIN Corp. in a timely manner. Proposals submitted for inclusion in LIN Corp.'s proxy statement for the next annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act must be received not less than 120 calendar days before the first anniversary of the release to stockholders of the proxy statement in connection with the prior year's annual meeting. However, if the date of the annual meeting changes by more than 30 days from such anniversary date, the deadline is a reasonable time before the Company begins to print and send proxy materials.

        In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our board of directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8). Such nominations and proposals for the next annual meeting, other than those made by or on behalf of our Board, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year's annual meeting, assuming that the next annual meeting is to be held no more than 30 days before nor more than 70 days after such anniversary date, as we currently anticipate. In the event that next annual meeting is held more than 30 days before or more than 70 days after such anniversary date, notice of stockholder nominees or proposals must be received no earlier than the 120th day before and not later than the 90th day before the date of the next annual meeting or the 10th day following our first public announcement of the date of such meeting. Our bylaws also require that such notice contain certain additional information. Copies of our bylaws can be obtained without charge from the Secretary.

        Proposals should be addressed to Denise M. Parent, Secretary, LIN TV Corp., One West Exchange Street, Suite 5A, Providence, Rhode Island 02903.

 OTHER MATTERS

        As of the date of this proxy statement/prospectus, LIN Corp.'s board of directors knows of no matters that will be presented for consideration at the LIN Corp. special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the LIN Corp. special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxy to vote the shares represented by such proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

 WHERE YOU CAN FIND MORE INFORMATION

        LIN Corp. files annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any reports, proxy statements and other information at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further Information about the SEC Public Reference Room. The SEC also maintains a web site that contains these reports and other documents at http://www.sec.gov.

        Because LIN Corp.'s class A common stock is listed on the NYSE, its reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

        LIN LLC has filed a registration statement on Form S-4 to register with the SEC the LIN LLC class A common shares representing limited liability company interests in LIN LLC that LIN Corp. stockholders will receive in connection with the merger if the merger is completed. This proxy statement/prospectus is part of the registration statement of LIN LLC on Form S-4 and is a prospectus of LIN LLC and a proxy statement of LIN Corp. for the special meeting. As permitted by the SEC, this proxy statement/prospectus does not contain all the information you can find in the registration statement or in exhibits to the registration statement.

 INCORPORATION BY REFERENCE

        This proxy statement/prospectus incorporates important business and financial information about LIN Corp. from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. The SEC permits us to "incorporate by reference" important information by referring you to another document filed separately with the SEC. This means that the information incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus often contains summaries of certain provisions contained in some of the LIN Corp. documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that LIN Corp. or LIN LLC files later with the SEC will automatically update and supersede this information.

        Specifically, this proxy statement/prospectus incorporates by reference the documents set forth below, all of which have been previously filed with the SEC.

LIN Corp. SEC Filings (File No. 001-31311)	Period or File Date
Annual Report on Form 10-K	Year Ended December 31, 2012 and filed on March 15, 2013
Quarterly Report on Form 10-Q	Filed on May 10, 2013
Current Reports on Form 8-K or 8-K/A	Filed on May 7, 2012, May 25, 2012, October 17, 2012, December 27, 2012, February 15, 2013, March 14, 2013, April 3, 2013 and May 31, 2013.
Registration Statements on Form S-8 and amendments thereto	Filed on May 9, 2002, July 14, 2005, December 6, 2006, June 4, 2010, June 23, 2010, May 17, 2010 and May 30, 2012
Registration Statements on Form S-4 and amendment thereto	Filed on March 18, 2013 and April 2, 2013
Proxy Statement on Schedule 14A	Filed on April 12, 2013

        In addition, we also incorporate by reference into this proxy statement/prospectus additional information that LIN Corp. may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Notwithstanding the foregoing, we do not incorporate by reference any document or portion of any document that is deemed to have been "furnished" but not to have been "filed" with the SEC, including, among others, documents or information called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K.

        This proxy statement/prospectus contains references to the Internet web site of LIN Corp. However, information contained on such Internet web site is not incorporated by reference into, and does not constitute part of, this proxy statement/prospectus.

        You may not have some of the documents incorporated by reference, but you can obtain any of them through the SEC as described above or from us at no cost by directing a written or oral request to us at LIN TV Corp., One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, Attention: Secretary, or by telephone at 401-454-2880, or at our web site at http://www.linmedia.com. If you would like to request documents from us, please do so by [                ] to receive them before the special meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. Neither LIN Corp. nor LIN LLC has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the cover, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of LIN LLC common shares pursuant to the merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2013 (this "Agreement"), is by and between LIN TV Corp., a Delaware corporation ("LIN TV"), and LIN Media LLC, a Delaware limited liability company and wholly-owned subsidiary of LIN TV ("LIN Media"). LIN TV and LIN Media may each be referred to in this Agreement as a "Party" and together, the "Parties."

        WHEREAS, LIN TV desires to adopt a plan of reorganization in which it will change its form of organization into a limited liability company structure by merging with, and into, LIN Media, its wholly-owned subsidiary, with LIN Media being the surviving entity after such transaction;

        WHEREAS, such plan of reorganization, as more fully described herein, contemplates, among other things, that shares of each class of common stock of LIN TV issued and outstanding immediately prior to the Effective Time (as defined in Section 1.03) will be converted into shares representing a corresponding class of limited liability company interests in LIN Media, in each case pursuant to the terms of this Agreement;

        WHEREAS, each of LIN TV, in its capacity as the sole member of LIN Media, and the board of directors of LIN TV has determined that the Merger (as defined in Section 1.01) is advisable and in the best interests of each of LIN TV and LIN Media and has approved and declared advisable this Agreement and the transactions contemplated herein, on the terms and subject to the conditions provided for in this Agreement; and

        WHEREAS, this Agreement is intended to constitute a plan of complete liquidation of LIN TV and the Merger (as defined in Section 1.01) is intended to constitute a liquidation of LIN TV under Section 336 of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, and intending to be legally bound, LIN TV and LIN Media agree as follows:

ARTICLE I

THE TRANSACTIONS

        Section 1.01.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("DGCL") and the Delaware Limited Liability Company Act ("DLLCA"), at the Effective Time, LIN TV shall be merged with and into LIN Media (the "Merger") and the separate corporate existence of LIN TV shall cease, and LIN Media shall be the surviving entity in the Merger (sometimes referred to herein as the "Surviving Company").

        Section 1.02.    The Closing.     Subject to the terms and conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at such time, date and place as the Parties may agree but in no event shall the Closing occur prior to the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is referred to as the "Closing Date."

        Section 1.03.    Effective Time.     Subject to the terms and conditions set forth in this Agreement, LIN Media shall, promptly following the Closing but at such time as it deems advisable, file with the Secretary of State of the State of Delaware a certificate of merger for the Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the "Certificate of Merger") and

shall make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Parties to this Agreement and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

        Section 1.04.    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of LIN TV shall vest in, and all debts, liabilities and duties of LIN TV shall become the debts, liabilities and duties of, LIN Media, as the Surviving Company.

        Section 1.05.    Organizational Documents of the Surviving Company.

          (a)   The certificate of formation of LIN Media, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company from and after the Effective Time, and thereafter may be amended as provided therein or by applicable law (the "Surviving Company Certificate").

          (b)   The limited liability company agreement of LIN Media, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company from and after the Effective Time, and thereafter may be amended as provided therein or by applicable law (the "Surviving Company LLC Agreement").

        Section 1.06.    Directors and Officers of Surviving Company.

          (a)   Each of the Parties hereto shall take all necessary action to cause the directors serving on the board of directors of LIN TV immediately prior to the Effective Time to be the directors on the Surviving Company's board of directors immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Company LLC Agreement.

          (b)   The officers of LIN TV immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Company LLC Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK AND INCENTIVE PLANS

        Section 2.01.    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the holder of any share of LIN TV Capital Stock (as defined below) or the holder of any share of LIN Capital Equity (as defined below), as the case may be, the following shall occur:

          (a)    Class A Common Stock.    Each share of Class A common stock, par value $0.01 per share, of LIN TV (the "LIN TV Class A Shares") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one validly issued Class A common share representing limited liability company interests in LIN Media (the "LIN Media Class A Shares"). From and after the Effective Time, (i) all certificates representing the LIN TV Class A Shares (other than those representing Dissenting Shares) shall be deemed for all purposes to represent the number of LIN Media Class A Shares into which the LIN TV Class A Shares they previously represented were converted in accordance with the immediately preceding sentence and (ii) each holder of LIN TV Class A Shares (other than Dissenting Stockholders) shall be automatically admitted to LIN Media as a member of LIN Media.

          (b)    Class B Common Stock.    Each share of Class B common stock, par value $0.01 per share, of LIN TV (the "LIN TV Class B Shares") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one validly issued Class B common share representing limited liability company interests in LIN Media (the "LIN Media Class B Shares"). From and after the Effective Time, (i) all certificates representing the LIN TV Class B Shares (other than Dissenting Stockholders) shall be deemed for all purposes to represent the number of LIN Media Class B Shares into which the LIN TV Class B Shares they previously represented were converted in accordance with the immediately preceding sentence and (ii) each holder of LIN TV Class B Shares (other than Dissenting Stockholders) shall be automatically admitted to LIN Media as a member of LIN Media.

          (c)    Class C Common Stock.    Each share of Class C common stock, par value $0.01 per share, of LIN TV (the "LIN TV Class C Shares" and together with the LIN TV Class A Shares and LIN TV Class B Shares, the "LIN TV Capital Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one validly issued Class C common share representing limited liability company interests in LIN Media (the "LIN Media Class C Shares" and together with the LIN Media Class A Shares and LIN Media Class B Shares, the "LIN Media Capital Equity"). From and after the Effective Time, (i) all certificates representing the LIN TV Class C Shares (other than Dissenting Stockholders) shall be deemed for all purposes to represent the number of LIN Media Class C Shares into which the LIN TV Class C Shares they previously represented were converted in accordance with the immediately preceding sentence and (ii) each holder of LIN TV Class C Shares (other than Dissenting Stockholders) shall be automatically admitted to LIN Media as a member of LIN Media. The LIN Media Capital Equity into which the LIN TV Capital Stock is converted into pursuant to Sections 2.01(a)-(c) shall be referred to herein as the "Merger Consideration."

          (d)    LIN TV Treasury Stock.    Any shares of LIN TV Capital Stock that are owned by LIN TV as treasury stock shall be automatically converted without any consideration into shares representing a corresponding class of LIN Media Capital Equity, including, for the avoidance of doubt, shares of LIN TV Capital Stock held in trust or otherwise set aside from shares held in LIN TV's treasury pursuant to or in respect of the Incentive Plans (as defined below).

          (e)    LIN Media Interests.    Each share of LIN Media representing limited liability company interest in LIN Media ("LIN Media Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of LIN Media or the holder of such LIN Media Shares, cease to be outstanding, shall be automatically canceled and retired, and each person or entity that was a member of LIN Media immediately prior to the Effective Time shall, by virtue of the Merger, automatically cease to be a member of LIN Media. Any consideration paid by a member of LIN Media prior to the Effective Time for any LIN Media Shares shall be returned to such member in connection with the cancelation and retirement of such LIN Media Shares.

          (f)    Certificates.

              (i)  Certificates.    As of the Effective Time, all outstanding shares of LIN TV Capital Stock shall no longer be outstanding and shall automatically be converted as described above, and, subject to Section 2.01(g), each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented shares of LIN TV Capital Stock shall cease to have any rights with respect to such shares, except (A) with respect to any Dissenting Shares, (B) as otherwise provided by applicable law and (C) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, without any interest thereon.

             (ii)  No Exchange is Required.    Subject to Section 2.01(g), each outstanding certificate (or evidence of shares in book-entry form) representing shares of LIN TV Capital Stock shall be deemed for all purposes, from and after the Effective Time, to represent the same number of shares of such class of LIN Media Capital Equity into which the LIN TV Shares they previously represented were converted in the Merger pursuant to Sections 2.01(a)-(c), as applicable. Holders of such outstanding certificates shall not be asked to surrender them for cancellation in connection with the Merger. Subject to Section 2.01(g), the registered owner on the books and records of LIN TV immediately prior to the Merger of all such outstanding certificates (or evidence of shares in book-entry form) shall have and be entitled to exercise all voting and other rights, if any, with respect to, and to receive dividends and other distributions upon the shares of, such class of LIN Media Capital Equity represented by such outstanding certificates (or evidence of shares in book-entry form) after the Effective Time. If, after the Effective Time, certificates representing shares of LIN TV Capital Stock are presented to LIN Media, or its designated transfer agent, such certificates shall be canceled and exchanged for certificates (or evidence of shares in book-entry form) representing shares of the applicable class of LIN Media Capital Equity.

          (g)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, any shares of LIN TV Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted or consented in writing to adopt this Agreement and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such stockholders, the "Dissenting Stockholders" and such shares of LIN TV Capital Stock, the "Dissenting Shares"), shall not be converted into the Merger Consideration, but instead shall be cancelled and Dissenting Stockholders shall cease to have any rights with respect to such Dissenting Shares other than the right to be paid the fair value of such Dissenting Shares as may be granted pursuant to Section 262 of the DGCL, unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn his demand or his lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect, or shall have effectively withdrawn his demand or lost his rights to appraisal under the DGCL, (i) such Dissenting Stockholder's shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder's shares shall thereupon be deemed to have been converted into, as of the Effective Time, the Merger Consideration in accordance with Sections 2.01(a)-(c), as applicable, and any dividends or other distributions to which such holder is entitled, without any interest thereon and (ii) such Dissenting Stockholder shall cease to be Dissenting Stockholder, shares of LIN TV Capital Stock owned by such person shall cease to be Dissenting Shares and such person shall be automatically admitted to LIN Media as a member of LIN Media.

          (h)    No Fractional Shares.    No shares, certificates or scrip representing fractional shares of LIN Media Capital Equity shall be issued as a result of the Merger.

          (i)    No Further Transfers.    From and after the Effective Time, there shall be no further registration of transfers of shares of LIN TV Capital Stock.

        Section 2.02.    Incentive Plans.

          (a)   At the Effective Time, each option to purchase a LIN TV Class A Share that is outstanding immediately prior to the Effective Time, whether vested or unvested, that was granted under (i) the Amended and Restated 2002 Stock Plan (the "2002 Plan"), (ii) the Third Amended and Restated 2002 Non-Employee Director Stock Plan (the "2002 Director Plan") or (iii) the Ranger Equity Holdings Corporation 1998 Stock Option Plan (the "1998 Plan" and together with the 2002 Plan and the 2002 Director Plan, the "Incentive Plans") (each, a "LIN TV Option") shall be adjusted to provide that such LIN TV Option shall cease to represent an option to acquire LIN TV Class A Shares and shall be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such LIN TV Option, LIN Media Class A Shares, and LIN Media shall assume each such LIN TV Option (hereinafter, "Assumed Option"); provided, however, that (i) the number of LIN Media Class A Shares purchasable upon exercise of such Assumed Option shall be equal to the number of shares of LIN TV Class A Shares that were purchasable under such LIN TV Option immediately prior to the Effective Time and (ii) the per share exercise price under such Assumed Option shall be equal to the per share exercise price under the LIN TV Option to which the Assumed Option relates.

          (b)   At the Effective Time, each Restricted Stock Award (as defined below) shall be converted into a restricted stock award denominated in LIN Media Class A Shares, subject to a risk of forfeiture to, or right of repurchase by, LIN Media, with the same terms and conditions as were applicable under such Restricted Stock Award, and LIN Media shall assume each such Restricted Stock Award (hereinafter, "Assumed Restricted Stock Award"); provided, however, that the number of LIN Media Class A Shares subject to such Assumed Restricted Stock Award shall be equal to the number of LIN TV Class A Shares that were subject to such Restricted Stock Award immediately prior to the Effective Time. For purposes of this Agreement, "Restricted Stock Award" means each award of LIN TV Class A Shares that is issued under the Incentive Plans or otherwise to the extent such LIN TV Class A Shares are, immediately prior to the Effective Time, subject to any risk of forfeiture to, or right of repurchase by, LIN TV.

          (c)   Prior to the Effective Time, LIN TV shall take all actions necessary so that (i) participation in the Amended and Restated 2010 Employee Stock Purchase Plan (the "ESPP") shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an "employee stock purchase plan" within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) the ESPP shall cease to be effective and shall be suspended, effective upon the earlier of the first purchase date following the date of this Agreement and the last business day before the Effective Time, but subsequent to the exercise of such purchase rights (in accordance with the terms of the ESPP) on such purchase date or on such last business day before the Effective Time, as applicable, and (v) the ESPP shall terminate effective as of the Effective Time.

ARTICLE III

PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT;
STOCKHOLDER MEETING.

          Section 3.01.  As soon as practicable following the date of this Agreement, the Parties shall prepare and file with the U.S. Securities and Exchange Commission ("SEC") (i) a proxy statement (as amended or supplemented from time to time, the "Proxy Statement") necessary to solicit the affirmative vote (in person or by proxy) of the holders of the requisite number of outstanding shares of LIN TV Capital Stock as required by applicable law and the governance documents of LIN TV at the LIN TV Stockholders Meeting (as defined below) or any adjournment or postponement thereof to obtain the LIN TV Stockholder Approval (as defined below) and (ii) the registration statement to be filed by LIN Media in connection with the issuance of shares of LIN Media Capital Equity (as amended or supplemented from time to time, the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Parties shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. LIN TV shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of LIN TV as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Proxy Statement will include information that complies with Section 262(d)(2) of the DGCL notifying the holders of LIN TV Capital Stock of the availability of appraisal rights in the Merger.

          Section 3.02.  The Parties shall use their commercially reasonable efforts to cause the LIN Media Class A Shares to be issued pursuant to the Merger to be approved for listing (subject, if applicable, to notice of issuance) for trading on the New York Stock Exchange ("NYSE") prior to the Closing.

          Section 3.03.  LIN TV shall, as soon as practicable following the date of this Agreement and in accordance with applicable law, establish a record date for persons entitled to notice of, and to vote at, duly call, give notice of, convene and hold a special meeting of its stockholders (the "LIN TV Stockholders Meeting") solely for the purpose of obtaining the LIN TV Stockholder Approval. LIN TV shall, through its board of directors and subject to the board's fiduciary duties, recommend to its stockholders adoption of this Agreement and the consummation of the transactions contemplated herein (the "Company Board Recommendation"). Unless the LIN TV board of directors has changed the Company Board Recommendation, the Proxy Statement shall include a copy of the Company Board Recommendation. Notwithstanding anything in this Agreement to the contrary, LIN TV may postpone or adjourn the LIN TV Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the LIN TV Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure, which LIN TV has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of LIN TV prior to the LIN TV Stockholders Meeting.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIN TV

        LIN TV represents and warrants to LIN Media as follows:

        Section 4.01.    Organization, Standing, and Power.     LIN TV is duly incorporated, validly existing and, subject to receipt of the LIN TV Stockholder Approval, in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

        Section 4.02.    Capitalization.

          (a)   The authorized capital stock of LIN TV consists of (i) 100,000,000 LIN TV Class A Shares, (ii) 50,000,000 LIN TV Class B Shares, (iii) 50,000,000 LIN TV Class C Shares and (iv) 5,000,000 shares of preferred stock, in each case, par value $0.01 per share.

          (b)   At the close of business on February 11, 2013, (i) (A) 35,709,716 shares of LIN TV Class A Shares (which number includes 2,289,685 shares of LIN TV Class A Shares which are Restricted Stock), (B) 23,401,726 shares of LIN TV Class B Shares, (C) two (2) shares of LIN TV Class C Shares and (D) no shares of preferred stock were issued or outstanding, (ii) 4,947,659 shares of LIN TV Class A Shares, no shares of LIN TV Class B Shares and no shares of LIN TV Class C Shares were held by LIN TV in its treasury, (iii) 4,438,980 shares of LIN TV Class A Shares were reserved for issuance under the Incentive Plans and (iv) 4,875,182 shares of LIN TV Class A Shares were subject to outstanding LIN TV Options granted under the Incentive Plans. All outstanding shares of LIN TV Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

        Section 4.03.    Authority; Execution and Delivery; Enforceability.

          (a)   LIN TV has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. LIN TV's execution and delivery of this Agreement and consummation of the Merger have been duly authorized by all necessary corporate action on the part of LIN TV, subject to receipt of the LIN TV Stockholders Approval. LIN TV has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b)   The board of directors of LIN TV has duly adopted resolutions (i) approving, adopting and declaring advisable this Agreement; (ii) determining that entering into this Agreement is in the best interests of LIN TV and its stockholders; and (iii) recommending that the stockholders of LIN TV approve and adopt this Agreement.

          (c)   The only vote of holders of any class of LIN TV Capital Stock necessary to approve and adopt this Agreement is the affirmative vote of (i) a majority of the votes entitled to be cast by holders of LIN TV Class A Shares and LIN TV Class C Shares entitled to vote at the meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN TV Class B Shares voting as a separate class, in each case, outstanding as of the record date (the "LIN TV Stockholder Approval").

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LIN MEDIA

        LIN Media represents and warrants to LIN TV as follows:

        Section 5.01.    Organization, Standing, and Power.     LIN Media is duly formed, validly existing and in good standing under the laws of the State of Delaware. Since the date of its formation, LIN Media has not carried on any business or conducted any operations other than the execution of this Agreement and the performance of its obligations hereunder and matters ancillary thereto.

        Section 5.02.    Capitalization.     LIN Media has the authority to issue unlimited LIN Media Shares. At the close of business on February 11, 2013, one (1) LIN Media Share was validly issued and outstanding. Immediately prior to the Effective Time, the authorized classes and amount of shares representing limited liability company interests in LIN Media will be amended as necessary in order to effect the conversion of LIN TV Capital Stock into LIN Media Capital Equity as described in Article II.

        Section 5.03.    Authority; Execution and Delivery; Enforceability.     LIN Media has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Merger. LIN Media's execution and delivery of this Agreement and consummation of the Merger have been duly authorized by all necessary limited liability company action on the part of LIN Media. LIN Media has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.01.    The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date:

          (a)    LIN TV Stockholder Approval.    The LIN TV Stockholder Approval shall have been obtained in accordance with applicable law and the governing documents of LIN TV.

          (b)    NYSE Listing.    The LIN Media Class A Shares issuable to holders of LIN TV Class A Shares pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c)    Registration Statement.    The Registration Statement to be filed with the SEC by LIN Media in connection with the Merger shall have become effective under the Securities Act, and shall not be the subject of any stop order or the initiation of any proceeding seeking a stop order.

          (d)    No Injunctions or Restraints.    No law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

          (e)    Approvals and Consents.    LIN TV and LIN Media shall have received all governmental approvals and third party consents to the Merger and other transactions as are deemed necessary by LIN TV and LIN Media in order to effect the Merger, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LIN TV, LIN Media and their subsidiaries taken as a whole.

ARTICLE VII

TERMINATION; AMENDMENT

        Section 7.01.    Termination; Effect of Termination.

          (a)   To the fullest extent permitted by applicable law, this Agreement may be terminated, and the Merger herein provided for may be abandoned, by mutual consent of the board of directors of LIN TV and the sole member of LIN Media at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of LIN TV or the member of LIN Media.

          (b)   In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, this Agreement shall forthwith become null and void and have no effect and no Party hereto (or any of its directors, members, stockholders or officers) shall have any liability or further obligation to any other party to this Agreement.

        Section 7.02.    Amendment.     To the fullest extent permitted by applicable law, this Agreement may be amended by the Parties hereto at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of LIN TV or the member of LIN Media. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.01.    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State (and regardless of the laws that might otherwise govern under applicable principles of conflict of law).

        Section 8.02.    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

        Section 8.03.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

        Section 8.04.    Entire Agreement; No Third-Party Beneficiaries.     This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the Merger, and, other than as provided in Sections 8.05 and 8.07, is not intended to, and does not, confer upon any person other than the Parties any rights or remedies.

        Section 8.05.    Non-Recourse.     All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other document, certificate or instrument delivered pursuant hereto, or the negotiation, execution, performance or non-performance of this Agreement or any other document, certificate or instrument delivered pursuant hereto (including any representation or warranty made in or in connection with this Agreement or any other document, certificate or instrument delivered pursuant hereto or as an inducement to enter into this Agreement and the other documents delivered pursuant hereto) may be made only against the persons that are expressly identified as Parties hereto or thereto. In no event shall any named Party to this Agreement or the other documents delivered pursuant hereto have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a named party to this Agreement or the other documents delivered pursuant hereto, including without limitation any director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of any named party to this Agreement ("Non-Party Affiliates"), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other document, certificate or instrument delivered pursuant hereto or for any claim based on, in respect of, or by reason of this Agreement or any other document, certificate or instrument delivered pursuant hereto or its negotiation or execution; and each Party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.05.

        Section 8.06.    Assignment.     To the fullest extent permitted by law, this Agreement shall not be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to Sections 8.05 and 8.07, this Agreement shall be solely binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

        Section 8.07.    Indemnification.

          (a)   From and after the Effective Time, LIN Media shall, to the fullest extent permitted by law, (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the governance documents of LIN TV and any of its subsidiaries immediately prior to the Effective Time. Any right of indemnification of, or advancement of expenses to, an Indemnified Person pursuant to this Section 8.07 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

          (b)   For purposes of this Section 8.07, "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of LIN TV or any of its subsidiaries, in such capacity, and also with respect to any such person, in their capacity as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with LIN TV) serving at the request of or on behalf of LIN TV or any of its subsidiaries and together with such person's heirs, executor or administrators and "Proceeding" shall mean claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action in any manner related to, or brought in connection with, the transactions contemplated by this Agreement. The Parties acknowledge and agree that the Indemnified Parties are intended third-party beneficiaries of this Section 8.07.

        Section 8.08.    Filings.     LIN TV shall make all required filing with the appropriate taxing authorities in connection with this Agreement and the Merger, including, without limitation, the filing of Form 966 with the Internal Revenue Service.

[signature page follows]

        IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of the Parties and caused to be duly delivered on their behalf on the day and year first written above.

LIN TV CORP.
By:	/s/ RICHARD SCHMAELING
	Name:	Richard Schmaeling
	Title:	Senior Vice President and Chief Financial Officer
LIN MEDIA LLC
By:	/s/ RICHARD SCHMAELING
	Name:	Richard Schmaeling
	Title:	Senior Vice President and Chief Financial Officer

ANNEX B

FORM OF

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIN MEDIA LLC

i

ii

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIN MEDIA LLC

        This Amended and Restated Limited Liability Company Agreement (together with the schedules and exhibits attached hereto, and as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") of LIN Media LLC, a Delaware limited liability company (the "Company"), effective immediately prior to the Effective Time (as defined in Section 1.1 hereto), is entered into by LIN TV Corp., a Delaware corporation ("LIN TV"), and each other Person (as defined in Section 1.1 hereto) who becomes a Shareholder (as defined in Section 1.1 hereto) as provided herein. Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Section 1.1 hereto.

WITNESSETH

        WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the "Act"), pursuant to (a) the Certificate of Formation of the Company, dated February 11, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Certificate of Formation"), as filed in the office of the Secretary of State of the State of Delaware on February 11, 2013, and (b) the Limited Liability Company Agreement of the Company, dated as of February 11, 2013 (the "Original Agreement"), executed by LIN TV, as sole member;

        WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of February 12, 2013 (the "Merger Agreement"), between the Company and LIN TV, pursuant to which, at the Effective Time, LIN TV will merge with and into the Company with the Company being the surviving entity (the "Merger");

        WHEREAS, at the Effective Time, pursuant to the Merger Agreement and without any action on the part of any other Person (a) each LIN TV Class A Share, LIN TV Class B Share and LIN TV Class C Share issued and outstanding (including any such shares that are owned by LIN TV as treasury stock) immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one validly issued Class A Common Share, Class B Common Share or Class C Common Share, as applicable, (b) all certificates representing each LIN TV Class A Share, LIN TV Class B Share or LIN TV Class C Share (other than those certificates representing Dissenting Shares) shall be deemed for all purposes to represent the number of Class A Common Shares, Class B Common Shares or Class C Common Shares, as applicable, into which the LIN TV Class A Shares, LIN TV Class B Shares or LIN TV Class C Shares, as applicable, they previously represented were converted in accordance with the Merger Agreement and (c) each holder of LIN TV Class A Shares, LIN TV Class B Shares and LIN TV Class C Shares (other than Dissenting Stockholders) will be automatically admitted to the Company as a Class A Common Shareholder, Class B Common Shareholder or Class C Common Shareholder, as applicable; and

        WHEREAS, at the Effective Time, pursuant to the Merger Agreement and without any action on the part of any other Person, each limited liability company interest in the Company issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be automatically canceled and retired and each Person that was a member of the Company immediately prior to the Effective Time shall automatically cease to be a member of the Company, and, in each case, any consideration paid by any such member shall be returned in connection with the cancellation and retirement of such interest in the Company.

        NOW, THEREFORE, the parties hereto hereby amend and restate the Original Agreement in its entirety to read, and hereby agree, as follows:

ARTICLE 1
DEFINITIONS

        Section 1.1.    Definitions.     For all purposes of this Agreement (as defined herein), except as otherwise expressly provided or unless the context otherwise requires:

          (a)   "Act" has the meaning set forth in the recitals to this Agreement.

          (b)   "Affiliate" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          (c)   "Agreement" has the meaning set forth in the preamble to this Agreement.

          (d)   "Attorney-in-Fact" has the meaning set forth in Section 2.8(a).

          (e)   "Bankruptcy" means, with respect to any Person, (i) if such Person (A) makes an assignment for the benefit of creditors, (B) files a voluntary petition in bankruptcy, (C) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (D) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (F) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (ii) if one hundred twenty days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.

          (f)    "Board" or "Board of Directors" means the board of Directors of the Company.

          (g)   "Board Initiated Dissolution" means that the Board of Directors has adopted a resolution that it deems it advisable in the judgment of the Board of Directors that the Company should be dissolved and after such adoption causes notice of the adoption of such resolution and of a meeting of the Shareholders to take action upon the resolution to be mailed to each Shareholder entitled to vote thereon as of the Record Date for determining the Shareholders entitled to notice of the meeting.

          (h)   "Bylaw Provisions" means (i) Article 11; (ii) Section 2.3, the last two sentences of Section 4.1(a), the second sentence of Section 4.1(c), Section 4.1(g), Section 7.2, Section 7.5, the first two sentences of Section 7.7, the first sentence of Section 7.8, Section 7.11 (other than the fourth sentence thereof), Section 7.13 (other than Section 7.13(b)), Section 9.3, Section 9.5, Sections 10.6 through and including 10.18, Section 10.20(f)-(k), and Sections 18.1 through and including 18.4; (iii) any provision adopted pursuant to Section 14.2(b); and (iv) any term defined in this Section 1.1 that is used in any of the provisions of this Agreement set out in subsections (i), (ii) or (iii) of this definition unless such term is a DGCL-Implementing Provision by virtue of subsection (iv) of the definition of DGCL-Implementing Provision or a Charter Provision by virtue of subsection (v) of the definition of Charter Provision.

          (i)    "Capital Account" has the meaning set forth in Section 8.1.

          (j)    "Capital Contribution" means any cash or cash equivalents that a Shareholder contributes to the Company pursuant to this Agreement.

          (k)   "Carrying Value" means, with respect to any Company asset, the asset's adjusted basis for U.S. federal income tax purposes, except that the initial Carrying Value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Board of Directors, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (i) the date of the acquisition of any additional Shares by any new or existing Shareholder in exchange for more than a de minimis Capital Contribution; (ii) the date of the distribution of more than a de minimis amount of Company assets to a Shareholder in exchange for any Shares; (iii) the date any Shares are relinquished to the Company; (iv) the date that the Company issues more than a de minimis number of Shares to a new Shareholder in exchange for services; or (v) any other date specified in the United States Treasury Regulations; provided however that adjustments pursuant to clauses (i), (ii) (iii), (iv) and (v) above shall be made only if such adjustments are deemed necessary or appropriate by the Board of Directors to reflect the relative economic interests of the Shareholders. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of "Net Income (Loss)" rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

          (l)    "Certificate" means a certificate representing Shares substantially in the form attached hereto as Exhibit A or any other form of certificate representing Shares as shall be approved by the Board of Directors.

          (m)  "Certificate of Formation" has the meaning set forth in the recitals to this Agreement.

          (n)   "Charter Provisions" means (i) Articles 3 (other than Section 3.2(b), Section 3.2(c) and Section 3.6) and 5; (ii) Section 2.1, Section 2.2, Section 2.4, Section 2.5, Section 2.9, Section 2.10 (other than the first sentence thereof), Section 2.11, Section 4.2, Section 4.3, the second sentence of Section 7.9(a), Section 10.1, Section 10.4, Section 10.5, Section 12.1(a)-(c), Section 12.2 and Section 12.3; (iii) any provision adopted pursuant to Section 14.3(d); (iv) any Share Designation approved by the Board of Directors pursuant to this Agreement; and (v) any term defined in this Section 1.1 that is used in (y) any of the provisions of this Agreement set out in subsections (i), (ii) or (iii) of this definition or (z) any Share Designation approved by the Board of Directors pursuant to this Agreement, unless such term is a DGCL-Implementing Provision by virtue of subsection (iv) of the definition of DGCL-Implementing Provision.

          (o)   "Class A Common Share" means each Class A common share representing limited liability company interests in the Company.

          (p)   "Class B Common Share" means each Class B common share representing limited liability company interests in the Company.

          (q)   "Class C Common Share" means each Class C common share representing limited liability company interests in the Company.

          (r)   "Class A Common Shareholder" means each Person listed on the books and records of the Company as the owner of Class A Common Shares, in its capacity as a member of the Company.

          (s)   "Class B Common Shareholder" means each Person listed on the books and records of the Company as the owner of Class B Common Shares, in its capacity as a member of the Company.

          (t)    "Class C Common Shareholder" means each Person listed on the books and records of the Company as the owner of Class C Common Shares, in its capacity as a member of the Company.

          (u)   "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

          (v)   "Commission" means the United States Securities and Exchange Commission.

          (w)  "Common Shareholders" means, collectively, the Class A Common Shareholders, the Class B Common Shareholders, the Class C Common Shareholders and any other Person that is listed on the books and records of the Company as the owner of any other series of Common Shares that are authorized and issued in accordance with this Agreement after the Effective Time, each in its capacity as a member of the Company.

          (x)   "Common Shares" means, collectively, the Class A Common Shares, the Class B Common Shares, the Class C Common Shares and any other shares of a series of common shares representing limited liability company interests in the Company that are authorized and issued in accordance with the terms of this Agreement after the Effective Time. As of the Effective Time, there shall be three series of Common Shares: the Class A Common Shares, the Class B Common Shares and the Class C Common Shares.

          (y)   "Company" has the meaning set forth in the preamble to this Agreement.

          (z)   "Company Group" means the Company and its Subsidiaries treated as a single consolidated entity. For purposes of this definition, "Subsidiary" means (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries of the Company or a combination thereof, (b) a partnership (whether general or limited) in which the Company or a Subsidiary of the Company is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) are owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries of the Company, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which the Company, one or more Subsidiaries of the Company, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by the Company for financial reporting purposes under U.S. GAAP.

          (aa) "Conversion Notice" has the meaning set forth in Section 3.3(d)(ii)(A).

          (bb) "Court of Chancery" means the Court of Chancery of the State of Delaware.

          (cc) "DGCL" means the General Corporation Law of the State of Delaware, as amended from time to time.

          (dd) "DGCL-Implementing Provisions" means (i) Articles 6, 13, 14 (other than Section 14.1), and 17; (ii) Section 1.2, Sections 2.6 through and including 2.8, the first sentence of Section 2.10, Section 3.2(b)-(c), Section 3.6, Section 4.1 (other than Section 4.1(g), the last two sentences of Section 4.1(a), and the second sentence of Section 4.1(c)), Section 4.4, Section 4.5, Section 7.1, Section 7.3, Section 7.4, 7.6, the last sentence of Section 7.7, the second sentence of Section 7.8, Section 7.9 (other than the second sentence of Section 7.9(a)), Section 7.10, the fourth sentence of Section 7.11, Section 7.12, Section 7.13(b), Section 7.14, Section 9.1, Section 9.2, Section 9.6, Section 10.2, Section 10.19, Section 10.20(a)-(e), Section 10.21, Section 12.1(d)-(f), and Sections 18.5 through and including 18.10; (iii) any provision adopted pursuant to Section 14.5(c) and (iv) any term defined in this Section 1.1 that is used in any of the provisions of this Agreement set out in subsections (i), (ii) or (iii) of this definition.

          (ee) "Dissenting Shares" has the meaning set forth in the Merger Agreement.

          (ff)  "Dissenting Stockholders" has the meaning set forth in the Merger Agreement.

          (gg) "Directors" means the individuals elected to the Board of Directors from time to time in accordance with this Agreement. Each Director is hereby designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Act.

          (hh) "Effective Time" has the meaning set forth in the Merger Agreement.

          (ii)   "Electronic Transmission" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

          (jj)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          (kk) "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

          (ll)   "FCC" means the Federal Communications Commission.

          (mm)  "Fiscal Year" has the meaning set forth in Section 18.1.

          (nn) "GAAP" means generally accepted accounting principles in effect in the United States, consistently applied.

          (oo) "Group Member" means a member of the Company Group.

          (pp) "LIN TV" has the meaning set forth in the preamble to this Agreement.

          (qq) "LIN TV Class A Share" means each share of Class A common stock, par value $0.01 per share, of LIN TV issued and outstanding immediately prior to the Effective Time.

          (rr)  "LIN TV Class B Share" means each share of Class B common stock, par value $0.01 per share, of LIN TV issued and outstanding immediately prior to the Effective Time.

          (ss)  "LIN TV Class C Share" means each share of Class C common stock, par value $0.01 per share, of LIN TV issued and outstanding immediately prior to the Effective Time.

          (tt)  "Liquidator" means one or more Persons selected by the Board of Directors to perform the functions described in Article 17, as liquidating trustee of the Company within the meaning of the Act.

          (uu) "Merger" has the meaning set forth in the recitals to this Agreement.

          (vv) "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

          (ww)  "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

          (xx) "Net Income (Loss)" for any Fiscal Year (or other fiscal period) means the taxable income or loss of the Company for such period as determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (i) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be added to such taxable income or loss; (ii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization or gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iii) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing Net Income (Loss); and (iv) any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

          (yy) "Officer" means an officer of the Company appointed in accordance with Article 11.

          (zz) "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Company or the Board of Directors or any of its Affiliates) acceptable to the Board of Directors.

          (aaa)  "Order" means any order, injunction, decree, ruling, stipulation or assessment of any federal, state, local municipal, foreign or other government (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, court or other tribunal).

          (bbb)  "Original Agreement" has the meaning set forth in the recitals to this Agreement.

          (ccc)  "Other Provisions" means any provision of this Agreement that is not a DGCL-Implementing Provision, a Charter Provision or a Bylaw Provision.

          (ddd)  "Outstanding" means, with respect to Shares, all Shares that are issued by the Company and reflected as outstanding on the books and records of the Company as of the date of determination.

          (eee)  "Percentage Interest" means as of any date of determination, as to any Shareholder, the quotient obtained by dividing (i) the number of any class or series of Common Shares or Preferred Shares, as applicable, held by such Person by (ii) the total number of all classes or series of Outstanding Common Shares or Outstanding Preferred Shares, as applicable.

          (fff) "Person" means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

          (ggg)  "Preferred Share" means each preferred share of any series of preferred shares representing limited liability company interests in the Company that are authorized and issued in accordance with the terms of this Agreement after the Effective Time. As of the Effective Time, no Preferred Shares shall have been authorized or issued and no Preferred Shares shall be Outstanding.

          (hhh)  "Preferred Shareholders" means, collectively, the Persons listed on the books and records of the Company as the owners of any Preferred Shares that are authorized and issued in accordance with this Agreement, each in its capacity as a member of the Company.

          (iii)  "Pro Rata" means (a) in respect of any class or series of Shares, apportioned equally among all such class or series of Shares, and (b) in respect of Shareholders, apportioned among all Shareholders in accordance with their relative Percentage Interests.

          (jjj)  "Record Date" means the date established by the Board of Directors in accordance with Section 7.10.

          (kkk)  "Registration Statement" means the Registration Statement on Form S-4 for the Company, as filed with the Commission, as amended from time to time.

          (lll)  "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

          (mmm)  "Shareholders" means, collectively, the Common Shareholders and the Preferred Shareholders. For purposes of Section 6.4 only, the term "Shareholders" includes a Person who is the beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such Person.

          (nnn)  "Share Designation" means a writing approved by the Board of Directors setting forth the powers, designations, preferences and relative and participating, optional or other rights, if any, or the qualifications, limitations or restrictions of a series of Preferred Shares. A Share Designation shall be effective when a duly executed original of the same is delivered to the Secretary of the Company for inclusion among the books and records of the Company, and shall constitute part of this Agreement. The terms of any Share Designation approved by the Board of Directors in accordance with this Agreement (i) shall include only those terms that would be permitted in a certificate of designation pursuant to the DGCL if the Company were a Delaware corporation, (ii) shall be deemed to amend the provisions of this Agreement, in the same manner and fashion that a certificate of designation amends a certificate of incorporation pursuant to the DGCL, and (iii) may be amended or eliminated (and the number of Preferred Shares represented by such Share Designation may be increased or decreased) in the same manner as could be accomplished under the DGCL with respect to a certificate of designation. Any amendment or elimination (or increase or decrease in the number of Preferred Shares) referenced in subsection (iii) of the immediately preceding sentence shall have the same effect as an amendment or elimination (or increase or decrease of shares of preferred stock designated by such certificate of designation) of a certificate of designation pursuant to the DGCL.

          (ooo)  "Share Majority" means a majority of the votes entitled to be cast by the holders of the Outstanding Voting Shares.

          (ppp)  "Shares" means, collectively, the Common Shares and the Preferred Shares. As of the Effective Time, there are two classes of Shares: the Common Shares and the Preferred Shares.

          (qqq)  "Stock Option Plans" has the meaning set forth in Section 3.3(k)(ii).

          (rrr) "Substantially All" has the meaning given to such term in the jurisprudence interpreting and applying Section 271 of the DGCL, as if the Company were a Delaware corporation.

          (sss) "Tax Matters Partner" has the meaning given to such term in the Code.

          (ttt) "Transfer Agent" means, with respect to the Shares, ComputerShare Shareowner Services LLC, or any successor thereto.

          (uuu)  "Voting Shares" means, collectively, the Class A Common Shares, the Class C Common Shares and any series of Preferred Shares that are designated as "Voting Shares" in a Share Designation. Except as otherwise expressly provided in this Agreement or in any Share Designation, all Voting Shares shall vote together as a single class or group.

        Section 1.2.    Interpretation.

          (a)   Unless the context requires otherwise:

              (i)  any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

             (ii)  references to Articles and Sections refer to Articles and Sections of this Agreement;

            (iii)  the terms "include" or "includes" means includes, without limitation, and "including" means including, without limitation;

            (iv)  any provision of the DGCL referred to in, or incorporated by reference by, this Agreement shall, unless otherwise provided in this Agreement, be applied mutatis mutandis to the Company, the Shareholders and this Agreement, as if the Company were a Delaware corporation and the Shareholders were stockholders of a Delaware corporation;

             (v)  to the fullest extent permitted by law, any ambiguity in this Agreement shall be interpreted so that the internal affairs of the Company are governed as closely as possible to the manner that the internal affairs of LIN TV were governed immediately prior to the Effective Time;

            (vi)  any subchapter or provision of the DGCL (including, but not limited to, any terms defined therein) referred to in, or incorporated by reference by, this Agreement shall, unless otherwise provided in this Agreement, be applied and interpreted consistently with the jurisprudence regarding such subchapter or provision; and

           (vii)  any provision of the Act or the DGCL referred to in, or incorporated by reference by, this Agreement shall refer to such provisions of the Act or the DGCL as they are amended from time to time and in effect at the time of the applicable action.

          (b)   It is the intent of the parties hereto that, except as otherwise expressly provided herein, this Agreement shall govern the Company in a manner that is substantially similar to the governance of LIN TV in effect immediately prior to the Effective Time.

ARTICLE 2
THE COMPANY

        Section 2.1.    Name.     The name of the limited liability company is LIN Media LLC.

        Section 2.2.    Registered Agent and Registered Office.     The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Company at such address is Corporation Service Company.

        Section 2.3.    Other Offices.     The Company may also have offices at such place or places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Company may require.

        Section 2.4.    Filings.     The execution, delivery and filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware by Andrew C. Mosier, as an "authorized person" within the meaning of the Act, are hereby authorized, approved, ratified and confirmed. Upon the execution of this Agreement, any Officer or any Person authorized by the Board shall be an "authorized person" within the meaning of the Act. Any Officer or any Person authorized by the Board shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

        Section 2.5.    Purpose.

          (a)   The purpose for which the Company is formed is to engage in any and all lawful acts or activities for which limited liability companies may be formed under the Act.

          (b)   Notwithstanding anything in this Agreement to the contrary, (i) without the consent of any Person, the Merger is hereby authorized, approved, ratified and confirmed, and (ii) in order to effectuate the Merger, the Company is hereby authorized to execute, deliver and perform, and LIN TV or any Officer (as an "authorized person" within the meaning of the Act, as member, as an Officer or otherwise) is hereby authorized to execute and deliver on behalf of the Company, the Merger Agreement, a Certificate of Merger of LIN TV into the Company to be filed in the office of the Secretary of State of the State of Delaware, and all documents, agreements, or certificates contemplated thereby or related thereto, in each case without further authorization or approval of any other Person (and any such execution, delivery and performance that has already occurred is hereby authorized, approved, ratified and confirmed in all respects). The foregoing authorization shall not be deemed a restriction on the powers of any Person to enter into other agreements on behalf of the Company in accordance with this Agreement.

        Section 2.6.    Powers.     The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Agreement.

        Section 2.7.    Fiduciary Duties of Directors and Officers.     Notwithstanding anything to contrary contained herein, the Directors and Officers shall owe the same fiduciary duties as they would owe under Delaware law were they members of a board of directors or officers, respectively, of a Delaware corporation. The parties intend that the fiduciary duties of the Directors and Officers shall be applied and interpreted consistently with the jurisprudence regarding such fiduciary duties of directors and officers of a Delaware corporation incorporated under the DGCL.

        Section 2.8.    Power of Attorney.

          (a)   To the fullest extent permitted by law, each Shareholder (in its, his or her capacity as such) hereby constitutes and appoints each Director, each Officer and, if a Liquidator shall have been appointed by the Board of Directors, the Liquidator (each, an "Attorney-in-Fact"), as the case may be, with full power of substitution, as its, his or her true and lawful agent and attorney-in-fact, with full power and authority in its, his or her name, place and stead, to:

              (i)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

              (A)  all certificates, documents and other instruments (including the Certificate of Formation and all amendments or restatements hereof or thereof) that such Attorney-in-Fact determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

              (B)  all certificates, documents and other instruments that such Attorney-in-Fact determines to be necessary or appropriate to reflect any amendment, change, modification or restatement of this Agreement adopted in accordance with this Agreement;

              (C)  all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that such Attorney-in-Fact determines to be necessary or appropriate to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement;

              (D)  all certificates, documents and other instruments relating to the admission, resignation, removal or substitution of any Shareholder pursuant to this Agreement;

              (E)  all certificates, documents and other instruments relating to the determination of the powers, designations, preferences and relative and participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, of any class or series of Shares issued pursuant to this Agreement; and

              (F)  all certificates, documents and other instruments (including merger agreements and certificates of merger) relating to a merger, consolidation or conversion of the Company adopted in accordance with this Agreement.

             (ii)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that such Attorney-in-Fact determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Shareholders hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement.

          (b)   Notwithstanding anything to the contrary in this Section 2.8, when any provision of this Agreement (including Articles 13, 14 and 17) establishes a vote, consent, approval, agreement or other action of Shareholders required to take any action, no Attorney-in-Fact may exercise the power of attorney made in this Section 2.8 until the necessary vote, consent, approval, agreement or other action, as applicable, is received.

          (c)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Shareholder and the transfer of all or any portion of such Shareholder's Shares and shall extend to such Shareholder's heirs, successors, assigns and personal representatives. To the fullest extent permitted by law, each such Shareholder hereby agrees to be bound by any representation made by an Attorney-in-Fact, acting in good faith pursuant to such power of attorney; and each such Shareholder, to the fullest extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under such power of attorney in accordance with this Section 2.8. To the fullest extent permitted by law, each Shareholder hereby agrees to execute and deliver to the Attorney-in-Fact within fifteen days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any Attorney-in-Fact determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

        Section 2.9.    Term.     The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the Company is dissolved in accordance with this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

        Section 2.10.    Title to Company Assets.     Title to Company assets shall be deemed to be owned by the Company as an entity, and no Shareholder, Director or Officer, individually or collectively, shall have any interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Board of Directors may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

        Section 2.11.    Payments of Individual Obligations.     The Company's assets shall be used solely for the benefit of the Company, and no asset of the Company shall be sold or encumbered for, or in payment of, any individual obligation of any Shareholder, Director or Officer.

ARTICLE 3
CLASSES AND ISSUANCE OF SHARES

        Section 3.1.    Outstanding Shares.

          (a)   At the Effective Time, automatically, by virtue of the Merger and without any action on the part of any other Person (i) (A) each LIN TV Class A Share issued and outstanding (including any such shares that are owned by LIN TV as treasury stock) immediately prior to the Effective Time (other than Dissenting Shares) is converted into one validly issued Class A Common Share, (B) all certificates representing LIN TV Class A Shares (other than any such certificate that represents Dissenting Shares) shall be deemed for all purposes to represent the same number of Class A Common Shares into which the LIN TV Class A Shares they previously represented were converted in accordance with the Merger Agreement and (C) each holder of LIN TV Class A Shares (other than any such holder that is a Dissenting Stockholder) is hereby automatically admitted to the Company as a Class A Common Shareholder, (ii) (A) each LIN TV Class B Share issued and outstanding (including any such shares that are owned by LIN TV as treasury stock) immediately prior to the Effective Time (other than Dissenting Shares) is converted into one validly issued Class B Common Share, (B) all certificates representing LIN TV Class B Shares (other than any such certificate that represents Dissenting Shares) shall be deemed for all purposes to represent the same number of Class B Common Shares into which the LIN TV Class B Shares they previously represented were converted in accordance with the Merger Agreement and (C) each holder of LIN TV Class B Shares (other than any such holder that is a Dissenting Stockholder) is hereby automatically admitted to the Company as a Class B Common Shareholder, and (iii) (A) each LIN TV Class C Share issued and outstanding (including any such shares that are owned by LIN TV as treasury stock) immediately prior to the Effective Time (other than Dissenting Shares) is converted into one validly issued Class C Common Share, (B) all certificates representing LIN TV Class C Shares (other than any such certificate that represents Dissenting Shares) shall be deemed for all purposes to represent the same number of Class C Common Shares into which the LIN TV Class C Shares they previously represented were converted in accordance with the Merger Agreement and (C) each holder of LIN TV Class C Shares (other than any such holder that is a Dissenting Stockholder) is hereby automatically admitted to the Company as a Class C Common Shareholder. In accordance with Section 4.5, and notwithstanding Section 18-702 of the Act, any Shares acquired by the Company by virtue of the Merger shall not be automatically deemed canceled and instead may be deemed to be authorized and issued Shares held in the treasury of the Company and may subsequently be transferred in accordance with this Agreement.

          (b)   At the Effective Time, automatically, by virtue of the Merger and without any action on the part of any other Person, each limited liability company interest in the Company outstanding immediately prior to the Effective Time hereby ceases to be outstanding, is automatically canceled and retired, and each Person that was a member of the Company immediately prior to the Effective Time automatically ceases to be a member of the Company, and, in each case, any consideration paid by any such member shall be returned in connection with the cancellation and retirement of such interest in the Company.

          (c)   If a Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn his, her or its demand or lost his, her or its rights to appraisal under the DGCL, (i) such Dissenting Stockholder's shares shall no longer be considered Dissenting Shares and such Dissenting Stockholder's (x) LIN TV Class A Shares, if any, shall thereupon be deemed to have been converted pursuant to, and certificates representing such LIN TV Class A Shares shall thereupon be treated in accordance with, Section 3.1(a)(i) hereof, (y) LIN TV Class B Shares, if any, shall thereupon be deemed to have been converted pursuant to, and certificates representing such LIN TV Class B Shares shall thereupon be treated in accordance with, Section 3.1(a)(ii) hereof, and (z) LIN TV Class C Shares, if any, shall thereupon be deemed to have been converted pursuant to, and certificates representing such LIN TV Class C Shares shall thereupon be treated in accordance with, Section 3.1(a)(iii) hereof, and (ii) such Dissenting Stockholder shall be automatically admitted to the Company as a Class A Common Shareholder, Class B Common Shareholder, or Class C Common Shareholder, as applicable.

        Section 3.2.    Authorization to Issue Shares.

          (a)   The Company is hereby authorized to issue the following two classes of Shares: (i) Common Shares, and (ii) Preferred Shares. The Company is hereby authorized to issue the following three series of Common Shares: (i) Class A Common Shares, (ii) Class B Common Shares, and (iii) Class C Common Shares. Pursuant to a Share Designation, the Company is hereby authorized to issue one or more series of Preferred Shares. The total number of Shares of all classes and series that the Company shall be authorized to issue is 205,000,000 Shares, consisting of (i) 5,000,000 Preferred Shares, and (ii) 200,000,000 Common Shares, which are authorized to be issued among the three series thereof as follows: (A) 100,000,000 Class A Common Shares; (B) 50,000,000 Class B Common Shares; and (C) 50,000,000 Class C Common Shares.

          (b)   The Company, and the Board of Directors on behalf of the Company, without the consent of any Shareholder or any other Person, may, at any time and from time to time, issue or take subscriptions for one or more Shares of any existing class or series or, pursuant to a Share Designation, authorize and issue or take subscriptions for any series of Preferred Shares (which, subject to the provisions of any other Share Designation in respect of which Preferred Shares are then issued and Outstanding, may rank junior to, on parity with or senior to (in each case, with respect to distributions or other payments in respect of Shares) any classes or series of Shares existing immediately prior to such authorization and issuance), for such consideration (which may be cash, any tangible or intangible property or any benefit to the Company, or any combination thereof) as may be fixed by the Board of Directors, unless all of the Shares which the Company is authorized to issue have been issued, subscribed for, or otherwise committed to be issued. The consideration for subscriptions to, or the purchase of, the Shares to be issued by the Company shall be paid in such form and in such manner as the Board of Directors shall determine. In the absence of actual fraud in the transaction, the judgment of the Directors as to the value of such consideration shall be conclusive.

          (c)   The Company, and the Board of Directors on behalf of the Company, without the consent of any Shareholder or any other Person, may issue rights, options and warrants entitling their holders to acquire from the Company Shares of any class or series, and such rights, options and warrants may be evidenced by instruments approved by the Board of Directors or any committee thereof. The terms upon which, including the time or times which may be limited or unlimited in duration, at or within which, and the consideration (including a formula by which such consideration may be determined) for which any such Shares may be acquired from the Company upon the exercise of any such right, option or warrant, shall be such as shall be stated in a resolution adopted by the Board of Directors providing for the creation and issue of such rights, options or warrants, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights, warrants or options. In the absence of actual fraud in the transaction, the judgment of the Directors as to the consideration for the issuance of such rights, options and warrants and the sufficiency thereof shall be conclusive. The Board of Directors may, by a resolution adopted by the Board, authorize one or more Officers to do one or both of the following: (i) designate Officers and employees of the Company or of any of its subsidiaries to be recipients of such rights, options or warrants created by the Company, and (ii) determine the number of such rights, options or warrants to be received by such Officers and employees; provided, however, that the resolution so authorizing such Officer or Officers shall specify the total number of rights, options or warrants such Officer or Officers may so award. The Board of Directors may not authorize an Officer to designate himself or herself as a recipient of any such rights, options or warrants.

          (d)   The Company, and the Board of Directors on behalf of the Company, without the consent of any Shareholder or any other Person, is hereby authorized (i) to execute deliver and perform the Stock Option Plans, and (ii) to issue one or more Shares (and rights, options and warrants related thereto) pursuant to the Stock Option Plans. Each Share hereby authorized to be issued pursuant to the Stock Option Plans is hereby reserved for issuance.

        Section 3.3.    Provisions Relating to Common Shares.     The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Common Shares are as follows:

          (a)    General.    Except as otherwise provided herein, all Common Shares shall have identical rights and privileges in every respect.

          (b)    Distributions.    Subject to any prior rights and preferences contained in any Share Designation, the Common Shareholders shall be entitled to participate ratably, on a Common Share-for-Common Share basis as if all Common Shares were of a single series, in such distributions, whether in cash, Shares or otherwise, as may be declared by the Board of Directors from time to time in accordance with this Agreement; provided, however, that any distributions payable in Common Shares (or payable in rights to subscribe for or purchase Common Shares or securities or indebtedness convertible into or exchangeable for Common Shares) shall be declared and paid at the same rate on the Common Shares and only in (i) Class A Common Shares (or rights to subscribe for or to purchase Class A Common Shares or securities or indebtedness convertible into or exchangeable for Class A Common Shares) to Class A Common Shareholders, (ii) Class B Common Shares (or rights to subscribe for or to purchase Class B Common Shares or securities or indebtedness convertible into or exchangeable for Class B Common Shares) to Class B Common Shareholders, and (iii) Class C Common Shares (or rights to subscribe for or to purchase Class C Common Shares or securities or indebtedness convertible into or exchangeable for Class C Common Shares) to Class C Common Shareholders. Distributions payable under this Section 3.3(b) shall be paid to the Shareholders of the applicable series of the Outstanding Common Shares as their names shall appear on the register of the Company on the Record Date fixed by the Board of Directors in advance of the declaration and payment of each distribution. The Company shall not issue fractions of Common Shares on payment of a distribution but shall pay cash in lieu of such fractional Common Shares based upon the then fair market value of such a Common Share.

          (c)    Voting

              (i)  The Class A Common Shares shall be Voting Shares, and the Class A Common Shareholders shall vote on all matters submitted to a vote of the Shareholders holding Voting Shares, with each Class A Common Share entitled to one vote.

             (ii)  The Class B Common Shareholders shall not be entitled to vote on any matter submitted for a vote of the Shareholders, except as provided in Sections 3.3(d)(i) or 3.3(k) or Article 14.

            (iii)  The Class C Common Shares shall be Voting Shares, and the Class C Common Shareholders shall vote on all matters submitted to a vote of the Shareholders holding Voting Shares, with each Class C Common Share entitled to a number of votes per Class C Common Share equal to the Total Class C Votes divided by the total number of Outstanding Class C Common Shares. "Total Class C Votes" means the total number of votes to which the Outstanding Class C Common Shares will be entitled in respect of any matter, which number of votes shall be equal to (A) the quotient of the total number of Outstanding Class A Common Shares divided by 0.30 minus (B) the total number of Outstanding Class A Common Shares, rounded to the nearest whole Share. By way of example, if there are two Outstanding Class C Common Shares and 200,000,000 Outstanding Class A Common Shares, the Total Class C Votes will equal 466,666,667 ((200,000,000 / .30) - 200,000,000) and the number of votes per Class C Common Share will equal 233,333,334 (466,666,667 / 2). The determination as to the number of votes to which each Class C Common Share is entitled shall be made (1) as of the Record Date established by the Board of Directors for the purposes of determining the Shareholders entitled to vote or consent to the action being taken or (2) if no such Record Date is established by the Board of Directors, as of the Record Date for such action determined in accordance with Section 7.10(a)(i).

            (iv)  The Common Shareholders are not entitled to cumulate votes in the election of Directors in the manner contemplated by Section 214 of the DGCL (assuming the Company were a Delaware corporation, the Common Shareholders were stockholders of a Delaware corporation and the Directors were directors of a Delaware corporation).

             (v)  Except as otherwise expressly provided herein, the Class A Common Shareholders and the Class C Common Shareholders shall vote as a single class or group of members for purposes of the Act.

          (d)    Conversion.

              (i)  Conversion.

              (A)    Class B Common Shares.    Each Class B Common Share shall be convertible at any time at the option of any Class B Common Shareholder and for no additional consideration into either (a) one Class A Common Share, or (b) one Class C Common Share; provided, however, that no conversion shall be effected pursuant to this Section 3.3(d)(i) unless any necessary approval of the FCC has been obtained; provided, further, that no conversion of Class B Common Shares into Class C Common Shares shall be effected pursuant to this Section 3.3(d)(i), unless the holders of at least a majority of the Outstanding Class B Common Shares on the date on which the Conversion Notice is received by the Company approve the conversion of such Shares.

              (B)    Class C Common Shares.    On the date that at least a majority of the shares of LIN TV Class B Shares that were outstanding on May 1, 2002 (also treating, for this purpose, the Class B Common Shares (which resulted from the conversion of such LIN TV Class B Shares into the Class B Common Shares pursuant to the Merger) as LIN TV Class B Shares) shall have been converted into Class A Common Shares, all Outstanding Class C Common Shares shall automatically, without any action on the part of the Board of Directors, any Shareholder or any other Person, be converted into an equal number of Class A Common Shares for no additional consideration.

             (ii)  Conversion Procedure.

              (A)    Class B Common Shares.    At the time of a conversion pursuant to Section 3.3(d)(i)(A) or, in the event such conversion requires the consent of the FCC, at or after the time any necessary approval of the FCC has been obtained, the Class B Common Shareholder(s) shall deliver to the office of the Company or any Transfer Agent for the Common Shares (x) the Certificate or Certificates representing the Class B Common Shares to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, (y) written notice (the "Conversion Notice") to the Company stating that such Shareholder(s) elect(s) to convert such Share or Shares and stating the number of Class B Common Shares to be converted, the series of Common Shares into which such Class B Common Shares are to be converted, and the name and address in which each Certificate for Shares of the applicable series of Common Shares issued upon such conversion is to be issued and (z) evidence reasonably satisfactory to the Company of the satisfaction of the conditions to such conversion. The conversion shall be deemed to have been effected at the time and date when such delivery is made to the Company or the Transfer Agent of the Shares to be converted, and the Person exercising such conversion shall be automatically admitted as a Class A Common Shareholder or Class C Common Shareholder, as applicable, holding the number of Class A Common Shares or Class C Common Shares, as applicable, issuable upon such conversion at such time.

              (B)    Class C Common Shares.    In the event of any automatic conversion of the Class C Common Shares pursuant to Section 3.3(d)(i)(B), all Class C Common Shareholders shall be given written notice of such automatic conversion and the place where Certificates formerly representing the Class C Common Shares shall be surrendered. Such notice need not be given in advance of the date of automatic conversion.

            (iii)  Issuance of Conversion Shares.

              (A)    Class B Common Shares.    As promptly as practicable following any Shareholder's conversion of Class B Common Shares, the Company shall issue and deliver to the converting Shareholder one or more Certificates (as such Shareholder may request) evidencing the Class A Common Shares or Class C Common Shares, as applicable, issuable upon conversion thereof and, if the Certificates surrendered by the converting Shareholder evidence more Class B Common Shares than the Shareholder has elected to convert, one or more Certificates (as such Shareholder may request) evidencing the Class B Common Shares that have not been converted. Pending the issuance and delivery of the foregoing Certificates, the Certificate or Certificates evidencing the Class B Common Shares that have been surrendered for conversion shall be deemed to evidence the Class A Common Shares or Class C Common Shares, as applicable, issuable upon such conversion.

              (B)    Class C Common Shares.    As promptly as practicable following receipt by the Company of Certificates that formerly represented Class C Common Shares, the Company shall issue and deliver to the applicable Shareholder one or more Certificates (as such Shareholder may request) evidencing the Class A Common Shares issuable upon conversion thereof. From and after the date of automatic conversion, all Class C Common Shares shall be deemed to represent only the right to receive, upon delivery of the Certificates formerly representing Class C Common Shares, a Certificate evidencing the number of Class A Common Shares into which such Class C Common Shares have been converted.

            (iv)  Distributions on Converted Shares.    Any distributions declared and not paid on Class B Common Shares or Class C Common Shares prior to their conversion as provided above shall be paid, on the payment date, to the Shareholder or Shareholders entitled thereto on the Record Date for such distribution payment, notwithstanding such conversion; provided, however, that such Shareholder or Shareholders shall not be entitled to receive the corresponding distributions declared but not paid on the Class A Common Shares issuable upon such conversion.

          (e)    Reservation of Shares.    The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares and Class C Common Shares, solely for the purpose of effecting the conversions provided for herein, such number of Class A Common Shares and Class C Common Shares as shall from time to time be sufficient to effect the conversions provided for herein and shall take all such action as may be necessary to assure that such Class A Common Shares and Class C Common Shares shall be validly issued upon conversion of all of the Outstanding Class B Common Shares and Class C Common Shares. In addition, if at any time the number of authorized but unissued Class A Common Shares and Class C Common Shares shall not be sufficient to effect the conversions provided for herein, the Board shall take such action as may be necessary to propose an amendment to this Agreement to be adopted pursuant to Article 14 to increase the Company's authorized but unissued Class A Common Shares and Class C Common Shares to such number of Shares as shall be sufficient for such purpose.

          (f)    Adjustments for Stock Splits and Stock Dividends.    The Company shall treat the Common Shares identically in respect of any subdivisions or combinations (for example, if the Company effects a two-for-one Share split with respect to the Class A Common Shares, it shall at the same time effect a two-for-one Share split with respect to the Class B Common Shares and the Class C Common Shares).

          (g)    Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, after all creditors of the Company shall have been satisfied, and subject to the payment of all sums payable in respect of Preferred Shares, if any, the Common Shareholders shall share in all distributions of the Company's remaining assets Pro Rata in accordance with their respective Percentage Interests. For purposes of this Section 3.3(g), neither the merger nor the consolidation of the Company into or with another entity or the merger or consolidation of any other entity into or with the Company, or the sale, transfer, or other disposition of all or Substantially All the assets of the Company, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Company.

          (h)    Consideration on Merger, Consolidation, etc.    In any merger, consolidation or business combination, the consideration to be received per Share by the Common Shareholders must be identical for each series of Common Shares, except that in any such transaction in which Common Shares are to be distributed, such Common Shares may differ as to voting rights to the extent that voting rights now differ among the Class A Common Shares, the Class B Common Shares and the Class C Common Shares.

          (i)    Reissue of Shares.    Class B Common Shares that are converted into Class A Common Shares or Class C Common Shares as provided herein shall, unless otherwise determined by the Board of Directors, continue to be authorized Class B Common Shares and available for reissue by the Company as determined by the Board of Directors. Class C Common Shares that are converted into Class A Common Shares as provided herein shall not be available for reissue by the Company as Class C Common Shares and shall to cease to be authorized Class C Common Shares.

          (j)    No Action by Written Consent.    Notwithstanding Section 18-302(d) of the Act, no action required to be taken or that may be taken at any meeting of Common Shareholders may be taken without a meeting, and the power of Common Shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that Class B Common Shareholders may act by written consent, without a meeting, for any action required or permitted to be authorized or approved by Class B Common Shareholders in Sections 3.3(d)(i)(A) and 3.3(k) and in Article 14.

          (k)    Restrictions and Limitations.    So long as at least a majority of the LIN TV Class B Shares that were outstanding immediately after the Second Amended and Restated Certificate of Incorporation of LIN TV was filed with the Secretary of State of the State of Delaware on May 1, 2002 and became effective (also treating, for this purpose, Class B Common Shares (which resulted from the conversion of such LIN TV Class B Shares into the Class B Common Shares pursuant to the Merger) as LIN TV Class B Shares), remains Outstanding, the Company shall not, and shall not permit any subsidiary to, without the affirmative vote or written consent of the holders of at least a majority of the voting power of the Outstanding Class B Common Shares voting as a separate series, with each Class B Common Share entitled to one vote:

              (i)  Effect (A) any purchase, acquisition, sale, lease, exchange, assignment, transfer or other conveyance, directly or indirectly, in a single transaction or series of related transactions, of any assets or business of the Company or any of its subsidiaries having a total fair market value equal to 10% or more of the fair market value of the Common Shares Outstanding on the date on which any definitive, binding agreement is entered into regarding any such purchase, acquisition, sale, lease, exchange, assignment, transfer, or other conveyance, (B) any merger or consolidation involving the Company (other than transactions involving the merger or consolidation of a wholly-owned subsidiary of the Company into the Company or with or into another wholly-owned subsidiary of the Company), or (C) any reclassification of any securities of the Company or any recapitalization, dissolution (to the fullest extent permitted by law), liquidation or winding up of the Company;

             (ii)  Effect the issuance or sale of Shares of the Company or shares of capital stock of any of its subsidiaries (or warrants, options or rights to acquire Shares or shares of capital stock or securities convertible into or exchangeable for Shares or capital stock or any type of debt instrument that has equity features), except the issuance or sale of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or to another wholly-owned subsidiary of the Company or the issuance or sale of Shares under the 1998 Stock Option Plan, the Third Amended and Restated 2002 Non-Employee Director Stock Option Plan or the Amended and Restated 2002 Stock Plan in accordance with the applicable provisions of such stock option plans as they existed on May 1, 2002 (collectively, the "Stock Option Plans");

            (iii)  Effect any redemption, repurchase or offer to purchase made by the Company or any of its subsidiaries or other acquisition of Shares of the Company or capital stock, limited liability company or membership interests, partnership interests or similar ownership interests of any of its subsidiaries, except the purchase of Shares of the Company in accordance with the applicable provisions of the Stock Option Plans;

            (iv)  Make or permit any amendment or modification to the Charter Provisions or the Bylaw Provisions by merger, consolidation, or otherwise, that materially adversely affects the rights of the Class B Common Shares;

             (v)  Declare or pay any distributions on or declare or make any other payment, direct or indirect, on account of the Common Shares or set apart any amount for any such purpose;

            (vi)  Enter into any transaction with any Affiliate of the Company, other than advances for travel and other normal business expenses to Officers and employees;

           (vii)  Enter into any transaction except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or any of its subsidiaries;

          (viii)  Engage in any business or transaction that would require any direct or indirect owner of an equity interest in the Company (or any Affiliate of such owner) to divest itself of any equity interest in the Company;

            (ix)  Create, incur, assume or suffer to exist, or cause or permit any subsidiary to create, incur, assume or suffer to exist, any indebtedness in an amount equal to 10% or more of the fair market value of the Company and its subsidiaries, taken as a whole, on the date such indebtedness is created, incurred, assumed, or suffered to exist;

             (x)  Engage in any business other than (A) any business, the majority of whose revenues are derived from the ownership and operation of television stations, and such business activities as are incidental or related thereto and (B) such other businesses as LIN TV or any of its subsidiaries were engaged in on May 1, 2002; or

            (xi)  Settle, or cause or permit any subsidiary of the Company to settle, any claim, lawsuit, arbitration or administrative proceeding that is other than in the ordinary course of business of the Company or any of its subsidiaries and that involves any material restriction on the conduct of the business of, or the continued ownership of the assets owned by, the Company, its subsidiaries or any of their respective Affiliates.

        Section 3.4.    Provisions Relating to the Preferred Shares.     The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Shares are as follows:

          (a)   The Preferred Shares may be issued from time to time in one or more series. The Preferred Shares of each series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in a Share Designation.

          (b)   Authority is hereby expressly granted to and vested in the Board of Directors, subject to the provisions of this Agreement and any Share Designation, to authorize the issuance of the Preferred Shares from time to time in one or more series (which, subject to the provisions of any other Share Designation in respect of which Preferred Shares are then issued and outstanding, may rank junior to, on parity with or senior to (in each case, with respect to distributions or other payments in respect of Shares) any classes or series of Shares existing immediately prior to such authorization and issuance), and with respect to each such series to fix in a Share Designation the voting powers, full or limited, if any, of Shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to the authorization and issuance of any Preferred Shares pursuant to a Share Designation shall include, but not be limited to, the determination or fixing of the following:

              (i)  the maximum number of Preferred Shares to constitute such series, which may subsequently be increased or decreased by resolutions of the Board of Directors unless otherwise provided in the Share Designation for such series, and the distinctive designation of such series;

             (ii)  the distribution rate of such series, the conditions and dates upon which such distributions shall be payable, the relation that such distributions shall bear to the distributions payable on any other class or classes of Shares or any other series of any class of Shares of the Company, and whether such distributions shall be cumulative or noncumulative;

            (iii)  whether the Preferred Shares of such series shall be subject to redemption, in whole or in part, and if made subject to such redemption, the times, prices and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event;

            (iv)  the terms and amount of any sinking fund established for the purchase or redemption of the Preferred Shares of such series;

             (v)  whether or not the Preferred Shares of such series shall be convertible into or exchangeable for any other class or classes of any Shares or any other series of any class of Shares, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

            (vi)  the extent, if any, to which the holders of Preferred Shares of such series shall be entitled to vote with respect to the election of Directors or otherwise;

           (vii)  the restrictions, if any, on the issue or reissue of any additional Preferred Shares;

          (viii)  the rights of the Preferred Shareholders of such series upon the dissolution of, or upon the subsequent distributions of assets of, the Company; and

            (ix)  the manner in which any facts ascertainable outside the Share Designation for such series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series.

        Section 3.5.    No Preemptive Rights.     Except as otherwise provided in a Share Designation or as determined by the Board of Directors, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Shares, whether such Shares are unissued, held in treasury or hereafter created.

        Section 3.6.    Fractions of Shares.     Subject to Section 3.3(b), the Company may, but shall not be required to, issue fractions of a Share. Subject to Section 3.3(b), if it does not issue fractions of a Share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a Share as of the time when those entitled to receive such fractions are determined or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) which shall entitle the holder to receive a full Share upon the surrender of such scrip or warrants aggregating a full Share. Scrip or warrants shall not, unless otherwise provided in the evidence thereof, entitle the holder to exercise voting rights, to receive distributions thereon or to participate in any of the assets of the Company in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full Shares or uncertificated full Shares before a specified date, or subject to the conditions that the Shares for which scrip or warrants are exchangeable may be sold by the Company and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose. For purposes of this Section 3.6, "fair value" has the meaning given to such term in the jurisprudence interpreting and applying Section 155 of the DGCL, as if the Company were a Delaware corporation.

        Section 3.7.    Fully Paid and Non-Assessable Nature of Interests.     All Shares issued pursuant to, and in accordance with the requirements of, this Agreement (including Section 3.3(b)) shall be validly issued and shall be deemed to be fully paid and non-assessable Shares of the Company.

ARTICLE 4
CERTIFICATES, TRANSFERS AND REDEMPTION

        Section 4.1.    Certificates.

          (a)    Certificates for Shares.    Upon the Company's issuance of Shares to any Person, the Company may issue one or more Certificates evidencing the number of Shares being so issued; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of Shares shall be uncertificated. The Certificates shall be signed by the Chairman of the Board or the President or a Vice President and also by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer. Any and all signatures on a Certificate may be a facsimile and may be sealed with the seal of the Company or a facsimile thereof. If any Officer, Transfer Agent or registrar who has signed, or whose facsimile signature has been placed upon, a Certificate has ceased to be such an Officer, Transfer Agent or registrar before such Certificate is issued, such Certificate may be issued by the Company with the same effect as if he, she or it were such Officer, Transfer Agent or registrar at the date of issue. The Certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the Shareholder's name and the number of Shares. Notwithstanding the foregoing, in accordance with Section 3.1(a), all Certificates representing LIN TV Class A Shares, LIN TV Class B Shares and LIN TV Class C Shares immediately prior to the Merger (other than those representing Dissenting Shares) shall, by virtue of the Merger, be deemed for all purposes to represent the same number of Class A Common Shares, Class B Common Shares or Class C Common Shares, as applicable, into which the LIN TV Class A Shares, LIN TV Class B Shares and LIN TV Class C Shares, as applicable, they previously represented were converted pursuant to the Merger Agreement.

          (b)    Replacement of Lost or Destroyed Certificates.    The Board of Directors may direct a new Certificate or Certificates to be issued in place of a Certificate or Certificates theretofore issued by the Company and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate or Certificates representing Shares to be lost, stolen or destroyed. When authorizing such issue of a new Certificate or Certificates the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate or Certificates, or his, her or its legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond with a surety or sureties satisfactory to the Company in such sum as it may direct as an indemnity against any claim, or expense resulting from a claim, that may be made against the Company with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed. As a condition to the issuance of any new Certificate under this Section 4.1(b), the Board of Directors may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent, if applicable) reasonably connected therewith.

          (c)    Transfer of Shares.    Shares shall be transferable only on the books of the Company by the Shareholders in person or by their duly authorized attorneys or legal representatives. Upon surrender to the Company or the Transfer Agent of a Certificate representing Shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the Company or its Transfer Agent shall issue a new Certificate to the Person entitled thereto, cancel the old Certificate, and record the transaction upon its books.

          (d)    Registered Shareholders.    Notwithstanding any other provisions of this Agreement, the Company shall be entitled to recognize the Person listed on the books and records of the Company as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to an interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares and such Person is listed in the books and records of the Company as a Shareholder, as between the Company on the one hand, and such other Person on the other, such representative Person shall be the Shareholder of such Shares.

          (e)    Regulations.    Subject to Section 4.3, the Board of Directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, and registration or the replacement of Certificates for Shares of the Company.

          (f)    Legends.    The Board of Directors shall have the power and authority to provide that Certificates representing Shares bear such legends as the Board of Directors deems appropriate to ensure that the Company does not become liable for violations of federal or state securities laws or other applicable law. Certificates shall contain such provisions as would be required pursuant to Section 151 and Section 202 of the DGCL if such Certificates were stock certificates and the Company were a Delaware corporation and the Company shall send such notice to the Shareholder owning uncertificated Shares as would be required pursuant to Section 151 and Section 202 of the DGCL if the Shareholder owning such Shares were an owner of stock of a Delaware corporation and the Company were a Delaware corporation.

          (g)    Electronic Securities Recordation.    Notwithstanding the provisions set forth elsewhere in this Agreement, the Company may adopt a system of issuance, recordation and transfer of the Class A Common Shares by electronic or other means not involving any issuance of Certificates, provided the use of such system by the Company is permitted in accordance with applicable law, and, provided, further, that notwithstanding the adoption of any such system of issuance, recordation and transfer of Class A Common Shares by electronic or other means, every holder of Class A Common Shares represented by Certificates shall be entitled to have a Certificate for such Shares, signed by such Officers and otherwise as provided in this Section 4.1, certifying the number of Class A Common Shares held by such Shareholder.

        Section 4.2.    Transfer Generally.

          (a)   The term "transfer," when used in this Agreement with respect to a Share, shall be deemed to refer to a transaction by which a Shareholder assigns such Share to another Person who is or becomes a Shareholder, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. No Share shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 4 and in Article 5. To the fullest extent permitted by law, any transfer or purported transfer of a Share not made in accordance with this Article 4 and Article 5 shall be null and void.

          (b)   By acceptance of the transfer of any Share in accordance with this Article 4, each transferee of a Share shall be admitted to the Company as a Shareholder in accordance with Section 6.1.

          (c)   Subject to (i) the provisions of this Article 4 and any other restrictions set forth in this Agreement (including in Article 5), (ii) the provisions of any Share Designation, and (iii) any contractual provision binding on any Shareholder, Shares shall be freely transferable to any Person.

        Section 4.3.    Restrictions on Transfers.

          (a)   Except as provided in Section 4.3(c) below, but notwithstanding the other provisions of this Article 4, no transfer of any Shares shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence of the Company under the laws of the jurisdiction of its formation, or (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

          (b)   The Board of Directors may impose restrictions on the transfer of Shares if it receives an Opinion of Counsel that such restrictions are necessary or advisable to avoid a significant risk of the Company becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. Notwithstanding any other provision of this Agreement (including Article 14), the Board of Directors may impose such restrictions by amending this Agreement without the consent of any Person; provided however, that any amendment that would result in the delisting or suspension of trading of any class or series of Shares on the principal National Securities Exchange on which such class or series of Shares is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Shares of such class or series.

          (c)   Nothing contained in this Article 4, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Shares entered into through the facilities of any National Securities Exchange on which such Shares are listed for trading.

        Section 4.4.    Repurchase of Shares by the Company.     Except as otherwise provided in this Agreement (including Section 3.3(k)(iii)) or in any Share Designation, the Company, and the Board of Directors on behalf of the Company, without the consent of any Shareholder or any other Person, but subject to Section 9.3, shall have the authority to acquire, by purchase, redemption or otherwise, any Share (or any rights, options or warrants relating to any class or series of any Shares); provided, however, that the Company may not acquire, for more than the price at which they may then be redeemed, any of its Shares which are redeemable at the option of the Company.

        Section 4.5.    Treasury Shares.     Notwithstanding Section 18-702 of the Act, unless otherwise determined by the Board of Directors, any Shares acquired or otherwise held by the Company shall not be automatically deemed canceled and instead shall be deemed to be authorized and issued Shares held in the treasury of the Company and may subsequently be sold or disposed of in accordance with this Agreement.

ARTICLE 5
RESTRICTIONS ON ISSUANCE AND TRANSFERS

        This Article 5 is included for the purpose of ensuring that control of the Company remains with loyal citizens of the United States and/or entities formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time. Notwithstanding any other provision of this Agreement, (a) the Company shall not issue to (i) a natural person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an "Alien"; collectively, "Aliens") in excess of 25% of the total number of Shares Outstanding at any time, and shall have the right not to register the transfer on the books of the Company of any Shares to any

Alien that would result in the total number of Shares held by Aliens exceeding such 25% limit, and (b) no Alien or Aliens shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of Shares Outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all Shares Outstanding and entitled to vote at any time and from time to time. The Board of Directors shall have all powers necessary to implement the provisions of this Article 5.

ARTICLE 6
THE SHAREHOLDERS

        Section 6.1.    Shareholders.

          (a)   A Person shall automatically be admitted as a Shareholder and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires (whether from the Company, any Shareholder or otherwise) any Share. Any Person admitted to the Company as a Shareholder shall be deemed to agree to be bound by each provision of this Agreement. A Person may become a Shareholder without the consent or approval of any of the Shareholders. A Person may not become a Shareholder without acquiring a Share.

          (b)   The name and mailing address of each Shareholder shall be included on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Secretary of the Company shall (or shall cause the Transfer Agent to) update the books and records of the Company from time to time as necessary to reflect accurately the information required to be contained therein.

          (c)   Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Shareholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder.

          (d)   Shareholders may not be expelled from or removed as Shareholders of the Company. Shareholders shall not have any right to resign from the Company as a Shareholder; provided, that when a transferee of a Shareholder's Share(s) is admitted to the Company as a Shareholder, such transferring Shareholder shall cease to be a Shareholder with respect to the Share(s) so transferred. Notwithstanding the foregoing or any other provision of this Agreement, the Company may continue to treat the transferring Shareholder as the Shareholder with respect to the transferred Shares for all purposes of this Agreement until the transferee of such Shares is included in the books and records of the Company maintained for such purpose.

        Section 6.2.    Management of Business.     No Shareholder, in its capacity as such, shall participate in the operation or management of the Company's business, transact any business in the Company's name or have the power to sign documents for or otherwise bind the Company by reason of being a Shareholder. Notwithstanding the foregoing, the Shareholders have all the rights and powers specifically set forth in this Agreement.

        Section 6.3.    Outside Activities of the Shareholders.     Any Shareholder shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the Shareholders shall have any rights by virtue of this Agreement in any business ventures of any other Shareholder.

        Section 6.4.    Inspection of Books and Records.

          (a)   Any Shareholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from (1) the Company's register of its Shares, a list of its Shareholders and its other books and records and (2) any subsidiary's books and records, to the extent that (a) the Company has actual possession or control of the books and records of such subsidiary or (b) the Company could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (1) such inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the Company or the subsidiary and a Person or Persons not affiliated with the Company and (2) the subsidiary would not have the right under the law applicable to it to deny the Company access to such books and records upon demand by the Company. In every instance where the Shareholder is other than a Person listed on the books and records of the Company as the owner of Shares, the demand under oath shall state the Person's status as a beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such Person, be accompanied by documentary evidence of beneficial ownership of Shares, and state that such documentary evidence is a true and correct copy of what it purports to be. A proper purpose shall mean a purpose reasonably related to such Person's interest as a Shareholder. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the Shareholder. The demand under oath shall be directed to the Company at its registered office in the State of Delaware or at its principal place of business. To the extent not inconsistent with the foregoing, the inspection right set forth in this Section 6.4(a) shall be applied, and subject to any applicable defenses, as if (1) a Shareholder making a demand pursuant to this Section 6.4 were a stockholder of a Delaware corporation and the Company were a Delaware corporation, and (2) such Shareholder was making a demand pursuant to Section 220 of the DGCL (and such demand shall be interpreted in accordance with the jurisprudence regarding Section 220 of the DGCL).

          (b)   Any Director shall have the right to examine (i) the Company's register of its Shares, (ii) a list of the Company's Shareholders and (iii) the Company's other books and records for a purpose reasonably related to the Director's position as a manager of the Company.

          (c)   As used in this Section 6.4, "subsidiary" means any entity directly or indirectly owned, in whole or in part, by the Company and which is controlled, directly or indirectly, by the Company, including, corporations, partnerships, limited partnerships, limited liability partnerships, limited liability companies, statutory trusts and/or joint ventures.

          (d)   Section 18-305(c) of the Act shall be inapplicable to the Company and this Agreement (including, for the avoidance of doubt, to the inspection rights set forth in this Section 6.4).

          (e)   This Section 6.4 is intended to replace and, to the fullest extent permitted by law, shall replace the Shareholder's and Director's rights under Sections 18-305(a) and (b) of the Act; provided, for the avoidance of doubt, that Section 18-305(f) of the Act shall be applicable to the Company and this Agreement and a Shareholder or Director may bring an action to enforce any right arising under this Section 6.4 in the Court of Chancery.

ARTICLE 7
MEETINGS OF SHAREHOLDERS

        Section 7.1.    Annual Meeting.     An annual meeting of Shareholders of the Company shall be held for the election of Directors on such date and at such time as shall be designated from time to time by the Board of Directors. No Shareholder may require the Company to call an annual meeting of Shareholders, except that a Shareholder may so require the Company as if the Company were a Delaware corporation and the Shareholders were stockholders of such Delaware corporation. Any proper business may be transacted at the annual meeting.

        Section 7.2.    Special Meeting.     Special meetings of the Shareholders, and any proposals to be considered at such meetings, may be called and proposed exclusively by the Board of Directors, pursuant to a resolution approved by a majority of the members of the Board of Directors serving at the time of that vote, and no Shareholder may require the Board of Directors to call a special meeting of Shareholders or to propose business at a special meeting of Shareholders. A special meeting shall be held on such date and at such time as shall be designated by the Board of Directors. Only such business shall be transacted at a special meeting as may be stated or indicated in the notice of such meeting.

        Section 7.3.    Place of Meetings.     An annual meeting of Shareholders may be held at any place within or without the State of Delaware designated by the Board of Directors. A special meeting of Shareholders may be held at any place within or without the State of Delaware designated in the notice of the meeting. Meetings of Shareholders shall be held at the principal office of the Company unless another place is designated for meetings in the manner provided herein. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

        Section 7.4.    Notice.

          (a)   Written or printed notice stating the place, day, and time of each meeting of the Shareholders, the means of remote communications, if any, by which Shareholders and proxyholders may be deemed to be present in person and vote at such meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the Officer or person(s) calling the meeting, to each Shareholder entitled to vote at such meeting. If such notice is to be sent by mail, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the Shareholder at such Shareholder's address as it appears on the records of the Company, unless such Shareholder shall have filed with the Secretary of the Company a written request that notices to him, her or it be mailed to some other address, in which case it shall be directed to him, her or it at such other address. Notice of any meeting of Shareholders shall not be required to be given to any Shareholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy.

          (b)   Without limiting the foregoing, any notice to Shareholders given by the Company pursuant to this Section 7.4 shall be effective if given by a form of Electronic Transmission consented to by the Shareholder to whom the notice is given. Any such consent shall be revocable by the Shareholder by written notice to the Company and shall also be deemed revoked if (i) the Company is unable to deliver by Electronic Transmission two consecutive notices given by the Company in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Company, the Transfer Agent or other Person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of Electronic Transmission in accordance with this Agreement shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the Shareholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the Shareholder has consented to receive notice; (3) if by a posting on an electronic network, together with separate notice to the Shareholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (4) if by another form of Electronic Transmission, when directed to the Shareholder.

        Section 7.5.    Notice of Shareholder Business and Nominations.

          (a)    Annual Meetings of Shareholders.

              (i)  Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the Shareholders may be made at an annual meeting of Shareholders only (A) pursuant to the Company's notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or (C) by any Shareholder who was a Shareholder at the time the notice provided for in this Section 7.5 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 7.5.

             (ii)  For nominations or other business to be properly brought before an annual meeting by a Shareholder pursuant to Section 7.5(a)(i)(C), the Shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for Shareholder action. To be timely, a Shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the Shareholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company) (for purposes of determining the deadline for such notice in connection with the annual meeting to take place in 2014, the first anniversary of the preceding year's annual meeting shall be deemed to be May 29, 2014). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Shareholder's notice as described above. Such Shareholder's notice shall set forth: (A) as to each person whom the Shareholder proposes to nominate for election as a Director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (2) such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend this Agreement in a manner permitted by this Agreement, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such Shareholder, as they appear on the Company's books, and of such beneficial owner, (2) the class and number of Shares of the Company which are owned beneficially and of record by such Shareholder and such beneficial owner, (3) a representation that the Shareholder is a holder of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the Shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's Outstanding Shares required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from Shareholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a Shareholder if the Shareholder has notified the Company of his, her or its intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such Shareholder's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Company.

            (iii)  Notwithstanding anything in the second sentence of Section 7.5(a)(ii) to the contrary, in the event that the number of Directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year's annual meeting (for such purposes, in connection with the annual meeting to take place in 2014, the first anniversary of the preceding year's annual meeting shall be deemed to be May 29, 2014), a Shareholder's notice required by this Section 7.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

          (b)    Special Meetings of Shareholders.    Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of Shareholders at which Directors are to be elected pursuant to the Company's notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any Shareholder who is a Shareholder at the time the notice provided for in this Section 7.5 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 7.5. In the event the Company calls a special meeting of Shareholders for the purpose of electing one or more Directors to the Board of Directors, any such Shareholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company's notice of meeting, if the Shareholder's notice required by Section 7.5(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Shareholder's notice as described above.

          (c)    General.

              (i)  Only such persons who are nominated in accordance with the procedures set forth in this Section 7.5 shall be eligible to be elected at an annual or special meeting of Shareholders of the Company to serve as Directors and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7.5. The chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 7.5 (including whether the Shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Shareholder's nominee or proposal in compliance with such Shareholder's representation as required by Section 7.5(a)(ii)(C)(4)) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 7.5, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 7.5, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Company to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

             (ii)  For purposes of this Section 7.5, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

            (iii)  Notwithstanding the foregoing provisions of this Section 7.5, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7.5. Nothing in this Section 7.5 shall be deemed to affect any rights (A) of Shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of any Preferred Shareholders to elect Directors pursuant to any applicable provisions of a Share Designation.

        Section 7.6.    Voting List.     At least ten days before each meeting of Shareholders, the Secretary or other Officer of the Company who has charge of the Company's Share register, either directly or through another Officer appointed by him or her or through a Transfer Agent appointed by the Board of Directors, shall prepare a complete list of Shareholders entitled to vote thereat, arranged in alphabetical order and showing the address of each Shareholder and number of Shares registered in the name of each Shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the principal place of business of the Company. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any Shareholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any Shareholder during the whole time thereof on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting. The Share register shall be the only evidence as to who are the Shareholders entitled to examine the Share register, the list of Shareholders or the books of the Company, or to vote in person or by proxy at any meeting of Shareholders.

        Section 7.7.    Quorum.     The holders of a majority in voting power of the Outstanding Shares entitled to vote on a matter, present in person or by proxy, shall constitute a quorum at any meeting of Shareholders, except as otherwise required by the DGCL (as if the Company were a Delaware corporation and the Shareholders were stockholders of such Delaware corporation). If a quorum shall not be present, in person or by proxy, at any meeting of Shareholders, the Shareholders entitled to vote thereat who are present in person or by proxy, by a majority in voting power thereof, or, if no Shareholder entitled to vote is present, any Officer of the Company may adjourn the meeting from time to time, without notice other than announcement at the meeting (unless the Board of Directors, after such adjournment, fixes a new Record Date for the adjourned meeting), until a quorum shall be present, in person or by proxy. At any adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted which may have been transacted at the original meeting had a quorum been present; provided that, if the adjournment is for more than thirty days or if after the adjournment a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder entitled to vote at the adjourned meeting.

        Section 7.8.    Required Vote; Withdrawal of Quorum.     When a quorum is present at any meeting, the vote of the holders of at least a majority in voting power of the Outstanding Shares entitled to vote who are present, in person or by proxy, shall decide any question brought before such meeting, unless the question is one on which, by express provision of this Agreement (or, in the event a provision of this Agreement does not address a vote that would be required if the Company were a Delaware corporation, an express provision of the DGCL), a different vote is required, in which case such express provision shall govern and control the decision of such question. The Shareholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum.

        Section 7.9.    Method of Voting; Proxies.

          (a)   Except as otherwise provided in this Agreement (including Section 3.3(c)), by a Share Designation or by applicable law, each Shareholder entitled to vote at any meeting of Shareholders shall be entitled to one vote for each Share held by such Shareholder which has voting power upon the matter in question. Elections of Directors need not be by written ballot. Each Shareholder entitled to vote at any meeting of Shareholders or to express consent to action in writing without a meeting may authorize another Person or Persons to act for such Shareholder by proxy. Each such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. A Shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. With respect to the use of proxies at any meeting of Shareholders, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL, as though the Company were a Delaware corporation, as though the Shareholders were stockholders of a Delaware corporation, and as though the Shares were stock of a Delaware corporation.

          (b)   If authorized by the Board of Directors in accordance with this Agreement and applicable law, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communication, (a) participate in a meeting of Shareholders and (b) be deemed present in person and vote at a meeting of Shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Company shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder, (ii) the Company shall implement reasonable measures to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the

  Shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.

        Section 7.10.    Record Date.

          (a)   For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders, or any adjournment thereof, or entitled to receive payment of any distribution or any allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of Shares or for the purpose of any other lawful action, the Board of Directors may fix a Record Date, which Record Date shall not precede the date upon which the resolution fixing the Record Date is adopted by the Board of Directors, for any such determination of Shareholders, such date in any case to be not more than sixty days and not less than ten days prior to such meeting nor more than sixty days prior to any other action. If no Record Date is fixed:

              (i)  The Record Date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

             (ii)  The Record Date for determining Shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

            (iii)  A determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new Record Date for the adjourned meeting.

          (b)   In order that the Company may determine the Shareholders entitled to consent to action in writing without a meeting, the Board of Directors may fix a Record Date, which Record Date shall not precede the date upon which the resolution fixing the Record Date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the Record Date is adopted by the Board of Directors. If no Record Date has been fixed by the Board of Directors, the Record Date for determining Shareholders entitled to consent to action in writing without a meeting, when no prior action by the Board of Directors is required by this Agreement, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an Officer or agent of the Company having custody of the book in which proceedings of meetings of Shareholders are recorded. Delivery made to the Company's registered office in the State of Delaware, principal place of business, or such Officer or agent shall be by hand or by certified or registered mail, return receipt requested. If no Record Date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this Agreement, the Record Date for determining Shareholders entitled to consent to action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

        Section 7.11.    Conduct of Meeting.     The Chairman of the Board, if such office has been filled, and, if not or if the Chairman of the Board is absent or otherwise unable to act, the President shall preside at all meetings of Shareholders. The Secretary shall keep the records of each meeting of Shareholders. In the absence or inability to act of any such Officer, such Officer's duties shall be performed by the Officer given the authority to act for such absent or non-acting Officer under this

Agreement or by some person appointed at the meeting. The date and time of the opening and the closing of the polls for each matter upon which the Shareholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding Officer of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to Shareholders of the Company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding Officer at any meeting of Shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding Officer should so determine, such person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of Shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 7.12.    Inspectors.     The Board of Directors shall, in advance of any meeting of Shareholders, appoint one or more inspectors, who may be employees of the Company, to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of Shares Outstanding and the voting power of each, the number of Shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all Shareholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request, or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have the other duties prescribed by Section 231(b) of the DGCL, which shall apply as if the Company were a Delaware corporation and the inspectors were inspectors appointed by a Delaware corporation. No Director or candidate for the office of Director shall act as an inspector of an election of Directors. Inspectors need not be Shareholders. Notwithstanding the foregoing, this Section 7.12 shall be inapplicable in connection with any meeting of Shareholders if, at the time of such meeting, Section 231 of the DGCL would be inapplicable in connection with such meeting, assuming the Company were a Delaware corporation, the Shares were shares of stock of a Delaware corporation, and the Shareholders were stockholders of such Delaware corporation.

        Section 7.13.    Voting of Shares by Certain Holders.

          (a)   Shares registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other Person who has been appointed to vote such Shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such Person may vote such Shares. Any director or other fiduciary may vote Shares registered in his or her name as such fiduciary, either in person or by proxy.

          (b)   Shares of the Company belonging to the Company or to a corporation, if a majority of the shares entitled to vote in the election of directors of such corporation is held, directly or indirectly, by the Company, shall neither be entitled to vote nor be counted for quorum purposes. Nothing in this Section 7.13(b) shall be construed as limiting the right of the Company or any corporation to vote Shares held by it in a fiduciary capacity. For purposes of this Section 7.13(b), the term "belonging to" has the meaning given to such term in the jurisprudence interpreting and applying Section 160(c) of the DGCL, as if the Company were a Delaware corporation.

          (c)   The Board of Directors may adopt by resolution a procedure by which a Shareholder may certify in writing to the Company that any Shares registered in the name of the Shareholder are held for the account of a specified Person other than the Shareholder. The resolution shall set forth the class of Shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a Record Date or closing of the Share transfer books, the time after the Record Date or closing of the Share transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt of such certification, the Person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of the specified Shares in place of the Shareholder who makes the certification.

        Section 7.14.    Corporate Law Incorporation.     In furtherance of the foregoing provisions of this Article 7, except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Company shall be subject to and governed by Subchapter VII (excluding sections 212(a), 214, 215, 220, 225 and 226) of the DGCL as if set forth in full herein to the same extent as if the Company were a Delaware corporation formed under the DGCL, and for such purpose the terms "director", "board of directors", "corporation", "stock", "stockholder", "certificate of incorporation" and "bylaws" as used in the DGCL shall be deemed to refer to a Director, the Board of Directors, the Company, the Shares, the Shareholders, the Charter Provisions and the Bylaw Provisions respectively. The parties intend that the foregoing provisions of Subchapter VII of the DGCL shall be applied and interpreted consistently with the jurisprudence regarding such provisions.

ARTICLE 8
ALLOCATIONS

        Section 8.1.    Establishment and Maintenance of Capital Accounts.     There shall be established for each Shareholder on the books of the Company as of the date such Shareholder becomes a Shareholder a capital account (each being a "Capital Account"). Each Capital Contribution by any Shareholder, if any, shall be credited to the Capital Account of such Shareholder on the date such Capital Contribution is made to the Company. In addition, each Shareholder's Capital Account shall be (a) credited with (i) such Shareholder's allocable share of any Net Income (or items thereof) of the Company, and (ii) the amount of any Company liabilities that are assumed by the Shareholder or secured by any Company property distributed to the Shareholder and (b) debited with (i) the amount of distributions (and deemed distributions) to such Shareholder of cash or the fair market value of other property so distributed, (ii) such Shareholder's allocable share of Net Loss (or items thereof) of the Company and expenditures of the Company described or treated under Section 704(b) of the Code as described in Section 705(a)(2)(B) of the Code, and (iii) the amount of any liabilities of the Shareholder assumed by the Company or which are secured by any property contributed by the Shareholder to the Company. Any other item which is required to be reflected in a Shareholder's Capital Account under Section 704(b) of the Code and the United States Treasury Regulations promulgated thereunder or otherwise under this Agreement shall be so reflected. The Board of Directors shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Shareholder's interest in the Company. Interest shall not be payable on Capital Account balances. The Capital Accounts shall be maintained in accordance with the provisions of United States Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and, to the extent not inconsistent with such regulation, the provisions of this Agreement.

        Section 8.2.    Allocations.

          (a)   Net Income (Loss) (including items thereof) of the Company for each Fiscal Year shall be allocated to each Shareholder in accordance with such Shareholder's Percentage Interest, except as otherwise determined by the Board of Directors in its sole discretion in order to comply with the Code or applicable regulations thereunder.

          (b)   All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Shareholders for U.S. federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of Net Income (Loss) shall be allocated among the Shareholders pursuant to this Agreement, except as may otherwise be provided herein or by the Code. Notwithstanding the foregoing, the Board in its sole discretion shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Shareholders, within the meaning of the Code and United States Treasury Regulations. The Board of Directors shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Company and for the preservation of uniformity of the Shares (or any portion or class or series thereof), notwithstanding any other provision of this Agreement (including Article 14), the Board of Directors may, without the consent of any Person, (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of United States Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Shares (or any portion or class or series thereof), and (ii) adopt and employ or modify such conventions and methods as the Board of Directors determines in its sole discretion to be appropriate for (A) the determination for tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Shareholders and between transferors and transferees under this Agreement and pursuant to the Code and the United States Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Shareholders, (C) the valuation of Company assets and the determination of tax basis, (D) the allocation of asset values and tax basis, (E) the adoption and maintenance of accounting methods and (F) taking into account differences between the Carrying Values of Company assets and such asset adjusted tax basis pursuant to Section 704(c) of the Code and the United States Treasury Regulations promulgated thereunder.

          (c)   Allocations that would otherwise be made to a Shareholder under the provisions of this Article 8 shall instead be made to the beneficial owner of the Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Directors in its sole discretion.

 ARTICLE 9
DISTRIBUTIONS

        Section 9.1.    Distributions to Shareholders.     Subject to provisions of law and the other provisions of this Agreement (including any Share Designation), distributions to Shareholders may be declared by the Board of Directors at any regular or special meeting and may be paid in cash, in property, or in Shares, and such distributions (a) shall be made to the Preferred Shareholders, if any, in accordance with any applicable Share Designation and (b) shall be made to the Common Shareholders in accordance with Section 3.3(b). Subject to the provisions of any Share Designation, such declaration and payment by the Company shall be at the discretion of the Board of Directors.

        Section 9.2.    Distributions After Dissolution.     Notwithstanding Section 9.1, in the event of the dissolution of the Company, all receipts received after such dissolution shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 17.3.

        Section 9.3.    Payment.     Each distribution in respect of the Shares shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Shareholder as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 9.4.    Taxes Paid.     The Board of Directors may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Shareholders, as a distribution of cash to such Shareholders.

        Section 9.5.    Reserves.     There may be created by the Board of Directors out of funds of the Company such reserve or reserves as the Board from time to time, in its discretion, considers proper to provide for contingencies, to equalize distributions, or to repair or maintain any property of the Company, or for such other purpose as the Board of Directors shall consider beneficial to the Company, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

        Section 9.6.    General Restriction.     Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Shareholder on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

ARTICLE 10
BOARD OF DIRECTORS

        Section 10.1.    Board.     The number, classification, and terms of the Directors of the Company and the procedures to elect Directors and to remove Directors shall be as follows:

          (a)   Subject to the rights of holders of any series of Preferred Shares to elect Directors and the immediately succeeding sentence, the number of Directors shall be established by the Board of Directors. As of the Effective Time, the number of Directors shall be nine and the Board of Directors will automatically be comprised of the following eight individuals: Peter S. Brodsky, Royal W. Carson, III, Douglas W. McCormick, John R. Muse, Michael A. Pausic, Vincent L. Sadusky, William S. Banowsky, Jr. and William H. Cunningham. As of the Effective Time, there is one vacancy on the Board of Directors.

          (b)   The Board of Directors (other than those Directors elected by any Preferred Shareholders) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III, in the same manner that the board of LIN TV was divided immediately prior to the Effective Time. Class I Directors shall continue to serve until the 2016 annual meeting of Shareholders and until their successors have been elected and qualified; Class II Directors shall continue to serve until the 2014 annual meeting of Shareholders and until their successors have been elected and qualified; and Class III Directors shall continue to serve until the 2015 annual meeting of Shareholders and until their successors have been elected and qualified. As of the Effective Time, (a) William S. Banowsky, Jr. and William H. Cunningham are hereby designated as Class I Directors, (b) Peter S. Brodsky, Douglas W. McCormick and Michael A. Pausic are hereby designated as Class II Directors, and (c) Royal W. Carson, III, Vincent L. Sadusky and John R. Muse are hereby designated as Class III Directors. Commencing with the annual meeting of Shareholders in 2014, Directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of Directors (other than Directors elected in accordance with a Share Designation), the number of Directors in each class shall be apportioned as nearly equal as possible.

          (c)   The Directors need not be elected by written ballot.

          (d)   Subject to the terms of any Share Designation, a Director may be removed only for Cause. For purposes of removal of a Director, "Cause" shall mean (a) a final conviction of a felony involving moral turpitude or (b) willful misconduct that is materially and demonstrably injurious economically to the Company. For purposes of this definition of "Cause," no act, or failure to act, by a Director shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Company or any Affiliate of the Company. "Cause" shall not exist unless and until the Company has delivered to the Director a written notice of the act or failure to act that constitutes "Cause" and such Director shall not have cured such act or omission within ninety days after the delivery of such notice.

        Section 10.2.    General Powers.     The business and affairs of the Company shall be managed by the Board of Directors. Except as otherwise expressly provided in this Agreement as in effect at the Effective Time, the authority and functions of the Board of Directors, on the one hand, and of the Officers, on the other, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the DGCL. The Directors shall have only such authority as set forth in, or contemplated by, this Agreement (including the immediately succeeding sentence) and shall not have the authority that they otherwise would have under the Act unless such authority is otherwise set forth in, or contemplated by, this Agreement (including the immediately subsequent sentence). Except as otherwise expressly provided in this Agreement as in effect at the Effective Time, to the fullest extent permitted by law, the Company shall be subject to and governed by Subchapter IV of the DGCL as if set forth in full herein to the same extent as if the Company were a Delaware corporation formed under the DGCL, and for such purpose the terms "director", "board of directors", "corporation", "officer", "stock", "stockholder", "certificate of incorporation" and "bylaws" as used in the DGCL shall be deemed to refer to a Director, the Board of Directors, the Company, an Officer, the Shares, the Shareholders, the Charter Provisions and the Bylaw Provisions respectively. The parties intend that Subchapter IV of the DGCL shall be applied and interpreted consistently with the jurisprudence regarding such subchapter. Subject to the restrictions imposed by this Agreement, the Board of Directors may exercise all the powers of the Company.

        Section 10.3.    Reserved.

        Section 10.4.    Qualification; Election; Eligibility.     Subject to the terms of any Share Designation, the Directors shall be elected at an annual meeting of Shareholders (or at a special meeting called for the purpose of election of directors) at which a quorum is present by a plurality of the votes of the Shares present in person or represented by proxy and entitled to vote on the election of Directors or a class of Directors. None of the Directors need be a Shareholder or a resident of the State of Delaware.

        Section 10.5.    Removal.     Subject to the terms of any Share Designation, no Director or any class of Directors shall be removed before the expiration of that Director's term of office except by the affirmative vote of not less than a Share Majority cast at the annual meeting of Shareholders or at any special meeting of Shareholders called for this purpose in accordance with Section 7.2. Subject to the terms of any Share Designation, a Director may be removed only for Cause (as defined in Section 10.1(d)).

        Section 10.6.    Newly Created Directorships and Vacancies.     Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly-created directorships resulting from any increase in the authorized number of Directors shall be filled by a majority vote of the remaining Directors then in office, though less than a quorum, or by the sole remaining Director, and each Director so chosen shall receive the classification of the vacant directorship to which he has been appointed or, if it is a newly created directorship, shall receive the classification that at least a majority of the Board of Directors designates and shall hold office until the first meeting of Shareholders held after his or her election for the purpose of electing Directors of that classification and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office.

        Section 10.7.    Meetings of Directors.     The Directors may hold their meetings and may have an office and keep the books of the Company in such place or places within or without the State of Delaware as the Board of Directors may from time to time determine or as shall be specified in the notice of such meeting.

        Section 10.8.    First Meeting.     Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of Shareholders, and no notice of such meeting shall be necessary.

        Section 10.9.    Election of Officers.     At the first meeting of the Board of Directors after each annual meeting of Shareholders at which a quorum shall be present, the Board of Directors shall elect the Officers.

        Section 10.10.    Regular Meetings.     Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

        Section 10.11.    Special Meetings.     Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President or any Director.

        Section 10.12.    Notice.     The Secretary shall give notice of each special meeting to each Director at least 24 hours before the meeting. Notices to Directors may be given in writing and delivered personally or mailed to the Directors at their addresses appearing on the Company's books, by telecopier, by telephone or by other means of Electronic Transmission. Notice of any such meeting need not be given to any Director who shall, either before or after the meeting, submit a signed waiver of notice or a waiver of notice by Electronic Transmission or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

        Section 10.13.    Quorum; Majority Vote.     At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there be less than a quorum present, a majority of those present or the sole Director present may adjourn the meeting from time to time without further notice. Unless the act of a greater number is required by this Agreement, the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any time that a Share Designation provides that Directors elected by the holders of a series of Preferred Shares shall have more or less than one vote per Director on any matter, every reference in this Agreement to a majority or other proportion of Directors shall refer to a majority or other proportion of the votes of such Directors. The Directors may not vote by proxy.

        Section 10.14.    Procedure.     At meetings of the Board of Directors, business shall be transacted in such order as from time to time the Board of Directors may determine. The Chairman of the Board, if such office has been filled, and, if not or if the Chairman of the Board is absent or otherwise unable to act, the President shall preside at all meetings of the Board of Directors. In the absence or inability to act of either such Officer, a chairman shall be chosen by the Board of Directors from among the Directors present. The Secretary of the Company shall act as the secretary of each meeting of the Board of Directors unless the Board of Directors appoints another person to act as secretary of the meeting. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Company.

        Section 10.15.    Compensation.     The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, paid to Directors for attendance at regular or special meetings of the Board of Directors or any committee thereof; provided, that nothing contained herein shall be construed to preclude any Director from serving the Company in any other capacity or receiving compensation therefor.

        Section 10.16.    Resignations.     Any Director or committee member may resign upon notice given in writing or by Electronic Transmission to the Board of Directors, the Chairman of the Board, the President, or the Secretary. Such resignation shall take effect at the time specified therein or, if no time is specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        Section 10.17.    Telephone Meetings.     Members of the Board of Directors, or any committee of Directors designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 10.17 shall constitute presence in person at such meeting.

        Section 10.18.    Action Without a Meeting.     Unless otherwise restricted by this Agreement, any action required or permitted to be taken at a meeting of the Board of Directors, or of any committee of the Board of Directors, may be taken without a meeting if all Directors consent in writing (which may be in counterparts) or by Electronic Transmission, and the written consents or Electronic Transmissions are filed with the minutes of the proceedings of the Board of Directors or such committee. Such filing shall be made in paper form if the minutes of the Company are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        Section 10.19.    Reliance.     Each Shareholder, Director, Officer, employee, agent and Liquidator of the Company shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by another Shareholder, Director, Officer, employee, agent, Liquidator or other Person as to matters the Shareholder, Director, Officer, employee, agent or Liquidator reasonably believed to be within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Shareholders or creditors might properly be paid.

        Section 10.20.    Committees.

          (a)   The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate one or more committees.

          (b)   Each committee shall consist of one or more Directors appointed by resolution adopted by a majority of the entire Board of Directors. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire Board of Directors. Each committee member shall serve as such, until the earliest of (i) the expiration of his or her term as Director, (ii) his or her resignation as a committee member or as a Director, or (iii) his or her removal as a committee member or as a Director.

          (c)   Each committee, to the extent expressly provided in the resolution establishing such committee, shall have and may exercise all of the authority of the Board of Directors in the management of the business and property of the Company except to the extent expressly restricted by this Agreement. Notwithstanding the immediately preceding sentence, no committee may have the power or authority of the Board of Directors in reference to the following matters: (i) approving or adopting, or recommending to the Shareholders, any action or matter (other than the election or removal of Directors) that would be expressly required by the DGCL to be submitted to the Shareholders for their approval (assuming that the Company were a corporation governed by the DGCL and that the Shareholders were stockholders of such a corporation) or (ii) except with respect to amendments contemplated by Section 14.5, adopting, amending or repealing the provisions of this Agreement.

          (d)   The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.

          (e)   The Board of Directors may designate one or more Directors as alternate members of any committee. Any such alternate member may replace any absent or disqualified member at any meeting of the committee. If no alternate committee members have been so appointed to a committee or each such alternate committee member is absent or disqualified, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

          (f)    Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.

          (g)   Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least two days before such special meeting. Notices to committee members may be given in writing and delivered personally or mailed to the committee members at their addresses appearing on the Company's books, by telecopier, by telephone or by other means of Electronic Transmission. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

          (h)   At meetings of any committee, a majority of the number of members designated by the Board of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of a committee, unless the act of a greater number is required by this Agreement.

          (i)    Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the Board of Directors upon the request of the Board of Directors. The minutes of the proceedings of each committee shall be delivered to the Secretary of the Company for placement in the minute books of the Company.

          (j)    Committee members may, by resolution of the Board of Directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.

          (k)   The designation of any committee and the delegation of authority to it shall not operate to relieve the Board of Directors or any Director of any responsibility imposed upon the Board or such director by law.

        Section 10.21.    Interested Contracts or Transactions.     To the fullest extent that Section 144 of the DGCL would apply if the Company were a Delaware corporation, no contract or transaction between the Company and one or more of its Directors, Officers or Shareholders or between the Company and any Person in which one or more of its Directors, Officers or Shareholders are directors, officers or shareholders or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board of Directors or committee that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specially approved in good faith by vote of the Shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the Board of Directors or a committee or the Shareholders. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

        Section 10.22.    Partnership Tax Status.     In the event that the Board of Directors determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for U.S. federal (and applicable state) income tax purposes, the Company and each Shareholder shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership. In exercising its authority under this Agreement, the Board of Directors may, but shall be under no obligation to, take into account the tax consequences to any Shareholder of any action taken (or not taken) by it. To the fullest extent permitted by law, the Board of Directors and the Company shall not have any liability to a Shareholder for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Shareholder in connection with such decisions except to the extent set forth in Article 12.

ARTICLE 11
OFFICERS

        Section 11.1.    Number; Titles; Term of Office.     The Officers shall be a President, a Secretary, and such other Officers as the Board of Directors may from time to time elect or appoint, including a Chairman of the Board, one or more Vice Presidents (with each Vice President to have such descriptive title, if any, as the Board of Directors shall determine), and a Treasurer. Each Officer shall hold office until his or her successor shall have been duly elected and shall have qualified, until his or her death, or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any two or more offices may be held by the same person. None of the Officers need be a Shareholder or a Director or a resident of the State of Delaware.

        Section 11.2.    Removal.     Any Officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interest of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an Officer or agent shall not of itself create contract rights.

        Section 11.3.    Resignation.     Any Officer may resign upon notice given in writing or by Electronic Transmission to the Board of Directors, the Chairman of the Board, the President, or the Secretary. Such resignation shall take effect at the time specified therein or, if no time is specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        Section 11.4.    Vacancies.     Any vacancy occurring in any office of the Company (by death, resignation, removal or otherwise) may be filled by the Board of Directors.

        Section 11.5.    Authority.     Officers shall have such authority and perform such duties in the management of the Company as are provided in this Agreement or as may be determined by resolution of the Board of Directors not inconsistent with this Agreement.

        Section 11.6.    Compensation.     The compensation, if any, of Officers and agents shall be fixed from time to time by the Board of Directors; provided, however, that the Board of Directors may delegate the power to determine the compensation of any Officer and agent (other than the Officer to whom such power is delegated) to the Chairman of the Board or the President.

        Section 11.7.    Chairman of the Board.     The Chairman of the Board, if elected by the Board of Directors, shall have such powers and duties as may be prescribed by the Board of Directors. Such Officer shall preside at all meetings of the Shareholders and of the Board of Directors. Such Officer may sign all Certificates for Shares.

        Section 11.8.    President.     The President shall be the chief executive officer of the Company and, subject to the Board of Directors, shall have general executive charge, management, and control of the properties and operations of the Company in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board of Directors has not elected a Chairman of the Board or in the absence or inability to act of the Chairman of the Board, the President shall exercise all of the powers and discharge all of the duties of the Chairman of the Board. As between the Company and third parties, any action taken by the President in the performance of the duties of the Chairman of the Board shall be conclusive evidence that there is no Chairman of the Board or that the Chairman of the Board is absent or unable to act.

        Section 11.9.    Vice President.     Each Vice President shall have such powers and duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board, or the President, and (in order of their seniority as determined by the Board of Directors or, in the absence of such determination, as determined by the length of time they have held the office of Vice President) shall exercise the powers of the President during that Officer's absence or inability to act. As between the Company and third parties, any action taken by a Vice President in the performance of the duties of the President shall be conclusive evidence of the absence or inability to act of the President at the time such action was taken.

        Section 11.10.    Treasurer.     The Treasurer shall have custody of the Company's funds and securities, shall keep full and accurate account of receipts and disbursements, shall deposit all monies and valuable effects in the name and to the credit of the Company in such depository or depositories as may be designated by the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board, or the President.

        Section 11.11.    Assistant Treasurers.     Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board, or the President. The Assistant Treasurers (in the order of their seniority as determined by the Board of Directors or, in the absence of such determination, as determined by the length of time they have held the office of Assistant Treasurer) shall exercise the powers of the Treasurer during that Officer's absence or inability to act.

        Section 11.12.    Secretary.     Except as otherwise provided in this Agreement, the Secretary shall keep the minutes of all meetings of the Board of Directors and of the Shareholders in books provided for that purpose, and he or she shall attend to the giving and service of all notices. The Secretary may sign with the Chairman of the Board or the President, in the name of the Company, all contracts of the Company and all Certificates, and affix the seal of the Company thereto. The Secretary shall have charge of the Certificate books, transfer books, and papers as the Board of Directors may direct, all of which shall, subject to Section 6.4, at all reasonable times be open to inspection by any Director upon application at the office of the Company during business hours. The Secretary shall in general perform all duties incident to the office of the Secretary, subject to the control of the Board of Directors, the Chairman of the Board and the President.

        Section 11.13.    Assistant Secretaries.     Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board or the President. The Assistant Secretaries (in the order of their seniority as determined by the Board of Directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Secretary) shall exercise the powers of the Secretary during that Officer's absence or inability to act.

ARTICLE 12
INDEMNIFICATION AND EXCULPATION

        Section 12.1.    Indemnification.

          (a)   The Company shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a Director or Officer or (ii) while a Director or Officer, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL (as if the Company were a Delaware corporation and such Director or Officer was a director or officer of a Delaware corporation), as the same exists or may hereinafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such Person in connection therewith; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification or advancement of expenses, the Company shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part hereof) initiated by such Person was authorized by the Board of Directors of the Company. Such right shall be a contract right and as such shall run to the benefit of any Director or Officer who is to serve as a Director or Officer while this Section 12.1 is in effect. Any repeal or amendment of this Section 12.1 shall be prospective only and shall not limit the rights of any such Director or Officer or the obligations of the Company with respect to any claim arising from or related to the services of such Director or Officer in any of the foregoing capacities prior to any such repeal or amendment to this Section 12.1. Such right shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the laws of the State of Delaware, as the same exists or may hereafter be amended. If a claim for advancement of expenses hereunder is not paid in full by the Company within twenty days after a written claim has been received by the Company, or if a claim for indemnification hereunder following final disposition of the proceeding in question is not paid in full by the Company within sixty days after a written claim therefore has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action to enforce rights to indemnification (but not to enforce a right to advancement of expenses) that such indemnification is not permitted under the DGCL (applied as if the Company were a Delaware corporation and such Director or Officer were a director or officer of a Delaware corporation), but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or Shareholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the Company (including its Board of Directors or any committee thereof, independent legal counsel, or Shareholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible. In the event of the death of any Person having a right of indemnification or advancement under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, bylaw, resolution of Shareholders or Directors, agreement, or otherwise.

          (b)   The Company may additionally indemnify and advance expenses to any employee or agent of the Company to the fullest extent permitted by the laws of the State of Delaware, as the same exists or may hereafter be amended.

          (c)   As used in this Section 12.1, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

          (d)   The indemnification and advancement provided in this Section 12.1 is intended to comply with the requirements of, and provide indemnification and advancement rights substantially similar to those that may be available to Directors, Officers, employees and agents of corporations incorporated under the DGCL, as it relates to the indemnification of and advancement to officers, directors, employees and agents of a Delaware corporation and, as such, the parties intend that they should be interpreted consistently with the provisions of, and jurisprudence regarding, indemnification and advancement under the DGCL.

          (e)   To the fullest extent permitted by the law of the State of Delaware, each Director, Officer, employee and agent of the Company agrees that all actions for the advancement of expenses or indemnification brought under this Section 12.1 or under any vote of Shareholders or disinterested Directors or otherwise shall be a matter to which Section 18-111 of the Act shall apply and which shall be brought exclusively in the Court of Chancery. Each of the parties hereto agrees that the Court of Chancery may summarily determine the Company's obligations to advance expenses (including attorneys' fees) under this Section 12.1.

          (f)    In the event of any amendment to Section 145 of the DGCL or the amendment or addition of any other provision of the DGCL relating to indemnification and advancement by Delaware corporations of Persons of the type referenced in this Section 12.1, the Board of Directors, without the approval of any Shareholder or any other Person, may amend this Agreement to reflect such amendment or addition in the indemnification and advancement provisions of this Agreement.

        Section 12.2.    Insurance.     The Company may maintain insurance, at its expense, to protect itself and any Person who is or was a Director, Officer, Shareholder, employee or agent of the Company or a subsidiary of the Company or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the DGCL (if the Company were a corporation incorporated thereunder) or the Act.

        Section 12.3.    Exculpation.

          (a)   To the fullest extent permitted under Section 102(b)(7) of the DGCL, a Director shall not be personally liable to the Shareholders or the Company for monetary damages for breach of fiduciary duty as a Director. For purposes of this Section 12.3, said Section 102(b)(7) of the DGCL shall be deemed to apply to the Company as if the Company were a Delaware corporation and for such purpose the terms "director", "corporation" and "stockholders" used therein shall be deemed to refer to a Director, the Company and the Shareholders, respectively.

          (b)   If the DGCL is amended after the date of this Agreement to authorize Delaware corporations to further eliminate or limit the personal liability of directors of a Delaware corporation beyond that permitted under Section 102(b)(7) of the DGCL as in effect at the Effective Time, the liability of a Director to the Shareholders and the Company shall be further limited to the fullest extent permitted under the DGCL as so amended, without the approval of any Shareholder or any other Person and without the need for any amendment to this Agreement.

ARTICLE 13
MEMBER VOTE REQUIRED IN CONNECTION WITH
CERTAIN BUSINESS COMBINATIONS OR TRANSACTIONS

        Section 13.1.    Merger or Consolidation.

          (a)   The Company shall not merge or consolidate with or into any limited liability company, corporation (whether stock or nonstock), joint-stock association (as defined in Section 254(a) of the DGCL), statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership unless, in each case, the Board of Directors shall adopt a resolution approving the agreement providing for such action and declaring its advisability. The agreement shall be submitted to the Shareholders holding Voting Shares at an annual or special meeting for the purpose of acting on the agreement. Due notice of the time, place and purpose of the meeting shall be mailed to each Shareholder, whether holding Voting Shares or non-Voting Shares, at such Shareholder's address as it appears on the records of the Company, at least twenty days prior to the date of the meeting. The notice shall contain a copy of the agreement or a brief summary thereof. At the meeting, the agreement shall be considered and a vote taken for its adoption or rejection. If a Share Majority shall vote for the adoption of the agreement, then the agreement shall, subject to Section 3.3(k), be so adopted by the Company.

          (b)   Notwithstanding anything contained in Section 13.1(a), unless otherwise required by this Agreement, (i) no vote of Shareholders or resolution of the Board of Directors shall be required to authorize a merger or consolidation if such a vote or resolution would not be required to approve such a merger under the DGCL (including without limitation, to approve a merger effected pursuant to Section 251(f), Section 251(g), Section 253 or Section 267 of the DGCL) and (ii) the Company shall not be permitted to effect a merger or consolidation if such a merger or consolidation would be prohibited under the DGCL, in each case assuming the Company were a Delaware corporation and the Shareholders were stockholders of such Delaware corporation. For purposes of determining whether a vote of Shareholders is required to authorize a merger or consolidation under this Section 13.1 and whether the Company is prohibited from effecting a merger or consolidation under this Section 13.1, the terms "director", "board of directors", "common stock", "corporation", "stock", "stockholder", "certificate of incorporation" and "bylaws" as used in the DGCL shall be deemed to refer to a Director, the Board of Directors, Common Shares, the Company, the Shares, the Shareholders, the Charter Provisions and DGCL-Implementing Provisions, and the Bylaw Provisions respectively.

        Section 13.2.    Conversion.     The Company shall not convert to a corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or a corporation unless the Board of Directors shall have adopted a resolution approving such conversion, specifying the type of entity to which the Company shall be converted and recommending the approval of such conversion by the Shareholders. The resolution shall then be submitted to the Shareholders holding Voting Shares at an annual or special meeting. Due notice of the time, place and purpose of the meeting shall be mailed to each Shareholder, whether holding Voting Shares or non-Voting Shares, at such Shareholder's address as it appears on the records of the Company, at least twenty days prior to the date of the meeting. At the meeting, the resolution shall be considered and a vote taken for its adoption or rejection. If (i) in the case of a conversion to any entity other than a corporation incorporated under the DGCL all the Shareholders shall vote for the adoption of the resolution and (ii) in the case of a conversion to a corporation incorporated under the DGCL, a Share Majority shall vote for the adoption of the resolution, then the resolution shall, subject to Section 3.3(k), be so adopted by the Company.

        Section 13.3.    Sale, Lease or Exchange of Assets.

          (a)   The Company shall not sell, lease or exchange all or Substantially All of its assets (except in connection with (i) the winding up of the Company in accordance with Article 17 or (ii) a sale, lease or exchange of all or Substantially All of its assets to a subsidiary (as defined in Section 13.3(b) below) of the Company), unless authorized by a resolution adopted by a Share Majority at a meeting duly called upon a least twenty days' notice. The notice of the meeting shall state that such a resolution will be considered. If a Share Majority shall vote for the adoption of the resolution, then the resolution shall, subject to Section 3.3(k), be so adopted.

          (b)   For purposes of this Section 13.3 only, (i) the property and assets of the Company include the property and assets of any subsidiary of the Company and (ii) "subsidiary" means any entity wholly-owned and controlled, directly or indirectly, by the Company and includes, without limitation, corporations, partnerships, limited partnerships, limited liability partnerships, limited liability companies, and/or statutory trusts.

        Section 13.4.    Appraisal Rights.     The Shareholders are entitled to rights of appraisal in the event of a merger or consolidation of the Company that would give rise to appraisal rights under the DGCL if the Company were a Delaware corporation. Such rights of appraisal shall, to the fullest extent permitted by law, be identical to the rights that a stockholder of a Delaware corporation would have under Section 262 of the DGCL if the Company were a Delaware corporation and the Shareholders were stockholders of such Delaware corporation and exist in the same circumstances that such stockholders would have appraisal rights.

ARTICLE 14
AMENDMENTS

        Section 14.1.    Amendments, Generally.     Subject to Sections 3.3(k) and 14.5, the Other Provisions may be amended, but only in the following manner: First, the Board of Directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and second, it shall call a special meeting of the Shareholders entitled to vote in respect thereof for the consideration of such amendment or direct that the amendment proposed be considered at the next annual meeting of the Shareholders. Such special or annual meeting shall be called and held upon notice in accordance with the provisions of Article 7. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby. At the meeting a vote of the Shareholders entitled to vote thereon shall be taken for and against the proposed amendment. Subject to Section 3.3(k), a proposed amendment to the Other Provisions shall be effective upon its approval by a Share Majority.

        Section 14.2.    Amendment of Bylaw Provisions.

          (a)   Subject to Sections 3.3(k) and 14.5, the Bylaw Provisions may be amended, but only in the following manner: (a) by the Board of Directors without the consent of any Shareholder or other Person or (b) by the vote of not less than a Share Majority at an annual meeting of Shareholders or at any special meeting of Shareholders, provided that notice of such proposed amendment is given in the notice of special meeting. Any Bylaw Provision amended by the Shareholders pursuant to this Section 14.2 may be subsequently amended by the Board of Directors (except for any amendment to the Bylaw Provisions adopted by the Shareholders that specifies the vote necessary for the election of Directors) or the Shareholders in the manner permitted by this Section 14.2.

          (b)   This Agreement may be amended to add new provisions hereto in the manner set forth in this Section 14.2(a) if the new provision (i) is not inconsistent with the DGCL (as if the Company were a Delaware corporation), any DGCL-Implementing Provision or any Charter Provision, and (ii) if adopted by a corporation subject to the DGCL, would be lawful and proper to include in the bylaws of such corporation.

        Section 14.3.    Amendment of Charter Provisions.

          (a)   Subject to Section 3.3(k), Section 14.3(b), Section 14.3(c) and Section 14.5, the Charter Provisions may be amended in the same manner as provided in Section 14.1 related to an amendment of the Other Provisions.

          (b)   The holders of the Outstanding Shares of a class shall be entitled to vote as a class upon a proposed amendment to the Charter Provisions, whether or not otherwise entitled to vote thereon by this Agreement, if the amendment would increase or decrease the aggregate number of authorized Shares of such class or alter or change the powers, preferences, or special rights of the Shares of such class so as to affect them adversely. Notwithstanding the foregoing, if any proposed amendment to the Charter Provisions would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the Shares of the series so affected by the amendment shall be considered a separate class for the purposes of this Section 14.3.

          (c)   Whenever the Charter Provisions shall require action by the Board of Directors, by the holders of any class or series of Shares, or by the holders of any other securities having voting power the vote of a greater number or proportion than is otherwise required by this Agreement, the Charter Provision requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

          (d)   This Agreement may be amended to add new provisions hereto in the manner set forth in this Section 14.3 (including, if applicable, Section 14.3(b) and Section 14.3(c)) if the new provision (i) is not inconsistent with the DGCL (as if the Company were a Delaware corporation) or any DGCL-Implementing Provision and (ii) if adopted by a corporation subject to the DGCL, would be lawful and proper to include in the certificate of incorporation of such corporation.

          (e)   In particular, and without limitation upon the general power of amendment otherwise set forth in this Section 14.3, this Agreement may be amended, from time to time, so as to increase or decrease the authorized Shares or to reclassify the same, by changing the number, designations, preferences or relative, participating, optional or other special rights of the Shares, or the qualifications, limitations or restrictions of such rights, or by subdividing or combining the outstanding Shares of any class or series of a class of Shares into a greater or lesser number of outstanding Shares.

        Section 14.4.    Amendment of DGCL-Implementing Provisions.     Subject to Section 14.5, the DGCL-Implementing Provisions may be amended, but only in the same manner as provided in Section 14.1 related to an amendment of the Other Provisions; provided, however, that notwithstanding the foregoing, if the Board of Directors determines that Delaware corporations have implemented a DGCL provision in a manner not permitted by the corresponding DGCL-Implementing Provision in this Agreement (whether as a result of the development in jurisprudence or otherwise) (a "New Implementation"), such corresponding DGCL-Implementing Provision may be amended to adopt such New Implementation in the same manner as a Bylaw Provision may be amended under Section 14.2(a).

        Section 14.5.    Amendments to be Adopted Solely By the Board.     Notwithstanding Sections 14.1, 14.2, 14.3 or 14.4 or any other provision of this Agreement, the Board of Directors, without the approval of any Shareholder or other Person, may amend any provision of this Agreement:

          (a)   to reflect a change in the name of the Company, the registered agent of the Company or the registered office of the Company;

          (b)   to adopt any amendment expressly permitted by this Agreement to be made by the Board of Directors, acting alone, including as permitted by Sections 4.3(b), 8.2(b) and 12.1(f);

          (c)   in the event any provision of the DGCL or the Act is enacted, amended or revoked, to adopt any amendment to this Agreement that the Board of Directors determines is necessary or appropriate to reflect the change effected by such enactment, amendment or revocation to the DGCL or the Act;

          (d)   pursuant to any Share Designation;

          (e)   if any term or provision of this Agreement is determined, in a final and nonappealable Order, to be illegal or invalid for any reason, to adopt any amendment to this Agreement that the Board of Directors determines is necessary or appropriate so as to, as closely as possible in a manner acceptable to the Board, effect the intent that this Agreement govern the Company in a manner that is substantially similar to the governance of LIN TV in effect immediately prior to the Effective Time;

          (f)    to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that any Group Member will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

          (g)   to address changes in U.S. federal income tax regulations, legislation or interpretation;

          (h)   to the extent it does not adversely affect the Shareholders considered as a whole or Shareholders holding any particular class or series of Shares as compared to Shareholders holding any other classes or series of Shares in any material respect, to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the Act) or (ii) facilitate the trading of Shares (including the division of any class or series of Outstanding Shares into different classes or series to facilitate uniformity of tax consequences within such classes or series of Shares) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed, or (iii) effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement;

          (i)    to effect a change in the Fiscal Year or taxable year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company; and

          (j)    to correct any provision of this Agreement that, as a result of a typographical error or other inaccuracy, does not implement the intent that this Agreement govern the Company in a manner that is substantially similar to the governance of LIN TV in effect immediately prior to the Effective Time.

        Section 14.6.    Execution/Effectiveness.     Any amendments duly adopted in accordance with the terms of this Agreement may be executed by the Attorney-in-Fact in accordance with the power of attorney set forth in Section 2.8. Notwithstanding the foregoing, upon obtaining such approvals required by this Agreement and without further action or execution by any other Person, including any Shareholder, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by an Officer authorized to do so by the Board of Directors and (ii) the Shareholders shall be deemed a party to and bound by such amendment of this Agreement.

ARTICLE 15
RECORDS AND FILINGS

        Section 15.1.    Records and Accounting.     The Company shall keep correct and complete books and records, shall keep minutes of the proceedings of its Shareholders and Board of Directors and shall keep at its registered office or principal place of business, or at the office of its Transfer Agent, a list of the names and addresses of all Shareholders and the number and class and series of the Shares held by each.

        Section 15.2.    Tax Returns; Filings.     At the Company's expense, the Board of Directors will cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Board of Directors, at the Company's expense, will also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

ARTICLE 16
TAX MATTERS

        Section 16.1.    Tax Returns and Information.     As soon as reasonably practicable after the end of each Fiscal Year, the Company shall send to each Shareholder a copy of U.S. Internal Revenue Service Schedule K-1 and any comparable statements required by applicable U.S. state or local income tax law, with respect to such Fiscal Year. The Company also shall provide the Shareholders with such other information as may be reasonably required in the discretion of the Board of Directors for purposes of allowing the Shareholders to prepare and file their own U.S. federal, state and local tax returns. Each Shareholder shall be required to report for all tax purposes consistently with such information provided by the Company. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

        Section 16.2.    Tax Elections.     The Board of Directors shall determine whether to make, refrain from making or revoke the election provided for in Section 754 of the Code, and any and all elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions, in its sole discretion.

        Section 16.3.    Tax Controversies.     Subject to the provisions hereof, the Board of Directors shall designate one Officer who is a Shareholder as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner is authorized to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Shareholder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

        Section 16.4.    Withholding.     Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required or be necessary or appropriate to cause the Company or any other Group Member to comply with any withholding requirements established under the Code or any other U.S. federal, state, local or non-U.S. law including pursuant to Sections 1441, 1442, 1445, 1446 and 3406 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Shareholder (including by reason of Section 1446 of the Code), the Board of Directors shall treat the amount withheld as a distribution of cash pursuant to Section 9.1 in the amount of such withholding from such Shareholder.

        Section 16.5.    Election to be Treated as a Corporation; Treatment as a Partnership.     Notwithstanding anything to the contrary contained herein, the Company will undertake all necessary steps to preserve its status as a partnership for U.S. federal tax purposes and will not undertake any activity or fail to take any action that will (i) cause the Company to earn or to be allocated income other than qualifying income as defined in Section 7704(d) of the Code, except to the extent permitted under Section 7704(c)(2) of the Code or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes, provided, however, that if the Board of Directors determines, in its sole discretion, that it is no longer in the interests of the Company to continue as a partnership for U.S. federal income tax purposes, the Board of Directors may elect to treat the Company as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or, notwithstanding Article 13, may effect such change by merger or conversion or otherwise under applicable law, in each case, without the consent of any Shareholder or any other Person.

ARTICLE 17
DISSOLUTION AND WINDING UP

        Section 17.1.    Dissolution Events.     The Company shall be dissolved only upon any of the following events:

          (a)   subject to Section 3.3(k), upon the approval by a Share Majority of a Board Initiated Dissolution;

          (b)   subject to Section 3.3(k), if all Shareholders holding Voting Shares shall consent in writing;

          (c)   at any time there are no Shareholders unless the Company is continued without dissolution in a manner permitted by the Act; or

          (d)   the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

        Section 17.2.    The Liquidator.     Upon dissolution of the Company in accordance with Section 17.1, the Board of Directors shall select one or more Persons (which could be the Board of Directors) to act as Liquidator. The Liquidator (if other than the Board of Directors) shall be entitled to receive such compensation for its services as may be approved by the Board of Directors. The Liquidator (if other than the Board of Directors) may be removed at any time, with or without cause, by notice of removal approved by the Board of Directors. Upon the removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall thereafter be appointed by the Board of Directors. Except as expressly provided in this Agreement, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 13.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up of the Company as provided for herein.

        Section 17.3.    Winding Up.     Upon the occurrence of the dissolution of the Company in accordance with Section 17.1, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Shareholders. The Liquidator shall be responsible for overseeing the winding up of the Company. The Liquidator shall take full account of the Company's liabilities and assets and shall cause the assets of the Company or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

          (a)   First, to creditors (including Shareholders who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Shareholders under Section 18-601 or 18-604 of the Act;

          (b)   Second, except as provided in this Agreement, to Shareholders and former Shareholders in satisfaction of liabilities for distributions under the Act; and

          (c)   The balance, if any, to the Shareholders in accordance with Section 3.3(g) and any Share Designation.

        Section 17.4.    Termination.     The Liquidator shall use its best efforts to complete the winding up within three years from the date of dissolution of the Company. Upon completion of the winding up, including distribution of the Company's assets as provided in this Agreement, the Board of Directors or the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

        Section 17.5.    Effect of Bankruptcy.     Notwithstanding any other provision of this Agreement, the Bankruptcy of a Shareholder shall not cause such Shareholder to cease to be a member of the Company, and upon the occurrence of such an event the Company shall continue without dissolution.

        Section 17.6.    Revocation of Dissolution.     Following the dissolution of the Company in accordance with Section 17.1, the dissolution of the Company may be revoked in accordance with the Act.

        Section 17.7.    Capital Account Restoration.     No Shareholder shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

 ARTICLE 18
MISCELLANEOUS

        Section 18.1.    Fiscal Year.     The fiscal year of the Company (each, a "Fiscal Year") shall be a year ending December 31. The Board of Directors in its sole discretion may change the Fiscal Year at any time and from time to time, in each case as may be required or permitted under the Code or applicable United States Treasury Regulations, and shall notify Shareholders of such change in the next regular communication by the Company to Shareholders.

        Section 18.2.    Seal.     The seal of the Company shall be such as from time to time may be approved by the Board of Directors.

        Section 18.3.    Securities of Other Corporations.     The Chairman of the Board, the President or any Vice President of the Company shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Company and to take, execute, and deliver any waiver, proxy, or consent with respect to any such securities.

        Section 18.4.    Mortgages, etc.     With respect to any deed, deed of trust, mortgage, or other instrument executed by the Company through its duly authorized Officer or Officers, the attestation to such execution by the Secretary of the Company shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation against the Company unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

        Section 18.5.    Binding Effect.     Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors, transferees and assigns.

        Section 18.6.    Headings.     Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

        Section 18.7.    Severability.     Every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

        Section 18.8.    Counterpart Execution.     This Agreement may be executed in any number of counterparts with the same effect as if all of the Shareholders had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

        Section 18.9.    Effectiveness.     This Agreement amends and restates the Original Agreement in its entirety and is effective immediately prior to the Effective Time.

        Section 18.10.    Governing Law.     The laws of the State of Delaware (without regard to conflict of laws principles) shall govern this Agreement, including the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties arising hereunder.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the    day of                     , 2013.

LIN TV CORP.
By:
Name:
Title:

EXHIBIT A

        CERTIFICATE REPRESENTING SHARES

[CLASS [A/B/C]] [COMMON/PREFERRED] SHARES	[CLASS [A/B/C]] [COMMON/PREFERRED] SHARES
NUMBER	SHARES
[ }	[ }

LIN MEDIA LLC

FORMED UNDER THE LAWS OF THE STATE OF DELAWARE	CUSIP [ ]

        In accordance with the Amended and Restated Limited Liability Company Agreement of LIN Media LLC, as amended from time to time (the "Agreement"), LIN Media LLC, a Delaware limited liability company (the "Company") hereby certifies that [                                    ] (the "Holder") is the owner of [INSERT NUMBER] [CLASS [A/B/C]] [COMMON/PREFERRED] SHARES transferable on the books and records of the Company in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. Capitalized terms used herein but not defined shall have the meanings given them in the Agreement. The rights, preferences and limitations of the [CLASS [A/B/C]] [COMMON/PREFERRED] SHARES are set forth in, and this Certificate and the [CLASS [A/B/C]] [COMMON/PREFERRED] SHARES represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Agreement. The Holder, by accepting this Certificate, is deemed to have requested admission as, and agreed to become, a Shareholder and to have agreed to comply with and be bound by the Agreement. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON AND TRANSFER CONTAINED IN THE AGREEMENT. The Company will furnish without charge to each Shareholder who so requests, the powers, designations, preferences and relative participating, optional, or other special rights of each class or series of Shares and the qualifications, limitations or restrictions of such preferences and/or rights. This Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws thereof.

This Certificate is not valid unless signed and registered by the transfer agent.

Witness the facsimile seal of the Company and the facsimile signatures of the duly authorized officers.

Dated: ,		LIN Media LLC
[SEAL]
By:
Countersigned and registered by:			Name:
			Title:	[Chairman of the Board][President]

as transfer agent		By:
Name:
			Title:	[Secretary][Assistant Secretary] [Treasurer][Assistant Treasurer]

 ASSIGNMENT OF [CLASS [A/B/C]] [COMMON/PREFERRED] SHARES
IN
LIN MEDIA LLC

        FOR VALUE RECEIVED, [                            ] hereby assigns, conveys, sells and transfers unto [                                    ] (Please print or typewrite name and address of Assignee) [                                                 ] (Please insert Social Security or other identifying number of Assignee) [                                    ] [CLASS [A/B/C]] [COMMON/PREFERRED] SHARES evidenced by this Certificate, subject to the Agreement, and does hereby irrevocably constitute and appoint each officer of the Company as its attorney-in-fact with full power of substitution to transfer the same on the books of the Company.

Date: SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

 (Signature)

(Signature)
NO TRANSFER OF THE SHARES EVIDENCED HEREBY WILL BE REGISTERED ON THE BOOKS OF THE COMPANY, UNLESS THE CERTIFICATE EVIDENCING THE SHARES TO BE TRANSFERRED IS SURRENDERED FOR REGISTRATION OF TRANSFER.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

  (a)
  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b)
  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

  (1)
  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

  (2)
  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

  a.
  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

  b.
  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

  c.
  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

  d.
  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

    (3)
    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c)
  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d)
  Appraisal rights shall be perfected as follows:

  (1)
  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2)
  If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e)
  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

  (f)
  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g)
  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h)
  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i)
  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j)
  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k)
  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

  (l)
  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

  Indemnification.

        The LLC agreement provides for indemnification of LIN LLC's officers and directors to the fullest extent permitted by the DGCL, as may be amended or judicially interpreted, as if LIN LLC were a Delaware corporation governed by the DGCL and such directors and officers were directors or officers of a Delaware corporation.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Exculpation.

        The LLC agreement provides that, to the fullest extent permitted under Section 102(b)(7) of the DGCL for a corporation, as may be amended to further eliminate or limit the personal liability of directors, a director of LIN LLC shall not be liable to the shareholders of LIN LLC for monetary damages for breach of a fiduciary duty in the same manner as if LIN LLC was a Delaware corporation and LIN LLC directors and shareholders were directors and stockholders of a Delaware corporation.

        Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its securityholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

  Insurance.

        Pursuant to the LLC agreement, LIN LLC may maintain insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of a subsidiary of LIN LLC or is or was serving at the request of LIN LLC or its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement.

Exhibit Number		Description of Exhibit
2.1	**	Agreement and Plan of Merger, dated as of February 12, 2013, by and among LIN TV Corp. and LIN Media LLC included as Annex A to the proxy statement/prospectus that is part of this registration statement and is incorporated herein by reference.

3.1	*	Certificate of Formation of LIN Media LLC, dated as of February 11, 2013.

3.2	*	Limited Liability Company Agreement of LIN Media LLC, dated as of February 11, 2013.

3.3	**	Form of Amended and Restated Limited Liability Company Agreement of LIN Media LLC included as Annex B to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference. The Amended and Restated Limited Liability Company Agreement of LIN Media LLC will be adopted as LIN Media LLC's limited liability company agreement prior to the effective time of the merger.

4.1		Form of specimen share certificate for class A common shares representing limited liability company interests in LIN Media LLC included as Exhibit A to Annex B to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference.

4.2		Indenture, dated as of October 12, 2012, by and among LIN Television Corporation, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 6 3/8% Senior Notes due 2021 (filed as Exhibit 4.1 to LIN Corp.'s Current Report on Form 8-K filed as of October 17, 2012 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

4.3		Supplemental Indenture, dated as of January 17, 2013, among LIN Mobile, LLC, LIN Television Corporation and The Bank of New York, as Trustee for the 6 3/8% Senior Notes due 2021 (filed as Exhibit 4.5 to LIN Corp.'s Current Report on Form 10-K, filed on March 15, 2013 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

4.4		Indenture, dated as of April 12, 2010, among LIN Television Corporation, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 8 3/8% Senior Notes due 2018 (filed as Exhibit 4.1 to LIN Corp.'s Form 8-K, filed on April 15, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

4.5		Supplemental Indenture, dated as of January 17, 2013, among LIN Mobile, LLC, LIN Television Corporation and The Bank of New York, as Trustee for the 8 3/8% Senior Notes due 2018 (filed as Exhibit 4.3 to LIN Corp.'s Current Report on Form 10-K, filed on March 15, 2013 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

5.1	*	Opinion of Weil, Gotshal & Manges LLP as to the legality of the securities being issued.

8.1	**	Opinion of Weil, Gotshal & Manges LLP as to certain U.S. federal income tax matters.

Exhibit Number	Description of Exhibit
10.1	Credit Agreement dated as of October 26, 2011 among LIN Television Corporation, as the Borrower, the lenders party named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, as an Issuing Lender and as Swingline Lender, Deutsche Bank Securities, Inc. and Wells Fargo Securities, LLC, as Co-Syndication Agents, Suntrust Bank, Bank of America, N.A., and U.S. Bank, N.A., as Co-Documentation Agents, and J. P. Morgan Securities, LLC, Deutsche Bank Securities , Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Suntrust Robinson Humphrey, Inc. and U.S. Bank, N.A.as Co-Lead Arrangers (filed as Exhibit 10.1 to LIN Corp.'s Form 10-Q filed as of November 7, 2011 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

10.2	First Amendment, dated as of December 19, 2011, to Credit Agreement, dated as of October 26, 2011, among the Company, the several Lenders party thereto, JPMorgan, as administrative agent, an issuing lender and swingline lender, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as co-syndication agents, Suntrust Bank, Bank of America, N.A. and U.S. Bank, N.A. as co-documentation agents, and the other parties thereto (filed as Exhibit 99.2 to LIN Corp.'s Current Report on Form 8-K filed as of December 22, 2011 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

10.3	Second Amendment, dated as of December 24, 2012, to Credit Agreement, dated as of October 26, 2011, among the Company, the several Lenders party thereto, JPMorgan, as administrative agent, an issuing lender and swingline lender, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as co-syndication agents, Suntrust Bank, Bank of America, N.A. and U.S. Bank, N.A. as co-documentation agents, and the other parties thereto (filed as Exhibit 99.2 to LIN Corp.'s Current Report on Form 8-K filed as of December 27, 2012 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

10.4	LIN TV Corp. (formerly known as Ranger Equity Holdings Corporation) 1998 Stock Option Plan (filed as Exhibit 10.26 to our Annual Report on Form 10-K of LIN Holdings Corp. and LIN Television Corporation for the fiscal year ended December 31, 1998 (File No. 333-54003-06) and incorporated by reference herein).

10.5	LIN TV Corp. Amended and Restated 2002 Stock Plan, effective May 22, 2012 (included as Appendix A to LIN Corp.'s definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2012 and incorporated by reference herein).

10.6	LIN TV Corp. Amended and Restated 2002 Non-Employee Director Stock Plan, effective May 11, 2010 (included as Appendix A to LIN Corp.'s definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2010 and incorporated by reference herein).

10.7	LIN TV Corp. Amended and Restated Employee Stock Purchase Plan, effective May 22, 2012 (included as Appendix B to LIN Corp.'s definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2012 and incorporated by reference herein)

10.8	Form of Employee Grant Option Agreement (filed as Exhibit 10.19 to LIN Corp.'s Form 10-K filed as of March 15, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

10.9	Form of Non-Employee Director Grant Option Agreement (filed as Exhibit 10.23 to LIN Corp.'s Form 10-K filed as of March 15, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

10.10	Form of a Non-qualified Stock Option Letter Agreement (filed as Exhibit 10.6 to LIN Corp.'s Current Report on Form 8-K filed as of July 6, 2005 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

Exhibit Number	Description of Exhibit
10.11	Form of Restricted Stock Agreement (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed as of August 16, 2005 (File No. 001-31311) and incorporated by reference herein).

10.12	Incremental Term Loan Activation Notice, Tranche B Term Facility, dated December 21, 2011, by and among the Company, JPMorgan as Administrative Agent, and the Incremental Lenders signatory thereto (filed as Exhibit 99.1 to LIN Corp.'s Current Report on Form 8-K filed as of December 22, 2011 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

10.13	Incremental Term Loan Activation Notice, Tranche B-2 Term Facility, dated February 12, 2013, by and among the Company, JPMorgan as Administrative Agent, and the Incremental Lenders signatory thereto (filed as Exhibit 10.1 to LIN Corp.'s Current Report on Form 8-K filed as of February 15, 2012 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein).

10.14	Employment Agreement dated November 1, 2006, and made effective as of July 12, 2006, between LIN Television Corporation and Vincent L. Sadusky (Filed as exhibit 10.1 to our Current Report on Form 8-K filed as of February 27, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.15	Employment Agreement dated February 22, 2007, and made effective as of September 6, 2006, between LIN Television Corporation and Scott M. Blumenthal (Filed as exhibit 10.2 to our Current Report on Form 8-K filed as of February 27, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.16	Employment Agreement dated February 22, 2007, and made effective as of September 6, 2006, between LIN Television Corporation and Denise M. Parent (Filed as Exhibit 10.4 to our Current Report on Form 8-K filed as of February 27, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.17	Employment Agreement between LIN TV Corp., LIN Television Corporation and Richard Schmaeling dated September 30, 2008, effective as of October 6, 2008. (Filed as Exhibit 10.1 to our Current Report on Form 8-K filed as of October 3, 2008 (File Nos. 001-31311) and incorporated by reference herein)

10.18	Employment Agreement dated November 1, 2006, and made effective as of July 12, 2006, between LIN Television Corporation and Vincent L. Sadusky (Filed as exhibit 10.1 to our Current Report on Form 8-K filed as of February 27, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.19	Employment Agreement dated February 22, 2007, and made effective as of September 6, 2006, between LIN Television Corporation and Scott M. Blumenthal (Filed as exhibit 10.2 to our Current Report on Form 8-K filed as of February 27, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.20	Employment Agreement dated February 22, 2007, and made effective as of September 6, 2006, between LIN Television Corporation and Denise M. Parent (Filed as Exhibit 10.4 to our Current Report on Form 8-K filed as of February 27, 2007 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

Exhibit Number	Description of Exhibit
10.21	Employment Agreement between LIN TV Corp., LIN Television Corporation and Richard Schmaeling dated September 30, 2008, effective as of October 6, 2008. (Filed as Exhibit 10.1 to our Current Report on Form 8-K filed as of October 3, 2008 (File Nos. 001-31311) and incorporated by reference herein)

10.22	Employment Agreement between LIN TV Corp., LIN Television Corporation and Robert Richter dated September 30, 2008 effective as of September 10, 2008. (Filed as Exhibit 10.22 to our Form 10-K for the fiscal year ended December 31, 2008 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.23	Employment Agreement between LIN TV Corp., LIN Television Corporation and Nicholas N. Mohamed, dated and effective February 18, 2009. (Filed as Exhibit 10.1 to our Current Report on Form 8-K filed as of March 26, 2009 (Files Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.24	Amendment to Employment Agreement dated October 29, 2009 between LIN TV Corp., LIN Television Corporation and Vincent L. Sadusky. (Filed as Exhibit 10.1 to our Form 10-Q filed as of November 3, 2009 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.25	Amendment to Employment Agreement dated October 29, 2009 between LIN TV Corp., LIN Television Corporation and Scott M. Blumenthal. (Filed as Exhibit 10.2 to our Form 10-Q filed as of November 3, 2009 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.26	Amendment to Employment Agreement dated October 29, 2009 between LIN TV Corp., LIN Television Corporation and Denise M. Parent. (Filed as exhibit 10.3 to our Form 10-Q filed as of November 3, 2009 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.27	Amendment to Employment Agreement dated October 29, 2009 between LIN TV Corp., LIN Television Corporation and Richard Schmaeling. (Filed as Exhibit 10.4 to our Form 10-Q filed as of November 3, 2009 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.28	Amendment to Employment Agreement dated October 29, 2009 between LIN TV Corp., LIN Television Corporation and Robert Richter. (Filed as Exhibit 10.5 to our Form 10-Q filed as of November 3, 2009 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.29	Amendment to Employment Agreement dated October 29, 2009 between LIN TV Corp., LIN Television Corporation and Nicholas N. Mohamed. (Filed as Exhibit 10.6 to our Form 10-Q filed as of November 3, 2009 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.30	Second Amendment to Employment Agreement dated February 28, 2010 between LIN TV Corp., LIN Television Corporation and Vincent L. Sadusky (Filed as Exhibit 10.30 to our Annual Report on Form 10-K filed as of March 15, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.31	Second Amendment to Employment Agreement dated February 28, 2010 between LIN TV Corp., LIN Television Corporation and Scott M. Blumenthal (Filed as Exhibit 10.31 to our Annual Report on Form 10-K filed as of March 15, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

Exhibit Number	Description of Exhibit
10.32	Second Amendment to Employment Agreement dated February 28, 2010 between LIN TV Corp., LIN Television Corporation and Denise M. Parent (Filed as Exhibit 10.32 to our Annual Report on Form 10-K filed as of March 15, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.33	Second Amendment to Employment Agreement dated February 28, 2010 between LIN TV Corp., LIN Television Corporation and Richard J. Schmaeling (Filed as Exhibit 10.33 to our Annual Report on Form 10-K filed as of March 15, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.34	Second Amendment to Employment Agreement dated February 28, 2010 between LIN TV Corp., LIN Television Corporation and Robert Richter (Filed as Exhibit 10.34 to our Annual Report on Form 10-K filed as of March 15, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.35	Second Amendment to Employment Agreement dated February 28, 2010 between LIN TV Corp., LIN Television Corporation and Nicholas N. Mohamed (Filed as Exhibit 10.35 to our Annual Report on Form 10-K filed as of March 15, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.36	Third Amendment to Employment Agreement entered into on July 29, 2010, and made effective as of May 11, 2010, between LIN TV Corp., LIN Television Corporation and Vincent L. Sadusky (Filed as Exhibit 10.1 to our Form 10-Q filed as of July 29, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.37	Third Amendment to Employment Agreement entered into on July 29, 2010, and made effective as of May 11, 2010, between LIN TV Corp., LIN Television Corporation and Scott M. Blumenthal (Filed as Exhibit 10.2 to our Form 10-Q filed as of July 29, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.38	Third Amendment to Employment Agreement entered into on July 29, 2010, and made effective as of May 11, 2010, between LIN TV Corp., LIN Television Corporation and Denise M. Parent (Filed as Exhibit 10.3 to our Form 10-Q filed as of July 29, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.39	Third Amendment to Employment Agreement entered into on July 29, 2010, and made effective as of May 11, 2010, between LIN TV Corp., LIN Television Corporation and Richard J. Schmaeling (Filed as Exhibit 10.4 to our Form 10-Q filed as of July 29, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.40	Third Amendment to Employment Agreement entered into on July 29, 2010, and made effective as of May 11, 2010, between LIN TV Corp., LIN Television Corporation and Robert Richter (Filed as Exhibit 10.5 to our Form 10-Q filed as of July 29, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.41	Third Amendment to Employment Agreement entered into on July 29, 2010, and made effective as of May 11, 2010, between LIN TV Corp., LIN Television Corporation and Nicholas N. Mohamed (Filed as Exhibit 10.6 to our Form 10-Q filed as of July 29, 2010 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

10.42	Fourth Amendment to Employment Agreement entered into on January 16, 2012, and made effective as of January 1, 2012, between LIN TV Corp., LIN Television Corporation and Robert Richter (Filed as Exhibit 10.37 to our Form 10-K filed as of March 15, 2012 (File Nos. 001-31311 and 000-25206) and incorporated by reference herein)

Exhibit Number		Description of Exhibit
21.1		Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to LIN Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File Nos. 001-31311 and 000-25206).

23.1	**	Consent of PricewaterhouseCoopers LLP re: LIN TV Corp.

23.2	**	Consent of PricewaterhouseCoopers LLP re: New Vision Television, LLC

23.3	**	Consent of KPMG LLP re: Station Venture Holdings, LLC and Station Venture Operations, LP

23.4	**	Consent of Deloitte & Touche LLP re: Station Venture Holdings, LLC and Station Venture Operations, LP

23.5	*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto)

23.6	**	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1 hereto)

24.1	**	Powers of Attorney (included on the signature page hereto)

99.1	*	Form of Proxy Card for LIN TV Corp. Special Meeting

*
Previously filed.

**
Filed herewith.

(b)
Financial Statement Schedules

  Financial statement schedules are incorporated herein by reference to page F-1 of LIN Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Item 22.    Undertakings

        (a)   Each of the undersigned registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    If the registrant is relying on Rule 430B:

    (A)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    (ii)
    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about each undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

        (b)   Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Each of the undersigned registrants hereby undertakes:

          (1)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   Each of the undersigned registrants hereby undertakes:

          (1)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on June 19, 2013.

LIN MEDIA LLC
By:	LIN TV Corp., its sole member and manager
By:	/s/ RICHARD J. SCHMAELING
	Name:	Richard J. Schmaeling
	Title:	Senior Vice President Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of LIN TV Corp., hereby severally constitute and appoint Vincent L. Sadusky, Richard J. Schmaeling, Nicholas N. Mohamed and Denise M. Parent and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us, and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable LIN TV Corp., as managing member of the registrant, to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, or amendment thereto, on Form S-4 has been signed by the following persons on behalf of LIN TV Corp. in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT L. SADUSKY Vincent L. Sadusky	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2013
/s/ RICHARD J. SCHMAELING Richard J. Schmaeling	Senior Vice President Chief Financial Officer (Principal Financial Officer)	June 19, 2013
/s/ NICHOLAS N. MOHAMED Nicholas N. Mohamed	Vice President Controller (Principal Accounting Officer)	June 19, 2013
/s/ WILLIAM S. BANOWSKY, JR. William S. Banowsky, Jr.	Director	June 19, 2013

Signature	Title	Date

/s/ PETER S. BRODSKY Peter S. Brodsky	Director	June 19, 2013
/s/ ROYAL W. CARSON, III Royal W. Carson, III	Director	June 19, 2013
/s/ DR. WILLIAM H. CUNNINGHAM Dr. William H. Cunningham	Director	June 19, 2013
/s/ DOUGLAS W. MCCORMICK Douglas W. McCormick	Chairman of the Board	June 19, 2013
/s/ MICHAEL A. PAUSIC Michael A. Pausic	Director	June 19, 2013